As filed with the Securities and Exchange Commission on June 8, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

_______________________________

EMCLAIRE FINANCIAL CORP

(Exact Name of Registrant as Specified in Its Charter)

_______________________________

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	6021 (Primary Standard Industrial Classification Code Number)	25-1606091 (I.R.S. Employer Identification Number)
612 Main Street Emlenton, Pennsylvania 16373 (844) 767-2311 (Address, Including ZIP Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

_______________________________

William C. Marsh

Chairman of the Board, President

and Chief Executive Officer

Emclaire Financial Corp

612 Main Street

Emlenton, PA 16373

(844) 767-2311

(Name, Address, Including ZIP Code, and Telephone Number,

Including Area Code, of Agent for Service)

_______________________________

Copies to:
Hugh Wilkinson, Esq. Kenneth B. Tabach, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W. Suite 100 Washington, DC 20007 (202) 295-4500		James F. Baurle, Esq. Keevican, Weiss, Baurle & Hirsh, LLC Three Gateway Center 401 Liberty Avenue 3rd Floor Pittsburgh, Pennsylvania 15222 (412) 355-2600

______________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the attached proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                         ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)               ☐

_______________________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $1.25	58,445	N/A	$3,007,257	$348.54

(1)	Represents the maximum number of shares of Emclaire Financial Corp (“Emclaire”) common stock estimated to be issuable upon completion of the merger described in the proxy statement/prospectus. This number is based on an exchange ratio of 0.9793 of a share of Emclaire common stock per share of Northern Hancock Bank & Trust Co. (“Northern Hancock”) common stock pursuant to the terms of the Agreement and Plan of Merger, dated as of May 4, 2017, by and between Emclaire and Northern Hancock, which is attached to the proxy statement/prospectus as Annex A.

(2)	Pursuant to Rule 457(f)(2) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (x) $53.74, the book value per share of Northern Hancock common stock to be exchanged in the merger as of March 31, 2017, the latest practicable date prior to the filing of this registration statement, and (y) 59,681, the maximum number of shares of Northern Hancock common stock that may be exchanged upon completion of the merger, less the $200,000 cash consideration to be paid by Emclaire in connection with the merger.

(3)	Computed based on a rate of $115.90 per $1,000,000 of the proposed maximum aggregate offering price.

______________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[Emclaire Logo]	[Northern Hancock Logo]

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JUNE 8, 2017

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of Northern Hancock Bank and Trust Co.:

On May 4, 2017, Emclaire Financial Corp, or Emclaire, and Northern Hancock Bank and Trust Co., or Northern Hancock, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement. The merger agreement includes as an exhibit a related Agreement of Merger, between Northern Hancock and The Farmers National Bank of Emlenton, the wholly owned banking subsidiary of Emclaire, or Farmers National, which we refer to as the bank merger agreement, providing for the merger of Northern Hancock with and into Farmers National.

If the merger is completed, Northern Hancock shareholders will be entitled to receive, for each share of Northern Hancock common stock they own, 0.9793 of a share of Emclaire common stock and $3.35 in cash, which we refer to collectively as the merger consideration. Based on the closing sales price of Emclaire common stock on __________ __, 2017, the latest practical trading date prior to this proxy statement/prospectus, the per share value of the merger consideration is $___ and the aggregate value of the merger consideration is $___ million. Based on 59,681 shares of Northern Hancock common stock issued and outstanding, Emclaire expects to issue 58,445 shares of common stock before taking into account any adjustment for the issuance of cash in lieu of fractional shares.

The market value of the merger consideration will fluctuate with the market price of Emclaire common stock and will not be known at the time Northern Hancock shareholders vote at its special meeting. The cash included in the merger consideration is a fixed amount and will remain fixed regardless of any changes in the market value of the shares of Emclaire common stock.

Emclaire’s common stock trades on the NASDAQ Capital Market under the symbol “EMCF.” The table below presents the closing prices of Emclaire common stock on May 3, 2017, the last trading day prior to the public announcement of the merger, and on ________ __, 2017, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also presents the implied value for each share of Northern Hancock common stock converted into shares of Emclaire common stock on those dates, as determined by multiplying the closing price of Emclaire common stock on those dates by the exchange ratio of 0.9793, and adding the $3.35 cash portion of the merger consideration to such amount.

We urge you to obtain current market quotations for Emclaire.

	Emclaire Common Stock		Equivalent Value of One Share of Northern Hancock Common Stock
At May 3, 2017		$29.44		$32.18
At _____ __, 2017	$	___	$	____

Your vote is important. In order to complete the merger, shareholders of Northern Hancock must approve and adopt the merger agreement and the related bank merger agreement. Approval and adoption of the merger agreement and the related bank merger agreement requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Northern Hancock special meeting of shareholders, provided a quorum is present.

Northern Hancock will hold a special meeting of shareholders at its main office located at 226 Washington Street, Newell, West Virginia, on ________ __, 2017 at __:00 __.m., local time, to consider and vote on the approval and adoption of the merger agreement and the related bank merger agreement.

Northern Hancock’s board of directors unanimously recommends that Northern Hancock’s shareholders vote “FOR” approval and adoption of the merger agreement and the related bank merger agreement and “FOR” the approval of the adjournment of the Northern Hancock special meeting, if necessary, to solicit additional proxies in favor of that proposal.

Whether or not you plan to attend Northern Hancock’s special meeting, your board of directors urges you to vote by completing, signing, dating and returning the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the Northern Hancock special meeting, but will assure that your vote is counted if you are unable to attend.

This proxy statement/prospectus provides you with detailed information about the merger agreement, the merger and the proposals to be voted on at the Northern Hancock special meeting. In addition to being a proxy statement of Northern Hancock, this document also is the prospectus of Emclaire for the shares of Emclaire common stock that will be issued to Northern Hancock shareholders in connection with the merger.

We urge you to read this entire proxy statement/prospectus, including the Annexes hereto, carefully because they contain important information about the merger agreement, the merger and the proposals to be voted on at the Northern Hancock special meeting. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 14. You can also obtain information about Emclaire from documents that Emclaire files with the Securities and Exchange Commission, or SEC.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact the undersigned by calling (304) 387-9900.

Sincerely,

Mark A. Mangano

President and Chief Executive Officer

Northern Hancock Bank & Trust Co.

None of the SEC, any state securities commission, or any bank or other regulatory body has approved or disapproved of the securities to be issued in the merger or passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The shares of Emclaire common stock to be issued to Northern Hancock shareholders in connection with the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation, or FDIC, or any other governmental agency.

The date of this proxy statement/prospectus is ________ __, 2017, and it is first being mailed or otherwise delivered to Northern Hancock shareholders on or about __________ __, 2017.

NORTHERN HANCOCK BANK AND TRUST CO.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON __________ __, 2017

To the Shareholders of Northern Hancock Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Northern Hancock Bank and Trust Co., or Northern Hancock, will be held on __________ __, 2017 at __:00 __.m. local time at Northern Hancock’s main office, located at 226 Washington Street, Newell, West Virginia, to consider and vote upon the following matters:

1.	A proposal to adopt and approve the Agreement and Plan of Merger dated as of May 4, 2017, by and between Emclaire Financial Corp and Northern Hancock and a related Agreement of Merger, by and between Northern Hancock and The Farmers National Bank of Emlenton, the wholly owned banking subsidiary of Emclaire, pursuant to which Northern Hancock will merge with and into Farmers National, as more fully described in the attached proxy statement/prospectus, which we refer to as the merger proposal; and

2.	A proposal to authorize the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposal to adopt and approve the merger proposal, which we refer to as the adjournment proposal.

We have fixed the close of business on __________ __, 2017 as the record date for determining those Northern Hancock shareholders entitled to notice of, and to vote at, the Northern Hancock special meeting and any adjournments or postponements of the Northern Hancock special meeting. Only Northern Hancock shareholders of record at the close of business on that date are entitled to vote at the Northern Hancock special meeting and any adjournments or postponements of the Northern Hancock special meeting.

Approval of the proposal to adopt and approve the Agreement and Plan of Merger and the related Agreement of Merger requires the affirmative vote of the holders of a the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Northern Hancock special meeting of shareholders, provided a quorum is present.

Shareholders of Northern Hancock have the right to dissent and obtain payment of the fair value of their shares if the merger is completed, but only if they comply with all requirements of Sections 31D-13-1301 through 31D-13-1331 of the West Virginia Business Corporation Act, or WVBCA. A copy of Sections 31D-13-1301 through 31D-13-1331 is included as Annex B to the accompanying proxy statement/prospectus and a summary of these provisions can be found under “The Merger – Dissenters’ Rights” in the accompanying proxy statement/prospectus.

Whether or not you intend to attend the Northern Hancock special meeting, please vote as soon as possible by signing and returning the enclosed proxy card in the postage-paid envelope provided. If you attend the Northern Hancock special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

Northern Hancock’s board of directors has approved the merger agreement. Northern Hancock’s board of directors recommends that Northern Hancock shareholders vote “FOR” approval of the proposal to adopt and approve the Agreement and Plan of Merger and the related Agreement of Merger and “FOR” the proposal to authorize the adjournment of the Northern Hancock special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt and approve the merger proposal.

The enclosed proxy statement/prospectus provides a detailed description of the Northern Hancock special meeting, the merger, the merger agreement and other documents related to the merger and other related matters. We urge you to read the proxy statement/prospectus, including the attached Annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

John Ash, Corporate Secretary

Newell, West Virginia
__________ ___, 2017

ADDITIONAL INFORMATION

Emclaire files reports, proxy statements and other information with U.S. Securities and Exchange Commission, which we refer to as the SEC, pursuant to the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. You can obtain any of the documents filed with or furnished to the SEC by Emclaire at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents at no cost by contacting Emclaire at the following address:

Emclaire Financial Corp 612 Main Street Emlenton, Pennsylvania 16373 (844) 767-2311 Attention: Amanda Engles, Corporate Secretary

You will not be charged for any of these documents that you request.

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Northern Hancock common stock, please contact Mark A. Mangano, President and Chief Executive Officer, or John Ash, Corporate Secretary, Northern Hancock Bank and Trust Co. at (304) 387-9900.

See “Where You Can Find More Information” on page 100.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed by Emclaire with the SEC (File No. 333-__________) under the Securities Act of 1933, as amended, which we refer to as the Securities Act, constitutes a prospectus of Emclaire with respect to the shares of Emclaire common stock to be issued to Northern Hancock shareholders in connection with the proposed merger. This document also constitutes a proxy statement of Northern Hancock in connection with its special meeting of shareholders. This document also provides the notice of the special meeting Northern Hancock in accordance with state law with respect to its special meeting at which shareholders will consider and vote on the proposals described in the Northern Hancock notice.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different from that contained in this document. This document is dated ________ __, 2017. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Northern Hancock shareholders nor the issuance by Emclaire of its shares in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Emclaire has been provided by Emclaire and information contained in this document regarding Northern Hancock has been provided by Northern Hancock.

TABLE OF CONTENTS

		pAGE

QUESTIONS AND ANSWERS ABOUT THE MERGER AND the SPECIAL MEETING		1

SUMMARY		5

SELECTED FINANCIAL AND OTHER DATA OF EMCLAIRE		13

RISK FACTORS		14

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS		24

Northern Hancock SPECIAL MEETING		25

NORTHERN HANCOCK PROPOSALS		27

THE MERGER		28

THE MERGER AGREEMENT		35

ACCOUNTING TREATMENT		45

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER		45

INFORMATION ABOUT Northern Hancock BANk AND TRUST CO.		50

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NORTHERN HANCOCK		51

INFORMATION ABOUT EMCLAIRE FINANCIAL CORP		52

EMCLAIRE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS		71

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF EMCLAIRE FINANCIAL CORP		88

EMCLAIRE’S MARKET PRICE AND DIVIDENDS		89

DESCRIPTION OF Emclaire CAPITAL STOCK		90

COMPARISON OF SHAREHOLDER RIGHTS		93

LEGAL MATTERS		100

EXPERTS		100

OTHER MATTERS		100

SOLICITATION OF PROXIES		100

WHERE YOU CAN FIND MORE INFORMATION		100

INDEX TO EMCLAIRE FINANCIAL CORP FINANCIAL STATEMENTS		F-1

ANNEX A	AGREEMENT AND PLAN OF MERGER DATED MAY 4, 2017 BY AND BETWEEN EMCLAIRE FINANCIAL CORP AND NORTHERN HANCOCK BANK AND TrUST CO. (InCluding exhibit a, the form of agreement of merger by and between northern hancock and the farmers national bank of emlenton)	A-1

ANNEX B	west virginia STATUTORY PROVISIONS RELATED TO DISSENTERS’ RIGHTS	B-1

QUESTIONS AND ANSWERS ABOUT THE MERGER AND the SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the merger and the Northern Hancock special meeting of shareholders. They may not include all the information that may be important to you. You should read carefully the entire document, including the Annexes to fully understand the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Emclaire common stock in connection with the merger, the proposals to be considered and voted on by Northern Hancock shareholders, and the voting procedures for the Northern Hancock special meeting of shareholders.

In this proxy statement/prospectus, we generally refer to Emclaire Financial Corp as “Emclaire,” The Farmers National Bank of Emlenton, a national bank and wholly owned subsidiary of Emclaire, as “Farmers National,” and Northern Hancock Bank and Trust Co. as “Northern Hancock.”

Q:	What is the merger?

A:	On May 4, 2017, Emclaire and Northern Hancock entered into an Agreement and Plan of Merger, which we refer to as the merger agreement. Pursuant to the merger agreement and a related Agreement of Merger by and between Farmers National and Northern Hancock, which is attached as Exhibit A to the merger agreement and which we refer to as the bank merger agreement, Northern Hancock will merge with and into Farmers National, with Farmers National surviving the merger. A copy of the merger agreement, with the bank merger agreement included as an exhibit thereto, is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein.

Q:	Why am I receiving this proxy statement/prospectus?

A:	We are delivering this document to you because it is a proxy statement being used by the Northern Hancock board of directors to solicit proxies from its shareholders in connection with approval of the proposals described herein.

In order to consider and approve the proposals, Northern Hancock has called a special meeting of its shareholders, which we refer to as the Northern Hancock special meeting. This document serves as a proxy statement for the Northern Hancock special meeting and describes the proposals to be presented and voted on at the special meeting. The enclosed voting materials allow shareholders to vote their shares without attending the Northern Hancock special meeting in person.

This document also is a prospectus that is being delivered by Emclaire to Northern Hancock shareholders because Emclaire is offering shares of its common stock to Northern Hancock shareholders in connection with the merger.

Q:	What proposals am I being asked to vote on?

Northern Hancock’s shareholders are being asked to approve and adopt the merger agreement, the related bank merger agreement and the transactions contemplated thereby, including the merger.

In addition, Northern Hancock shareholders are being asked to approve a proposal to adjourn the Northern Hancock special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval and adoption of the merger agreement.

Q:	What will Northern Hancock shareholders receive in the merger?

A:	If the merger is completed, Northern Hancock shareholders will be entitled to receive, for each share of Northern Hancock common stock they own, 0.9793 of a share of Emclaire common stock, which we refer to as the “stock consideration,” and $3.35 in cash, which we refer to as the “cash consideration” and collectively as the “merger consideration.” See “The Merger Agreement – Consideration to be Received in the Merger.”

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Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:	The value of the cash consideration is fixed at $3.35 per share. However, the value of the stock consideration will fluctuate as the market price of Emclaire common stock fluctuates before the completion of the merger. The market price of Emclaire common stock at the completion of the merger may be more or less than the current price of Emclaire common stock or the price of Emclaire common stock at the time of the special meeting or at the time an election is made. Based on closing sales price of Emclaire common stock on the NASDAQ Capital Market on ________ __, 2017, the latest practical trading date prior to this proxy statement/prospectus, the per share value of the merger consideration is $___ and the aggregate value of the merger consideration is $___ million. We urge you to obtain current market quotations for shares of Emclaire common stock.

Q:	What are the federal income tax consequences of the merger?

A:	The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code. It is a condition to the completion of the merger that each of Emclaire and Northern Hancock receive a written opinion from its respective legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, we expect the merger generally to be tax-free to Northern Hancock shareholders for United States federal income tax purposes with respect to the shares of Emclaire common stock that they receive pursuant to the merger. A Northern Hancock shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess, if any, of the sum of the cash received and the fair market value of the Emclaire common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of Northern Hancock common stock surrendered) and (2) the amount of cash received pursuant to the merger. In addition, Northern Hancock shareholders will recognize gain or loss with respect to the receipt of cash in lieu of fractional shares.

This tax treatment may not apply to all Northern Hancock shareholders. Determining the actual tax consequences of the merger to Northern Hancock shareholders can be complicated. Northern Hancock shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to them. Please see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 45 for further discussion of the material U.S. federal income tax consequences of the merger.

Q:	Does Northern Hancock’s board of directors recommend that Northern Hancock shareholders approve and adopt the merger proposal?

A:	Yes. Northern Hancock’s board of directors has approved and determined that the merger agreement, the bank merger agreement, the merger and the other transactions contemplated by the merger agreement and the related bank merger agreement are in the best interests of Northern Hancock’s shareholders. Northern Hancock’s board of directors unanimously recommends that Northern Hancock’s shareholders vote “FOR” approval and adoption of the merger agreement and the related bank merger agreement at the Northern Hancock special meeting. Please see “The Merger – Northern Hancock’s Reasons for the Merger; Recommendation of the Northern Hancock Board of Directors” beginning on page 30 for a more detailed discussion regarding the information and factors considered by Northern Hancock’s board of directors in approving the merger and making its recommendation.

Q:	When and where is the Northern Hancock special meeting?

A:	The Northern Hancock special meeting will be held at Northern Hancock’s main office, located at 226 Washington Street, Newell, West Virginia on ______ __, 2017, at ___:00 __.m. local time.

Q:	Who can vote at the Northern Hancock special meeting?

A:	Only holders of record of Northern Hancock common stock at the close of business on _______ __, 2017, the record date for the Northern Hancock special meeting, will be entitled to vote at the Northern Hancock special meeting. All holders of Northern Hancock common stock are record holders and no shares are held in “street name” or through a bank, brokers or other nominees. Thus, there will be no “broker non-votes” at the special meeting.

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Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus, including the Annexes hereto, and have decided how you wish to vote your shares, please vote your shares promptly. Please vote by completing, signing, dating and returning the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

Q:	What constitutes a quorum for Northern Hancock special meeting?

A:	The presence, in person or by proxy, at the Northern Hancock special meeting of shareholders of at least a majority of the issued and outstanding shares of Northern Hancock common stock entitled to vote at the special meeting, will constitute a quorum for each respective proposal. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Q:	What is the vote required to approve each proposal at the Northern Hancock special meeting?

A:	Approval and adoption of the merger proposal as well as the adjournment proposal requires the affirmative vote of the holders of a majority of the total number of shares of Northern Hancock common stock represented and entitled to vote at the Northern Hancock special meeting, assuming a quorum is present. Abstentions will have the same effect as a vote “against” the approval of the merger agreement.

Please note that if you make no specification on your proxy card as to how you want your Northern Hancock shares voted before signing and returning it, your proxy will be voted as recommended by the board of directors of Northern Hancock.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All shareholders of Northern Hancock may attend the special meeting in person and also may cast their votes as the special meeting.

Q:	Can I change my vote?

A:	Yes. A Northern Hancock shareholder who has submitted a proxy may revoke it at any time before its exercise at the Northern Hancock special meeting by (i) giving written notice of revocation to Northern Hancock’s corporate secretary, (ii) properly submitting to Northern Hancock a duly executed proxy bearing a later date or (iii) attending the Northern Hancock special meeting and voting in person. Any Northern Hancock shareholder entitled to vote in person at the Northern Hancock special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy. Please note, however, that simply attending the Northern Hancock special meeting will not revoke a previously-given proxy – you must cast a new vote at the Northern Hancock special meeting in order to revoke your prior vote.

All written notices of revocation and other communications with respect to revocation of Northern Hancock proxies should be addressed to Northern Hancock as follows: John Ash, Corporate Secretary, 226 Washington Street, Newell, West Virginia 26050.

Q:	Do I have appraisal or dissenters’ rights?

A:	Yes. Under West Virginia law, Northern Hancock shareholders have the right to dissent from the merger and receive a payment in cash for the “fair value” of their shares of Northern Hancock common stock as determined by an appraisal process. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. West Virginia law requires dissenting shareholders to follow certain statutory procedures in order to perfect your dissenters’ rights. Please see “The Merger – Dissenters’ Rights” beginning on page 33 and the West Virginia statutory provisions provided in Annex B.

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Q:	When do you expect to complete the merger?

A:	Emclaire and Northern Hancock expect to complete the merger late in the third quarter or early in the fourth quarter of 2017. However, we cannot assure you when or if the merger will be completed. Among other things, we cannot complete the merger until we obtain the approvals being sought from Northern Hancock shareholders at the Northern Hancock special meeting and until we obtain certain regulatory approvals.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, holders of Northern Hancock common stock will not receive any consideration for their shares in connection with the merger, and Northern Hancock will remain an independent bank.

If the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Northern Hancock, including if the merger agreement is not approved by the Northern Hancock shareholders. Please see “The Merger Agreement – Termination Fee” on page 44 for a complete discussion of the circumstances under which a termination fee will be required to be paid.

Q:	What happens if I sell my shares of Northern Hancock common stock before the special meeting?

A:	The record date is earlier than both the date of the special meeting and the effective time of the merger. If you transfer your shares of Northern Hancock common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares at the effective time of the merger.

Q:	Should I send my Northern Hancock share certificates with my proxy card or before the Northern Hancock special meeting?

A:	No. You should NOT send your Northern Hancock share certificates with your proxy card or at any time prior to the Northern Hancock special meeting. Emclaire, through its appointed exchange agent, will send Northern Hancock shareholders instructions for exchanging Northern Hancock share certificates for the merger consideration following completion of the merger.

Q:	Whom may I contact if I cannot locate my Northern Hancock share certificate(s)?

A:	If you are unable to locate your original Northern Hancock share certificate(s), you should contact John Ash, Corporate Secretary, 226 Washington Street, Newell, West Virginia 26050.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement?

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 14 of this proxy statement/prospectus.

Q:	Whom should I call with questions about the special meeting, the proposals or the merger?

A:	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Northern Hancock common stock, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Mark A. Mangano, president and chief executive officer, or John Ash, corporate secretary, Northern Hancock Bank and Trust Co. at (304) 387-9900.

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all the information that is important to you. You should read carefully the entire document, including the Annexes, and the additional documents we refer you to in order to fully understand the merger agreement and the transactions contemplated thereby, including the merger, the proposals to be considered and voted on by Northern Hancock shareholders, and the voting procedures for the Northern Hancock special meeting of shareholders. Each item included in this summary refers to the page of this proxy statement/prospectus where that subject is discussed in more detail.

The Parties to the Merger (pages 50 and 52)

Emclaire Financial Corp
612 Main Street
Emlenton, Pennsylvania 16373
(724) 767-2311

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 17 full service offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. At March 31, 2017, Emclaire had consolidated assets of $706.3 million, deposits of $606.1 million, net loans of $535.2 million and shareholders' equity of $54.8 million.

Emclaire’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF”. For more information, visit Emclaire’s website at “www.emclairefinancial.com”.

Northern Hancock Bank and Trust Co.
226 Washington Street
Newell, West Virginia 26050
(304) 387-9900

Northern Hancock Bank & Trust Co. is a West Virginia bank headquartered in Newell, West Virginia. Northern Hancock operates two offices located in Hancock County, West Virginia. At March 31, 2017, Northern Hancock had assets of approximately $27 million, deposits of $23 million, net loans of $19 million and shareholders' equity of $3.2 million.

Northern Hancock’s common stock is not listed on any stock exchange or quoted on any interdealer quotation system.

The Merger and the Merger Agreement (pages 28 and 35)

On May 4, 2017, Emclaire and Northern Hancock entered into the merger agreement. Pursuant to the merger agreement and the related bank merger agreement, Northern Hancock will merge with and into Farmers National, with Farmers National surviving the merger. If the merger is completed, Northern Hancock shareholders will be entitled to receive, for each share of Northern Hancock common stock they own, 0.9793 of a share of Emclaire common stock and $3.35 in cash. Completion of the merger is subject to a variety of conditions, including adoption and approval of the merger agreement and the related bank merger agreement by Northern Hancock shareholders. We currently expect to complete the merger late in the third quarter or early in the fourth quarter of 2017. The merger agreement and the bank merger agreement are attached to this proxy statement/prospectus as Annex A and are incorporated by reference herein.

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In the Merger, Northern Hancock Shareholders Will Receive a Combination of Shares of Emclaire Common Stock and Cash (page 35)

Under the terms of the merger agreement, Northern Hancock shareholders will be entitled to receive, for each share of Northern Hancock common stock they own, 0.9793 of a share of Emclaire common stock and $3.35 in cash. Based on closing sales price of Emclaire common stock on __________ __, 2017, the latest practical trading date prior to this proxy statement/prospectus, the per share value of the merger consideration is $___ and the aggregate value of the merger consideration is $___ million. Based on 59,681 shares of Northern Hancock common stock issued and outstanding, Emclaire expects to issue approximately 58,445 shares of common stock before taking into account any adjustment for the issuance of cash in lieu of fractional shares.

Emclaire will not issue any fractional shares of its common stock in the merger. Northern Hancock shareholders who would otherwise be entitled to a fractional share of Emclaire common stock will instead receive an amount in cash (rounded to the nearest cent), determined by multiplying (1) the fraction of a share (after taking into account all shares of Northern Hancock common stock held by such shareholder at the effective time of the merger and rounded to the nearest thousandth) of Emclaire common stock to which such holder would otherwise have been entitled to receive, and (2) the quotient obtained by dividing (x) the per share cash consideration by (y) the exchange ratio (subject to adjustment under certain circumstances). For purposes of determining any fractional share interest, all shares of Northern Hancock common stock owned by a Northern Hancock shareholder shall be combined so as to calculate the maximum number of whole shares of Emclaire common stock issuable to such Northern Hancock shareholder pursuant to the merger agreement.

The market value of the stock consideration will fluctuate with the market price of Emclaire common stock and will not be known at the time Northern Hancock shareholders vote at its special meeting. The cash consideration is a fixed amount and will remain fixed regardless of any changes in the market value of the shares of Emclaire common stock.

The table presents the implied value for each share of Northern Hancock common stock converted into the merger consideration based upon a range of market price for a share of Emclaire common stock, as determined by multiplying the price of Emclaire common stock by the exchange ratio of 0.9793, and adding the $3.35 cash portion of the merger consideration to such amount. The table does not reflect the fact that cash will be paid instead of fractional shares.

Emclaire Common Stock Hypothetical Closing Prices	Per Share Stock Consideration	Per Share Cash Consideration	Hypothetical Implied Value of a Share of Northern Hancock Common Stock(*)
$27.00	$26.44	$3.35	$29.79
27.50	26.93	3.35	30.28
28.00	27.42	3.35	30.77
28.50	27.91	3.35	31.26
29.00	28.40	3.35	31.75
29.44	28.83	3.35	32.18
30.00	29.38	3.35	32.73
30.50	29.87	3.35	33.22
31.00	30.35	3.35	33.70
31.50	30.85	3.35	34.20
32.00	31.34	3.35	34.69

(*)	Hypothetical implied value based on hypothetical closing price on the NASDAQ Capital Market of Emclaire common stock. The price information in bold reflects the closing stock price of Emclaire common stock on the NASDAQ Capital Market on May 3, 2017, the last full trading day before the execution of the merger agreement.

The examples above are illustrative only. The value of the merger consideration that a Northern Hancock shareholder actually receives will be based on the actual closing price on the NASDAQ Capital Market of Emclaire common stock upon completion of the merger, which may be outside the range of the amounts set forth above, and as a result, the actual value of the merger consideration per share of Northern Hancock common stock may not be shown in the above table.

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The Merger Is Intended to Be Tax-Free to Northern Hancock Shareholders as to the Shares of Emclaire Common Stock They Receive (page 18)

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code. One of the conditions to the respective obligations of Emclaire and Northern Hancock to complete the merger is that each of Emclaire and Northern Hancock receives an opinion from its respective legal counsel to that effect.

We expect the merger generally to be tax-free to Northern Hancock shareholders for United States federal income tax purposes with respect to the shares of Emclaire common stock that they receive pursuant to the merger. A Northern Hancock shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess, if any, of the sum of the cash received and the fair market value of the Emclaire common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of Northern Hancock common stock surrendered) and (2) the amount of cash received pursuant to the merger. In addition, Northern Hancock shareholders will recognize gain or loss with respect to the receipt of cash in lieu of fractional shares.

This tax treatment may not apply to all Northern Hancock shareholders. Determining the actual tax consequences of the merger to Northern Hancock shareholders can be complicated. Northern Hancock shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to them.

Comparative Market Prices of Securities (page 89)

Emclaire’s common stock trades on the NASDAQ Capital Market under the symbol “EMCF.” Northern Hancock’s common stock is not listed on any stock exchange or quoted on any interdealer quotation system. The table below presents the closing prices of Emclaire common stock on May 3, 2017, the last trading day prior to the public announcement of the merger, and on ______ __, 2017, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also presents the implied value for each share of Northern Hancock common stock converted into shares of Emclaire common stock on those dates, as determined by multiplying the closing price of Emclaire common stock on those dates by the exchange ratio of 0.9793, and adding the $3.35 cash portion of the merger consideration to such amount.

	Emclaire Common Stock		Equivalent Value of One Share of Northern Hancock Common Stock
At May 3, 2017		$29.44		$32.18
At _____ __, 2017	$	___	$	____

The market value of Emclaire common stock will fluctuate prior to the merger. Northern Hancock shareholders should obtain current market quotations for Emclaire common stock. You can get these quotations from the Internet or by calling your broker.

The Merger Will Be Accounted for as a “Business Combination” (page 45)

The merger will be treated as a “business combination” using the acquisition method of accounting with Emclaire treated as the acquirer under United States generally accepted accounting principles, or GAAP.

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Special Meeting of Northern Hancock Shareholders (page 25)

Northern Hancock plans to hold the Northern Hancock special meeting on _________ __, 2017, at __:00 __.m., local time, at its main office located at 226 Washington Street, Newell, West Virginia. At the Northern Hancock special meeting, Northern Hancock shareholders will be asked to approve and adopt the merger agreement, the related bank merger agreement and the transactions contemplated thereby, and to approve a proposal to allow the Northern Hancock special meeting to be adjourned, if necessary or appropriate, to permit the solicitation of additional proxies in favor of approval and adoption of the merger agreement.

Northern Hancock shareholders may vote at the Northern Hancock special meeting if they owned Northern Hancock common stock at the close of business on ________ __, 2017, which is the record date for the Northern Hancock special meeting. As of that date, there were 59,681 shares of Northern Hancock common stock outstanding and entitled to vote. Northern Hancock shareholders are entitled to cast one vote for each share of Northern Hancock common stock owned on the record date.

Northern Hancock’s Board of Directors Recommends That Northern Hancock Shareholders Vote “FOR” Approval and Adoption of the Merger Agreement and the Transactions Contemplated Thereby (page 27)

Northern Hancock’s board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Northern Hancock shareholders vote “FOR” approval and adoption of the merger agreement, the related bank merger agreement and the transactions contemplated thereby, including the merger, and “FOR” the proposal to allow the Northern Hancock special meeting to be adjourned, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the approval and adoptions of the merger agreement.

Northern Hancock’s Directors and Executive Officers Have Interests in the Merger that Differ From Your Interests (page 17)

In considering the information contained in this proxy statement/prospectus, Northern Hancock shareholders should be aware that Northern Hancock’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Northern Hancock’s shareholders. These interests include:

•	Payments that Mark Mangano, president and chief executive officer of Northern Hancock, will receive under a consulting and non-competition agreement with Farmers National for one year upon consummation of the merger; and

•	Provisions in the merger agreement relating to continued indemnification and insurance coverage by Emclaire for acts or omissions occurring prior to the merger.

Northern Hancock’s board of directors was aware of these interests and took them into account in its decision to declare advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommend that Northern Hancock shareholders approve and adopt the merger agreement.

Ownership of Emclaire Common Stock Following the Merger (page 51)

It is currently expected that former shareholders of Northern Hancock as a group will receive shares in the merger constituting approximately 2.6% of the outstanding shares of Emclaire common stock immediately after completion of the merger. As a result, current shareholders of Emclaire as a group will own approximately 97.4% of the outstanding shares of Emclaire common stock immediately after the completion of the merger.

Northern Hancock Shareholders Have Dissenters’ Rights in the Merger (page 36)

Under West Virginia law, record holders of Northern Hancock shares have the right to dissent from the merger and receive a payment in cash for the “fair value” of their shares of Northern Hancock common stock as determined by an appraisal process. To exercise those dissenters’ rights, Northern Hancock shareholders must follow exactly the procedures specified under West Virginia law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of West Virginia law is included as Annex B to this document. Failure to strictly comply with these provisions may result in the loss of dissenters’ rights. The value determined in the appraisal process may be more or less than the value a Northern Hancock shareholder would receive in the merger if the shareholder did not dissent.

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Northern Hancock Has Agreed When and How It Can Consider Third-Party Acquisition Proposals (page 15)

Emclaire and Northern Hancock have agreed that Northern Hancock will not initiate, solicit, induce or encourage proposals from third parties regarding certain acquisitions of Northern Hancock, its shares, or its businesses, take any action or facilitate the making of an acquisition proposal, or engage in related discussions, negotiations or enter into any related agreements. However, Northern Hancock may (1) provide information in response to a request from a person who makes an unsolicited acquisition proposal, subject to such person entering into a confidentiality agreement that is no less favorable to Northern Hancock than its confidentiality agreement with Emclaire, and (2) engage or participate in discussions or negotiations with a person who makes such an unsolicited acquisition proposal; if, but only if, (A) Northern Hancock has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the merger agreement, (B) prior to taking any such action, Northern Hancock’s board of directors determines, in good faith, after consultation with its outside legal and financial advisors, that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal compared to the transactions contemplated by the merger agreement, (C) prior to furnishing or affording access to any information or data with respect to Northern Hancock or any of its subsidiaries or otherwise relating to the unsolicited acquisition proposal, Northern Hancock receives a confidentiality agreement with terms no less favorable to Northern Hancock than those contained in the confidentiality agreement between Emclaire and Northern Hancock, and (D) the board of directors of Northern Hancock determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws. Northern Hancock is required to provide Emclaire with notice of such determination within three business days after making such determination.

Additionally, prior to the approval of the merger agreement by Northern Hancock’s shareholders, upon the determination by Northern Hancock’s board of directors that an unsolicited acquisition proposal constitutes a superior proposal compared to the transactions contemplated by the merger agreement, the board of directors of Northern Hancock may change its recommendation in favor of the merger agreement (but not terminate the merger agreement) if, prior to changing its recommendation, (1) Northern Hancock’s board of directors determines, in good faith, after consultation with its outside legal and financial advisors, that failure to change its recommendation would be reasonably likely to be inconsistent with its fiduciary duties to Northern Hancock’s shareholders, (2) Northern Hancock provides Emclaire with notice that Northern Hancock’s board of directors intends to or may change its recommendation and provides an opportunity for Emclaire to make an improved proposal, and (3) Northern Hancock’s board of directors determines, in good faith, after consultation with its outside legal and financial advisors, that the acquisition proposal constitutes a superior proposal compared to any such improved proposal by Emclaire.

Unless the merger agreement is terminated before the Northern Hancock special meeting, Northern Hancock is required to submit the merger agreement to its shareholders.

Merger Requires Approval and Adoption of the Merger Agreement by Northern Hancock Shareholders (page 42)

Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Northern Hancock special meeting of shareholders, provided a quorum is present.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 42)

Currently, Emclaire and Northern Hancock expect to complete the merger late in the third quarter or early in the fourth quarter of 2017. As more fully described elsewhere in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

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•	the approval and adoption of the merger agreement by the requisite vote of Northern Hancock shareholders;

•	the receipt of all regulatory consents and approvals required to consummate the transactions contemplated by the merger agreement, without conditions (excluding standard conditions that are normally imposed in bank merger transactions) that would, in the good faith reasonable judgment of the Emclaire board of directors, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Emclaire and Northern Hancock or materially impair the value of Northern Hancock to Emclaire;

•	the receipt by each of Emclaire and Northern Hancock of a legal opinion with respect to certain United States federal income tax consequences of the merger;

•	the absence of any law, statute, rule, regulation, order, decree, injunction or other order by any court or other governmental entity, which enjoins or prohibits completion of the transactions contemplated by the merger agreement;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the Emclaire common stock to be issued in connection with the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC or any state securities commissioner (with respect to any applicable state securities laws) for that purpose;

•	the exercise of dissenters’ rights by holders of Northern Hancock common stock not exceeding 1% of the issued and outstanding shares of Northern Hancock;

•	the absence of any change that individually or in the aggregate has a material adverse effect with respect to Emclaire or Northern Hancock;

•	the truth and correctness of the representations and warranties of each other party in the merger agreement, subject to the materiality standards provided in the merger agreement; and

•	the performance by each party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 43)

The merger agreement can be terminated at any time prior to completion by mutual consent, if authorized by each of the Emclaire and Northern Hancock boards of directors, or by either party individually, in the following circumstances:

•	if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, unless the breach is capable of being cured by February 28, 2018 (the termination date of the merger agreement), and is actually cured within 30 days of notice of the breach;

•	if the merger has not been completed by the termination date of February 28, 2018, unless the failure to complete the merger by that date is due to the breach of the merger agreement by the party seeking to terminate the merger agreement;

•	if Northern Hancock’s shareholders fail to approve and adopt the merger agreement at the Northern Hancock special meeting; or

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•	if there is any final, non-appealable order permanently enjoining or prohibiting the completion of the merger or any consent, registration, approval, permit or authorization is denied such that the regulatory approval condition to the merger cannot be satisfied as of the closing date.

In addition, Emclaire may terminate the merger agreement if Northern Hancock has received a “superior proposal” and Northern Hancock’s board of directors has (1) entered into an acquisition agreement with respect to the superior proposal or (2) withdrawn its recommendation regarding the merger, failed to make its recommendation or modified or qualified its recommendation in a manner adverse to Emclaire. Emclaire also may terminate the merger agreement if Northern Hancock fails to substantially comply with its obligations with respect to consideration and action upon alternative acquisition proposals.

Northern Hancock also may terminate the merger agreement if Northern Hancock has received an acquisition proposal that Northern Hancock’s board of directors determines to be a “superior proposal” and Northern Hancock’s board of directors has made a determination to accept such superior proposal.

If the merger agreement is terminated, it will become void, and there will be no liability on the part of Emclaire or Northern Hancock, except that (1) in the event of willful breach of the merger agreement, the breaching party will remain liable for any damages, costs and expenses, including without limitation, reasonable attorneys’ fees incurred by the non-breaching party in connection with the enforcement of its rights under the merger agreement, (2) designated provisions of the merger agreement, including the payment of fees and expenses and the confidential treatment of information, will survive the termination and (3) under certain circumstances, a termination of the merger agreement will obligate Northern Hancock to pay Emclaire a termination fee.

Termination Fee (page 44)

Northern Hancock will be obligated to pay Emclaire a termination fee of $250,000 under the following circumstances:

•	if the merger agreement is terminated by Emclaire because Northern Hancock has received a “superior proposal” and Northern Hancock’s board of directors has (1) entered into an acquisition agreement with respect to the superior proposal or (2) withdrawn its recommendation regarding the merger, failed to make its recommendation or modified or qualified its recommendation in a manner adverse to Emclaire;

•	if the merger agreement is terminated by Northern Hancock because Northern Hancock has received a “superior proposal” and Northern Hancock’s board of directors has made a determination to accept the superior proposal;

•	if Northern Hancock enters into a definitive agreement relating to an acquisition proposal within 12 months after termination of the merger agreement by Emclaire due to Northern Hancock’s willful breach, subject to the materiality standards provided in the merger agreement, of its representations, warranties, covenants or agreements under the merger agreement; or

•	if Northern Hancock’s shareholders fail to approve the merger agreement by the requisite vote.

Regulatory Approvals Required for the Merger (page 32)

Each of Emclaire and Northern Hancock has agreed to cooperate with the other and use all reasonable efforts to obtain all regulatory approvals or non-objections required to complete the transactions contemplated by the merger agreement, including the merger. These include approval from Office of the Comptroller of the Currency, which we refer to as the OCC, and the non-objection from the West Virginia Division of Financial Institutions, which we refer to as the West Virginia Division. Emclaire and Northern Hancock have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals and non-objections. Although Emclaire and Northern Hancock do not know of any reason why these regulatory approvals cannot be obtained in a timely manner, Emclaire and Northern Hancock cannot be certain when or if they will be obtained.

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The Rights of Northern Hancock Shareholders Following the Merger Will Be Different (page 93)

The rights of Emclaire shareholders are governed by Pennsylvania law and by Emclaire’s articles of incorporation and bylaws. The rights of Northern Hancock shareholders are governed by West Virginia law and by Northern Hancock’s articles of incorporation and bylaws. Upon the completion of the merger, the rights of Northern Hancock shareholders will be governed by Pennsylvania law and Emclaire’s articles of incorporation and bylaws. Certain provisions of Pennsylvania law and Emclaire’s articles of incorporation and bylaws provide Emclaire shareholders with different rights than provided by West Virginia law and Northern Hancock’s articles of incorporation and bylaws.

Risk Factors (page 14)

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

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SELECTED FINANCIAL AND OTHER DATA OF EMCLAIRE

The following summary presents Selected Financial and Other Data of Emclaire as of and for the periods indicated. The financial data as of and for the years ended December 31, 2016 and 2015 has been derived from Emclaire’s audited financial statements included in this proxy statement/prospectus. The information as of and for the years ended December 31, 2014, 2013 and 2012 is derived from Emclaire’s audited financial statements which are not included in this proxy statement/prospectus. The financial data as of and for the three months ended March 31, 2017 and 2016 has been derived from Emclaire’s unaudited consolidated financial statements which are also included in this proxy statement/prospectus. The information as of March 31, 2017 and for the three months ended March 31, 2017 and 2016 is unaudited and reflects only normal recurring adjustments that are, in the opinion of Emclaire’s management, necessary for a fair presentation of the result for the interim periods presented. The results of operations for the three months ended March 31, 2017 are not necessarily indicative of the results to be achieved by Emclaire for all of 2017 or for any other period.

	As of March 31,	As of December 31,
	2017	2016	2015	2014	2013	2012
	(Dollar amounts in thousands, except share data)
Balance Sheet
Total assets	$706,317	$692,135	$600,595	$581,909	$525,842	$509,014
Loans Receivable, net	535,204	515,435	429,891	379,648	352,430	333,801
Deposits	606,106	584,940	489,887	501,819	432,006	432,459
Borrowed Funds	36,750	44,000	49,250	21,500	44,150	20,000
Stockholders’ equity	54,761	54,073	52,839	47,990	45,072	51,725
Stockholders’ equity per common share	$25.44	$25.12	$24.64	$24.14	$22.66	$23.72
Market value per common share	$29.25	$29.25	$24.00	$25.00	$25.14	$20.85
Common shares outstanding	2,152,358	2,152,358	2,144,808	1,780,658	1,768,658	1,759,408

	For the three months ended March 31,		For the year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Dollar amounts in thousands, except share data)
Income Statement
Net interest income	$5,156	$4,517	$19,480	$17,747	$17,235	$15,921	$15,786
Noninterest income	856	780	3,655	4,094	4,087	3,860	4,893
Net income	956	802	3,986	4,154	4,017	3,808	3,654
Basic earnings per common share	$0.44	$0.37	$1.86	$2.06	$2.21	$1.92	$1.80
Diluted earnings per common share	$0.44	$0.37	$1.85	$2.05	$2.20	$1.91	$1.80
Cash dividends per common share	$0.27	$0.26	$1.04	$0.96	$0.88	$0.80	$0.82

Key Ratios(1)
Return on average assets	0.56%	0.53%	0.60%	0.70%	0.70%	0.73%	0.70%
Return on average equity	7.12%	6.02%	7.32%	7.89%	8.47%	7.73%	7.05%
Return on average common equity	7.12%	6.02%	7.32%	8.34%	9.24%	8.32%	7.56%
Net interest margin	3.31%	3.32%	3.23%	3.33%	3.35%	3.40%	3.34%
Nonperforming assets to total assets	0.47%	0.52%	0.52%	0.54%	1.21%	1.01%	1.41%
Efficiency ratio	74.20%	72.82%	72.78%	73.67%	72.13%	70.48%	67.41%

(1)	Returns are annualized for the three month periods ended March 31, 2017 and 2016.

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RISK FACTORS

In addition to general investment risks and the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus.

Risk Factors Related to the Merger

Because the market price of Emclaire common stock will fluctuate, Northern Hancock shareholders cannot be sure of the exact market value of the Emclaire common stock they may receive.

Upon completion of the merger, each share of Northern Hancock common stock will be converted into the right to receive merger consideration consisting of shares of Emclaire common stock and cash pursuant to the terms of the merger agreement. The market value of the Emclaire common stock constituting a portion of the merger consideration may vary from the closing price of Emclaire common stock on the date the parties initially announced the merger, on the date that this proxy statement/prospectus was first mailed or delivered to Northern Hancock shareholders, on the date of the special meeting of the Northern Hancock shareholder, on the date the merger is completed and thereafter. Any change in the market price of Emclaire common stock prior to completion of the merger will affect the market value of the portion of the merger consideration consisting of Emclaire shares. Accordingly, at the time of the special meeting of Northern Hancock shareholders, Northern Hancock shareholders will not know or be able to calculate the market value of the Emclaire common stock constituting the stock portion of the merger consideration that Northern Hancock shareholders will receive upon completion of the merger. Northern Hancock is not permitted to terminate the merger agreement or re-solicit the vote of Northern Hancock shareholders solely because of changes in the market prices of Emclaire’s stock.

Stock prices may change as a result of a variety of factors, including general market and economic conditions, changes in Emclaire’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Emclaire. You should obtain current market quotations for shares of Emclaire common stock.

The market price of Emclaire common stock following the completion of the merger may be affected by factors different from those currently affecting the shares of Emclaire or Northern Hancock.

Upon completion of the merger, holders of Northern Hancock common stock will become holders of Emclaire common stock. Emclaire’s business and operations differ in certain important respects from that of Northern Hancock and, accordingly, the results of operations of the combined company and the market price of Emclaire common stock following completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Emclaire and Northern Hancock.

For a discussion of the business of Northern Hancock, see “Information about Northern Hancock Bank and Trust Co.” on page 50. For a discussion of the business of Emclaire and of certain factors to consider in connection with that business, see “Information about Emclaire Financial Corp” beginning on page 52.

Northern Hancock will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Northern Hancock and, consequently, on Emclaire. These uncertainties may impair Northern Hancock’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that have business dealings with Northern Hancock to seek to terminate or change their existing business relationships with Northern Hancock. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart prior to the completion of the merger or decide not to remain with the combined company following completion of the merger, Emclaire’s business following the merger could be adversely affected. In addition, the merger agreement restricts Northern Hancock from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Emclaire. These restrictions may prevent Northern Hancock from pursuing attractive business opportunities that may arise prior to the completion of the merger.

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Please see “The Merger Agreement – Covenants and Agreements” beginning on page 37 for a description of the restrictive covenants to which Northern Hancock is subject.

Combining the two companies may be more difficult, costly or time-consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

Northern Hancock has operated and, until the completion of the merger, will continue to operate, independently. The challenges involved in combining the operations of the two companies include, among other things, integrating personnel with diverse business backgrounds, combining different corporate cultures, and retaining key employees. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Emclaire’s and Northern Hancock’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. The integration of the two companies will likely require the experience and expertise of certain key employees of Northern Hancock. Emclaire may not be successful in retaining these employees for the time period necessary to successfully integrate Northern Hancock’s operations with those of Emclaire. In addition, as with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of Farmers National or Northern Hancock. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. Emclaire may not be able to successfully achieve the level of cost savings, revenue enhancements, and other anticipated synergies, and may not be able to capitalize upon the existing customer relationships of Northern Hancock to the extent anticipated, or it may take longer, or be more difficult or expensive than expected to achieve these goals. If Emclaire is not able to integrate Northern Hancock’s operations successfully and in a timely manner, the expected benefits of the merger may not be realized, and this could have an adverse effect on Emclaire’s business, results of operation and stock price.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not currently anticipated.

Before the transactions contemplated by the merger agreement, including the merger, may be completed, various approvals or consents must be obtained from the OCC and the West Virginia Division. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. Although Emclaire and Northern Hancock do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated by the merger agreement or imposing additional costs on or limiting the revenues of Emclaire, any of which might have a material adverse effect on Emclaire following the merger. There can be no assurance as to whether the necessary regulatory approvals will be received, the timing of those approvals, or whether any non-standard and/or non-customary conditions will be imposed.

The merger agreement limits Northern Hancock’s ability to pursue alternatives to the merger.

The merger agreement includes provisions that limit Northern Hancock’s ability to pursue alternative proposals from third parties to acquire all or a significant part of Northern Hancock. Subject to certain specified exceptions, these “no shop” provisions limit Northern Hancock’s ability to discuss, facilitate or commit to competing third-party acquisition proposals. In addition, a termination fee would be payable by Northern Hancock to Emclaire under certain circumstances, generally involving a determination by Northern Hancock to pursue an alternative transaction or in the event that Northern Hancock’s shareholders fail to approve the merger proposal by the requisite vote. These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Northern Hancock from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher per share value than that proposed to be paid by Emclaire to Northern Hancock shareholders in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Northern Hancock than it might otherwise have proposed to pay.

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If the conditions to the merger are not met or waived, the merger will not occur.

Specified conditions in the merger agreement must be satisfied or waived in order to complete the merger, including shareholder approval of the proposals being submitted to shareholders of Northern Hancock at its special meeting. Emclaire and Northern Hancock cannot assure you that each of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, which could cause some or all of the intended benefits of the merger to be lost and could adversely affect the value of Emclaire’s and/or Northern Hancock’s shares.

The merger may be completed even though Emclaire or Northern Hancock experiences adverse changes in its business.

In general, either Emclaire or Northern Hancock may refuse to complete the merger if the other party suffers a material adverse effect on its business prior to the closing of the merger. However, certain types of changes or occurrences with respect to Emclaire or Northern Hancock would not prevent the merger from going forward, even if the change or occurrence would have adverse effects on Emclaire or Northern Hancock, including the following:

•	changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental entities, if such changes do not have a disproportionate impact on the affected company;

•	changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, if such changes do not have a disproportionate impact on the affected company;

•	actions and omissions of Emclaire or Northern Hancock with the prior written consent of the other party;

•	changes or effects from the announcement of the merger agreement and the transactions contemplated thereby, and compliance by the parties with the merger agreement on the business, financial condition or results of operations of the parties;

•	changes in national or international political or social conditions including the engagement by the United States in hostilities, the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, if such changes do not have a disproportionate impact on the affected company;

•	changes in economic, financial market, or geographic conditions in general, including changes in economic or financial markets or changes in interest rates; if such changes do not have a disproportionate impact on the affected company;

•	any legal action asserted or other actions initiated by any Northern Hancock or Emclaire shareholder arising out of or related to the merger agreement; and

•	any failure, in and of itself, of Emclaire or Northern Hancock to meet any internal projections, forecasts or revenue or earnings projections.

In addition, either Emclaire or Northern Hancock could waive the closing condition related to the occurrence of any material adverse effect on the other party and the merger would be completed even if a material adverse effect were to occur of a type that would otherwise allow a party to terminate the merger agreement or refuse to complete the merger.

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If the merger is not consummated by February 28, 2018, either Emclaire or Northern Hancock may choose not to proceed with the merger.

Either Emclaire or Northern Hancock may terminate the merger agreement if the merger has not been completed by February 28, 2018, unless the failure of the merger to be completed has resulted from the material failure of the party seeking to terminate the merger agreement to perform its obligations.

Termination of the merger agreement or failure to complete the merger could negatively impact Northern Hancock.

If the merger agreement is terminated or the merger is not completed for any reason, there may be various adverse consequences to Northern Hancock. For example, Northern Hancock’s businesses may have been impacted adversely by the failure to pursue other potentially beneficial opportunities due to the focus of its management team on the merger, without realizing any of the anticipated benefits of completing the merger.

If the merger agreement is terminated and Northern Hancock’s board of directors seeks another merger or business combination, Northern Hancock shareholders cannot be certain that Northern Hancock will be able to find a party willing to pay an equivalent or higher price than the price Emclaire has agreed to pay in the merger. Furthermore, under certain circumstances, Northern Hancock will be obligated to pay Emclaire a termination fee of $250,000 if the merger agreement is terminated.

Please see “The Merger Agreement – Termination of the Merger Agreement” on page 43 and “The Merger Agreement—Termination Fee” on page 44.

Certain of Northern Hancock’s directors and executive officers have interests in the merger that differ from the interests of Northern Hancock’s shareholders generally.

Northern Hancock’s shareholders should be aware that Northern Hancock’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Northern Hancock’s shareholders including a consulting and non-competition agreement to be entered into between Mark Mangano, president and chief executive officer of Northern Hancock, and Farmers National upon consummation of the merger and provisions in the merger agreement relating to indemnification and insurance coverage by Emclaire for act or omissions occurring prior to the merger. These interests and arrangements may create potential conflicts of interest. Northern Hancock’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and recommend that Northern Hancock shareholders adopt and approve the merger agreement.

For a more complete description of these interests, please see “The Merger – Interests of Northern Hancock’s Directors and Executive Officers in the Merger that are Different From Yours” beginning on page 32.

The shares of Emclaire common stock to be received by Northern Hancock shareholders as consideration in the merger will have different rights from the shares of Northern Hancock common stock currently held by them.

The rights associated with Northern Hancock common stock are different from the rights associated with Emclaire common stock in certain significant respects. Upon completion of the merger, Northern Hancock shareholders will become Emclaire shareholders and their rights as shareholders will be governed by Pennsylvania law and the articles of incorporation and bylaws of Emclaire.

Please see “Comparison of Shareholders Rights” beginning on page 93 for a discussion of the different rights associated with Emclaire common stock.

Holders of Northern Hancock common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.

Holders of Northern Hancock common stock currently have the right to vote in the election of the board of directors and the power to approve or reject any matters requiring shareholder approval under West Virginia law and Northern Hancock’s articles of incorporation and bylaws. Upon completion of the merger, Northern Hancock shareholders will become Emclaire shareholders, with a percentage ownership of Emclaire that is considerably smaller than such shareholder’s current percentage ownership of Northern Hancock. Based on the number of shares of Northern Hancock and Emclaire common stock outstanding on ________ __, 2017 and based on the shares of common stock expected to be issued by Emclaire in the merger, the former shareholders of Northern Hancock as a group will receive shares of Emclaire common stock in the merger constituting approximately 2.6% of the outstanding shares of Emclaire common stock immediately following completion of the merger. As a result, current Northern Hancock shareholders will have significantly less influence on the management and policies of Emclaire than they now have on the management and policies of Northern Hancock.

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The merger may fail to qualify as a tax-free reorganization under the Internal Revenue Code.

The merger of Northern Hancock into Emclaire has been structured to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The closing of the merger is conditioned upon the receipt by each of Emclaire and Northern Hancock of an opinion of its respective tax advisor, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Northern Hancock and Emclaire) which are consistent with the state of facts existing as of the effective date of the merger, the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code. The tax opinions to be delivered in connection with the merger will not be binding on the Internal Revenue Service, referred to as the IRS, or the courts, and neither Northern Hancock nor Emclaire intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. If the merger fails to qualify as a tax-free reorganization, a Northern Hancock shareholder would likely recognize gain or loss on each share of Northern Hancock exchanged for Emclaire common stock in the amount of the difference between the fair market value of the Emclaire common stock and cash received by the Northern Hancock shareholder in the exchange and the shareholder’s basis in the Northern Hancock shares surrendered.

For federal income tax purposes a Northern Hancock shareholder who receives a combination of cash and shares of Emclaire common stock in exchange for its Northern Hancock common stock generally will not recognize loss, but will recognize gain equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the Emclaire common stock received pursuant to the merger over that shareholder’s adjusted tax basis in his or her shares of Northern Hancock common stock surrendered, and (2) the amount of cash consideration received by that shareholder pursuant to the merger.

See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 45 for a more detailed discussion of the federal income tax consequences of the transaction.

If the merger is not completed, Emclaire and Northern Hancock will have incurred substantial expenses without realizing the anticipated benefits of the merger.

Each of Emclaire and Northern Hancock has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing, and mailing this proxy statement/prospectus, and all SEC filing fees and other fees payable in connection with the merger. The completion of the merger depends on the satisfaction of a variety of specified conditions, including the receipt of regulatory approvals and the approval of Northern Hancock’s shareholders of the merger agreement at Northern Hancock’s special meeting. Neither Emclaire nor Northern Hancock can guarantee that these conditions will be met. If the merger is not completed, Emclaire and Northern Hancock would have to recognize these expenses without realizing the expected benefits of the merger, and such expenses could have an adverse impact on Emclaire’s and/or Northern Hancock’s financial condition and results of operations on a stand-alone basis.

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Risks Relating to Emclaire’s Business Following the Merger

Combining the two companies may be more difficult, costly or time-consuming than expected.

Emclaire and Northern Hancock have historically operated and, until the effective time of the merger, will continue to operate, independently. The success of the merger will depend, in part, on Emclaire’s ability to successfully combine the businesses of Emclaire and Northern Hancock. To realize these anticipated benefits, after the effective time of the merger, Emclaire expects to integrate Northern Hancock’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Emclaire’s ability to successfully conduct its business in the market in which Northern Hancock now operates, which could have an adverse effect on Emclaire’s financial results and the value of its common stock. If Emclaire experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Northern Hancock or Emclaire to lose current customers or cause current customers to remove their accounts from Northern Hancock or Farmers National and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Northern Hancock and Emclaire during this transition period and for an undetermined period after consummation of the merger.

Emclaire may fail to realize the cost savings estimated for the merger.

Emclaire estimates that it will achieve cost savings from the merger when the two companies have been fully integrated. While Emclaire continues to be comfortable with these expectations as of the date of this proxy statement/prospectus, it is possible that the estimates of the potential cost savings could turn out to be incorrect.

The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what Emclaire expects and may take longer to achieve than anticipated. If Emclaire is not able to adequately address integration challenges, Emclaire may be unable to successfully integrate Emclaire’s and Northern Hancock’s operations or to realize the anticipated benefits of the integration of the two companies.

Risks Related to the Ownership of Emclaire Common Stock

The price of Emclaire common stock may fluctuate significantly, which may make it difficult for investors to sell shares of common stock at time or prices they find attractive.

Emclaire’s stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond Emclaire’s control. These factors include, in addition to those described in the section titled “Cautionary Statement About Forward Looking Statements”:

•	actual or anticipated quarterly fluctuations in Emclaire’s operating results and financial condition;

•	changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to Emclaire or other financial institutions;

•	speculation in the press or investment community generally or relating to Emclaire’s reputation or the financial services industry;

•	strategic actions by Emclaire or its competitors, such as acquisitions, restructurings, dispositions or financings;

•	fluctuations in the stock price and operating results of Emclaire’s competitors;

•	future sales of Emclaire’s equity or equity-related securities;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings, or litigation that involve or affect Emclaire;

•	domestic and international economic factors unrelated to Emclaire’s performance; and

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•	general market conditions and, in particular, developments related to market conditions for the financial services industry.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect Emclaire’s stock price, notwithstanding its operating results. Emclaire expects that the market price of its common stock will continue to fluctuate and there can be no assurances about the levels of the market prices for Emclaire’s common stock.

Emclaire may issue additional equity securities, or engage in other transactions which dilute its book value or affect the priority of its common stock, which may adversely affect the market price of Emclaire common stock.

Emclaire’s board of directors may determine from time to time that it needs to raise additional capital by issuing additional shares of common stock or other securities. Emclaire is not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Because Emclaire’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, Emclaire cannot predict or estimate the amount, timing or nature of any future offerings, or the prices at which such offerings may be affected. Such offerings could be dilutive to common shareholders. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, Emclaire’s then current common shareholders.

Furthermore, if Emclaire raises additional capital by making additional offerings of debt or preferred equity securities, upon liquidation, holders of its debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of Emclaire’s available assets prior to the holders of Emclaire’s common stock. Additional equity offerings may dilute the holdings of Emclaire’s existing stockholders or reduce the market price of Emclaire common stock, or both. Holders of Emclaire’s common stock are not entitled to preemptive rights or other protections against dilution.

You may not be able to profit from the sale or a merger of Emclaire because of provisions in Emclaire’s charter documents and other laws and regulations.

Emclaire’s articles of incorporation and bylaws contain provisions that may make it difficult for someone to acquire control of Emclaire. These provisions may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. See “Description of Emclaire Capital Stock—Anti-Takeover Effects of Certain Provisions of Emclaire’s Charter and Law.”

Risks Related to Emclaire’s Business

The current economic environment poses significant challenges for Emclaire and could adversely affect Emclaire’s financial condition and results of operations.

Emclaire is operating in a challenging and uncertain economic environment. Financial institutions continue to be affected by constrained financial markets. Dramatic declines in home prices after the financial crisis and increased foreclosures and unemployment, resulted in significant write-downs of asset values by financial institutions. The declines in real estate values, home sales volumes, and financial stress on borrowers as a result of the uncertain economic environment could have an adverse effect on Emclaire’s borrowers or their customers, which could adversely affect Emclaire’s financial condition and results of operations. A worsening of these conditions would likely exacerbate the adverse effects on Emclaire and others in the financial institutions industry. For example, further deterioration in local economic conditions in Emclaire’s market could drive losses beyond that which is provided for in its allowance for loan losses.

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Deterioration of economic conditions in Emclaire’s geographic market area could hurt its business.

Emclaire is located in western Pennsylvania and its loans are concentrated in Butler, Clarion, Crawford, Jefferson and Venango Counties, Pennsylvania. Although Emclaire has diversified its loan portfolio into other Pennsylvania counties, and to a limited extent, into other states, the vast majority of Emclaire’s loans remain concentrated in the five primary counties. As a result of this geographic concentration, Emclaire’s financial results depend largely upon economic and real estate market conditions in these areas. Deterioration in economic or real estate market conditions in Emclaire’s primary market areas could have a material adverse impact on the quality of its loan portfolio, the demand for its products and services, and Emclaire’s financial condition and results of operations. Non-performing assets totaled $3.3 million or 0.57% of total assets at March 31, 2017 compared to $3.6 million or 0.52% of total assets at December 31, 2016 and $3.2 million or 0.54% at December 31, 2015. Concurrently, Emclaire’s allowance for loan losses was $5.2 million or 1.20% of total loans at December 31, 2015, $5.5 million or 1.06% of total loans at December 31, 2016 and $5.7 million or 1.05% of total loans at March 31, 2017.

Emclaire’s financial condition and results of operations would be adversely affected if its allowance for loan losses is not sufficient to absorb actual losses or if Emclaire was required to increase its allowance for loan losses.

Emclaire has established an allowance for loan losses that Emclaire believes is adequate to offset probable incurred losses on its existing loans. However, experience in the banking industry indicates that a portion of Emclaire’s loans will become delinquent, that some of Emclaire’s loans may only be partially repaid or may never be repaid and we may experience other losses for reasons beyond our control. Despite Emclaire’s underwriting criteria and historical experience, Emclaire may be particularly susceptible to losses due to the geographic concentration of its loans and the concentration of higher risk loans, such as commercial real estate and commercial business loans. As a result, Emclaire may not be able to maintain its current levels of nonperforming assets and charge-offs. Although Emclaire believes that our allowance for loan losses is maintained at a level adequate to absorb probable incurred losses in its loan portfolio, these estimates of loan losses are necessarily subjective and their accuracy depends on the outcome of future events. If Emclaire needs to make significant and unanticipated increases in its loss allowance in the future, Emclaire’s results of operations and financial condition would be materially adversely affected at that time.

Economic conditions and increased uncertainty in the financial markets could adversely affect its ability to accurately assess the allowance for credit losses. Emclaire’s ability to assess the creditworthiness of its customers or to estimate the values of its assets and collateral for loans will be reduced if the models and approaches Emclaire uses become less predictive of future behaviors, valuations, assumptions or estimates. Emclaire estimates probable incurred losses in its loan portfolio, the adequacy of its allowance for loan losses and the values of certain assets by using estimates based on difficult, subjective, and complex judgments, including estimates as to the effects of economic conditions and how these economic conditions might affect the ability of its borrowers to repay their loans or the value of assets.

Emclaire holds certain intangible assets that could be classified as impaired in the future. If these assets are considered to be either partially or fully impaired in the future, Emclaire’s earnings and the book values of these assets would decrease.

Emclaire tests its goodwill and core deposit intangible assets for impairment on an annual basis. The impairment testing process considers a variety of factors, including the current market price of Emclaire’s common shares, the estimated net present value of its assets and liabilities and information concerning the terminal valuation of similarly situated insured depository institutions. It is possible that future impairment testing could result in a partial or full impairment of the value of Emclaire’s goodwill or core deposit intangible assets, or both. If an impairment determination is made in a future reporting period, Emclaire’s earnings and the book value of these intangible assets will be reduced by the amount of the impairment. At March 31, 2017, Emclaire’s goodwill and net core deposit intangibles amounted to $10.3 million and $500,000, respectively.

Liquidity risk could impair Emclaire’s ability to fund operations and jeopardize its financial condition.

Liquidity is essential to Emclaire’s business. An inability to raise funds through deposits, borrowings, and other sources, could have a substantial negative effect on its liquidity. Emclaire’s access to funding sources in amounts adequate to finance its activities on terms that are acceptable to it could be impaired by factors that affect Emclaire specifically or the financial services industry or economy in general. Factors that could negatively impact Emclaire’s access to liquidity sources include a decrease in the level of Emclaire’s business activity as a result of a downturn in the markets in which its loans are concentrated, adverse regulatory action against Emclaire, or Emclaire’s inability to attract and retain deposits. Emclaire’s ability to borrow could be impaired by factors that are not specific to it, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of recent turmoil faced by banking organizations and the unstable credit markets.

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Emclaire’s continued growth depends on its ability to meet minimum regulatory capital levels. Growth and shareholder returns may be adversely affected if sources of capital are not available to help Emclaire meet them.

As Emclaire grows, it will have to maintain its regulatory capital levels at or above the required minimum levels. If earnings do not meet Emclaire’s current estimates, if Emclaire incurs unanticipated losses or expenses, or if Emclaire grows faster than expected, Emclaire may need to obtain additional capital sooner than expected, through borrowing, additional issuances of debt or equity securities, or otherwise. If Emclaire does not have continued access to sufficient capital, Emclaire may be required to reduce its level of assets or reduce its rate of growth in order to maintain regulatory compliance. Under those circumstances, Emclaire’s net income and the rate of growth of net income may be adversely affected. Additional issuances of equity securities could have a dilutive effect on existing shareholders.

Changes in interest rates and other factors beyond Emclaire’s control could have an adverse impact on its financial performance and results.

By nature, all financial institutions are impacted by changing interest rates. Among other issues, changes in interest rates may affect the following:

•	the demand for new loans;
•	the value of Emclaire’s interest-earning assets;
•	prepayment speeds experienced on various asset classes, particularly residential mortgage loans;
•	credit profiles of existing borrowers;
•	rates received on loans and securities;
•	Emclaire’s ability to obtain and retain deposits in connection with other available investment alternatives; and
•	rates paid on deposits and borrowings.

Significant fluctuations in interest rates may have an adverse effect upon Emclaire’s financial condition and results of operations. The rates that Emclaire earns on its assets and the rates that it pays on its liabilities are generally fixed for a contractual period of time. Emclaire, like many financial institutions, has liabilities that generally have shorter contractual maturities than its assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on Emclaire’s assets may not increase as rapidly as the interest paid on Emclaire’s liabilities. In a period of declining interest rates, the interest income earned on Emclaire’s assets may decrease more rapidly than the interest paid on Emclaire’s liabilities.

In addition, changes in interest rates can also affect the average life of Emclaire’s loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing cost. This causes reinvestment risk. This means that Emclaire may not be able to reinvest prepayments at rates that are comparable to the rates it earned on the prepaid loans or securities.

There are increased risks involved with commercial real estate and commercial business and consumer lending activities.

Emclaire’s lending activities include loans secured by commercial real estate. Commercial real estate lending generally is considered to involve a higher degree of risk than single-family residential lending due to a variety of factors, including generally larger loan balances and the dependency on successful operation of the project for repayment. Emclaire’s lending activities also include commercial business loans to small to medium businesses, which generally are secured by various equipment, machinery and other corporate assets, and a wide variety of consumer loans, including home equity and second mortgage loans, automobile loans and unsecured loans. Although commercial business loans and consumer loans generally have shorter terms and higher interest rates than mortgage loans, they generally involve more risk than mortgage loans because of the nature of, or in certain cases the absence of, the collateral which secures such loans.

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In addition, Emclaire has a concentration of higher balance commercial real estate and commercial business loans with a limited number of borrowers in its market area. As a result, Emclaire has a greater risk of a significant loss due to such concentration and a greater risk of loan defaults in the event of an economic downturn in its market area as adverse economic changes may have a negative effect on the ability of Emclaire’s borrowers to make timely repayment of their loans.

Strong competition within Emclaire’s market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In Emclaire’s market area, Emclaire competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, and other financial intermediaries operating locally and elsewhere. Some of Emclaire’s competitors have greater name recognition and market presence that benefits them in attracting business and offer certain services that Emclaire does not provide. In addition, larger competitors may be able to price loans and deposits more aggressively than Emclaire does, which could affect Emclaire’s ability to grow and remain profitable on a long term basis. Emclaire’s profitability depends upon its continued ability to successfully compete in its market area.

Emclaire faces significant operational risks because the financial services business involves a high volume of transactions and increased reliance on technology, including risk of loss related to cyber-security breaches.

Emclaire operates in diverse markets and rely on the ability of its employees and systems to process a high number of transactions and to collect, process, transmit and store significant amounts of confidential information regarding its customers, employees and others and concerning its own business, operations, plans and strategies. Operational risk is the risk of loss resulting from Emclaire’s operations, including but not limited to, the risk of fraud by employees or persons outside the company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, systems failures or interruptions, breaches of internal control systems and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of operational deficiencies or as a result of non-compliance with applicable regulatory standards or customer attrition due to potential negative publicity. In addition, Emclaire outsources some of its data processing to certain third-party providers. If these third-party providers encounter difficulties, including as a result of cyber-attacks or information security breaches, or if Emclaire has difficulty communicating with them, Emclaire’s ability to adequately process and account for transactions could be affected, and its business operations could be adversely affected.

In the event of a breakdown in Emclaire’s internal control systems, improper operation of systems or improper employee actions, or a breach of security systems, including if confidential or proprietary information were to be mishandled, misused or lost, Emclaire could suffer financial loss, face regulatory action, civil litigation and/or suffer damage to its reputation.

Government regulation will significantly affect Emclaire's business, and may result in higher costs and lower shareholder returns.

The banking industry is heavily regulated. Banking regulations are primarily intended to protect the federal deposit insurance funds and depositors, not shareholders. Emclaire and Farmers National are subject to extensive regulation, supervision and examination by federal, state and local governmental authorities, including the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, and the OCC. The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies. Changes in the laws, regulations and regulatory practices affecting the banking industry may increase Emclaire’s costs of doing business or otherwise adversely affect Emclaire and create competitive advantages for others. Regulations affecting banks and financial services companies undergo continuous change, and Emclaire cannot predict the ultimate effect of these changes, which could have a material adverse effect on its profitability or financial condition. Federal economic and monetary policy may also affect Emclaire’s ability to attract deposits and other funding sources, make loans and investments, and achieve satisfactory interest spreads.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this proxy statement/prospectus herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to Emclaire and Northern Hancock, and the possible effects of the proposed merger of Emclaire and Northern Hancock. These forward-looking statements include statements with respect to Emclaire’s and Northern Hancock’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond Emclaire’s and Northern Hancock’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by Emclaire with the SEC and those identified elsewhere in this proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

•	the ability to obtain regulatory approvals and satisfy other closing conditions to the merger, including approval by shareholders of Northern Hancock, on the expected terms and schedule;

•	delay in closing the merger;

•	difficulties and delays in integrating the Northern Hancock business or fully realizing anticipated cost savings and other benefits of the merger;

•	business disruptions following the merger;

•	revenues following the merger may be lower than expected;

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the strength of the United States economy in general and the strength of the local economies in which Emclaire and Northern Hancock conduct their operations;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies;

•	inflation, interest rate, market and monetary fluctuations;

•	the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

•	the willingness of users to substitute competitors’ products and services for Emclaire’s products and services;

•	the success of Emclaire in gaining regulatory approval of its products and services, when required;

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•	the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance);

•	technological changes;

•	additional acquisitions;

•	changes in consumer spending and saving habits;

•	the nature, extent, and timing of governmental actions and reforms, including the implementation of Basel III, which may be changed unilaterally and retroactively by legislative or regulatory actions; and

•	the success of Emclaire at managing the risks involved in the foregoing.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to directors of Emclaire or Northern Hancock or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to within this proxy statement/prospectus. Forward-looking statements speak only as of the date on which such statements are made. Emclaire and Northern Hancock undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this proxy statement/prospectus might not occur and you should not put undue reliance on any forward-looking statements.

Emclaire and Northern Hancock caution that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect Emclaire’s and Northern Hancock’s analysis only as of the date of this proxy statement/prospectus.

Northern Hancock SPECIAL MEETING

This section contains information from Northern Hancock for Northern Hancock shareholders about the Northern Hancock special meeting. This proxy statement/prospectus is being mailed to each Northern Hancock shareholder, on or about ________ __, 2017. Together with this proxy statement/prospectus, Northern Hancock shareholders are also receiving a notice of the special meeting of Northern Hancock shareholders and a form of proxy that Northern Hancock’s board of directors is soliciting for use at the Northern Hancock special meeting and at any adjournments or postponements thereof.

Date, Place and Time of the Meeting

The Northern Hancock special meeting will be held on ____________ __, 2017, at __:00 _.m., local time, at its main office located at 226 Washington Street, Newell, West Virginia.

This proxy statement/prospectus also serves as a prospectus in connection with the issuance of shares of Emclaire common stock to Northern Hancock shareholders upon completion of the merger.

Matters to Be Considered at Northern Hancock Special Meeting

At the special meeting, Northern Hancock shareholders will vote on a proposal to approve the merger agreement, the related bank merger agreement and the transactions contemplated thereby. You also may be asked to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. Northern Hancock could use any adjournment or postponement of the special meeting for the purpose, among others, of allowing more time to solicit votes in favor of the approval and adoption of the merger agreement.

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Recommendation of Northern Hancock’s Board of Directors

Northern Hancock’s board of directors has approved the merger agreement, the bank merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Northern Hancock shareholders vote “FOR” approval and adoption of the merger agreement, the bank merger agreement and the transactions contemplated thereby.

Northern Hancock’s board of directors also unanimously recommends that Northern Hancock shareholders vote “FOR” approval of the proposal to allow the Northern Hancock special meeting to be adjourned, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the merger proposal.

Record Date for Northern Hancock Special Meeting

Northern Hancock’s board of directors has fixed the close of business on _______ __, 2017 as the record date for determining the Northern Hancock shareholders entitled to receive notice of and to vote at the Northern Hancock special meeting. Only Northern Hancock shareholders of record as of the record date are entitled to vote at the Northern Hancock special meeting. As of the record date, 59,681 shares of Northern Hancock common stock were issued and outstanding and held by ten record holders. Northern Hancock shareholders are entitled to one vote on each matter considered and voted on at the Northern Hancock special meeting for each share of Northern Hancock common stock held of record at the close of business on the record date. All shareholders of Northern Hancock common stock are record holders and no shares are held in “street name” or through a bank, brokers or other nominees. Thus, there will be no “broker non-votes” at the special meeting.

Quorum; Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the issued and outstanding shares of Northern Hancock common stock entitled to vote at the Northern Hancock special meeting is necessary to constitute a quorum at the Northern Hancock special meeting. For purposes of determining the presence of a quorum, abstentions will be counted as present for the purpose of determining whether a quorum is present.

Approval and adoption of the merger agreement and related bank merger agreement requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Northern Hancock special meeting of shareholders, provided a quorum is present. A failure to vote by a Northern Hancock shareholder present at the meeting or an abstention from voting will have the same effect as a vote against the merger proposal.

As of the record date for the Northern Hancock special meeting, Emclaire, its subsidiaries, and its directors and officers and their affiliates did not own or hold any shares of Northern Hancock common stock.

Solicitation of Proxies for Northern Hancock Special Meeting

Northern Hancock’s directors, officers and employees may solicit proxies personally, by telephone, by e-mail and by facsimile. Such directors, officers and employees will not receive any additional compensation for such solicitation activities.

It is important that any shares of Northern Hancock common stock you hold be represented at the Northern Hancock special meeting. Whether or not you plan to attend the Northern Hancock special meeting, Northern Hancock’s board of directors asks that all holders of Northern Hancock common stock take the time to vote prior to the Northern Hancock special meeting by completing, signing, dating and returning the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. If you attend the Northern Hancock special meeting and wish to vote in person, your proxy may be revoked at that time. Additional methods of revoking a proxy are described below.

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Voting at Northern Hancock Special Meeting

Northern Hancock shareholders are entitled to one vote on each matter to be considered and voted on at the Northern Hancock special meeting for each share of Northern Hancock common stock held of record at the close of business on the record date for the Northern Hancock special meeting.

Each copy of this proxy statement/prospectus delivered to Northern Hancock shareholders is accompanied by a form of proxy card with instructions for voting. You should complete, sign and return the proxy card accompanying this proxy statement/prospectus, regardless of whether you plan to attend the Northern Hancock special meeting. To ensure your representation at the special meeting, Northern Hancock recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

If you appropriately mark, sign and return the enclosed proxy in time to be voted at the Northern Hancock special meeting, the shares represented by the proxy will be voted in accordance with your instructions marked on the proxy. Valid proxies delivered by Northern Hancock shareholders that are executed but do not specify a vote on a particular matter will be voted “FOR” approval and adoption of the merger agreement, the bank merger agreement and the transactions contemplated thereby and “FOR” the proposal to allow the adjournment of the Northern Hancock special meeting, if necessary. No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the Northern Hancock special meeting or at any adjournment or postponement of the Northern Hancock special meeting. However, if other business properly comes before the Northern Hancock special meeting, the persons named as proxies on the Northern Hancock proxy card will, in their discretion, vote upon such matters in their best judgment.

Signing and returning the enclosed proxy will not affect a Northern Hancock shareholder’s right to attend the Northern Hancock special meeting and vote in person. If you attend the Northern Hancock special meeting and wish to vote in person, your proxy may be revoked at that time. Please note, however, that simply attending the Northern Hancock special meeting will not revoke a previously-submitted proxy; you must cast a new vote at the Northern Hancock special meeting in order to revoke your prior vote.

Revocation of Proxies for Northern Hancock Special Meeting

A Northern Hancock shareholder who has submitted a proxy may revoke it at any time before its exercise at the Northern Hancock special meeting by (i) giving written notice of revocation to Northern Hancock’s Corporate Secretary, (ii) properly submitting to Northern Hancock a duly executed proxy bearing a later date, (iii) voting again by telephone or the Internet or (iv) attending the Northern Hancock special meeting and voting in person. Please note, however, that simply attending the Northern Hancock special meeting will not revoke a previously-submitted proxy; you must cast a new vote at the Northern Hancock special meeting in order to revoke your prior vote. All written notices of revocation and other communications with respect to revocation of Northern Hancock proxies should be addressed to Northern Hancock as follows: John Ash, Corporate Secretary, 226 Washington Street, Newell, West Virginia 26050.

NORTHERN HANCOCK PROPOSALS

Approval and Adoption of Merger Agreement and the Bank Merger Agreement

Northern Hancock is asking its shareholders to approve and adopt the merger agreement, the related bank merger agreement and the transactions contemplated thereby. Northern Hancock shareholders should read this proxy statement/prospectus carefully and in its entirety, including the Annexes, for more detailed information concerning the merger agreement, the merger and the issuance of shares of Emclaire common stock in connection with the merger. A copy of the merger agreement and the related bank merger agreement are attached to this proxy statement/prospectus as Annex A.

Northern Hancock’s board of directors unanimously recommends that Northern Hancock shareholders vote “FOR” approval and adoption of the merger agreement, the related bank merger agreement and the transactions contemplated thereby.

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Adjournment Proposal

The Northern Hancock special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies if necessary to obtain additional votes in favor of approval and adoption of the merger agreement, the related bank merger agreement and the transactions contemplated thereby.

If, at the Northern Hancock special meeting, the number of shares of Northern Hancock common stock present or represented and voting in favor of approval and adoption of the merger agreement, the related bank merger agreement and the transactions contemplated thereby is insufficient to approve the proposal, Northern Hancock intends to move to adjourn the Northern Hancock special meeting in order to solicit additional proxies for the approval and adoption of the merger proposal. In that event, Northern Hancock will ask its shareholders to vote on the Northern Hancock adjournment proposal, but not the proposal to approve and adopt the merger agreement and the bank merger agreement.

In this proposal, Northern Hancock is asking its shareholders to authorize the persons named as proxies on the Northern Hancock proxy card on a discretionary basis to vote in favor of adjourning the Northern Hancock special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Northern Hancock shareholders who have previously voted.

Northern Hancock’s board of directors unanimously recommends that Northern Hancock shareholders vote “FOR” approval of adjournment, if necessary or appropriate, of the meeting to permit the solicitation of additional proxies in favor of approval and adoption of the merger agreement, the related bank merger agreement and the transactions contemplated thereby.

THE MERGER

Terms of the Merger

Each of the Emclaire board of directors and the Northern Hancock board of directors has approved and adopted the merger agreement, which provides for the merger of Northern Hancock with and into Farmers National.

If the merger is completed, Northern Hancock shareholders will be entitled to elect to receive, for each share of Northern Hancock common stock they own, 0.9793 of a share of Emclaire common stock plus $3.35 in cash.

At the Northern Hancock special meeting, Northern Hancock’s shareholders will be asked to approve and adopt the merger agreement and the bank merger agreement.

Background of the Merger

At different points over the past several years, the Northern Hancock board of directors has discussed and reviewed Northern Hancock’s business, performance and prospects and considered strategic alternatives in order to enhance shareholder value. In the course of these discussions, Northern Hancock’s board of directors considered the current state of its ongoing banking operations within the community, as well as specific challenges facing the bank. In particular, Northern Hancock’s board of directors noted two separate items that were either directly affecting Northern Hancock’s business operations or would affect them in the future.

The first item involved the direct impact of the “Dodd-Frank Wall Street Reform and Consumer Protection Act” that was passed in 2010. While many of the provisions contained within the 2,300-page Act were primarily targeted at larger banks, the ultimate effect of the Act was to impose an extensive regulatory structure on banking entities of all sizes. For Northern Hancock as a community bank operating in northern West Virginia, the regulatory structure imposed by Dodd-Frank was expensive and burdensome.

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The second item considered by the Northern Hancock board of directors in evaluating the bank’s prospects involved improving economic conditions within the surrounding market area, which in turn are expected to lead to increased competition from outside financial institutions. The impetus for the improving economic conditions is attributable to both the presence of oil and gas drilling activity throughout the Appalachian Basin, as well as the announcement of the multi-billion dollar ethane cracker plant in Beaver County, Pennsylvania, located a short distance up the Ohio River from Northern Hancock’s offices. The construction of the ethane cracker plant is expected to involve over 6,000 workers and the permanent employment of 600 workers upon the plant’s completion. Northern Hancock’s directors discussed how the improving economic conditions would attract outside financial institutions and place Northern Hancock in direct competition with entities with access to significantly larger capital levels. As such, concerns were raised that Northern Hancock’s ability to compete for future business opportunities would be restricted by its limited capital.

In response to the challenges facing Northern Hancock’s current business operations and future role within the community, Mark Mangano, President of Northern Hancock, contacted Renaissance Partners, LLC in Pittsburgh, Pennsylvania in November 2016 to assist Northern Hancock in considering strategic alternatives. At a November 2016 meeting, Mr. Mangano and Renaissance Partners discussed the current operating environment for community banks, the current environment for mergers and acquisitions in the banking sector, the potential strategic alternatives that Northern Hancock might consider, as well as how Northern Hancock’s position within the economically improved Appalachian Basin might be attractive to an acquiring institution.

Renaissance Partners presented its proposal to advise Northern Hancock to Mr. Mangano; he reviewed it with the bank’s board of directors and the board authorized Mr. Mangano to engage Renaissance Partners.

In January 2017, Renaissance Partners began the process of marketing Northern Hancock as a potential target to prospective financial partners. Renaissance Partners identified approximately 12 financial institutions within a 100-mile radius of Newell/Chester, West Virginia and provided marketing materials that described Northern Hancock’s characteristics and the future economic opportunities associated with its geographic location. Along with that, Renaissance Partners created a digital data room containing confidential documents that detailed Northern Hancock’s financial profile and business operations. Renaissance Partners screened responses from interested parties and, upon receiving executed confidentiality/non-disclosure agreements from six interested financial institutions, provided them access to the data room.

In March 2017, Northern Hancock received more definitive expressions of interest from multiple prospective acquiring entities, including from Emclaire. On March 17, 2017, Emclaire presented a competitive proposal based on considerations of price, continuity of business operations and service to constituencies served by Northern Hancock. The Emclaire indication of interest offered consideration of Emclaire common stock at a range of $26.80 to $35.20 for each share of Northern Hancock common stock, equating to an aggregate purchase price of between $1.6 million and $2.1 million. Following a thorough review of the proposal in relation to the interest expressed by the other financial institutions (which other institution’s expressions had not then progressed to the point of written offers at identified prices per share), Renaissance Partners notified Northern Hancock that the Emclaire indication of interest proposal constituted a favorable offer in line with Northern Hancock’s objectives. Based on Renaissance Partners’ advice, the owners of Northern Hancock determined to focus their negotiations exclusively on the proposal from Emclaire.

Following discussions between Mark Mangano and William Marsh, President of Emclaire, and Emclaire’s completion of its due diligence review, on April 6, 2017, Emclaire presented an updated indication of interest offering Emclaire common stock valued at $30.16 for each share of Northern Hancock common stock or $1.8 million in the aggregate. The parties continued discussion and on April 12, 2017, Emclaire revised its proposal to increase the aggregate purchase price to $1.9 million and revised the form of consideration to a mix of $1.7 million in Emclaire common stock and $200,000 in cash as well as offer Mark Mangano a one year consulting and non-competition agreement with Emclaire.

The parties agreed to the revised indication of interest and Silver, Freedman, Taft and Tiernan LLP, legal counsel to Emclaire, commenced preparation of a draft of the merger agreement that was presented to Keevican Weiss Bauerle & Hirsh LLC, legal counsel to Northern Hancock, on April 20, 2017. Legal counsel negotiated the terms and conditions of the merger agreement over the next week and a revised version of the merger agreement was provided on April 26, 2017. Following final negotiations, the merger agreement was acceptable to the parties. Subsequently, a special meeting of the board of directors of Northern Hancock was called for Wednesday, May 3, 2017, at which a quorum was present. At the special meeting, Mr. Mangano presented the merger agreement between Northern Hancock and Emclaire. He explained the terms of the proposed merger providing for 0.9793 of a share of Emclaire common stock and $3.35 in cash for each outstanding share of Northern Hancock common stock, noting that the merger would be a good fit for Northern Hancock and continue its role as a community bank within the market area. In addition, Mr. Mangano described the terms of his proposed consulting and non-competition agreement with Emclaire. Following an extended discussion by the board of directors of the terms and conditions of the proposed merger, the merger agreement was unanimously approved.

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On May 3, 2017, the boards of directors of Emclaire and Farmers National met in order to review the proposed merger agreement and the merger. The Emclaire and Farmers National boards received a presentation regarding the merger agreement from its legal counsel, Silver, Freedman, Taff & Tiernan LLP. Legal counsel and senior management of Emclaire also briefed the boards on the results of the due diligence review conducted on Northern Hancock. After discussion and consideration of the merger agreement and the presentation by Emclaire’s legal counsel as well as the interests of Emclaire’s shareholders, customers, employees and the communities served by Emclaire, the board of directors of Emclaire unanimously approved the merger agreement. The board of directors of Farmers National also unanimously approved the bank merger agreement.

Following the meetings of the boards of directors of Emclaire and Northern Hancock, on May 4, 2017, the merger agreement was executed and the parties issued a press release announcing the proposed merger after the close of market trading.

Northern Hancock’s Reasons for the Merger; Recommendation of the Northern Hancock Board of Directors

Northern Hancock’s board of directors has determined that the merger agreement and the merger are fair to and in the best interests of Northern Hancock and its shareholders. Accordingly, the Northern Hancock board has unanimously approved the merger agreement and recommends that Northern Hancock’s shareholders approve the merger agreement.

In reaching its determination to approve and adopt the merger agreement, and to recommend the merger agreement to Northern Hancock’s shareholders, Northern Hancock’s board consulted with its management and its financial and legal advisors, and considered a number of factors, including:

•	The current regulatory environment facing the banking industry in general and Northern Hancock in particular, including the high compliance costs of the Dodd-Frank legislation;

•	The current and prospective economic conditions in Northern Hancock’s market area, including the expected economic growth and competition incident to the construction of the multi-billion dollar ethane cracker plant;

•	The advantages of being part of a larger institution, including better ability to compete and leverage overhead costs, the potential for operating efficiencies and increased profitability and the ability to serve larger customers with greater credit needs.

•	The expectation that the combined entity will have superior future earnings and prospects compared to Northern Hancock’s earnings and prospects on an independent basis; and

•	The Northern Hancock board’s belief that the terms of the merger are fair to and in the best interest of Northern Hancock’s shareholders.

The foregoing discussion of the information and factors considered by the Northern Hancock board of directors is not intended to be exhaustive, but includes the material factors considered by the Northern Hancock board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Northern Hancock board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Northern Hancock board of directors considered all these factors as a whole, including discussions with, and questioning of Northern Hancock’s management and Northern Hancock’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

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Northern Hancock’s board of directors unanimously recommends that Northern Hancock’s shareholders vote “FOR” the approval of the merger proposal and “FOR” the adjournment proposal. Northern Hancock shareholders should be aware that Northern Hancock’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Northern Hancock shareholders. The Northern Hancock board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the shareholders of Northern Hancock. See “Description of the Merger—Interests of Northern Hancock’s Officers and Directors in the Merger that are Different from Yours.”

This summary of the reasoning of Northern Hancock’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Emclaire’s Reasons for the Merger

Emclaire believes that the acquisition of Northern Hancock provides an excellent opportunity to expand its banking footprint into the upper panhandle of West Virginia. In approving the merger agreement, Emclaire’s board of directors considered the following factors as generally supporting its decision to enter into the merger agreement:

•	its understanding of Emclaire’s business, operations, financial condition, earnings and prospects and of Northern Hancock’s business, operations, financial condition, earnings and prospects.

•	its understanding of the current and prospective environment in which Emclaire and Northern Hancock operate, including regional and local economic conditions, the competitive environment for financial institutions generally and continuing consolidation in the financial services industry, and the future growth prospects for its market area and surrounding areas to provide sustained business development opportunities;

•	the nature of the respective customer bases, products and skills of Emclaire and Northern Hancock that could result in opportunities to obtain synergies as products are distributed over a broader customer base;

•	the scale, scope, strength and diversity of operations, product lines and delivery systems that combining Emclaire and Northern Hancock could achieve;

•	the review by Emclaire’s board of directors, with the assistance of Emclaire’s management, of the structure and terms of the merger, including the exchange ratio;

•	the likelihood that Emclaire will obtain the regulatory approvals it needs to complete the merger; and

•	that the merger will result in a combined entity with total assets of approximately $750.0 million.

The foregoing discussion of the information and factors considered by Emclaire’s board of directors is not intended to be exhaustive, but includes the material factors considered by the Emclaire board of directors. The Emclaire board of directors did not consider it practicable, and did not attempt, to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Emclaire’s board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Board of Directors and Management of Emclaire Following Completion of the Merger

Following completion of the merger, the directors and officers of Emclaire and Farmers National will be the directors and executive officers of Emclaire and Farmers National immediately prior to the merger.

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Trading Markets for Emclaire and Northern Hancock Common Stock

Emclaire common stock trades on the NASDAQ Capital Market under the symbol “EMCF.” There is no trading market for shares of Northern Hancock common stock. The shares of Emclaire common stock issuable to holders of Northern Hancock common stock in the merger will be listed on NASDAQ.

Regulatory Approvals Required for the Merger

Each of Emclaire and Northern Hancock has agreed to cooperate with the other and use all reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, including the merger and the bank merger. These approvals include approval from the OCC as well as non-objection from the West Virginia Division as well as various other regulatory authorities. Emclaire and Northern Hancock have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals.

Emclaire’s and Northern Hancock’s obligations to complete the transactions contemplated by the merger agreement the receipt of all regulatory consents and approvals required to consummate the transactions contemplated by the merger agreement, without conditions (excluding standard conditions that are normally imposed in bank merger transactions) that would, in the good faith reasonable judgment of the Emclaire board of directors, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Emclaire and Northern Hancock or materially impair the value of Northern Hancock to Emclaire.

Emclaire and Northern Hancock cannot assure you that all of the regulatory approvals described above will be obtained, and, if obtained, Emclaire and Northern Hancock cannot assure you as to the date of any approvals or the absence of any litigation challenging such approvals.

Neither Emclaire nor Northern Hancock is aware of any material governmental approvals or actions that are required for completion of the transactions other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Pursuant to the Bank Merger Act, a transaction approved by the OCC may not be completed until 30 days after approval is received, during which time the Antitrust Division of the Department of Justice may challenge the transactions on antitrust grounds. The commencement of an antitrust action would suspend the effectiveness of an approval unless a court were to order specifically otherwise. With the approval of the OCC and the concurrence of the Antitrust Division, the waiting period may be reduced to no less than 15 days.

Interests of Northern Hancock’s Directors and Executive Officers in the Merger that are Different from Yours

In considering the recommendation of the Northern Hancock board of directors with respect to the merger agreement, Northern Hancock shareholders should be aware that the directors and executive officers of Northern Hancock have interests in the merger that are in addition to their interests as shareholders of Northern Hancock generally. The Northern Hancock board of directors was aware of these interests as well as others and considered them in adopting the merger agreement and the transactions contemplated thereby. As described in more detail below, these interests include (a) payments that Mark Mangano, president and chief executive officer of Northern Hancock, will receive under a consulting and non-competition agreement with Farmers National for one year upon consummation of the merger; and (b) provisions in the merger agreement relating to continued indemnification and insurance coverage by Emclaire for acts or omissions occurring prior to the merger.

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Consulting and Non-Competition Agreement. Concurrently with the execution of the merger agreement, Farmers National entered into a consulting and non-competition agreement with Mark Mangano, the president and chief executive officer of Northern Hancock, to be effective upon completion of the merger. The agreement provides that Mr. Mangano will provide consulting services to Farmers National for a period of 12 months following the effective time of the merger. In addition, during the one-year consulting period and for a period of 12 months following the termination of the consulting services, Mr. Mangano agreed that he would not, directly or indirectly, (a) become a director, officer, employee, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office located within a 20-mile radius of the current main office of Northern Hancock, (b) solicit, induce or hire, or attempt to solicit, induce or hire, any current employee of Farmers National, or any individual who becomes an employee during such period, to leave his or her employment with Farmers National or join or become affiliated with any other business or entity, or in any way interfere with the employment relationship between any employee and Farmers National, or (c) solicit or induce, or attempt to solicit or induce, any customer, lender, supplier, licensee, licensor or other business relation of Farmers National to terminate its relationship or contract with Farmers National, to cease doing business with Farmers National, or in any way interfere with the relationship between any such customer, lender, supplier, licensee or business relation and Farmers National (including making any negative or derogatory statements or communications concerning Farmers National or its directors, officers or employees). As consideration for the consulting services to be provided by Mr. Mangano and the foregoing restrictive covenants, Farmers National agreed to pay Mr. Mangano an aggregate of $112,000 in equal monthly installments during the one-year consulting period. In the event Mr. Mangano dies during the one-year consulting period, Mr. Mangano’s spouse (who is a former employee of Northern Hancock) will continue to provide the consulting services and Farmers National will pay the remaining monthly installments to her.

Indemnification and Continued Director and Officer Liability Coverage. From and after the effective time of the merger, Emclaire has agreed to indemnify and hold harmless each person who is now, or who has been at any time before the effective time of the merger, an officer or director or employee of Northern Hancock and its subsidiaries against all losses, costs, damages or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the merger to the same extent as Northern Hancock currently provides for indemnification of its officers and directors. In addition, Emclaire has agreed to provide directors’ and offices’ liability insurance coverage for a period of three years following the effective time of the merger to the directors and officers of Northern Hancock immediately before the effective time of the merger under the directors’ and officers’ liability insurance policy currently maintained by Northern Hancock or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that Emclaire is not required to incur an expense greater than $18,000.

Dissenters’ Rights

If the merger is consummated, holders of record of Northern Hancock common stock who follow the procedures specified by Sections 31D-13-1301 through 31D-13-1331 of the West Virginia Business Corporation Act, or WVBCA, will be entitled to determination and payment in cash of the “fair value” of their stock (as determined immediately before the effective time of the merger), plus accrued interest from the effective time of the merger until the date of payment. Northern Hancock shareholders who elect to follow these procedures are referred to as dissenting shareholders.

A vote in favor of the merger agreement by a holder of Northern Hancock common stock will result in a waiver of the shareholder’s right to demand payment for his or her shares.

The following summary of the provisions of Sections 31D-13-1301 through 31D-13-1331 of the WVBCA is not intended to be a complete statement of such provisions, the full text of which is attached as Annex B to this prospectus/proxy statement, and is qualified in its entirety by reference thereto.

A holder of Northern Hancock common stock electing to exercise appraisal rights must deliver to Northern Hancock a written notice of dissent stating that he or she intends to demand payment for his or her shares if the merger is consummated. This notice must be sent before the vote is taken. The dissenting shareholder must not vote, or cause or permit to be voted, any of his or her shares in favor of the proposed transaction or, if action is taken by written consent of the shareholders, must not sign a consent in favor of or otherwise approve the proposed transaction. If the dissenting shareholder fails to comply with these requirements, he or she will not be entitled to appraisal rights. The “fair value” of the shares as defined above is determined using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal and without discounting for lack of marketability or minority status.

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Within 10 days after the effective time of the merger, Emclaire, as surviving corporation of the merger, will give written notice of the effective time of the merger by certified mail to each shareholder who filed a written notice of dissent. The notice will provide (i) where demand for payment must be sent and where and when share certificates, if any, must be deposited, (ii) supply a form for demanding payment in compliance with Section 31D-13-1322 of the WVBCA, (iii) set a date by which Emclaire must receive the demand for payment, which may not be less than 40 nor more than 60 days after the date the notice is sent, (iv) state Emclaire’s estimated fair value of the shares; (v) state that the shareholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by Emclaire by such specified date, (vi) state that, if requested in writing, Emclaire will provide to the requesting shareholder within 10 days after the date set forth in subsection (iii) above, the number of shareholders that return a form demanding payment by the specified date and the total number of shares owned by such shareholders, (vii) state the date by which the notice to withdraw must be received, which date must be within 20 days after the date set forth in subsection (iii) above, and (viii) be accompanied by a copy of Sections 31D-13-1301 through 31D-13-1331 of the WVBCA, inclusive.

Within the time period set forth in the notice, the dissenting shareholder must (i) sign and return the form sent by Emclaire demanding payment of the fair value of his or her shares, (ii) certify that the shareholder acquired beneficial ownership of the shares before the date required as set forth in the notice, and (iii) deposit his or her share certificates, if any, in accordance with the terms of the notice. Once the shareholder deposits his or her share certificates, or, in the case of uncertificated shares makes demand for payment, that shareholder loses all rights as a shareholder, unless he or she withdraws from the appraisal process by the date described in subsection (vii) of the immediately preceding paragraph.

Within 30 days after the receipt of the dissenting shareholder’s demand for payment, Emclaire, as the surviving corporation, will pay each dissenting shareholder who complied with the required procedures the amount it estimates to be the fair value of the dissenting shareholder’s shares, plus accrued interest. Emclaire will include along with the payment to each dissenting shareholder (i) a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the shareholders’ equity for that year, or, where such financial statements or not reasonably available, then such reasonably equivalent financial information, and the latest available interim financial statements, if any, and a report by the public accountant or statement by the president or other person responsible for Northern Hancock’s accounting records that complies with Section 31D-13-1324(b) of the WVBCA, (ii) a statement of Emclaire’s estimate of the fair value of the shares which shall be equal to or exceed the estimate of the fair value provided in the notice, and (iii) a statement of the dissenting shareholder’s right to demand further payment under 31D-13-1326 of the WVBCA and that if any such shareholder does not do so within the period specified, such shareholder shall be deemed to have accepted such payment in full satisfaction of Emclaire’s obligations under the WVBCA.

Following receipt of payment, a dissenting shareholder, within 30 days, may send Emclaire notice containing such shareholder’s own estimate of fair value and accrued interest, and demand payment for that amount less the amount received pursuant to Emclaire’s payment of fair value to such shareholder. This right is waived if the dissenting shareholder does not make written demand within 30 days of Emclaire’s payment for the shareholder’s shares. If a demand for payment remains unsettled, Emclaire will petition the court to determine fair value and accrued interest. If Emclaire fails to commence an action within 60 days following the receipt of a dissenting shareholder’s demand, Emclaire will pay each dissenting shareholder whose demand remains unsettled the amount demanded by each dissenting shareholder, plus interest.

All dissenting shareholders whose demands remain unsettled, whether residents of West Virginia or not, must be made parties to the action and the court will render judgment for the fair value of their shares. Each party must be served with the petition. The judgment shall include payment for the amount, if any, by which the court finds the fair value of such shares, plus interest, exceeds the amount already paid. If the court finds that the demand of any dissenting shareholder for payment was arbitrary, vexatious or otherwise not in good faith, the court may assess all court costs, including reasonable fees of appraisers appointed by the court, against such shareholder. Otherwise the court costs will be assessed against Emclaire. In addition, reasonable fees and expenses of counsel and experts will be determined by the court and may be assessed against Emclaire if the court finds that it did not substantially comply with the requirements of the West Virginia appraisal rights statute or that it acted arbitrarily, vexatiously, or not in good faith with respect to the rights granted to dissenters under West Virginia law.

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If you are a holder of shares and you wish to seek appraisal rights, you are urged to review the applicable West Virginia statutes attached to this prospectus/proxy statement as Annex B.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Terms of the Merger

Each of the Emclaire board of directors and the Northern Hancock board of directors has adopted and approved the agreement and plan of merger, and the related agreement of merger by and between Northern Hancock and Farmers National, which provides for Emclaire’s acquisition of Northern Hancock and the merger of Northern Hancock with and into. Each share of Farmers National common stock issued and outstanding immediately prior to completion of the merger will remain issued and outstanding as one share of common stock of Emclaire. Each share of Northern Hancock common stock issued and outstanding at the effective time of the merger (with the exception of Company-Owned Stock, as defined below and shares of Northern Hancock common stock owned by shareholders exercising their dissenters’ rights) will be converted into the right to receive 0.9793 of a share of Emclaire common stock plus $3.35 in cash, as described below. See “— Consideration to Be Received in the Merger.” Company-Owned Stock means shares of Northern Hancock held in treasury by Northern Hancock or any shares of Northern Hancock held by Emclaire immediately prior to the effective time of the merger (other than shares held in a fiduciary capacity or in connection with debts previously contracted). Each share of Northern Hancock common stock held as Company-Owned Stock immediately prior to the effective time of the merger will be canceled and retired and no consideration will be issued in exchange for Company-Owned Stock. As of the date of this document, Emclaire does not own any shares of common stock of Northern Hancock.

The Emclaire articles of incorporation and bylaws of Emclaire as in effect at the time of the merger will be the articles of incorporation and bylaws of Emclaire as the surviving entity after the completion of the merger. The merger agreement provides that Emclaire may change the method of effecting the merger. No such change will alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax consequences to Northern Hancock shareholders, or materially jeopardize or delay obtaining consents or regulatory approvals relating to the merger, satisfaction of a closing condition or otherwise adversely affect Northern Hancock or Northern Hancock shareholders.

Closing and Effective Time of the Merger

The merger will be completed no later than the twentieth calendar day following the satisfaction or waiver of all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement, or within five business days of the acceptance by Emclaire of the closing balance sheet of Northern Hancock, prepared as set forth in the merger agreement, whichever is later, or on such other date as may be agreed to in writing by the parties. See “— Conditions to Complete the Merger.” It is currently anticipated that the effective time of the merger will occur late in the third or early in fourth quarter of 2017, but Emclaire and Northern Hancock cannot guarantee when or if the merger will be completed.

Consideration to be Received in the Merger

As a result of the merger each Northern Hancock shareholder will have the right, with respect to each share of Northern Hancock common stock held (excluding Company-Owned Stock and shares of Northern Hancock common stock owned by shareholders exercising their dissenters’ rights), to receive 0.9793 of a share of Emclaire common stock plus $3.35 in cash.

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Conversion of Shares; Letter of Transmittal; Exchange of Certificates

The conversion of Northern Hancock common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after completion of the merger but in any event within five business days, the exchange agent will mail to each Northern Hancock shareholder a letter of transmittal with instructions on how to exchange certificates representing shares of Northern Hancock common stock for the merger consideration, to be received in the merger pursuant to the terms of the merger agreement. You will be required to submit your certificates before you will receive your merger consideration. If a certificate for Northern Hancock common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification. American Stock Transfer & Trust Company, Emclaire’s transfer agent and registrar, will be the exchange agent in the merger and will receive forms of election, exchange certificates for the merger consideration and perform other duties as explained in the merger agreement.

Withholding

Each of Emclaire and the exchange agent will be entitled to deduct and withhold from the consideration payable to any Northern Hancock shareholder such amounts as it is required to deduct and withhold under any federal, state, local or foreign tax law. If either of them withholds any such amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Dissenters’ Rights

The shares of Northern Hancock stock that are held by a Northern Hancock shareholder who has perfected his or her right to dissent under applicable law will not be converted into, nor represent a right to receive, the merger consideration. Instead, such dissenting shareholder will be entitled to the rights granted by West Virginia law. If any dissenting Northern Hancock shareholder withdraws or loses his or her rights under West Virginia law, the shares of Northern Hancock common stock held by such shareholder will be converted into the right to receive the merger consideration in accordance with the merger agreement.

Dividends and Distributions

Until Northern Hancock common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to Emclaire common stock into which shares of Northern Hancock common stock may have been converted will accrue but will not be paid. Emclaire will pay to former Northern Hancock shareholders any unpaid dividends or other distributions, without interest, only after they have surrendered their Northern Hancock stock certificates.

Pursuant to the merger agreement, prior to the effective time of the merger, Northern Hancock and its subsidiaries may not declare or pay any dividend or distribution on its capital stock.

Representations and Warranties

The merger agreement contains customary representations and warranties of Northern Hancock and Emclaire relating to their respective businesses. The representations must be true and correct in accordance with the materiality standards set forth in the merger agreement, as of the date of the merger agreement and at the effective date of the merger as though made at and as of such time (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date must be true and correct as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of Emclaire and Northern Hancock has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

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•	authority relative to execution and delivery of the merger agreement and the absence of breach or violations of organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	financial statements and the absence of undisclosed liabilities;

•	tax matters;

•	the absence of circumstances and events reasonably likely to have a material adverse effect on the respective business of Emclaire and Northern Hancock;

•	legal proceedings;

•	compliance with applicable law;

•	brokers, finders and financial advisors; and

•	information supplied.

Northern Hancock has also made additional representations and warranties to Emclaire regarding deposits, material contracts, bank regulatory reports, its loan portfolio, intellectual property and other certain types of contracts, risk management instruments, labor matters, insurance coverage, employee benefit plans and the administration of those plans and environmental matters.

Emclaire also has made representations and warranties to Northern Hancock regarding its common stock and its reports and proxy statements filed with the SEC.

The representations and warranties described above and included in the merger agreement were made by Emclaire and Northern Hancock to each other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Emclaire and Northern Hancock in connection with negotiating the terms of the merger agreement (including by reference to information contained in disclosure schedules delivered by the parties under the merger agreement), and may have been included in the merger agreement for the purpose of allocating risk between Emclaire and Northern Hancock rather than to establish matters as facts. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

Covenants and Agreements

Each of Northern Hancock and Emclaire has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of Emclaire and Northern Hancock has agreed to operate its respective business in the usual, regular and ordinary course of business, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and voluntarily take no action that would materially and adversely affect the ability to obtain any regulatory approvals required for the merger or materially affect its ability to perform its covenants under the merger agreement.

In addition, Northern Hancock has agreed that, with certain exceptions and except with Emclaire’s prior written consent, that Northern Hancock will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:

•	amend its articles of incorporation or its bylaws or appoint any new directors;

•	change the number of authorized or issued shares of its capital stock, issue any shares of Northern Hancock common stock, make any grant or award any options, warrants or similar instruments, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

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•	enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

•	make application for the opening or closing of any, or open or close any, branch or automated banking facility;

•	grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees;

•	enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•	merge or consolidate with any other entity, sell all or a substantial portion of its assets or business or acquire all or a substantial portion of the assets or business or any other entity;

•	sell or dispose of Northern Hancock capital stock or dispose of any material asset other than in the ordinary course consistent with past practice;

•	materially change any method, practice or principle of accounting;

•	purchase any equity securities, or purchase any securities other than securities of the U.S. government and government agencies with maturities of less than one year and otherwise in the ordinary course, consistent with past practice;

•	make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $200,000 for a commercial loan, or in excess of $417,000 for a non-residential loan. In addition, the prior approval of the Company is required with respect to the foregoing: (i) any new loan or credit facility commitment in an amount of $100,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with, in the aggregate, exceeds $500,000 prior thereto or as a result thereof; (ii) any new loan or credit facility commitment in excess of $417,000 for any non-conforming residential mortgage loan (or $150,000 with respect to HELOCs) to any person residing, or any property located, outside of the State of West Virginia; (iii) any new unsecured loan in excess of $25,000; and (iv) any new loan or loan commitment to any Northern Hancock director or executive officer;

•	enter into, renew, extend or modify any transaction with an affiliate;

•	enter into any futures contract or other hedge;

•	make any material change in existing banking policies, such as lending, the establishment of reserves, asset/liability management, deposit pricing.

•	make any capital expenditures or in excess of $5,000 individually or $10,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

•	purchase or otherwise acquire, or sell or otherwise dispose of, any material assets or incur any material liabilities other than in the ordinary course of business consistent with past practices and policies;

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•	enter into any lease, contract or other commitment for its account, other than in the ordinary course, involving a payment of more than $5,000 annually, or containing any financial commitment in excess of $15,000 in the aggregate and extending beyond 24 months from the date of the merger agreement; or

•	pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $10,000 individually or $25,000 in the aggregate;

•	foreclose upon any commercial real estate before conducting a Phase I environmental assessment;

•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

•	sell any loan participation interest, other than in the ordinary course of business consistent with past practice; or

•	sell any OREO (unless net book loss does not exceed $10,000).

Northern Hancock and its subsidiaries also agreed to take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Emclaire, Farmers National, the merger, the merger agreement and the transactions contemplated by the merger agreement from any provisions of an anti-takeover nature contained in Northern Hancock’s or its subsidiaries’ organizational documents, and the provisions of any applicable federal or state anti-takeover laws and regulations.

Each of Emclaire and Northern Hancock has agreed to additional covenants which include, among other things, commitments to provide certain financial and regulatory information upon request and maintain insurance in reasonable amounts.

Emclaire has further agreed that Emclaire will:

•	take all reasonable action so that Northern Hancock employees continuing after the merger are entitled to participate in the Emclaire compensation and benefit plans to the same extent as similarly situated employees of Emclaire, as further detailed in the merger agreement;

•	Emclaire shall make available to continuing employees benefit plans of Emclaire on the same basis it provides coverage to Emclaire employees, as further detailed in the merger agreement;

•	for determining eligibility and vesting for certain Emclaire employee benefit plans (and not for benefit accrual purposes except with respect to vacation, leave policies or programs and for calculating severance benefits), provide credit for meeting eligibility and vesting requirements in such plans for service as an employee of Northern Hancock or any predecessor of Northern Hancock;

•	establish a retention bonus pool for employees of Northern Hancock who are selected and who remain employed through a specified date, provided that the aggregate amount of such retention bonuses shall not exceed $20,000;

•	to indemnify, defend and hold harmless all current and former officers and directors of Northern Hancock against all claims that arise out of the fact that such person is or was a director or officer of Northern Hancock or its subsidiaries and that relate to any matter of fact existing at or prior to the merger, to the fullest extent as would have been permitted by Northern Hancock under West Virginia law and under Northern Hancock’s articles of incorporation and bylaws;

•	maintain, for three years following the merger, Northern Hancock’s current directors’ and officers’ liability insurance policies covering the officers and directors of Northern Hancock with respect to matters occurring at or prior to the merger, except that Emclaire may substitute similar policies, and that Emclaire is not required spend more than $18,000 in order to obtain this insurance; and

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•	reserve a sufficient number of shares of its common stock and maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations in connection with the merger.

The merger agreement also contains mutual covenants relating to the preparation of this proxy statement/prospectus, the regulatory applications and the holding of the special meeting of Northern Hancock shareholders, access to information of Northern Hancock and public announcements with respect to the transactions contemplated by the merger agreement. Northern Hancock also agreed to use commercially reasonable efforts to take all actions needed to obtain necessary governmental and third-party consents and to consummate the transactions contemplated by the merger agreement and to not take any action that would or could reasonably be expected to disqualify the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Shareholder Meeting

Northern Hancock has agreed to hold a meeting of its shareholders as soon as is promptly practicable after the SEC has declared the merger registration statement, of which this proxy statement/prospectus is a part, effective. Northern Hancock’s board of directors has agreed to recommend that its shareholders vote in favor of the approval and adoption of the merger agreement.

Agreement Not to Solicit Other Offers

Northern Hancock has agreed that it, its subsidiaries and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents will not, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an “acquisition proposal” as defined in the merger agreement; (b) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Emclaire) any information or data with respect to Northern Hancock or any of its subsidiaries or otherwise relating to an acquisition proposal; (c) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Northern Hancock is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal. Any violation of the foregoing restrictions by Northern Hancock or any Northern Hancock representative, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of Northern Hancock or otherwise, shall be deemed to be a breach of the merger agreement by Northern Hancock. The merger agreement required Northern Hancock and its subsidiaries to, and to cause each of Northern Hancock representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any persons with respect to any existing or potential acquisition proposal.

In the merger agreement:

“acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Emclaire), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an “acquisition transaction.”

“acquisition transaction” means (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Northern Hancock or any of its subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Northern Hancock or any of its subsidiaries representing, in the aggregate, 25% or more of the assets of Northern Hancock and its subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of Northern Hancock or any of its subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of any class of equity securities of Northern Hancock or any of its subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

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Northern Hancock may, however, participate in discussions with, and may furnish information to, a third party in connection with a bona fide unsolicited acquisition proposal if, and only if:

•	Northern Hancock has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the merger agreement;

•	the board of directors of Northern Hancock determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such acquisition proposal constitutes a “superior proposal;”

•	prior to furnishing or affording access to any information or data with respect to Northern Hancock or any of its subsidiaries or otherwise relating to an acquisition proposal, Northern Hancock receives from such person a confidentiality agreement with terms no less favorable to Northern Hancock than those contained in the confidentiality agreements between Northern Hancock and Emclaire; and

•	the board of directors of Northern Hancock determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws.

Northern Hancock has also agreed to promptly provide to Emclaire any non-public information about Northern Hancock that it provides to the third party making the proposal, to the extent such information was not previously provided to Emclaire.

In the merger agreement:

“superior proposal” shall mean any unsolicited bona fide written proposal (on its most recently amended or modified terms, if amended or modified made by a third party to enter into an acquisition transaction on terms that the board of directors of Northern Hancock reasonably determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor, (a) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Northern Hancock common stock or all, or substantially all, of the assets of Northern Hancock and its subsidiaries on a consolidated basis; (b) would result in a transaction that (i) involves consideration to the holders of the shares of Northern Hancock common stock that is more favorable than the merger consideration to be paid to Northern Hancock’s shareholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered, any regulatory approvals or other risks associated with the timing of the proposed transaction in addition to those specifically contemplated by the merger agreement, and which proposal is not conditioned upon obtaining additional financing and (ii) is, in light of the other terms of such proposal, more favorable to Northern Hancock than the merger and the transactions contemplated by the merger agreement; and (c) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

In addition, Northern Hancock has agreed that it will not:

•	withdraw, qualify or modify in a manner adverse to Emclaire, its recommendation to its shareholders to approve the merger agreement, except to the extent otherwise permitted and described below; or

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal other than with respect to the Emclaire merger.

Up until the time of the Northern Hancock shareholder meeting, however, Northern Hancock may withdraw, qualify or modify its recommendation to Northern Hancock shareholders to approve the merger agreement, or take any of the other actions listed above in this paragraph with respect to another acquisition proposal if, but only if:

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•	the Northern Hancock board of directors has reasonably determined in good faith, after consultation with and having considered the advice of its outside legal counsel and financial advisor that the failure to take such actions would be reasonably likely to result in a violation of the board’s fiduciary duties to Northern Hancock’s shareholders under applicable law;

•	it has provided at least three business days’ prior notice to Emclaire of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the board of directors of Northern Hancock in response to an acquisition proposal, the latest material terms and conditions of, and the identity of the third party making, any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances); and

•	after taking into account any adjusted, modified or amended terms as may have been committed to by Emclaire in writing, the Northern Hancock board of directors has again in good faith determined that it would nevertheless be reasonably likely to result in a violation of the board of directors’ fiduciary duties under applicable law to continue to recommend the merger agreement.

Expenses and Fees

In general, each of Emclaire and Northern Hancock will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.

Indemnification and Insurance

The merger agreement requires Emclaire to indemnify Northern Hancock’s and its subsidiaries’ current and former directors, officers and employees to the fullest extent as would have been permitted under applicable law and the Northern Hancock articles of incorporation or the Northern Hancock bylaws or similar governing documents. The merger agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director or officer of Northern Hancock or is threatened to be made party based in whole or in part on, or arising in whole or in part out of the fact that he or she is or was a director or officer of Northern Hancock or any of its subsidiaries or predecessors and pertaining to any matter of fact arising, existing or occurring at or before the effective time of the merger (including the merger and the merger agreement), Emclaire will defend against and respond thereto.

Emclaire has agreed to indemnify and hold harmless each such indemnified party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees), judgments, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit proceeding or investigation. The merger agreement also requires that Emclaire provide advancement of expenses to, all past and present officers, directors and employees of Northern Hancock and its subsidiaries in their capacities as such against all such losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by West Virginia law and Northern Hancock’s articles of incorporation and bylaws.

The merger agreement provides that Emclaire will maintain for a period of three years after completion of the merger Northern Hancock’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that Emclaire is not required to incur an aggregate expense greater than $18,000.

Conditions to Complete the Merger

Completion of the merger is subject to the fulfillment of certain conditions, none of which may be waived, including:

•	the approval and adoption of the merger agreement by Northern Hancock’s shareholders;

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•	the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement;

•	the receipt and effectiveness of all required governmental and other approvals, authorizations and consents on terms and conditions that would not have a material adverse effect on Emclaire and Northern Hancock, and the expiration of all related waiting periods required to complete the merger;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the Emclaire common stock to be issued in the merger and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose; and

•	the receipt by each of Emclaire and Northern Hancock of a legal opinion with respect to certain United States federal income tax consequences of the merger.

Each of Emclaire’s and Northern Hancock’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•	the absence of a material adverse effect on the other party;

•	the truth and correctness of the representations and warranties of each other party in the merger agreement, subject generally to the materiality standard provided in the merger agreement, and the performance by each other party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect;

•	performance of all obligations in all material respects;

•	obtaining all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger;

•	holders of no more than one percent (1.0%) of the issued and outstanding shares of Northern Hancock shall have exercised their statutory appraisal or dissenters’ right pursuant to the merger agreement prior to the merger; and

•	Emclaire having delivered the merger consideration to the exchange agent.

Emclaire and Northern Hancock cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, Emclaire and Northern Hancock have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion by mutual consent or by either party in the following circumstances:

•	if there is a breach by the other party that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice of the breach and the terminating party is not itself in material breach;

•	if the merger has not been completed by February 28, 2018, unless the failure to complete the merger by that date was due to the terminating party’s action or inaction;

•	if the shareholders of Northern Hancock fail to adopt the merger agreement at its special meeting;

•	if any of the required regulatory approvals are denied (and the denial is final and non-appealable); or

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•	if any court of competent jurisdiction or governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger (and such order, decree, ruling or action is final and non-appealable).

In addition, Emclaire’s board of directors may terminate the merger agreement if the Northern Hancock board of directors receives a superior proposal and enters into a letter of intent, agreement in principle or an acquisition agreement with respect to such proposal, withdraws its recommendation of the merger agreement, fails to make such a recommendation or modifies or qualifies its recommendation, in a manner adverse to Emclaire, or has otherwise made a determination to accept such proposal.

Further, Northern Hancock’s board of directors may terminate the merger agreement if Northern Hancock has received a superior proposal and has made a determination to accept such proposal.

If the merger agreement is terminated, it will become void, and there will be no liability on the part of Emclaire or Northern Hancock, except that both Emclaire and Northern Hancock will remain liable for any willful breach of the merger agreement and designated provisions of the merger agreement, including the payment of fees and expenses, and the confidential treatment of information and publicity restrictions, will survive the termination.

Termination Fee

Northern Hancock will pay Emclaire a termination fee of $250,000 in the event that the merger agreement is terminated:

•	by Emclaire because Northern Hancock has received a superior proposal and Northern Hancock entered into an acquisition agreement with respect to the superior proposal, terminated the merger agreement, or withdrew the Northern Hancock recommendation to its shareholders, failed to make the Northern Hancock recommendation or modified or qualified the Northern Hancock recommendation in a manner adverse to Emclaire;

•	by Northern Hancock because Northern Hancock received and made a determination to accept a superior proposal;

•	where Northern Hancock enters into a definitive agreement relating to an acquisition proposal or the consummation of an acquisition proposal involving Northern Hancock within twelve (12) months after the occurrence of any of the following: (a) the termination of the merger agreement by Emclaire pursuant to a willful material breach of a representation, warranty, covenant or other agreement by Northern Hancock; or

•	because of the failure of the shareholders of Northern Hancock to approve the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement between Northern Hancock and Emclaire executed in the same manner as the merger agreement.

At any time prior to the completion of the merger, each of the parties, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

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However, after any approval of merger agreement by the shareholders of Northern Hancock, there may not be, without further approval of such shareholders, any amendment which reduces the amount or value or changes the form of consideration to be delivered to Northern Hancock shareholders.

ACCOUNTING TREATMENT

The merger will be accounted for as a “business combination,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes, with Emclaire treated as the acquiror. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Northern Hancock as of the effective time of the merger will be recorded at their respective fair values and added to those of Emclaire. Any excess of purchase price over the fair values of net identifiable, tangible and intangible assets and liabilities is recorded as goodwill. Consolidated financial statements of Emclaire issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Northern Hancock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion addresses the material United States federal income tax consequences of the merger to U.S. holders of Northern Hancock common stock. The term “U.S. holder” means a beneficial owner of shares of Northern Hancock common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

The discussion is based on the Code, the U.S. Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service, and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion applies only to Northern Hancock shareholders that hold their Northern Hancock common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal taxation that may be relevant to a particular shareholder in light of its personal circumstances or to shareholders subject to special treatment under the United States federal income tax laws, including without limitation the following:

•	banks and other financial institutions,

•	tax-exempt organizations,

•	insurance companies,

•	retirement plans and individual retirement accounts,

•	dealers in securities or currencies,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	pass-through entities and investors in such entities,

•	real estate investment trusts,

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•	regulated investment companies,

•	foreign persons,

•	U.S. holders whose functional currency is not the U.S. dollar,

•	shareholders who received their Northern Hancock common stock through the exercise of employee stock options, holders of options to acquire Northern Hancock common stock, or holders who acquired their Northern Hancock common stock through a tax-qualified retirement plan or otherwise as compensation, and

•	shareholders who hold Northern Hancock common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger.

Each holder of Northern Hancock common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

In connection with the filing with the SEC of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, Silver, Freedman, Taff & Tiernan LLP, tax counsel to Emclaire, has rendered its tax opinion to Emclaire and Keevican, Weiss, Bauerle & Hirsch, LLC, tax counsel to Northern Hancock, has rendered its tax opinion to Northern Hancock addressing the U.S. federal income tax consequences of the merger as described below. In rendering their respective tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of Emclaire and Northern Hancock, reasonably satisfactory in form and substance to each such counsel. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the Registration Statement on Form S-4.

The merger is conditioned upon receipt at closing by Emclaire of a legal opinion from Silver, Freedman, Taff & Tiernan LLP and upon receipt at closing by Northern Hancock of a legal opinion from Keevican, Weiss, Bauerle & Hirsch, LLC, in each case dated the closing date of the merger and to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Neither of these opinions will be binding on the Internal Revenue Service or the courts, and neither Emclaire nor Northern Hancock intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

The opinions of Silver, Freedman, Taff & Tiernan LLP and Keevican, Weiss, Bauerle & Hirsch, LLC to be issued at closing will rely on certain assumptions that customarily are made with respect to transactions of this kind. The opinions also will rely on certain factual representations contained in officers’ certificates of Emclaire and Northern Hancock. Silver, Freedman, Taff & Tiernan LLP and Keevican, Weiss, Bauerle & Hirsch, LLC will assume such representations to be true, correct and complete. If any such representation cannot be made on the effective date of the merger, or any such representation or assumption is incorrect, then Silver, Freedman, Taff & Tiernan LLP and Keevican, Weiss, Bauerle & Hirsch, LLC may be unable to render the opinions upon which the closing is conditioned.

The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, in which case neither Emclaire nor Northern Hancock will recognize any gain or loss as a result of the merger.

Receipt of Emclaire Common Stock and Cash

Gain But No Loss. A U.S. holder of Northern Hancock common stock will recognize gain, but not loss, in an amount equal to the lesser of:

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•	the amount of gain realized with respect to the Northern Hancock common stock surrendered in the exchange; and

•	the amount of cash received (other than cash received in lieu of a fractional share of Emclaire common stock, which will be taxed as discussed below under “— Cash Received in Lieu of a Fractional Share of Emclaire Common Stock”).

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The amount of gain realized with respect to the Northern Hancock common stock exchanged will equal the excess, if any, of:

•	the sum of the cash received plus the fair market value of Emclaire common stock received over

•	the Northern Hancock shareholder’s adjusted tax basis in such Northern Hancock common stock.

For this purpose, gain or loss must be calculated separately for each identifiable block of shares of Northern Hancock common stock surrendered in the merger, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Holders should consult their tax advisors regarding the manner in which cash and shares of Emclaire common stock should be allocated among different blocks of their Northern Hancock common stock surrendered in the merger. In addition, for purposes of calculating gain or loss, the fair market value of Emclaire common stock is based on the trading price of that stock on the date of completion of the merger.

For purposes of determining the character of this gain, such Northern Hancock shareholder will be treated as having received only Emclaire common stock in exchange for such shareholder’s Northern Hancock common stock, and as having immediately redeemed a portion of such Emclaire common stock for the cash received. Unless this deemed redemption is treated as a dividend (as described below in “— Possible Treatment of Cash as a Dividend”) to the extent of such shareholder’s ratable share of accumulated earnings and profits of Northern Hancock, the gain will be capital gain if the Northern Hancock common stock is held by such shareholder as a capital asset at the time of the merger. Any capital gain will be long-term capital gain if, as of the date the merger is completed, the holding period for such Northern Hancock common stock is more than one year.

Tax Basis. The aggregate adjusted tax basis of Emclaire common stock received in the merger generally will be equal to the aggregate adjusted tax basis of the shares of Northern Hancock common stock surrendered in the merger, reduced by the amount of cash received by the holder in the merger (excluding any cash received in lieu of a fractional share), and increased by the amount of any gain recognized by the holder in the merger (including any portion of the gain that is treated as a dividend, as described below under “— Possible Treatment of Cash as a Dividend,” but excluding any gain or loss resulting from the deemed issuance and redemption of fractional shares as described below under “— Cash Received in Lieu of a Fractional Share of Emclaire Common Stock”).

Holding Period. The holding period of Emclaire common stock received in the merger (including fractional shares of Emclaire common stock deemed received and redeemed as described below) will include the holding period of the Northern Hancock common stock exchanged therefor.

Taxation of Capital Gain. Except as described under “— Possible Treatment of Cash as a Dividend” below, gain that holders of Northern Hancock common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their Northern Hancock common stock for more than one year as of the effective date of the merger. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates compared to ordinary income rates.

Possible Treatment of Cash as a Dividend. In general, the determination of whether gain recognized by a U.S. holder of Northern Hancock common stock who exchanges its shares of Northern Hancock common stock for a combination of Emclaire common stock and cash will be treated as capital gain or as a dividend distribution will depend on whether, and to what extent, the merger reduces the holder’s deemed percentage ownership in Emclaire. For purposes of this determination, each U.S. holder of Northern Hancock common stock is treated as if it first exchanged all of its shares of Northern Hancock common stock solely for Emclaire common stock and then Emclaire immediately redeemed a portion of the Emclaire common stock in exchange for the cash the holder actually received. The gain recognized in this deemed redemption will be treated as capital gain and not as a dividend equivalent if the deemed redemption is (1) “substantially disproportionate” with respect to the holder, or (2) “not essentially equivalent to a dividend” (i.e., the deemed redemption results in a “meaningful reduction” in the Northern Hancock shareholder’s interest in Emclaire common stock). The exchange will be substantially disproportionate with respect to the holder if the holder’s percentage interest in Emclaire common stock (including stock constructively owned by the holder) immediately after the merger is less than 80% of what the percentage interest would have been if, hypothetically, the holder had received solely Emclaire common stock in exchange for all Northern Hancock common stock owned or constructively owned by the holder before the merger. Whether an exchange would result in a meaningful reduction depends on the particular Northern Hancock shareholder’s facts and circumstances. The Internal Revenue Service has ruled that a shareholder in a publicly-held corporation whose stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs can be considered to have a “meaningful reduction” if that shareholder has a minor reduction in its percentage stock ownership in the deemed redemption. Accordingly, the gain recognized in the deemed exchange by such a shareholder would be treated as capital gain. In determining a Northern Hancock shareholder’s interest in Emclaire common stock, the Northern Hancock shareholder may be deemed to own any shares of Emclaire common stock owned, or constructively owned, by certain persons related to such Northern Hancock shareholder or that are subject to an option held by the Northern Hancock shareholder or a related person.

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These rules are complex and dependent upon the specific factual circumstances particular to each Northern Hancock shareholder. Consequently, each holder should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder. Northern Hancock shareholders that are corporations should consult their tax advisors regarding their eligibility for a dividends received deduction and the treatment of the dividend as an “extraordinary dividend” under Section 1059 of the Code.

Cash Received in Lieu of a Fractional Share of Emclaire Common Stock

A U.S. holder of Northern Hancock common stock who receives cash instead of a fractional share of Emclaire common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of that fractional share by Emclaire. Unless the receipt of such cash is treated as a dividend under the principles discussed above under “— Possible Treatment of Cash as a Dividend,” a U.S. holder of Northern Hancock common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the Northern Hancock shareholder’s portion of such shareholder’s aggregate adjusted tax basis of the shares of Northern Hancock common stock exchanged in the merger which is allocable to the fractional share. Such gain or loss will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is more than one year. The deductibility of capital losses is subject to limitations.

Dissenting Shareholders

If you are a U.S. holder of Northern Hancock common stock and you perfect your dissenters’ rights with respect to your shares of such stock, you will generally recognize capital gain or loss equal to the difference between the amount of cash received in exchange for those shares and your tax basis in those shares. Any taxable gain or loss to a U.S. holder on the exchange of Northern Hancock common stock will generally be treated as either long-term or short-term capital gain or loss depending on such shareholder’s holding period for such stock. The tax consequences of cash received may vary depending upon your individual circumstances. Each U.S. holder of Northern Hancock stock who contemplates exercising statutory dissenters’ rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Net Investment Income Tax

A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of: (i) his or her “net investment income” for the relevant taxable year; or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders should consult their tax advisors as to the application of this additional tax to their circumstances.

Backup Withholding and Information Reporting

Backup withholding at a 28% rate will generally apply to merger consideration that includes cash if the exchanging Northern Hancock shareholder fails to properly certify that it is not subject to backup withholding, generally on Internal Revenue Service Form W-9. Certain holders, including, among others, United States corporations, are not subject to backup withholding, but they may still need to furnish a Form W-9 or otherwise establish an exemption. Any amounts withheld from payments to an Northern Hancock shareholder under the backup withholding rules are not additional taxes and will be allowed as a refund or credit against the shareholder’s United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

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A U.S. holder of Northern Hancock common stock who receives Emclaire common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of Northern Hancock common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Emclaire common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth such holder’s basis (determined immediately prior to the exchange) in the Northern Hancock common stock surrendered and the fair market value (determined immediately prior to the exchange) of the Northern Hancock common stock that is exchanged by such significant holder. A “significant holder” is a holder of Northern Hancock common stock who, immediately before the merger, owned at least 1% of the outstanding stock of Northern Hancock or securities of Northern Hancock with a basis for federal income taxes of at least $1.0 million.

This discussion does not address U.S. federal income tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with your tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

INFORMATION ABOUT Northern Hancock BANk AND TRUST CO.

General

Northern Hancock Bank & Trust Co. is a West Virginia bank headquartered in Newell, West Virginia. Northern Hancock operates two offices located in Hancock County, West Virginia. At March 31, 2017, Northern Hancock had assets of approximately $27 million, deposits of $23 million, net loans of $19 million and shareholders’ equity of $3.2 million.

Northern Hancock was chartered by the state of West Virginia in 1978. Northern Hancock’s founders built the bank by serving customers who were not well-served by larger banks based in large metropolitan markets. Those customers are located in the Northern Panhandle of West Virginia and adjacent communities across the Ohio River in the states of Pennsylvania and Ohio. By targeting this segment of the market, Northern Hancock helped citizens in the Ohio River Valley weather the severe contraction of employment in steel and related industries. The bank also pursued a “keep it simple” approach to managing its balance sheet. As a result, Northern Hancock avoided the issues that afflicted many banks in the financial crisis of 2008. Northern Hancock’s employees are active in the communities where they live. As a result, Northern Hancock is a trusted business partner in those communities.

Northern Hancock is subject to examination and comprehensive regulation by the West Virginia Department of Financial Institutions, and the FDIC, which insures customer deposits held by Northern Hancock to the full extent provided by law. Northern Hancock is a member of the Federal Home Loan Bank of Pittsburgh.

Northern Hancock’s common stock is not listed on any stock exchange or quoted on any interdealer quotation system.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT OF NORTHERN HANCOCK

The following table sets forth information as to the Northern Hancock common stock beneficially owned, as of ______ __, 2017, by (i) the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who or which was known to Northern Hancock to be the beneficial owner of more than 5% of the issued and outstanding Northern Hancock common stock, (ii) each director of Northern Hancock, (iii) certain executive officers of Northern Hancock, and (iv) all directors and executive officers of Northern Hancock as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of ___ __, 2017(1)	Percent of Common Stock

Directors and Certain Officers:
Mark A. Mangano (2)	59,281	99.3%
Tracy Mangano (2)	59,281	99.3
Joseph Juszczak	50	*
Joseph L. Ludovici	50	*
William L. Miller	50	*
Robert O’Hara	50	*
E. Russell Slack	50	*
Victor J. Wicks	50	*
Directors and executive officers of Northern Hancock as a group (8 persons)	59,581	99.9

*	Amounts to less than 1.0% of the issued and outstanding Northern Hancock common stock.

(1)	Pursuant to rules promulgated by the SEC under the Exchange Act, a person or entity is considered to beneficially own shares of Northern Hancock common stock if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a person has sole voting power and sole investment power with respect to the indicated shares. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of Northern Hancock common stock which may be acquired within 60 days of the Northern Hancock record date.

(2)	Mark A. Mangano and Tracy Mangano are married. Of the indicated shares of Northern Hancock common stock, 59,081 shares are jointly owned by Mark and Tracy Mangano, 150 shares are held individually by Mark Mangano and 50 shares are held individually by Tracy Mangano.

It is currently expected that former shareholders of Northern Hancock as a group will receive shares in the merger constituting approximately 2.6% of the outstanding shares of Emclaire common stock immediately after completion of the merger. As a result, current shareholders of Emclaire as a group will own approximately 97.4% of the outstanding shares of Emclaire common stock immediately after the completion of the merger.

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INFORMATION ABOUT EMCLAIRE FINANCIAL CORP

General

Emclaire Financial Corp is a Pennsylvania corporation and financial holding company that provides a full range of retail and commercial financial products and services to customers in western Pennsylvania through its wholly owned subsidiary bank, The Farmers National Bank of Emlenton. Emclaire also provides real estate settlement services through its subsidiary, Emclaire Settlement Services, LLC., or the Title Company.

Farmers National was organized in 1900 as a national banking association and is a financial intermediary whose principal business consists of attracting deposits from the general public and investing such funds in real estate loans secured by liens on residential and commercial property, consumer loans, commercial business loans, marketable securities and interest-earning deposits. Farmers National currently operates through a network of seventeen retail branch offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. Emclaire and Farmers National are headquartered in Emlenton, Pennsylvania.

Farmers National is subject to examination and comprehensive regulation by the OCC, which is Farmers National’s chartering authority, and the FDIC, which insures customer deposits held by Farmers National to the full extent provided by law. Farmers National is a member of the Federal Reserve Bank of Cleveland and the Federal Home Loan Bank of Pittsburgh, or FHLB. Emclaire is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, or BHCA, and a financial holding company under the Gramm-Leach Bliley Act of 1999, or GLBA.

On April 30, 2016, Emclaire completed its acquisition of United American Savings Bank, or United American, in accordance with the terms of the Agreement and Plan of Merger, dated December 30, 2015, by and among Emclaire, Farmers National and United American. Pursuant to the merger agreement, Emclaire acquired United American through a reverse merger of a newly created, wholly-owned subsidiary of Farmers National into United American. Immediately after the merger, United American merged with and into Farmers National, with Farmers National Bank being the surviving bank. Emclaire acquired all of the outstanding shares of common stock of United American for cash consideration of $13.2 million ($42.67 per share).

At March 31, 2017, Emclaire had $706.3 million in total assets, $54.8 million in stockholders’ equity, $535.2 million in net loans and $606.1 million in total deposits.

Lending Activities

General. The principal lending activities of Emclaire are the origination of residential mortgage, commercial mortgage, commercial business and consumer loans. Nearly all of Emclaire’s loans are originated in and secured by property within Emclaire’s primary market area.

One-to-Four Family Mortgage Loans. Emclaire offers first mortgage loans secured by one-to-four family residences located mainly in Emclaire’s primary lending area. One-to-four family mortgage loans amounted to 38.8% of the total loan portfolio at March 31, 2017 and 38.0% of the total loan portfolio at December 31, 2016. Typically such residences are single-family owner occupied units. Emclaire is an approved, qualified lender for the Federal Home Loan Mortgage Corporation, or FHLMC, and the FHLB. As a result, Emclaire may sell loans to and service loans for the FHLMC and FHLB in market conditions and circumstances where this is advantageous in managing interest rate risk.

Home Equity Loans. Emclaire originates home equity loans secured by single-family residences. Home equity loans amounted to 16.7% of the total loan portfolio at March 31, 2017 and 17.5% of the total loan portfolio at December 31, 2016. These loans may be either a single advance fixed-rate loan with a term of up to 20 years or a variable rate revolving line of credit. These loans are made only on owner-occupied single-family residences.

Commercial Business and Commercial Real Estate Loans. Commercial lending constitutes a significant portion of Emclaire’s lending activities. Commercial business and commercial real estate loans amounted to 43.2% of the total loan portfolio at March 31, 2017 and 43.2% of the total loan portfolio at December 31, 2016. Commercial real estate loans generally consist of loans granted for commercial purposes secured by commercial or other nonresidential real estate. Commercial loans consist of secured and unsecured loans for such items as capital assets, inventory, operations and other commercial purposes.

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Consumer Loans. Consumer loans generally consist of fixed-rate term loans for automobile purchases, home improvements not secured by real estate, capital and other personal expenditures. Emclaire also offers unsecured revolving personal lines of credit and overdraft protection. Consumer loans amounted to 1.3% of the total loan portfolio at March 31, 2017 and 1.3% of the total loan portfolio at December 31, 2016.

Loans to One Borrower. National banks are subject to limits on the amount of credit that they can extend to one borrower. Under current law, loans to one borrower are limited to an amount equal to 15% of unimpaired capital and surplus on an unsecured basis, and an additional amount equal to 10% of unimpaired capital and surplus if the loan is secured by readily marketable collateral. At March 31, 2017, Farmers National’s loans to one borrower limit based upon 15% of unimpaired capital was $8.8 million. Farmers National may grant credit to borrowers in excess of the legal lending limit as part of the Legal Lending Limit Pilot Program approved by the OCC which allows Farmers National to exceed its legal lending limit within certain parameters. At March 31, 2017, Farmers National’s largest single lending relationship had an outstanding balance of $6.9 million.

Loan Portfolio. The following table sets forth the composition and percentage of Emclaire’s loans receivable in dollar amounts and in percentages of the portfolio as of the dates indicated:

	March 31,		December 31,
	2017		2016		2015		2014		2013		2012
(Dollar amounts in thousands)	Dollar Amount	%	Dollar Amount	%	Dollar Amount	%	Dollar Amount	%	Dollar Amount	%	Dollar Amount	%
Mortgage loans on real estate:
Residential first mortgages	$209,694	38.8%	$198,167	38.0%	$139,305	32.0%	$139,305	27.8%	$105,541	29.5%	$97,246	28.7%
Home equity loans and lines of credit	90,648	16.7%	91,359	17.5%	87,410	20.1%	87,410	23.2%	87,928	24.6%	85,615	25.2%
Commercial real estate	178,024	32.9%	166,994	32.1%	129,691	29.8%	129,691	28.8%	101,499	28.5%	98,823	29.2%

Total real estate loans	478,366	88.4%	456,520	87.6%	356,406	81.9%	307,089	79.8%	294,968	82.6%	281,684	83.1%

Other loans:
Commercial business	55,753	10.3%	57,788	11.1%	71,948	16.5%	70,185	18.2%	53,214	14.9%	45,581	13.4%
Consumer	6,773	1.3%	6,672	1.3%	6,742	1.6%	7,598	2.0%	9,117	2.6%	11,886	3.5%

Total other loans	62,526	11.6%	64,460	12.4%	78,690	18.1%	77,783	20.2%	62,331	17.4%	57,467	16.9%

Total loans receivable	540,892	100.0%	520,980	100.0%	435,096	100.0%	384,872	100.0%	357,299	100.0%	339,151	100.0%
Less:
Allowance for loan losses	5,688		5,545		5,205		5,224		4,869		5,350

Net loans receivable	$535,204		$515,435		$429,891		$379,648		$352,430		$333,801

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The following table sets forth the final maturity of loans in Emclaire’s portfolio as of March 31, 2017. Demand loans having no stated schedule of repayment and no stated maturity are reported as due within one year.

	Due in one	Due from one	Due from five	Due after
(Dollar amounts in thousands)	year or less	to five years	to ten years	ten years	Total
Residential mortgages	$9,086	$3,732	$13,477	$183,399	$209,694
Home equity loans and lines of credit	773	9,145	22,844	57,886	90,648
Commercial real estate	970	17,289	56,309	103,456	178,024
Commercial business	1,149	14,275	11,753	28,576	55,753
Consumer	102	3,434	1,659	1,578	6,773

	$12,080	$47,875	$106,042	$374,895	$540,892

The following table sets forth the final maturity of loans in Emclaire’s portfolio as of December 31, 2016. Demand loans having no stated schedule of repayment and no stated maturity are reported as due within one year.

	Due in one	Due from one	Due from five	Due after
(Dollar amounts in thousands)	year or less	to five years	to ten years	ten years	Total
Residential mortgages	$6,557	$3,603	$13,233	$174,774	$198,167
Home equity loans and lines of credit	1,044	9,469	23,093	57,753	91,359
Commercial real estate	1,157	13,599	53,454	98,784	166,994
Commercial business	1,312	16,434	11,211	28,831	57,788
Consumer	126	3,492	1,370	1,684	6,672

	$10,196	$46,597	$102,361	$361,826	$520,980

The following table sets forth the dollar amount of Emclaire’s fixed and adjustable rate loans with maturities greater than one year as of March 31, 2017:

	Fixed	Adjustable
(Dollar amounts in thousands)	rates	rates
Residential mortgages	$188,129	$12,479
Home equity loans and lines of credit	75,663	14,212
Commercial real estate	32,642	144,413
Commercial business	23,850	30,754
Consumer	5,034	1,636

	$325,318	$203,494

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The following table sets forth the dollar amount of Emclaire’s fixed and adjustable rate loans with maturities greater than one year as of December 31, 2016:

	Fixed	Adjustable
(Dollar amounts in thousands)	Rates	Rates
Residential mortgages	$180,213	$11,397
Home equity loans and lines of credit	76,082	14,233
Commercial real estate	34,329	131,508
Commercial business	24,170	32,306
Consumer	4,833	1,713

	$319,627	$191,157

Contractual maturities of loans do not reflect the actual term of Emclaire’s loan portfolio. The average life of mortgage loans is substantially less than their contractual terms because of loan prepayments and enforcement of due-on-sale clauses, which give Emclaire the right to declare a loan immediately payable in the event, among other things, that the borrower sells the real property subject to the mortgage. Scheduled principal amortization also reduces the average life of the loan portfolio. The average life of mortgage loans tends to increase when current market mortgage rates substantially exceed rates on existing mortgages and conversely, decrease when rates on existing mortgages substantially exceed current market interest rates.

Delinquencies and Classified Assets

Delinquent Loans and Other Real Estate Acquired Through Foreclosure (OREO). Typically, a loan is considered past due and a late charge is assessed when the borrower has not made a payment within fifteen days from the payment due date. When a borrower fails to make a required payment on a loan, Emclaire attempts to cure the deficiency by contacting the borrower. The initial contact with the borrower is made shortly after the seventeenth day following the due date for which a payment was not received. In most cases, delinquencies are cured promptly.

If the delinquency exceeds 60 days, Emclaire works with the borrower to set up a satisfactory repayment schedule. Typically, loans are considered nonaccruing upon reaching 90 days delinquent unless the credit is well secured and in the process of collection, although Emclaire may be receiving partial payments of interest and partial repayments of principal on such loans. When a loan is placed in nonaccrual status, previously accrued but unpaid interest is deducted from interest income. Emclaire institutes foreclosure action on secured loans only if all other remedies have been exhausted. If an action to foreclose is instituted and the loan is not reinstated or paid in full, the property is sold at a judicial or trustee’s sale at which Emclaire may be the buyer.

Real estate properties acquired through, or in lieu of, foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure less costs to sell, thereby establishing a new cost basis. After foreclosure, management periodically performs valuations and the real estate is carried at the lower of carrying amount or fair value less the cost to sell the property. Revenue and expenses from operations and changes in the valuation allowance are included in the loss on foreclosed real estate. Emclaire generally attempts to sell its OREO properties as soon as practical upon receipt of clear title.

As of March 31, 2017, Emclaire’s nonperforming assets were $3.3 million or 0.47% of Emclaire’s total assets compared to $3.6 million, or 0.52% of Emclaire’s total assets at December 31, 2016 and $3.2 million or 0.54% of Emclaire’s total assets, at December 31, 2015. Nonperforming assets at March 31, 2017 included nonaccrual loans and OREO of $3.1 million and $220,000, respectively. Included in nonaccrual loans at March 31, 2017 were 9 loans totaling $549,000 considered to be troubled debt restructurings, or TDRs.

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Classified Assets. Regulations applicable to insured institutions require the classification of problem assets as “substandard,” “doubtful,” or “loss” depending upon the existence of certain characteristics as discussed below. A category designated “special mention” must also be maintained for assets currently not requiring the above classifications but having potential weakness or risk characteristics that could result in future problems. An asset is classified as substandard if not adequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. A substandard asset is characterized by the distinct possibility that Emclaire will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all the weaknesses inherent in those classified as substandard and these weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable or improbable. Assets classified as loss are considered uncollectible and of such little value that their continuance as assets is not warranted.

Emclaire’s classification of assets policy requires the establishment of valuation allowances for loan losses in an amount deemed prudent by management. Valuation allowances represent loss allowances that have been established to recognize the inherent risk associated with lending activities. When Emclaire classifies a problem asset as a loss, the portion of the asset deemed uncollectible is charged off immediately.

Emclaire regularly reviews the problem loans and other assets in its portfolio to determine whether any require classification in accordance with Emclaire’s policy and applicable regulations. As of March 31, 2017, December 31, 2016, Emclaire’s classified and criticized assets amounted to $9.9 million or 1.4% of total assets, with $2.0 million identified as special mention and $7.9 million classified as substandard, compared to $12.8 million or 1.9% of total assets, with $6.0 million identified as special mention and $6.8 million classified as substandard at December 31, 2016.

Included in classified and criticized assets at March 31, 2017 is one large loan relationship exhibiting credit deterioration that may impact the ability of the borrower to comply with their present loan repayment terms on a timely basis.

The loan, with an outstanding balance of $2.6 million at March 31, 2017, was originated for the construction of a hotel, restaurant and retail plaza secured by such property and the borrower’s personal residence. The hotel, restaurant and retail plaza are complete and operational. However, cash flows from operations have not been consistent and are impacted by the seasonal nature of the hotel. In addition, the borrower has limited liquidity. As a result, the borrower has listed substantial real estate holdings for sale. At March 31, 2017, the loan was performing and classified as substandard. Ultimately, due to the estimated value of the borrower’s significant real estate holdings, Emclaire does not currently expect to incur a loss on this loan.

The following table sets forth information regarding Emclaire’s nonperforming assets as of the dates indicated:

	March 31,	December 31,
(Dollar amounts in thousands)	2017	2016	2015	2014	2013	2012
Nonperforming loans	$3,108	$3,323	$3,069	$6,942	$5,207	$6,988

Total as a percentage of gross loans	0.57%	0.64%	0.71%	1.80%	1.46%	2.06%

Repossessions	—	—	—	—	—	—
Real estate acquired through foreclosure	220	291	160	124	107	180
Total as a percentage of total assets	0.03%	0.04%	0.03%	0.02%	0.02%	0.04%

Total nonperforming assets	$3,328	$3,614	$3,229	$7,066	$5,314	$7,168

Total nonperforming assets as a percentage of total assets	0.47%	0.52%	0.54%	1.21%	1.01%	1.41%

Allowance for loan losses as a percentage of nonperforming loans	183.01%	166.87%	169.60%	75.25%	93.51%	76.56%

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Allowance for Loan Losses. Management establishes allowances for estimated losses on loans based upon its evaluation of the pertinent factors underlying the types and quality of loans; historical loss experience based on volume and types of loans; trend in portfolio volume and composition; level and trend of nonperforming assets; detailed analysis of individual loans for which full collectability may not be assured; determination of the existence and realizable value of the collateral and guarantees securing such loans and the current economic conditions affecting the collectability of loans in the portfolio. Emclaire analyzes its loan portfolio at least quarterly for valuation purposes and to determine the adequacy of its allowance for loan losses. Based upon the factors discussed above, management believes that Emclaire’s allowance for loan losses as of March 31, 2017 of $5.7 million was adequate to cover probable incurred losses in the portfolio at such time.

The following table sets forth an analysis of the allowance for losses on loans receivable for the periods indicated:

	March 31,	Year Ended December 31,
(Dollar amounts in thousands)	2017	2016	2015	2014	2013	2012
Balance at beginning of period	$5,545	$5,205	$5,224	$4,869	$5,350	$3,536

Provision for loan losses	162	464	381	670	580	2,154

Charge-offs:
Residential mortgage loans	(26)	(101)	(79)	(134)	(36)	(90)
Home equity loans and lines of credit	(1)	(118)	(221)	(72)	(68)	(222)
Commercial real estate loans	—	(18)	(35)	(2)	(941)	(35)
Commercial business loans	—	(11)	(182)	(17)	—	(50)
Consumer loans	(19)	(48)	(50)	(139)	(85)	(101)
	(46)	(296)	(567)	(364)	(1,130)	(498)

Recoveries:
Residential mortgage loans	—	—	—	—	1	84
Home equity loans and lines of credit	19	3	30	1	—	27
Commercial real estate loans	2	158	88	18	8	8
Commercial business loans	—	—	31	7	18	15
Consumer loans	6	11	18	23	42	24
	27	172	167	49	69	158

Net charge-offs	(19)	(124)	(400)	(315)	(1,061)	(340)

Balance at end of period	$5,688	$5,545	$5,205	$5,224	$4,869	$5,350

Ratio of net charge-offs to average loans outstanding	0.00%	0.03%	0.10%	0.08%	0.30%	0.10%

Ratio of allowance to total loans at end of period	1.05%	1.06%	1.20%	1.36%	1.36%	1.58%

If the loans acquired from United American during 2016 with balances of $55.9 million at March 31, 2017 and $58.9 million at December 31, 2016 were excluded, the ratio of allowance to total loans at March 31, 2017 and December 31, 2016 would have been 1.17% and 1.20%, respectively.

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The following table provides a breakdown of the allowance for loan losses by major loan category as of March 31:

(Dollar amounts in thousands)	2017		2016
Loan Categories:	Dollar Amount	Percent of loans in each category to total loans	Dollar Amount	Percent of loans in each category to total loans

Residential mortgages	$1,956	38.8%	$1,577	34.4%
Home equity loans and lines of credit	648	16.7%	636	19.9%
Commercial real estate	2,449	32.9%	1,926	28.9%
Commercial business	583	10.3%	1,162	15.3%
Consumer loans	52	1.3%	51	1.5%

	$5,688	100%	$5,340	100%

The following table provides a breakdown of the allowance for loan losses by major loan category for the years ended December 31:

(Dollar amounts in thousands)	2016		2015		2014		2013		2012
Loan Categories:	Dollar Amount	Percent of loans in each category to total loans	Dollar Amount	Percent of loans in each category to total loans	Dollar Amount	Percent of loans in each category to total loans	Dollar Amount	Percent of loans in each category to total loans	Dollar Amount	Percent of loans in each category to total loans

Residential mortgages	$1,846	38.0%	$1,429	32.0%	$955	27.8%	$923	29.5%	$828	28.7%
Home equity loans and lines of credit	633	17.5%	586	20.1%	543	23.2%	625	24.6%	730	25.2%
Commercial real estate	2,314	32.1%	2,185	29.8%	2,338	28.8%	2,450	28.4%	3,090	29.2%
Commercial business	700	11.1%	960	16.5%	1,336	18.2%	822	14.9%	636	13.4%
Consumer loans	52	1.3%	45	1.6%	52	2.0%	49	2.6%	66	3.5%

	$5,545	100%	$5,205	100%	$5,224	100%	$4,869	100%	$5,350	100%

Investment Activities

General. Emclaire maintains an investment portfolio of securities such as U.S. government agencies, mortgage-backed securities, municipal and equity securities.

Investment decisions are made within policy guidelines as established by the Board of Directors. This policy is aimed at maintaining a diversified investment portfolio, which complements the overall asset/liability and liquidity objectives of Emclaire, while limiting the related credit risk to an acceptable level

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The following table sets forth certain information regarding the fair value, weighted average yields and contractual maturities of Emclaire’s securities as of March 31, 2017:

	Due in 1	Due from 1	Due from 3	Due from 5	Due after	No scheduled
(Dollar amounts in thousands)	year or less	to 3 years	to 5 years	to 10 years	10 years	maturity	Total
U.S. Treasury and federal agency	$—	$1,483	$2,017	$1,007	$—	$—	$4,507
U.S. government sponsored entities and agencies	—	1,993	4,053	2,975	—	—	9,020
U.S. agency mortgage-backed securities: residential	—	—	—	—	24,748	—	24,748
U.S. agency collateralized mortgage obligations: residential	—	—	—	—	24,786	—	24,786
Corporate securities	1,999	1,000	—	4,456	—	—	7,455
State and political subdivision	—	1,784	11,533	12,132	988	—	26,437
Equity securities	—	—	—	—	—	2,143	2,143

Estimated fair value	$1,999	$6,260	$17,603	$20,569	$50,522	$2,143	$99,096

Weighted average yield (1)	2.09%	2.21%	2.84%	4.25%	3.04%	3.36%	3.16%

(1) Taxable equivalent adjustments have been made in calculating yields on state and political subdivision securities.

The following table sets forth certain information regarding the fair value, weighted average yields and contractual maturities of Emclaire’s securities as of December 31, 2016:

	Due in 1	Due from 1	Due from 3	Due from 5	Due after	No scheduled
(Dollar amounts in thousands)	year or less	to 3 years	to 5 years	to 10 years	10 years	maturity	Total
U.S. Treasury and federal agency	$—	$494	$3,002	$1,004	$—	$—	$4,500
U.S. government sponsored entities and agencies	—	1,982	2,007	5,009	—	—	8,998
U.S. agency mortgage-backed securities: residential	—	—	—	—	25,626	—	25,626
U.S. agency collateralized mortgage obligations: residential	—	—	—	—	24,706	—	24,706
Corporate securities	2,001	1,499	—	4,432	—	—	7,932
State and political subdivision	—	2,384	9,366	14,882	976	—	27,608
Equity securities	—	—	—	—	—	2,190	2,190

Estimated fair value	$2,001	$6,359	$14,375	$25,327	$51,308	$2,190	$101,560

Weighted average yield (1)	1.19%	2.25%	2.68%	3.30%	2.01%	3.36%	2.45%

(1) Taxable equivalent adjustments have been made in calculating yields on state and political subdivision securities.

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The following table sets forth the fair value of Emclaire’s investment securities as of the dates indicated:

	March 31,	December 31,
(Dollar amounts in thousands)	2017	2016	2015	2014
U.S. Treasury and federal agency	$4,507	$4,500	$1,466	$1,456
U.S. government sponsored entities and agencies	9,020	8,998	8,953	35,224
U.S. agency mortgage-backed securities: residential	24,748	25,626	33,150	38,771
U.S. agency collateralized mortgage obligations: residential	24,786	24,706	31,440	36,617
Corporate securities	7,455	7,932	7,487	1,998
State and political subdivision	26,437	27,608	28,591	33,024
Equity securities	2,143	2,190	1,894	2,771
	$99,096	$101,560	$112,981	$149,861

On May 1, 2017, Emclaire concluded that a $508,000 investment in subordinated debt issued by First NBC Bank Holding Company was other-than-temporarily impaired. On April 28, 2017, the Louisiana Office of Financial Institutions shut down First NBC Bank, the wholly owned banking subsidiary of First NBC Bank Holding Company, and named the FDIC as receiver for the bank. Emclaire expects to record a pre-tax impairment charge on this investment in an amount up to $508,000 during the second quarter of 2017.

For additional information regarding Emclaire’s investment portfolio see “Note 4 – Securities” to Emclaire’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

Sources of Funds

General. Deposits are the primary source of Emclaire’s funds for lending and investing activities. Secondary sources of funds are derived from loan repayments, investment maturities and borrowed funds. Loan repayments can be considered a relatively stable funding source, while deposit activity is greatly influenced by interest rates and general market conditions. Emclaire also has access to funds through other various sources. For additional information about Emclaire’s sources of funds, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity.”

Deposits. Emclaire offers a wide variety of deposit account products to both consumer and commercial deposit customers, including time deposits, noninterest bearing and interest bearing demand deposit accounts, savings deposits and money market accounts.

Deposit products are promoted in periodic newspaper, radio and other forms of advertisements, along with notices provided in customer account statements. Emclaire’s marketing strategy is based on its reputation as a community bank that provides quality products and personalized customer service.

Emclaire sets interest rates on its interest bearing deposit products that are competitive with rates offered by other financial institutions in its market area. Management reviews interest rates on deposits bi-weekly and considers a number of factors, including: (1) Emclaire’s internal cost of funds; (2) rates offered by competing financial institutions; (3) investing and lending opportunities; and (4) Emclaire’s liquidity position.

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The following table summarizes Emclaire’s deposits as of the dates indicated:

	March 31,			December 31,
(Dollar amounts in thousands)	2017			2016			2015
	Weighted			Weighted			Weighted
Type of accounts	average rate	Amount	%	average rate	Amount	%	average rate	Amount	%
Non-interest bearing deposits	—	$132,635	21.9%	—	$123,717	21.2%	—	$119,790	24.4%
Interest bearing demand deposits	0.23%	310,805	51.3%	0.21%	304,265	52.0%	0.15%	256,620	52.4%
Time deposits	1.49%	162,666	26.8%	1.44%	156,958	26.8%	1.46%	113,477	23.2%

	0.52%	$606,106	100.0%	0.50%	$584,940	100.0%	0.42%	$489,887	100.0%

The following table sets forth maturities of Emclaire’s time deposits of $100,000 or more at March 31, 2017 by time remaining to maturity:

(Dollar amounts in thousands)	Amount

Three months or less	$7,586
Over three months to six months	7,472
Over six months to twelve months	9,409
Over twelve months	64,148

$88,615

The following table sets forth maturities of Emclaire’s time deposits of $100,000 or more at December 31, 2016 by time remaining to maturity:

(Dollar amounts in thousands)	Amount

Three months or less	$4,914
Over three months to six months	7,246
Over six months to twelve months	11,489
Over twelve months	58,031

$81,680

Borrowings. Borrowings may be used to compensate for reductions in deposit inflows or net deposit outflows, or to support lending and investment activities. These borrowings include FHLB advances, federal funds, repurchase agreements, advances from the Federal Reserve Discount Window and lines of credit at Farmers National and Emclaire with other correspondent banks. The following table summarizes information with respect to borrowings at or for the periods indicated:

	March 31,	December 31,
(Dollar amounts in thousands)	2017	2016	2015
Ending balance	$36,750	$44,000	$49,250
Average balance	44,679	37,482	21,489
Maximum balance	54,250	52,750	55,750
Average rate	2.85%	3.08%	3.21%

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For additional information regarding Emclaire’s deposit base and borrowed funds, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Deposits and Borrowed Funds” and “Note 10 – Deposits” and Note 11 – Borrowed Funds” to Emclaire’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

Subsidiary Activity

Emclaire has two wholly owned subsidiaries, Farmers National and the Title Company. The Title Company provides real estate settlement services to Farmers National and other customers. As of March 31, 2017, Farmers National and the Title Company had no subsidiaries.

Personnel

At March 31, 2017, Emclaire had 134 full time equivalent employees compared to 131 at December 31, 2016 and 122 at December 31, 2015. There is no collective bargaining agreement between Emclaire and its employees, and Emclaire believes its relationship with its employees is satisfactory.

Competition

Emclaire competes for loans, deposits and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers.

Supervision and Regulation

General. Bank holding companies and banks are extensively regulated under both federal and state law. Set forth below is a summary description of certain provisions of certain laws that relate to the regulation of Emclaire and Farmers National. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

Emclaire. Emclaire is a registered bank holding company and subject to regulation and examination by the Federal Reserve Board under the BHCA. Emclaire is required to file periodic reports with the Board of Governors of the Federal Reserve System, the Federal Reserve Board or the FRB, and such additional information as the FRB may require. Recent changes to the Bank Holding Company rating system emphasize risk management and evaluation of the potential impact of non-depository entities on safety and soundness.

The FRB may require Emclaire to terminate an activity or terminate control of or liquidate or divest certain subsidiaries, affiliates or investments when the FRB believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The FRB also has the authority to regulate provisions of certain bank holding company debt, including the authority to impose interest rate ceilings and reserve requirements on such debt. Under certain circumstances, Emclaire must file written notice and obtain FRB approval prior to purchasing or redeeming its equity securities.

Emclaire is required to obtain prior FRB approval for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior FRB approval is also required for the merger or consolidation of Emclaire and another bank holding company.

The BHCA generally prohibits a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or furnishing services to its subsidiaries. However, subject to the prior FRB approval, a bank holding company may engage in any, or acquire shares of companies engaged in, activities that the FRB deems to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

The BHCA also authorizes bank holding companies to engage in securities, insurance and other activities that are financial in nature or incidental to a financial activity. In order to undertake these activities, a bank holding company must become a financial holding company by submitting to the appropriate FRB a declaration that the company elects to be a financial holding company and a certification that all of the depository institutions controlled by the company are well capitalized and well managed. Emclaire submitted the declaration of election to become a financial holding company with the Federal Reserve Bank of Cleveland in February 2007, and the election became effective in March 2007. Recent federal legislation also directed federal regulators to require depository institution holding companies to serve as a source of strength for their depository institution subsidiaries.

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Under FRB regulations, Emclaire is required to serve as a source of financial and managerial strength to Farmers National and may not conduct operations in an unsafe or unsound manner. In addition, it is the FRB’s policy that a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the FRB to be an unsafe and unsound banking practice or a violation of FRB regulations or both.

Emclaire is also a bank holding company within the meaning of the Pennsylvania Banking Code. As such, Emclaire and its subsidiaries are subject to examination by, and may be required to file reports with, the Pennsylvania Department of Banking and Securities.

Emclaire’s securities are registered with the SEC under the Exchange Act. As such, Emclaire is subject to the information, proxy solicitation, insider trading, corporate governance, and other requirements and restrictions of the Exchange Act. The public may obtain all forms and information filed with the SEC through its website http://www.sec.gov.

In December 2013, federal regulators adopted final rules to implement the provisions of the Dodd Frank Act commonly referred to as the Volcker Rule and established July 21, 2015 as the end of the conformance period. The regulations contain prohibitions and restrictions on the ability of financial institutions, holding companies and their affiliates to engage in proprietary trading and to hold certain interests in, or to have certain relationships with, various types of investment funds, including hedge funds and private equity funds.

Farmers National. As a national banking association, Farmers National is subject to primary supervision, examination and regulation by the OCC. Farmers National is also subject to regulations of the FDIC as administrator of the Deposit Insurance Fund (DIF) and the FRB. If, as a result of an examination of Farmers National, the OCC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of Farmers National’s operations are unsatisfactory or that the bank is violating or has violated any law or regulation, various remedies are available to the OCC. Such remedies include the power to enjoin “unsafe or unsound practices,” to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict Farmers National’s growth, to assess civil monetary penalties, and to remove officers and directors. The FDIC has similar enforcement authority, in addition to its authority to terminate Farmers National’s deposit insurance in the absence of action by the OCC and upon a finding that the bank is operating in an unsafe or unsound condition, is engaging in unsafe or unsound activities, or that the bank’s conduct poses a risk to the deposit insurance fund or may prejudice the interest of its depositors.

A national bank may have a financial subsidiary engaged in any activity authorized for national banks directly or certain permissible activities. Generally, a financial subsidiary is permitted to engage in activities that are “financial in nature” or incidental thereto, even though they are not permissible for the national bank itself. The definition of “financial in nature” includes, among other items, underwriting, dealing in or making a market in securities, including, for example, distributing shares of mutual funds. The subsidiary may not, however, engage as principal in underwriting insurance, issue annuities or engage in real estate development or investment or merchant banking.

The Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002 established a comprehensive framework to modernize and reform the oversight of public company auditing, improve the quality and transparency of financial reporting by those companies and strengthen the independence of auditors. Among other things, the legislation (i) created a public company accounting oversight board that is empowered to set auditing, quality control and ethics standards, to inspect registered public accounting firms, to conduct investigations and to take disciplinary actions, subject to SEC oversight and review; (ii) strengthened auditor independence from corporate management by limiting the scope of consulting services that auditors can offer their public company audit clients; (iii) heightened the responsibility of public company directors and senior managers for the quality of the financial reporting and disclosure made by their companies; (iv) adopted a number of provisions to deter wrongdoing by corporate management; (v) imposed a number of new corporate disclosure requirements; (vi) adopted provisions which generally seek to limit and expose to public view possible conflicts of interest affecting securities analysis; and (vii) imposed a range of new criminal penalties for fraud and other wrongful acts and extended the period during which certain types of lawsuits can be brought against a company or its insiders.

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2010 Regulatory Reform. On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 was signed into law. The goals of the Dodd-Frank Act included restoring public confidence in the financial system following the financial crisis, preventing another financial crisis and permitting regulators to identify shortfalls in the system before another financial crisis can occur. The Dodd Frank Act is also intended to promote a fundamental restructuring of federal banking regulation by taking a systemic view of regulation rather than focusing on regulation of individual financial institutions.

Many of the provisions in the Dodd Frank Act require that regulatory agencies draft implementing regulations. Implementation of the Dodd Frank Act has had and will continue to have a broad impact on the financial services industry by introducing significant regulatory and compliance changes including, among other things: (i) changing the assessment base for federal deposit insurance from the amount of insured deposits to average consolidated total assets less average tangible equity, eliminating the ceiling and increasing the size of the floor of the DIF and offsetting the impact of the increase in the minimum floor on institutions with less than $10 billion in assets; (ii) making permanent the $250,000 limit for federal deposit insurance and increasing the cash limit of Securities Investor Protection Corporation protection to $250,000; (iii) eliminating the requirement that the FDIC pay dividends from the DIF when the reserve ratio is between 1.35% and 1.50%, but continuing the FDIC’s authority to declare dividends when the reserve ratio at the end of a calendar year is at least 1.50%; however, the FDIC is granted sole discretion in determining whether to suspend or limit the declaration or payment of dividends; (iv) repealing the federal prohibition on payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts; (v) implementing certain corporate governance revisions that apply to all public companies, including regulations that require publicly traded companies to give shareholders a non-binding advisory vote to approve executive compensation, commonly referred to as a “say-on-pay” vote and an advisory role on so-called “golden parachute” payments in connection with approvals of mergers and acquisitions; new director independence requirements and considerations to be taken into account by compensation committees and their advisers relating to executive compensation; additional executive compensation disclosures; and a requirement that companies adopt a policy providing for the recovery of executive compensation in the event of a restatement of its financial statements, commonly referred to as a “clawback” policy; (vi) centralizing responsibility for consumer financial protection by creating a new independent federal agency, the Consumer Financial Protection Bureau (CFPB) responsible for implementing federal consumer protection laws to be applicable to all depository institutions; (vii) imposing new requirements for mortgage lending, including new minimum underwriting standards, limitations on prepayment penalties and imposition of new mandated disclosures to mortgage borrowers; (viii) imposing new limits on affiliate transactions and causing derivative transactions to be subject to lending limits and other restrictions including adoption of the “Volcker Rule” regulating transactions in derivative securities; (ix) limiting debit card interchange fees that financial institutions with $10 billion or more in assets are permitted to charge their customers; and (x) implementing regulations to incentivize and protect individuals, commonly referred to as whistleblowers to report violations of federal securities laws.

Many aspects of the Dodd Frank Act continue to be subject to rulemaking and will take effect over several additional years, making it difficult to anticipate the overall financial impact on Emclaire or across the industry. The changes resulting from the Dodd Frank Act may impact the profitability of Emclaire’s business activities, require changes to certain of its business practices, impose upon Emclaire more stringent capital, liquidity and leverage requirements or otherwise adversely affect its business.

Anti-Money Laundering. All financial institutions, including national banks, are subject to federal laws that are designed to prevent the use of the U.S. financial system to fund terrorist activities. Financial institutions operating in the United States must develop anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such compliance programs are intended to supplement compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations. Farmers National has established policies and procedures to ensure compliance with these provisions.

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Privacy. Federal banking rules limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties. Pursuant to these rules, financial institutions must provide (i) initial notices to customers about their privacy policies, describing conditions under which they may disclose nonpublic personal information to nonaffiliated third parties and affiliates; (ii) annual notices of their privacy policies to current customers and (iii) a reasonable method for customers to “opt out” of disclosures to nonaffiliated third parties. These privacy provisions affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. Emclaire’s privacy policies have been implemented in accordance with the law.

Dividends and Other Transfers of Funds. Dividends from Farmers National constitute the principal source of income to Emclaire. Emclaire is a legal entity separate and distinct from Farmers National. Farmers National is subject to various statutory and regulatory restrictions on its ability to pay dividends to Emclaire. In addition, the bank’s regulators have the authority to prohibit Farmers National from paying dividends, depending upon the bank’s financial condition, if such payment is deemed to constitute an unsafe or unsound practice.

Limitations on Transactions with Affiliates. Transactions between national banks and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a national bank includes any company or entity which controls the national bank or that is controlled by a company that controls the national bank. In a holding company context, the holding company of a national bank (such as Emclaire) and any companies which are controlled by such holding company are affiliates of the national bank. Generally, Section 23A limits the extent to which the national bank of its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such bank’s capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. Section 23B applies to “covered transactions” as well as certain other transactions and requires that all transactions be on terms substantially the same, or at least favorable, to the national bank as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from and issuance of a guarantee to an affiliate and similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a national bank to an affiliate.

In addition, Sections 22(g) and (h) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal shareholders of the national bank and its affiliates. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% shareholder of a national bank, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the national bank’s loans to one borrower limit (generally equal to 15% of the bank’s unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal shareholders be made on terms substantially the same as offered in comparable transactions to other persons unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the bank and (ii) does not give preference to any director, executive officer or principal shareholder, or certain affiliated interests of either, over other employees of the national bank. Section 22(h) also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a national bank to all insiders cannot exceed the bank’s unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. Farmers National currently is subject to Sections 22(g) and (h) of the Federal Reserve Act and at March 31, 2017, was in compliance with the above restrictions.

Loans to One Borrower Limitations. With certain limited exceptions, the maximum amount that a national bank may lend to any borrower (including certain related entities of the borrower) at one time may not exceed 15% of the unimpaired capital and surplus of the institution, plus an additional 10% of unimpaired capital and surplus for loans fully secured by readily marketable collateral. At March 31, 2017, Farmer’s National’s loans-to-one-borrower limit was $8.8 million based upon the 15% of unimpaired capital and surplus measurement. Farmers National may grant credit to borrowers in excess of the legal lending limit as part of the Legal Lending Limit Pilot Program approved by the OCC which allows the bank to exceed its legal lending limit within certain parameters. At March 31, 2017, Farmers National’s largest single lending relationship had an outstanding balance of $6.9 million.

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Capital Standards. Farmers National is required to comply with applicable capital adequacy standards established by the federal banking agencies. Beginning on January 1, 2015, the bank became subject to a new comprehensive capital framework for U.S. banking organizations. In July 2013, the Federal Reserve Board, FDIC and OCC adopted a final rule that implements the Basel III changes to the international regulatory capital framework. The Basel III rules include requirements contemplated by the Dodd Frank Act as well as certain standards initially adopted by the Basel Committee on Banking Supervision in December 2010.

The Basel III rules include new risk-based and leverage capital ratio requirements that refine the definition of what constitutes “capital” for purposes of calculating those ratios. The minimum capital level requirements are (i) a new common equity Tier 1 risk-based capital ratio of 4.5%; (ii) a Tier 1 risk-based capital ratio of 6% (increased from 4%); (iii) a total risk-based capital ratio of 8% (unchanged from previous rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. Common equity Tier 1 capital will consist of retained earnings and common stock instruments, subject to certain adjustments.

The Basel III rules also establish a fully-phased “capital conservation buffer” of 2.5% above the new regulatory minimum risk-based capital requirements. The conversation buffer, when added to the capital requirements, results in the following minimum ratios: (i) a common equity Tier 1 risk-based capital ratio of 7.0%, (ii) a Tier 1 risk-based capital ratio of 8.5% and (iii) a total risk-based capital ratio of 10.5%. The new capital conservation buffer requirement is to be phased in beginning January 2016 at 0.625% of risk-weighted assets and will increase by that amount each year until fully implemented in January 2019. An institution is subject to limitations on certain activities including payment of dividends, share repurchases and discretionary bonuses to executive officers if its capital level is below the buffer amount.

The Basel III rules also revise the prompt corrective action framework, which is designed to place restrictions on insured depository institutions if their capital levels do not meet certain thresholds. These revisions were effective January 1, 2015. The prompt corrective action rules were modified to include a common equity Tier 1 capital component and to increase certain other capital requirements for the various thresholds. Under the proposed prompt corrective action rules, insured depository institutions are required to meet the following capital levels in order to qualify as “well capitalized”: (i) a new common equity Tier 1 risk-based capital ratio of 6.5%; (ii) a Tier 1 risk-based capital ratio of 8% (increased from 6%); (iii) a total risk-based capital ratio of 10% (unchanged from previous rules); and (iv) a Tier 1 leverage ratio of 5% (unchanged from previous rules).

The Basel III rules set forth certain changes in the methods of calculating risk-weighted assets, which in turn affect the calculation of risk based ratios. Under the Basel III rules, higher or more sensitive risk weights are assigned to various categories of assets including certain credit facilities that finance the acquisition, development or construction of real property, certain exposures of credits that are 90 days past due or on nonaccrual, foreign exposures and certain corporate exposures. In addition, Basel III rules include (i) alternate standards of credit worthiness consistent with the Dodd Frank Act; (ii) greater recognition of collateral guarantees and (iii) revised capital treatment for derivatives and repo-style transactions.

In addition, the final rule includes certain exemptions to address concerns about the regulatory burden on community banks. Banking organizations with less than $15 billion in consolidated assets as of December 31, 2009 are permitted to include in Tier 1 capital trust preferred securities and cumulative perpetual preferred stock issued and included in Tier 1 capital prior to May 19, 2010 on a permanent basis without any phase out. Community banks were required to make this election by their March 31, 2015 quarterly filings with the appropriate federal regulator to opt-out of the requirement to include most accumulated other comprehensive income (AOCI) components in the calculation of Common equity Tier 1 capital and in effect retain the AOCI treatment under the current capital rules. Farmers National made in its March 31, 2015 quarterly filing a one-time permanent election to continue to exclude accumulated other comprehensive income from capital. If it would not have made this election, unrealized gains and losses would have been included in the calculation of its regulatory capital.

The Basel III rules generally became effective beginning January 1, 2015; however, certain calculations under the Basel III rules have phase-in periods. In 2015, the Federal Reserve Board amended its Small Bank Holding Company Policy Statement by increasing the policy’s consolidated assets threshold from $500 million to $1 billion. The primary benefit of being deemed a "small bank holding company" is the exemption from the requirement to maintain consolidated regulatory capital ratios; instead, regulatory capital ratios only apply at the subsidiary bank level.

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The following table sets forth certain information concerning regulatory capital ratios of Farmers National as of the dates presented. The capital adequacy ratios disclosed below are exclusive of the capital conservation buffer.

	March 31, 2017		December 31, 2016		December 31, 2015
(Dollar amounts in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets:
Actual	$58,878	12.39%	$58,605	12.69%	$56,090	13.99%
For capital adequacy purposes	38,019	8.00%	36,945	8.00%	32,070	8.00%
To be well capitalized	47,524	10.00%	46,181	10.00%	40,087	10.00%
Tier 1 capital to risk-weighted assets:
Actual	$53,184	11.19%	$53,050	11.49%	$51,073	12.74%
For capital adequacy purposes	28,514	6.00%	27,709	6.00%	24,052	6.00%
To be well capitalized	38,019	8.00%	36,945	8.00%	32,070	8.00%
Common Equity Tier 1 capital to risk-weighted assets:
Actual	$53,184	11.19%	$53,050	11.49%	$51,073	12.74%
For capital adequacy purposes	21,386	4.50%	20,781	4.50%	18,039	4.50%
To be well capitalized	30,890	6.50%	30,018	6.50%	26,057	6.50%
Tier 1 capital to average assets:
Actual	$53,184	7.75%	$53,050	7.84%	$51,073	8.83%
For capital adequacy purposes	27,445	4.00%	27,081	4.00%	23,131	4.00%
To be well capitalized	34,306	5.00%	33,852	5.00%	28,914	5.00%

Prompt Corrective Action and Other Enforcement Mechanisms. Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including but not limited to those institutions that fall below one or more prescribed minimum capital ratios. Each federal banking agency has promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At March 31, 2017, Farmers National exceeded the required ratios for classification as “well capitalized.”

An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a significantly undercapitalized institution as critically undercapitalized.

In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency. Finally, pursuant to an interagency agreement, the FDIC can examine any institution that has a substandard regulatory examination score or is considered undercapitalized – without the permission of the institution’s primary regulator.

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Safety and Soundness Standards. The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to: (i) internal controls, information systems and internal audit systems, (ii) loan documentation, (iii) credit underwriting, (iv) asset growth, (v) earnings, and (vi) compensation, fees and benefits. In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should: (i) conduct periodic asset quality reviews to identify problem assets, (ii) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses, (iii) compare problem asset totals to capital, (iv) take appropriate corrective action to resolve problem assets, (v) consider the size and potential risks of material asset concentrations, and (vi) provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk. These guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.

Insurance of Accounts. Deposit accounts are currently insured by the DIF generally up to a maximum of $250,000 per separately insured depositor. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity determined by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against insured institutions.

The Dodd Frank Act raises the minimum reserve ratio of the DIF from 1.15% to 1.35% and requires the FDIC to offset the effect of this increase on insured institutions with assets of less than $10 billion (small institutions). In March 2016, the FDIC adopted a rule to accomplish this by imposing a surcharge on larger institutions commencing when the reserve ratio reaches 1.15% and ending when it reaches 1.35%. The reserve ratio reached 1.15% effective as of June 30, 2016. The surcharge period began effective July 1, 2016 and is expected to end by December 31, 2018. Small institutions will receive credits for the portion of their regular assessments that contributed to growth in the reserve ratio between 1.15% and 1.35%. The credits will apply to reduce regular assessments by 2.0 basis points for quarters when the reserve ratio is at least 1.38%.

Effective July 1, 2016, the FDIC adopted changes that eliminated its risk-based premium system. Under the new premium system, the FDIC assesses deposit insurance premiums on the assessment base of a depository institution, which is its average total assets reduced by the amount of its average tangible equity. For a small institution (one with assets of less than $10 billion) that has been federally insured for at least five years, effective July 1, 2016, the initial base assessment rate ranges from 3 to 30 basis points, based on the institution’s CAMELS composite and component ratings and certain financial ratios; its leverage ratio; its ratio of net income before taxes to total assets; its ratio of nonperforming loans and leases to gross assets; its ratio of other real estate owned to gross assets; its brokered deposits ratio (excluding reciprocal deposits if the institution is well capitalized and has a CAMELS composite rating of 1 or 2); its one year asset growth ratio (which penalizes growth adjusted for mergers in excess of 10%); and its loan mix index (which penalizes higher risk loans based on historical industry charge off rates).  The initial base assessment rate is subject to downward adjustment (not below 1.5%) based on the ratio of unsecured debt the institution has issued to its assessment base, and to upward adjustment (which can cause the rate to exceed 30 basis points) based on its holdings of unsecured debt issued by other insured institutions. Institutions with assets of $10 billion or more are assessed using a scorecard method.

In addition, all FDIC insured institutions are required to pay assessments to the FDIC at an annual rate of approximately six tenths of a basis point of insured deposits to fund interest payments on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017 through 2019.

Under the Federal Deposit Insurance Act, the FDIC may terminate deposit insurance upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule order or condition imposed by the FDIC.

Interstate Banking and Branching. Banks have the ability, subject to certain state restrictions, to acquire, by acquisition or merger, branches outside its home state. In addition, recent federal legislation permits a bank headquartered in Pennsylvania to enter another state through de novo branching (as compared to an acquisition) if under the state law in the state which the proposed branch is to be located a state-chartered institution would be permitted to establish the branch. Interstate branches are subject to certain laws of the states in which they are located. Competition may increase further as banks branch across state lines and enter new markets.

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Consumer Protection Laws and Regulations. The bank regulatory agencies are focusing greater attention on compliance with consumer protection laws and their implementing regulations. Examination and enforcement have become more intense in nature, and insured institutions have been advised to carefully monitor compliance with such laws and regulations. Farmers National is subject to many federal consumer protection statutes and regulations, some of which are discussed below.

The Community Reinvestment Act, or CRA, is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal regulatory agencies, in examining insured depository institutions, to assess a bank’s record of helping meet the credit needs of its entire community, including low- and moderate-income neighborhoods, in a manner consistent with safe and sound banking practices. On September 1, 2005, the federal banking agencies amended the CRA regulations to (i) establish the definition of “Intermediate Small Bank” as an institution with total assets of $250 million to $1 billion, without regard to any holding company; and (ii) take into account abusive lending practices by a bank or its affiliates in determining a bank’s CRA rating. The CRA further requires the agencies to take a financial institution’s record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, mergers or acquisitions, or holding company formations. The agencies use the CRA assessment factors in order to provide a rating to the financial institution. The ratings range from a high of “outstanding” to a low of “substantial noncompliance.” In its last examination for CRA compliance, as of September 10, 2015, Farmers National was rated “satisfactory.”

The Fair Credit Reporting Act (FCRA), as amended by the Fair and Accurate Credit Transactions Act of 2003, or FACTA, requires financial firms to help deter identity theft, including developing appropriate fraud response programs, and give consumers more control of their credit data. It also reauthorizes a federal ban on state laws that interfere with corporate credit granting and marketing practices. In connection with the FACTA, financial institution regulatory agencies proposed rules that would prohibit an institution from using certain information about a consumer it received from an affiliate to make a solicitation to the consumer, unless the consumer has been notified and given a chance to opt out of such solicitations. A consumer’s election to opt out would be applicable for at least five years.

The Federal Trade Commission, or FTC, the federal bank regulatory agencies and the National Credit Union Administration, or NCUA have issued regulations (the Red Flag Rules) requiring financial institutions and creditors to develop and implement written identity theft prevention programs as part of the FACTA. The programs were required to be in place by May 1, 2009 and must provide for the identification, detection and response to patterns, practices or specific activities – known as red flags – that could indicate identity theft. These red flags may include unusual account activity, fraud alerts on a consumer report or attempted use of suspicious account application documents. The program must also describe appropriate responses that would prevent and mitigate the crime and detail a plan to update the program. The program must be managed by the board of directors or senior employees of the institution or creditor, include appropriate staff training and provide oversight of any service providers.

The Check Clearing for the 21st Century Act (Check 21) facilitates check truncation and electronic check exchange by authorizing a new negotiable instrument called a “substitute check,” which is the legal equivalent of an original check. Check 21, effective October 28, 2004, does not require banks to create substitute checks or accept checks electronically; however, it does require banks to accept a legally equivalent substitute check in place of an original.

The Equal Credit Opportunity Act, or ECOA, generally prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act.

The Truth in Lending Act, or TILA, is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the TILA, all creditors must use the same credit terminology to express rates and payments, including the annual percentage rate, the finance charge, the amount financed, the total of payments and the payment schedule, among other things.

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The Fair Housing Act, or FHA, regulates many practices, including making it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap or familial status. A number of lending practices have been found by the courts to be, or may be considered, illegal under the FHA, including some that are not specifically mentioned in the FHA itself.

The Home Mortgage Disclosure Act, or HMDA, grew out of public concern over credit shortages in certain urban neighborhoods and provides public information that will help show whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. The HMDA also includes a “fair lending” aspect that requires the collection and disclosure of data about applicant and borrower characteristics as a way of identifying possible discriminatory lending patterns and enforcing anti-discrimination statutes.

The term “predatory lending,” much like the terms “safety and soundness” and “unfair and deceptive practices,” is far-reaching and covers a potentially broad range of behavior. As such, it does not lend itself to a concise or a comprehensive definition. Generally speaking, predatory lending involves at least one, and perhaps all three, of the following elements (i) making unaffordable loans based on the assets of the borrower rather than on the borrower’s ability to repay an obligation (“asset-based lending”); (ii) inducing a borrower to refinance a loan repeatedly in order to charge high points and fees each time the loan is refinanced (“loan flipping”); and (iii) engaging in fraud or deception to conceal the true nature of the loan obligation from an unsuspecting or unsophisticated borrower.

FRB regulations aimed at curbing such lending significantly widened the pool of high-cost home-secured loans covered by the Home Ownership and Equity Protection Act of 1994, a federal law that requires extra disclosures and consumer protections to borrowers. Lenders that violate the rules face cancellation of loans and penalties equal to the finance charges paid.

Effective April 8, 2005, OCC guidelines require national banks and their operating subsidiaries to comply with certain standards when making or purchasing loans to avoid predatory or abusive residential mortgage lending practices. Failure to comply with the guidelines could be deemed an unsafe and unsound or unfair or deceptive practice, subjecting the bank to supervisory enforcement actions.

Finally, the Real Estate Settlement Procedures Act, or RESPA, requires lenders to provide borrowers with disclosures regarding the nature and cost of real estate settlements. Also, RESPA prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of escrow accounts. Penalties under the above laws may include fines, reimbursements and other penalties. Due to heightened regulatory concern related to compliance with the CRA, FACTA, TILA, FHA, ECOA, HMDA and RESPA generally, Farmers National may incur additional compliance costs or be required to expend additional funds for investments in its local community.

Federal Home Loan Bank System. Farmers National is a member of the FHLB. Among other benefits, each FHLB serves as a reserve or central bank for its members within its assigned region. Each FHLB is financed primarily from the sale of consolidated obligations of the FHLB system. Each FHLB makes available loans or advances to its members in compliance with the policies and procedures established by the board of directors of the individual FHLB. As an FHLB member, Farmers National is required to own a certain amount of capital stock in the FHLB. At March 31, 2017, Farmers National was in compliance with the stock requirements.

Federal Reserve System. The FRB requires all depository institutions to maintain noninterest bearing reserves at specified levels against their transaction accounts (primarily checking) and non-personal time deposits. At March 31, 2017, Farmers National was in compliance with these requirements.

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Properties

Emclaire owns no real property but utilizes the main office of Farmers National, which is owned by Farmers National. Emclaire’s and Farmers National’s executive offices are located at 612 Main Street, Emlenton, Pennsylvania. Emclaire pays no rent or other form of consideration for the use of this facility.

Farmers National owns and leases numerous other premises for use in conducting business activities. Farmers National considers these facilities owned or occupied under lease to be adequate. For additional information regarding the bank’s properties, see “Note 7 - Premises and Equipment” to Emclaire’s consolidated financial statements at and for the year ended December 31, 2016 included elsewhere in this proxy statement/prospectus.

Legal Proceedings

Neither Emclaire nor Farmers National is involved in any material legal proceedings. Farmers National, from time to time, is party to litigation that arises in the ordinary course of business, such as claims to enforce liens, claims involving the origination and servicing of loans, and other issues related to the business of the bank. In the opinion of management, the resolution of any such issues would not have a material adverse impact on the financial position, results of operation, or liquidity of Farmers National or Emclaire.

EMCLAIRE’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis represents a review of Emclaire’s consolidated financial condition and results of operations for the three months ended March 31, 2017 and 2016 and the years ended December 31, 2016 and 2015. This review should be read in conjunction with the consolidated financial statements included elsewhere in this proxy statement/prospectus.

Overview

Emclaire reported consolidated net income of $956,000, or $0.44 per common share, for the three months ended March 31, 2017, an increase of $154,000, or 19.2%, from $802,000, or $0.37 per common share, reported for the same period in 2016.

•	The increase in net income primarily resulted from increases in net interest income and noninterest income and decreases in the provision for loan losses and the provision for income taxes, partially offset by an increase in noninterest expense.

•	Net interest income increased $639,000, or 14.2%, to $5.2 million for the three months ended March 31, 2017 from $4.5 million for the same period in 2016. The increase resulted from an increase in interest income, primarily due to an increase in the average balance of loans.

•	Emclaire realized an annualized return on average assets of 0.56% and an annualized return on average equity of 7.12% for the quarter ended March 31, 2017, compared to 0.53% and 6.02%, respectively, for the same period in 2016.

Emclaire reported consolidated net income available to common stockholders of $4.0 million, or $1.85 per diluted common share, for 2016, compared to $4.1 million, or $2.05 per diluted common share, for 2015. Net income available to common stockholders was impacted by the following:

•	Net interest income increased $1.7 million, or 9.8%, in 2016. This increase primarily related to an increase in interest income of $2.8 million, or 13.8%, partially offset by an increase in interest expense of $1.1 million, or 39.2%. Driving the increase in interest income was an $84.4 million increase in the average balance of loans. The increase in interest expense was driven by increases in Emclaire's average balances of interest-bearing deposits and borrowed funds of $52.5 million and $16.0 million, respectively. The increases in Emclaire’s interest-earning assets and interest-bearing liabilities includes the impact of the United American acquisition, which added $66.1 million in loans and $72.7 million in deposits at the time of the acquisition.

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•	Noninterest income decreased $439,000, or 10.7%, in 2016. Net gains realized on the sale of securities decreased $772,000, or 90.4%, to $82,000 in 2016 from $854,000 in 2015, while fees and service charges and gains on loans sold to the FHLB increased $139,000 and $119,000, respectively.

•	Noninterest expense increased $1.3 million, or 7.9%, to $17.4 million for the year ended December 31, 2016 from $16.2 million for 2015. The increase primarily related to increases in compensation and benefits, other noninterest expense, acquisition costs and premises and equipment of $407,000, $269,000, $267,000 and $198,000, respectively. Acquisition costs related to the United American acquisition totaled $401,000 in 2016 and $134,000 in 2015. Contributing to the increase in noninterest expense was the addition of the United American branch in April 2016 and the opening of a new branch banking office in Aspinwall, Pennsylvania in August 2016.

Changes in Financial Condition

December 31, 2016 to March 31, 2017

Total assets increased $14.2 million, or 2.1%, to $706.3 million at March 31, 2017 from $692.1 million at December 31, 2016. Asset growth was driven by an increase in net loans receivable of $19.8 million, partially offset by a decrease in cash and equivalents and investment securities of $2.4 million and $2.5 million, respectively. Total liabilities increased $13.5 million, or 2.1%, to $651.6 million at March 31, 2017 from $638.1 million at December 31, 2016, resulting primarily from a $21.2 million increase in customer deposits, partially offset by a $7.3 million decrease in borrowed funds. Deposit growth consisted of a $12.2 million, or 2.7%, increase in interest bearing deposits and an $8.9 million, or 7.2%, increase in noninterest-bearing deposits.

Nonperforming loans decreased $215,000, or 6.5%, to $3.1 million at March 31, 2017 from $3.3 million at December 31, 2016. This decrease was primarily due to the payoff of two residential mortgage loans on nonaccrual status totaling $391,000. Of the $3.1 million in nonperforming loans, $1.0 million were not past due at March 31, 2017.

As of March 31, 2017, Emclaire’s classified and criticized assets amounted to $9.9 million, or 1.4% of total assets, with $7.9 million classified as substandard and $2.0 million identified as special mention. This compares to classified and criticized assets of $12.8 million, or 1.9% of total assets, with $6.8 million classified as substandard and $6.0 million identified as special mention at December 31, 2016. This decrease was related to the risk rating upgrade of one commercial loan relationship.

Stockholders’ equity increased $688,000, or 1.3%, to $54.8 million at March 31, 2017 from $54.1 million at December 31, 2016 primarily due to net income of $956,000 for the three month period, offset by dividends of $581,000 paid. Book value per common share was $25.44 at March 31, 2017, compared to $25.12 at December 31, 2016.

At March 31, 2017, Farmers National was considered “well-capitalized” with a Tier 1 leverage ratio, Common Equity Tier 1 ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio of 7.75%, 11.19%, 11.19% and 12.39%, respectively. Farmers National was also considered “well-capitalized” at December 31, 2016 with a Tier 1 leverage ratio, Common Equity Tier 1 ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio of 7.84%, 11.49%, 11.49% and 12.69%, respectively.

December 31, 2015 to December 31, 2016

Total assets increased $91.5 million, or 15.2%, to $692.1 million at December 31, 2016 from $600.6 million at December 31, 2015. This increase primarily related to increases in net loans receivable and cash and equivalents of $85.5 million and $6.0 million, respectively, partially offset by a decrease in securities available for sale of $11.4 million. Liabilities increased $90.3 million, or 16.5%, to $638.1 million at December 31, 2016 from $547.8 million at December 31, 2015 due to an increase in customer deposits of $95.1 million, partially offset by a $5.3 million decrease in borrowed funds. Loans and deposits acquired from United American totaled $66.1 million and $72.7 million, respectively, at the time of the acquisition in April 2016.

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Cash and cash equivalents. Cash and cash equivalents increased $6.0 million, or 52.2%, to $17.6 million at December 31, 2016 from $11.5 million at December 31, 2015. This increase primarily resulted from an increase in customer deposits, partially offset by the funding of loans and the repayment of borrowed funds.

Securities. Securities decreased $11.4 million, or 10.1%, to $101.6 million at December 31, 2016 from $113.0 million at December 31, 2015. This decrease primarily resulted from investment security sales, maturities, calls and repayments totaling $29.4 million, partially offset by purchases totaling $18.5 million during the year.

Loans receivable. Net loans receivable increased $85.5 million, or 19.9%, to $515.4 million at December 31, 2016 from $429.9 million at December 31, 2015. The increase was driven by growth in Emclaire’s residential mortgage, commercial mortgage and home equity portfolios of $58.9 million, $37.3 million and $3.9 million, respectively, partially offset by decreases in the home equity and consumer portfolios of $14.2 million and $70,000, respectively. Loans acquired from United American totaled $66.1 million at the time of the acquisition in April 2016 and $58.9 million at December 31, 2016. The growth of Emclaire’s residential mortgage portfolio also included a loan pool purchase totaling $6.9 million.

Nonperforming assets. Nonperforming assets include nonaccrual loans, loans 90 days past due and still accruing, repossessions and real estate owned. Nonperforming assets were $3.6 million, or 0.52% of total assets, at December 31, 2016 compared to $3.2 million, or 0.54% of total assets, at December 31, 2015. Nonperforming assets consisted of nonperforming loans and real estate owned of $3.3 million and $291,000, respectively, at December 31, 2016 and $3.1 million and $160,000, respectively, at December 31, 2015. At December 31, 2016, nonperforming loans consisted primarily of residential mortgage, commercial mortgage and commercial business loans.

Federal bank stocks. Federal bank stocks were comprised of FHLB stock and FRB stock of $3.6 million and $1.3 million, respectively, at December 31, 2016. These stocks are purchased and redeemed at par as directed by the federal banks and levels maintained are based primarily on borrowing and other correspondent relationships between Emclaire and the Federal banks.

Bank-owned life insurance (BOLI). Emclaire maintains single premium life insurance policies on certain current and former officers and employees of Farmers National. In addition to providing life insurance coverage, whereby Farmers National as well as the officers and employees receive life insurance benefits, the appreciation of the cash surrender value of the BOLI will serve to offset and finance existing and future employee benefit costs. Increases in this account are typically associated with an increase in the cash surrender value of the policies, partially offset by certain administrative expenses. BOLI increased $334,000, or 3.0%, to $11.4 million at December 31, 2016 from $11.1 million at December 31, 2015.

Premises and equipment. Premises and equipment increased $2.2 million, or 13.5%, to $18.3 million at December 31, 2016 from $16.1 million at December 31, 2015. The overall increase in premises and equipment during the year was due to capital expenditures of $3.3 million, partially offset by depreciation and amortization of $1.1 million. Additions for 2016 included $1.2 million of fixed assets acquired from United American and the purchase of facilities and equipment related to the new branch banking office in Aspinwall, Pennsylvania, which opened in August 2016.

Goodwill. Goodwill increased $6.6 million to $10.3 million at December 31, 2016 from $3.7 million at December 31, 2015. During 2016, Emclaire recorded $6.6 million of goodwill related to the acquisition of United American. Goodwill represents the excess of the total purchase price paid for the acquisition over the fair value of the identifiable assets acquired, net of the fair value of the liabilities assumed. Goodwill is evaluated for impairment at least annually and more frequently if events and circumstances indicate that the asset might be impaired. Management evaluated goodwill and concluded that no impairment existed at December 31, 2016.

Core deposit intangible. The core deposit intangible was $560,000 at December 31, 2016, compared to $554,000 at December 31, 2015. During 2016, Emclaire recorded a core deposit intangible of $232,000 related to the United American acquisition. The core deposit intangible also includes amounts associated with the assumption of deposits in the 2009 Titusville branch acquisition. This asset represents the long-term value of the core deposits acquired. In each instance, the fair value was determined using a third-party valuation expert specializing in estimating fair values of core deposit intangibles. The fair value was derived using an industry standard financial instrument present value methodology. All-in costs and runoff balances by year were discounted by comparable term FHLB advance rates, used as an alternative cost of funds measure. This intangible asset amortizes utilizing the double declining balance method of amortization over a weighted average estimated life of the related deposits. The core deposit intangible asset is not estimated to have a significant residual value. Emclaire recorded $226,000 and $195,000 of intangible amortization in 2016 and 2015, respectively.

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Deposits. Total deposits increased $95.1 million, or 19.4%, to $584.9 million at December 31, 2016 from $489.9 million at December 31, 2015. Noninterest bearing deposits increased $3.9 million, or 3.3%, during the year while interest bearing deposits increased $91.1 million, or 24.6%. Deposits assumed from United American totaled $72.7 million at the time of the acquisition in April 2016 and $57.7 million at December 31, 2016. Also contributing to the increase in deposits were municipal customers depositing funds in early 2016 after not receiving timely payments of anticipated government funding at the end of 2015 due to the Pennsylvania state budget impasse.

Borrowed funds. Borrowed funds decreased $5.3 million, or 10.7%, to $44.0 million at December 31, 2016 from $49.3 million at December 31, 2015. Borrowed funds at December 31, 2016 consisted of short-term borrowings of $9.5 million and long-term borrowings of $30.0 million. Long-term advances are utilized primarily to fund loan growth and short-term advances are utilized primarily to compensate for the normal deposit fluctuations.

Stockholders’ equity. Stockholders’ equity increased $1.2 million, or 2.3%, to $54.1 million at December 31, 2016 from $52.8 million at December 31, 2015. The increase primarily related to a $1.8 million increase in retained earnings as a result of net income totaling $4.0 million, less dividends paid of $2.2 million. This increase was partially offset by a $729,000 decrease in accumulated other comprehensive income resulting from changes in the net unrealized losses on securities available for sale and the funded status of Emclaire’s defined benefit plan.

Changes in Results of Operations

Emclaire reported net income before preferred stock dividends of $956,000 and $802,000 for the three months ended March 31, 2017 and 2016 and $4.0 million and $4.2 million in 2016 and 2015, respectively. The following “Average Balance Sheet and Yield/Rate Analysis” and “Analysis of Changes in Net Interest Income” tables should be utilized in conjunction with the discussion of the interest income and interest expense components of net interest income.

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Average Balance Sheet and Yield/Rate Analysis. The following table sets forth, for the periods indicated, information concerning the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amounts of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, interest rate spread and the net interest margin earned on average interest-earning assets. For purposes of this table, average loan balances include nonaccrual loans and exclude the allowance for loan losses and interest income includes accretion of net deferred loan fees. Interest and yields on tax-exempt loans and securities (tax-exempt for federal income tax purposes) are shown on a fully tax equivalent basis. The information is based on average daily balances during the periods presented.

(Dollar amounts in thousands)	Three months ended March 31,
	2017			2016
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans, taxable	$510,752	$5,374	4.27%	$410,174	$4,480	4.39%
Loans, tax exempt	23,782	272	4.64%	26,532	317	4.81%
Total loans receivable	534,534	5,646	4.28%	436,706	4,797	4.42%

Securities, taxable	73,288	395	2.19%	82,670	434	2.11%
Securities, tax exempt	26,585	197	3.00%	28,756	219	3.07%
Total securities	99,873	592	2.40%	111,426	653	2.36%

Interest-earning deposits with banks	9,085	16	0.71%	14,532	20	0.55%
Federal bank stocks	4,936	53	4.35%	3,218	34	4.25%
Total interest-earning cash equivalents	14,021	69	2.00%	17,750	54	1.22%

Total interest-earning assets	648,428	6,307	3.94%	565,882	5,504	3.91%
Cash and due from banks	2,646			2,359
Other noninterest-earning assets	46,599			36,202

Total Assets	$697,673			$604,443

Interest-bearing liabilities:
Interest-bearing demand deposits	$305,637	$171	0.23%	$269,585	$130	0.19%
Time deposits	159,778	532	1.35%	119,939	458	1.53%
Total interest-bearing deposits	465,415	703	0.61%	389,524	588	0.61%

Borrowed funds, short-term	10,423	42	1.63%	1,460	2	0.42%
Borrowed funds, long-term	34,256	272	3.21%	35,000	242	2.78%
Total borrowed funds	44,679	314	2.85%	36,460	244	2.69%

Total interest-bearing liabilities	510,094	1,017	0.81%	425,984	832	0.79%

Noninterest-bearing demand deposits	123,814	—	—	116,388	—	—

Funding and cost of funds	633,908	1,017	0.65%	542,372	832	0.62%

Other noninterest-bearing liabilities	9,323			8,513

Total Liabilities	643,231			550,885
Stockholders' Equity	54,442			53,558

Total Liabilities and Stockholders' Equity	$697,673			$604,443

Net interest income		$5,290			$4,672

Interest rate spread (difference between weighted average rate on interest-earning assets and interest-bearing liabilities)			3.13%			3.13%

Net interest margin (net interest income as a percentage of average interest-earning assets)			3.31%			3.32%

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(Dollar amounts in thousands)	For the year ended December 31,
	2016			2015
	Average		Yield /	Average		Yield /
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans, taxable	$459,253	$19,966	4.35%	$375,164	$16,706	4.45%
Loans, tax-exempt	25,893	1,206	4.66%	25,535	1,244	4.87%
Total loans receivable	485,146	21,172	4.36%	400,699	17,950	4.48%
Securities, taxable	78,767	1,662	2.11%	107,009	1,965	1.84%
Securities, tax-exempt	28,453	865	3.04%	31,879	1,126	3.53%
Total securities	107,220	2,527	2.36%	138,888	3,091	2.23%
Federal bank stocks	3,758	186	4.95%	2,419	164	6.78%
Interest-earning deposits with banks	25,563	135	0.53%	12,328	68	0.55%
Total interest-earning cash equivalents	29,321	321	1.09%	14,747	232	1.57%
Total interest-earning assets	621,687	24,020	3.86%	554,334	21,273	3.84%
Cash and due from banks	2,577			2,440
Other noninterest-earning assets	42,490			34,347
Total Assets	$666,754			$591,121
Interest-bearing liabilities:
Interest-bearing demand deposits	$290,559	607	0.21%	$272,582	412	0.15%
Time deposits	153,268	2,184	1.42%	118,701	1,732	1.46%
Total interest-bearing deposits	443,827	2,791	0.63%	391,283	2,144	0.55%
Borrowed funds, short-term	2,341	78	3.34%	6,284	87	1.38%
Borrowed funds, long-term	35,141	1,076	3.06%	15,205	604	3.97%
Total borrowed funds	37,482	1,154	3.08%	21,489	691	3.21%
Total interest-bearing liabilities	481,309	3,945	0.82%	412,772	2,835	0.69%
Noninterest-bearing demand deposits	122,181	—	—	117,455	—	—
Funding and cost of funds	603,490	3,945	0.65%	530,227	2,835	0.53%
Other noninterest-bearing liabilities	8,832			8,254
Total Liabilities	612,322			538,481
Stockholders' Equity	54,432			52,640
Total Liabilities and Stockholders' Equity	$666,754			$591,121
Net interest income		$20,075			$18,438
Interest rate spread (difference between weighted average rate on interest-earning assets and interest-bearing liabilities)			3.04%			3.15%
Net interest margin (net interest income as a percentage of average interest-earning assets)			3.23%			3.33%

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Analysis of Changes in Net Interest Income. The following table analyzes the changes in interest income and interest expense in terms of: (1) changes in volume of interest-earning assets and interest-bearing liabilities and (2) changes in yields and rates. The table reflects the extent to which changes in Emclaire’s interest income and interest expense are attributable to changes in rate (change in rate multiplied by prior year volume), changes in volume (changes in volume multiplied by prior year rate) and changes attributable to the combined impact of volume/rate (change in rate multiplied by change in volume). The changes attributable to the combined impact of volume/rate are allocated on a consistent basis between the volume and rate variances. Changes in interest income on loans and securities reflect the changes in interest income on a fully tax equivalent basis.

(Dollar amounts in thousands)	Three months ended March 31,
	2017 versus 2016
	Increase (Decrease) due to
	Volume	Rate	Total
Interest income:
Loans	$1,040	$(191)	$849
Securities	(68)	7	(61)
Interest-earning deposits with banks	(9)	5	(4)
Federal bank stocks	18	1	19

Total interest-earning assets	981	(178)	803

Interest expense:
Interest-bearing deposits	115	—	115
Borrowed funds, short-term	27	13	40
Borrowed funds, long-term	(5)	35	30

Total interest-bearing liabilities	137	48	185

Net interest income	$844	$(226)	$618

(Dollar amounts in thousands)	2016 versus 2015
	Increase (decrease) due to
	Volume	Rate	Total
Interest income:
Loans	$3,696	$(474)	$3,222
Securities	(738)	174	(564)
Interest-earning deposits with banks	70	(3)	67
Federal bank stocks	74	(52)	22

Total interest-earning assets	3,102	(355)	2,747

Interest expense:
Interest-bearing deposits	308	339	647
Borrowed funds, short term	(79)	70	(9)
Borrowed funds, long term	638	(166)	472

Total interest-bearing liabilities	867	243	1,110

Net interest income	$2,235	$(598)	$1,637

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Comparison of the Results of Operations for the Three Months Ended March 31, 2017 and 2016

General. Net income increased $154,000, or 19.2%, to $956,000 for the three months ended March 31, 2017 from $802,000 for the same period in 2016. This increase was the result of increases in net interest income and noninterest income of $639,000 and $76,000, respectively, and decreases in in the provision for loans losses and the provision for income taxes of $19,000 and $23,000, respectively, partially offset by a $603,000 increase in noninterest expense.

Net interest income. Tax equivalent net interest income increased $618,000, or 13.2%, to $5.3 million for the three months ended March 31, 2017 from $4.7 million for the three months ended March 31, 2016. This increase was attributed to an increase in tax equivalent interest income of $803,000, partially offset by an increase in interest expense of $185,000.

Interest income. Tax equivalent interest income increased $803,000, or 14.6%, to $6.3 million for the three months ended March 31, 2017 from $5.5 million for the same period in 2016. This increase was attributed to increases in interest earned on loans and dividends on federal bank stocks of $849,000 and $19,000, respectively, partially offset by decreases in interest earned on securities and interest-earnings deposits with bank of $61,000 and $4,000, respectively.

Tax equivalent interest earned on loans receivable increased $849,000, or 17.7%, to $5.6 million for the three months ended March 31, 2017 compared to $4.8 million for the same period in 2016. This increase resulted from a $97.8 million, or 22.4% increase in average loans, accounting for an increase of $1.0 million in interest income. The increase in loans receivable was partially related to the acquisition of United American in April 2016. Partially offsetting this favorable volume variance, the average yield on loans decreased 14 basis points to 4.28% for the three months ended March 31, 2017, versus 4.42% for the same period in 2016. This unfavorable yield variance accounted for a $191,000 decrease in interest income.

Tax equivalent interest earned on securities decreased $61,000, or 9.3%, to $592,000 for the three months ended March 31, 2017 compared to $653,000 for the three months ended March 31, 2016. This decrease resulted from an $11.6 million, or 10.4%, decrease in the average balance of securities, accounting for a $68,000 decrease in interest income. Partially offsetting the unfavorable volume variance, the average yield on securities increased 4 basis points to 2.40% for the three months ended March 31, 2017 versus 2.36% for the same period in 2016. This favorable yield variance accounted for a $7,000 increase in interest income.

Interest earned on deposits with banks decreased $4,000 to $16,000 for the three months ended March 31, 2017 compared to $20,000 for the three months ended March 31, 2016. This decrease resulted from a $5.4 million decrease in the average balance of interest-earning deposits, accounting for a decrease of $9,000 in interest income. Partially offsetting the unfavorable volume variance, the average yield on these accounts increased 16 basis points to 0.71% for the three months ended March 31, 2017, versus 0.55% for the same period in 2016, accounting for a $5,000 increase in interest income.

Dividends on federal bank stocks increased $19,000, or 51.4%, to $53,000 for the three months ended March 31, 2017 from $34,000 for the same period in 2016. This increase was primarily due to an increase in the average balance of federal bank stocks of $1.7 million, or 53.4%, to $4.9 million compared to $3.2 million for the same period in 2016, accounting for an $18,000 increase in interest income. Additionally, the average yield on these assets increased 10 basis points to 4.35% for the three months ended March 31, 2017, versus 4.25% for the same period in 2016, accounting for a $1,000 increase in interest income.

Interest expense. Interest expense increased $185,000, or 22.2%, to $1.0 million for the three months ended March 31, 2017 from $832,000 for the same period in 2016. This increase in interest expense can be attributed to increases in interest incurred on deposits and borrowed funds of $115,000 and $70,000, respectively.

Interest expense incurred on deposits increased $115,000, or 19.6%, to $703,000 for the three months ended March 31, 2017 compared to $588,000 for the same period in 2016. The average balance of interest-bearing deposits increased $75.9 million, or 19.5%, to $465.4 million for the three months ended March 31, 2017, compared to $389.5 million for the same period in 2016 causing a $115,000 increase in interest expense. This increase was primarily due to the acquisition of United American in April 2016. The average cost of interest-bearing deposits was 0.61% for the three month periods ended March 31, 2017 and 2016.

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Interest expense incurred on borrowed funds increased $70,000, or 28.7%, to $314,000 for the three months ended March 31, 2017, compared to $244,000 for the same period in the prior year. The average balance of borrowed funds increased $8.2 million, or 22.5%, to $44.7 million for the three months ended March 31, 2017, compared to $36.5 million for the same period in 2016 causing a $22,000 increase in interest expense. Additionally, the average cost of borrowed funds increased 16 basis points, or 5.9%, to 2.85% for the three months ended March 31, 2017 compared to 2.69% for the same period in 2016 causing a $48,000 increase in interest expense.

The provision for loan losses decreased $19,000, or 10.5%, to $162,000 for the three months ended March 31, 2017 from $181,000 for the same period in the prior year.

Noninterest income. Noninterest income increased $76,000, or 9.7%, to $856,000 for the three months ended March 31, 2017, compared to $780,000 for the same period in the prior year. This increase resulted primarily from a $63,000 increase in customer service fees as overdraft charges for the first quarter of 2017 exceeded the levels realized in the same quarter in the prior year.

Noninterest expense. Noninterest expense increased $603,000, or 15.0%, to $4.6 million for the three months ended March 31, 2017 compared to $4.0 million for the same period in 2016. This increase in noninterest expense can be attributed to increases in compensation and benefits, premises and equipment, intangible asset amortization, professional fees, federal deposit insurance and other noninterest expense of $275,000, $73,000, $11,000, $19,000, $15,000 and $519,000, respectively, partially offset by a $309,000 decrease in acquisition costs.

Compensation and employee benefits expense increased $275,000, or 13.4%, to $2.3 million for the three months ended March 31, 2017 compared to $2.0 million for the same period in the prior year. This increase was primarily the result of increases in salaries, retirement benefits, payroll taxes and insurance benefits of $191,000, $29,000, $25,000 and $23,000, respectively. The increases in compensation and employee benefits related expenses were due primarily to the addition of the branch office in the United American acquisition in April 2016 and the opening of the new Aspinwall branch office in August 2016.

Premises and equipment expense increased $73,000, or 10.7%, to $758,000 for the three months ended March 31, 2017 compared to $685,000 for the same period in the prior year. This increase was primarily the result of the two new branch offices which added $60,000 of expense for the quarter ended March 31, 2017.

Other noninterest expense increased $519,000, or 79.7%, to $1.2 million for the three months ended March 31, 2017 compared to $651,000 for the same period in the prior year. Contributing to the increase were increases in travel and entertainment expenses, bad checks and other losses, overdraft privilege program administration fees, Pennsylvania shares tax, telecommunications expenses, collection expenses and operating costs of associated with the two new branch offices.

Emclaire recognized $60,000 of core deposit intangible amortization expense during the first quarter of 2017 compared to $49,000 for the same period in 2016. This amortization relates to a branch acquisition completed in the third quarter of 2009 and the United American acquisition completed in April 2016.

Acquisition expense decreased by $309,000 for the three months ended March 31, 2017 compared to the same period in the prior year. Costs related to the acquisition of United American totaled $309,000 for the three months ended March 31, 2016. These costs included legal fees, system conversion costs and other costs of $144,000, $100,000 and $65,000, respectively.

Provision for income taxes. The provision for income taxes decreased $23,000, or 7.8%, to $273,000 for the three months ended March 31, 2017 compared to $296,000 for the same period in the prior year. This related to a decrease in Emclaire’s effective tax rate to 22.2% for the three months ended March 31, 2017 compared to 27.0% for the same period in the prior year due to certain nondeductible merger related expenses incurred in the first quarter of 2016.

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Comparison of the Results of Operations for the Year Ended December 31, 2016 and 2015

Emclaire reported net income before preferred stock dividends of $4.0 million and $4.2 million for 2016 and 2015, respectively. The $168,000, or 4.0%, decrease in net income was attributed to increases in noninterest expense, the provision for income taxes and the provision for loan losses of $1.3 million, $107,000 and $83,000, respectively, and a decrease in noninterest income of $439,000, partially offset by an increase in net interest income of $1.7 million. Returns on average equity and assets were 7.32% and 0.60%, respectively, for 2016.

Net interest income. The primary source of Emclaire’s revenue is net interest income. Net interest income is the difference between interest income on earning assets, such as loans and securities, and interest expense on liabilities, such as deposits and borrowed funds, used to fund the earning assets. Net interest income is impacted by the volume and composition of interest-earning assets and interest-bearing liabilities, and changes in the level of interest rates. Tax equivalent net interest income increased $1.6 million to $20.1 million for 2016, compared to $18.4 million for 2015. This increase in net interest income can be attributed to an increase in tax equivalent interest income of $2.7 million, partially offset by an increase in interest expense of $1.1 million.

Interest income. Tax equivalent interest income increased $2.7 million, or 12.9%, to $24.0 million for 2016, compared to $21.3 million for 2015. This increase can be attributed to increases in interest earned on loans and deposits with banks and dividends received on federal bank stocks of $530,000 and $19,000, respectively, partially offset by decreases in securities and interest earning cash equivalents of $3.2 million, $67,000 and $22,000, respectively.

Tax equivalent interest earned on loans receivable increased $3.2 million, or 17.9%, to $21.2 million for 2016, compared to $18.0 million for 2015. The average balance of loans increased $84.4 million, or 21.1%, generating $3.7 million of additional interest income on loans. Offsetting this favorable variance, the average yield on loans decreased 12 basis points to 4.36% for 2016, versus 4.48% for 2015 causing a $474,000 decrease in interest income.

Tax equivalent interest earned on securities decreased $564,000, or 18.2%, to $2.5 million for 2016, compared to $3.1 million for 2015. The average balance of securities decreased $31.7 million, or 22.8%, causing a $738,000 decrease in interest income. Partially offsetting the unfavorable volume variance, the average yield on securities increased 13 basis points to 2.36% for 2016 versus 2.23% for 2015 causing a $174,000 increase in interest income.

Interest earned on interest-earning deposit accounts increased $67,000, or 98.5%, to $135,000 for 2016, compared to $68,000 for 2015. The average balance of interest-earning deposits increased $13.2 million causing a $70,000 increase in interest income. Partially offsetting this unfavorable variance, the average yield on these accounts decreased 2 basis points to 0.53% for 2016 versus 0.55% for 2015 causing a $3,000 decrease in interest income.

Interest earned on federal bank stocks increased $22,000, or 13.4%, to $186,000 for 2016, compared to $164,000 for 2015. The average balance of federal bank stocks increased $1.3 million, or 55.4%, generating a $74,000 increase in interest income. Partially offsetting this favorable variance, the average yield on these accounts decreased 183 basis points to 4.95% for 2016 versus 6.78% for 2015 causing a $52,000 decrease in interest income.

Interest expense. Interest expense increased $1.1 million, or 39.2%, to $3.9 million for 2016, compared to $2.8 million for 2015. This increase can be attributed to increases in interest expense on interest-bearing deposits and borrowing funds of $647,000 and $463,000, respectively.

Interest expense on deposits increased $647,000, or 30.2%, to $2.8 million for 2016, compared to $2.1 million for 2015. The average rate on interest-bearing deposits increased by 8 basis points to 0.63% for 2016 versus 0.55% for 2015 causing a $339,000 increase in interest expense. The average balance of interest-bearing deposits increased $52.5 million, or 13.4%, causing a $308,000 increase in interest expense.

Interest expense on borrowed funds increased $463,000, or 67.0%, to $1.2 million for 2016, compared to $691,000 for 2015. The average balance of borrowed funds increased $16.0 million, or 74.4%, to $37.5 million for 2016, compared to $21.5 million for 2015 causing a $559,000 increase in interest expense. This increase resulted primarily from the addition of four $5.0 million long-term advances late in the fourth quarter of 2015, one of which was repaid during the second quarter of 2016. Partially offsetting this unfavorable variance, the average cost of borrowed funds decreased 13 basis points to 3.08% for 2016 versus 3.21% for 2015 causing a $96,000 decrease in interest expense. This was primarily the result of the relatively lower cost of the borrowings added late in 2015.

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Provision for loan losses. Emclaire records provisions for loan losses to maintain a level of total allowance for loan losses that management believes, to the best of its knowledge, covers all probable incurred losses estimable at each reporting date. Management considers historical loss experience, the present and prospective financial condition of borrowers, current conditions (particularly as they relate to markets where Emclaire originates loans), the status of nonperforming assets, the estimated underlying value of the collateral and other factors related to the collectability of the loan portfolio.

Nonperforming loans increased $254,000, or 8.3%, to $3.3 million at December 31, 2016 from $3.1 million at December 31, 2015. The increase in nonperforming loans was primarily related to a $557,000 loan being placed on nonaccrual status during the year, partially offset by the payoff of a $161,000 nonperforming loan.

The provision for loan losses increased $83,000, or 21.8%, to $464,000 for 2016 from $381,000 for 2015. Emclaire’s allowance for loan losses amounted to $5.5 million, or 1.06% of Emclaire’s total loan portfolio at December 31, 2016 compared to $5.2 million or 1.20% of total loans at December 31, 2015. The allowance for loan losses, as a percentage of nonperforming loans at December 31, 2016 and 2015, was 166.9% and 169.6%, respectively. The allocation of the allowance for loan losses related to residential mortgage loans and commercial mortgage loans increased during the year as a result of growth in the loan portfolios, while the allocation related to commercial business loans decreased as the portfolio decreased. At December 31, 2016, there was no provision for loan losses allocated to loans acquired in the acquisition of United American in April 2016. If the loans acquired from United American with balances of $58.9 million were excluded, the ratio of allowance to total loans at the December 31, 2016 would have been 1.20%.

Noninterest income. Noninterest income includes revenue that is related to services rendered and activities conducted in the financial services industry, including fees on depository accounts, general transaction and service fees, commissions on financial services, title premiums, security and loan sale gains and losses, and earnings on bank-owned life insurance (BOLI). Noninterest income decreased $439,000, or 10.7%, to $3.7 million in 2016 from $4.1 million in 2015. This decrease was primarily due to a $772,000 decrease in gains on the sale of securities. In 2016, Emclaire realized securities gains of $82,000 compared to $854,000 realized in 2015, of which $298,000 related to the sale of community bank stock and $556,000 related to the sale of securities to accommodate loan growth. Partially offsetting this decrease in noninterest income, fees and service charges and other noninterest income increased by $139,000 and $11,000, respectively. Additionally, Emclaire recognized $119,000 in gains on loans sold to the FHLB during 2016.

Noninterest expense. Noninterest expense increased $1.3 million, or 7.9%, to $17.4 million for 2016, compared to $16.2 million for 2015. This increase was primarily related to increases in compensation and employee benefits, other noninterest expense, acquisition costs, premises and equipment expense, professional fees, federal deposit insurance and intangible asset amortization.

The largest component of noninterest expense, compensation and employee benefits, increased $407,000, or 5.0%, to $8.6 million for 2016, compared to $8.2 million for 2015. This increase primarily related to normal wage and salary increases and an increase in retirement benefits expense as well as the addition of two branch offices acquired or opened during the year.

Other noninterest expense increased $269,000, or 7.1%, to $4.0 million for 2016, compared to $3.8 million for 2015. Included in other noninterest expense for 2016 was $71,000 in prepayment penalties incurred in the second quarter of 2016 associated with the early retirement of a $5.0 million FHLB long-term advance. Additionally, printing and office supplies, telephone and communications expense, marketing expense, postage, and correspondent and courier fees increased $63,000, $50,000, $47,000, $45,000 and $40,000, respectively, partially due to normal operating increases and the additional two branch offices during the year.

Acquisition costs increased $267,000 to $401,000 for 2016, compared to $134,000 for 2015. Acquisition costs for both years were related to the acquisition of United American, which was completed on April 30, 2016. Acquisition costs for 2016 included legal fees, system conversion costs and other costs of $194,000, $132,000 and $75,000, respectively.

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Premises and equipment expense increased $198,000, or 7.5%, to $2.8 million for 2016, compared to $2.7 million for 2015. This increase primarily related to expenses associated with Farmers National’s new branch offices and an increase in depreciation expense due to an upgrade to the bank’s mainframe and disaster recovery equipment in late 2015.

Emclaire recognized $226,000 of intangible amortization in 2016, compared to $195,000 in 2015 associated with core deposit intangible assets that were recorded in connection with the 2009 Titusville branch acquisition and the 2016 United American acquisition.

The provision for income taxes increased $107,000, or 9.4%, to $1.2 million for 2016, compared to $1.1 million for 2015 primarily due to an increase in taxable income. The difference between the statutory rate of 34% and Emclaire’s effective tax rate of 23.8% for 2016 was due to tax-exempt income earned on certain tax-free loans and securities and bank-owned life insurance.

Market Risk Management

Market risk for Emclaire consists primarily of interest rate risk exposure and liquidity risk. Emclaire is not subject to currency exchange risk or commodity price risk, and has no trading portfolio, and therefore, is not subject to any trading risk. In addition, Emclaire does not participate in hedging transactions such as interest rate swaps and caps. Changes in interest rates will impact both income and expense recorded and also the market value of long-term interest-earning assets.

The primary objective of Emclaire’s asset liability management function is to maximize Emclaire’s net interest income while simultaneously maintaining an acceptable level of interest rate risk given Emclaire’s operating environment, capital and liquidity requirements, balance sheet mix, performance objectives and overall business focus. One of the primary measures of the exposure of Emclaire’s earnings to interest rate risk is the timing difference between the repricing or maturity of interest-earning assets and the repricing or maturity of its interest-bearing liabilities.

Emclaire’s Board of Directors has established a Finance Committee, consisting of four outside directors, the President and Chief Executive Officer, Treasurer and Chief Financial Officer and Principal Accounting Officer, to monitor market risk, including primarily interest rate risk. This committee, which meets at least quarterly, generally establishes and monitors the investment, interest rate risk and asset liability management policies of Emclaire.

In order to minimize the potential for adverse affects of material and prolonged changes in interest rates on Emclaire’s results of operations, Emclaire’s management team has implemented and continues to monitor asset liability management policies to better match the maturities and repricing terms of Emclaire’s interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of (i) originating adjustable-rate mortgage loans; (ii) originating short-term secured commercial loans with the rate on the loan tied to the prime rate or reset features in which the rate changes at determined intervals; (iii) emphasizing investment in shorter-term (expected duration of five years or less) investment securities; (iv) selling longer-term (30-year) fixed-rate residential mortgage loans in the secondary market; (v) maintaining a high level of liquid assets (including securities classified as available for sale) that can be readily reinvested in higher yielding investments should interest rates rise; (vi) emphasizing the retention of lower-costing savings accounts and other core deposits; and (vii) lengthening liabilities and locking in lower borrowing rates with longer terms whenever possible.

Interest Rate Sensitivity Gap Analysis

The implementation of asset and liability initiatives and strategies and compliance with related policies, combined with other external factors such as demand for Emclaire’s products and economic and interest rate environments in general, has resulted in Emclaire maintaining a one-year cumulative interest rate sensitivity gap within internal policy limits of between a positive and negative 15% of total assets. The one-year interest rate sensitivity gap is identified as the difference between Emclaire’s interest-earning assets that are scheduled to mature or reprice within one year and its interest-bearing liabilities that are scheduled to mature or reprice within one year.

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The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities, and is considered negative when the amount of interest rate-sensitive liabilities exceeds the amount of interest rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would adversely affect net interest income. The closer to zero, or more neutral, that gap is maintained, generally, the lesser the impact of market interest rate changes on net interest income.

Assumptions about the timing and variability of cash flows are critical in gap analysis. Particularly important are the assumptions driving mortgage prepayments and the expected attrition of the core deposits portfolios. These assumptions are based on Emclaire’s historical experience, industry standards and assumptions provided by a federal regulatory agency, which management believes most accurately represents the sensitivity of Emclaire’s assets and liabilities to interest rate changes. As of March 31, 2017, Emclaire’s interest-earning assets maturing or repricing within one year totaled $184.6 million while Emclaire’s interest-bearing liabilities maturing or repricing within one-year totaled $188.1 million, providing an excess of interest-bearing liabilities over interest-earning assets of $3.5 million. At March 31, 2017, the percentage of Emclaire’s assets to liabilities maturing or repricing within one year was 98%.

Based on certain assumptions derived from Emclaire’s historical experience, at December 31, 2016, Emclaire’s interest-earning assets maturing or repricing within one year totaled $188.9 million while Emclaire’s interest-bearing liabilities maturing or repricing within one year totaled $192.2 million, providing an excess of interest-bearing liabilities over interest-earning assets of $3.3 million or 0.5% of total assets. At December 31, 2016, the percentage of Emclaire’s assets to liabilities maturing or repricing within one year was 98.3%.

The following table presents the amounts of interest-earning assets and interest-bearing liabilities outstanding as of December 31, 2016 which are expected to mature, prepay or reprice in each of the future time periods presented:

(Dollar amounts in thousands)	Six months	Six months	One to	Three to	Over
	or less	to one year	three years	four years	four years	Total
Total interest-earning assets	$135,637	$53,291	$166,258	$59,447	$222,289	$636,922

Total interest-bearing liabilities	94,503	97,708	204,217	26,312	77,979	500,719

Interest rate sensitivity gap	$41,134	$(44,417)	$(37,959)	$33,135	$144,310	$136,203

Cumulative rate sensitivity gap	$41,134	$(3,283)	$(41,242)	$(8,107)	$136,203

Ratio of gap during the period to total interest earning assets	6.46%	(6.97)%	(5.96)%	5.20%	22.66%

Ratio of cumulative gap to total interest earning assets	6.46%	(0.52)%	(6.48)%	(1.27)%	21.38%

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Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Interest Rate Sensitivity Simulation Analysis

Emclaire also utilizes income simulation modeling in measuring its interest rate risk and managing its interest rate sensitivity. The Finance Committee of the board of directors believes that simulation modeling enables Emclaire to more accurately evaluate and manage the possible effects on net interest income due to the exposure to changing market interest rates and different loan and security prepayment and deposit decay assumptions under various interest rate scenarios.

As with gap analysis and earnings simulation modeling, assumptions about the timing and variability of cash flows are critical in net portfolio equity valuation analysis. Particularly important are the assumptions driving mortgage prepayments and the assumptions about expected attrition of the core deposit portfolios. These assumptions are based on Emclaire’s historical experience.

Emclaire has established the following guidelines for assessing interest rate risk:

Net interest income simulation. Given a 200 basis point immediate increase or decrease in market interest rates, net interest income may not change by more than 15% for a one-year period.

Economic value of equity simulation. Economic value of equity is the present value of Emclaire’s existing assets less the present value of Emclaire’s existing liabilities. Given a 200 basis point immediate and permanent increase or decrease in market interest rates, economic value of equity may not correspondingly decrease or increase by more than 20%.

These guidelines take into consideration the current interest rate environment, Emclaire’s financial asset and financial liability product mix and characteristics and liquidity sources among other factors. Given the current rate environment, a drop in short-term market interest rates of 200 basis points immediately or over a one-year horizon would seem unlikely. This should be considered in evaluating modeling results outlined in the table below.

The following table presents the simulated impact of a 100 basis point or 200 basis point upward or downward shift of market interest rates on net interest income for the years ended December 31, 2016 and 2015, respectively. This analysis was done assuming that the interest-earning asset and interest-bearing liability levels at December 31, 2016 remained constant. The impact of the market rate movements on net interest income was developed by simulating the effects of rates changing immediately for a one-year period from the December 31, 2016 levels for net interest income.

	Increase		Decrease
	+100 BP	+200 BP	-100 BP	-200 BP
2016 Net interest income - increase (decrease)	(0.77)%	(1.90)%	(2.56)%	(6.48)%

2015 Net interest income - increase (decrease)	(0.36)%	(1.14)%	(2.80)%	(6.67)%

The expected decrease in net interest income in the rising rate scenarios shown in the table above resulted from Emclaire having overnight borrowings of $7.0 million and $14.5 million at December 31, 2016 and 2015, respectively. In a rising rate environment, these borrowings would be immediately repricing, therefore causing increased interest expense.

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Impact of Inflation and Changing Prices

The consolidated financial statements of Emclaire and related notes included elsewhere in this proxy statement/prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, which require the measurement of financial condition and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services since such prices are affected by inflation to a larger degree than interest rates. In the current interest rate environment, liquidity and the maturity structure of Emclaire’s assets and liabilities are critical to the maintenance of acceptable performance levels.

Capital Resources

Stockholders’ equity increased $688,000, or 1.3%, to $54.8 million at March 31, 2017 from $54.1 million at December 31, 2016 primarily due to net income of $956,000 for the three month period, offset by dividends of $581,000 paid. Book value per common share was $25.44 at March 31, 2017, compared to $25.12 at December 31, 2016.

Total stockholders’ equity increased $1.2 million, or 2.3%, to $54.1 million at December 31, 2016 from $52.8 million at December 31, 2015. Net income before preferred stock dividends of $4.0 million in 2016 represented a decrease in earnings of $168,000, or 4.0%, compared to 2015.

Emclaire’s capital to assets ratio and 7.8% at March 31, 2017 and December 31, 2016 a decrease from 8.8% at December 31, 2015. This was due to a $91.5 million increase in Emclaire's assets primarily related to the acquisition of United American during 2016. To prepare for this asset growth, during the second quarter of 2015, Emclaire raised $8.2 million in capital, net of expenses, through the issuance of 350,000 shares of common stock in a private placement offering to accredited investors. Also, during the third quarter of 2015, Emclaire utilized a portion of the proceeds of the stock offering to redeem the remaining $5.0 million of preferred stock issued to the U.S. Treasury under the SBLF program.

While continuing to sustain a strong capital position, dividends on common stock increased to $0.27 per share or $581,000 for the three months ended March 31, 2017 from $2.2 million in 2016 and $1.9 million in 2015. In addition, stockholders have taken part in Emclaire’s dividend reinvestment plan introduced during 2003 with 44% of registered shareholder accounts active in the plan at December 31, 2016. Dividend reinvestment is achieved through the purchase of common shares on the secondary market.

Capital adequacy is intended to enhance Emclaire’s ability to support growth while protecting the interest of stockholders and depositors and to ensure that capital ratios are in compliance with regulatory minimum requirements. Regulatory agencies have developed certain capital ratio requirements that are used to assist them in monitoring the safety and soundness of financial institutions. At March 31, 2017 and December 31, 2016, Farmers National was in excess of all regulatory capital requirements.

Liquidity

Emclaire’s primary sources of funds generally have been deposits obtained through the offices of Farmers National, borrowings from the FHLB, Federal Reserve Bank and other correspondent banks, and amortization and prepayments of outstanding loans and maturing securities. During the three months ended March 31, 2017, Emclaire used its sources of funds primarily to fund loan purchases and advances and repay short term borrowed funds. As of March 31, 2017, Emclaire had outstanding loan commitments, including undisbursed loans and amounts available under credit lines, totaling $76.1 million, and standby letters of credit totaling $76,000, net of collateral maintained by Farmers National. As of December 31, 2016, Emclaire had outstanding loan commitments, including undisbursed loans and amounts available under credit lines, totaling $92.5 million and standby letters of credit totaling $76,000, net of collateral maintained by Farmers National. Farmers National is required by the OCC to establish policies to monitor and manage liquidity levels to ensure the bank’s ability to meet demands for customer withdrawals and the repayment of short-term borrowings, and at March 31, 2017 and December 31, 2016, Farmers National was in compliance with all liquidity policy limits.

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At March 31, 2017, time deposits amounted to $162.7 million, or 26.8% of Emclaire’s total consolidated deposits, including approximately $48.6 million of which are scheduled to mature within the next year. Management of Emclaire believes (i) it has adequate resources to fund all of its commitments, (ii) all of its commitments will be funded as required by related maturity dates and (iii) based upon past experience and current pricing policies, it can adjust the rates of time deposits to retain a substantial portion of maturing liabilities if necessary.

Aside from liquidity available from customer deposits or through sales and maturities of securities, Emclaire and Farmers National have alternative sources of funds. These sources include a line of credit for Emclaire with a correspondent bank, Farmers National's line of credit and term borrowing capacity from the FHLB and the Federal Reserve’s discount window and, to a more limited extent, through the sale of loans. At March 31, 2017, Emclaire had borrowed funds of $36.8 million consisting of $30.0 million of long-term FHLB advances, a $4.3 million long-term advance with a correspondent bank and $2.5 million outstanding on a line of credit with a correspondent bank. At March 31, 2017, Emclaire’s borrowing capacity with the FHLB, net of funds borrowed and irrevocable standby letters of credit issue to secure certain deposit accounts, was $129.5 million. At December 31, 2016, Farmers National’s borrowing capacity with the FHLB, net of funds borrowed and irrevocable standby letters of credit issued to secure certain deposit accounts, was $122.5 million.

Emclaire pays a regular quarterly cash dividend. Emclaire paid dividends of $0.26 and $0.24 per common share for each of the four quarters of 2016 and 2015, respectively, and in the first quarter of 2017 paid a cash dividend of $0.27 per common share. The determination of future dividends on Emclaire’s common stock will depend on conditions existing at that time with consideration given to Emclaire’s earnings, capital and liquidity needs, among other factors.

Emclaire’s management is not aware of any conditions, including any regulatory recommendations or requirements, which would adversely impact its liquidity or its ability to meet funding needs in the ordinary course of business.

Critical Accounting Policies

Emclaire’s consolidated financial statements are prepared in accordance with GAAP and follow general practices within the industry in which it operates. Application of these principles requires management to make estimates or judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates or judgments. Certain policies inherently have a greater reliance on the use of estimates, and as such, have a greater possibility of producing results that could be materially different than originally reported. Estimates or judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by third-party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal cash flow modeling techniques.

The most significant accounting policies followed by Emclaire are presented in Note 1 to Emclaire’s consolidated financial statements included elsewhere in this proxy statement/prospectus. These policies, along with the disclosures presented in the other financial statement notes, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Emclaire’s management views critical accounting policies to be those which are highly dependent on subjective or complex judgments, estimates and assumptions, and where changes in those estimates and assumptions could have a significant impact on the financial statements. Management has identified the following as critical accounting policies:

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Allowance for loan losses. Emclaire considers that the determination of the allowance for loan losses involves a higher degree of judgment and complexity than other significant accounting policies. The balance in the allowance for loan losses is determined based on management’s review and evaluation of the loan portfolio in relation to past loss experience, the size and composition of the portfolio, current economic events and conditions and other pertinent factors, including management’s assumptions as to future delinquencies, recoveries and losses. All of these factors may be susceptible to significant change. Among the many factors affecting the allowance for loan losses, some are quantitative while others require qualitative judgment. Although management believes its process for determining the allowance adequately considers all of the potential factors that could potentially result in credit losses, the process includes subjective elements and may be susceptible to significant change. To the extent actual outcomes differ from management’s estimates, additional provisions for loan losses may be required that would adversely impact Emclaire’s financial condition or earnings in future periods.

Other-than-temporary impairment. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic, market or other concerns warrant such evaluation. Consideration is given to: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions and (4) whether Emclaire has the intent to sell the security or more likely than not will be required to sell the security before its anticipated recovery.

Goodwill and intangible assets. Goodwill represents the excess cost over fair value of assets acquired in a business combination. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values. Goodwill is subject to ongoing periodic impairment tests based on the fair value of the reporting unit compared to its carrying amount, including goodwill. Impairment exists when a reporting unit’s carrying amount exceeds its fair value. At November 30, 2016, the required annual impairment test of goodwill was performed and no impairment existed as of the valuation date. If for any future period it is determined that there has been impairment in the carrying value of our goodwill balances, Emclaire will record a charge to earnings, which could have a material adverse effect on net income, but not risk based capital ratios.

Recent Development

On May 1, 2017, Emclaire concluded that a $508,000 investment in subordinated debt issued by First NBC Bank Holding Company was other-than-temporarily impaired. On April 28, 2017, the Louisiana Office of Financial Institutions shut down First NBC Bank, the wholly owned banking subsidiary of First NBC Bank Holding Company, and named the FDIC as receiver for the bank. Emclaire expects to record a pre-tax impairment charge on this investment in an amount up to $508,000 during the second quarter of 2017.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF EMCLAIRE FINANCIAL CORP

Persons and groups owning in excess of 5% of the Emclaire common stock are required to file certain reports regarding such ownership pursuant to the Exchange Act. The following table sets forth, as of March 1, 2017, certain information as to the Emclaire common stock beneficially owned by (i) persons or groups who own more than 5% of the common stock, (ii) the directors of Emclaire, (iii) certain named executive officers of Emclaire, and (iv) all directors and executive officers of Emclaire as a group. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of Emclaire common stock as of March 1, 2017.

Name and Address	Amount and Nature of Beneficial Ownership(1)(8)		Percent of Outstanding Common Stock Beneficially Owned

The Banc Funds Company, L.L.C. 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	117,207	(2)	5.45%

Directors:
Robert L. Hunter	89,292	(3)	4.15%
William C. Marsh	57,178		2.66%
Robert W. Freeman	42,568	(5)	1.98%
John B. Mason	38,542		1.79%
David L. Cox	38,330	(4)	1.78%
Nicholas D. Varischetti	34,143		1.59%
James M. Crooks	27,326	(6)	1.27%
Milissa S. Bauer	24,486	(7)	1.14%
Mark A. Freemer	16,600		*
Deanna K. McCarrier	15,969		*

Named Executive Officers:
Matthew J. Lucco	6,037		*
Jennifer A. Roxbury	1,012		*
All directors and executive officers as a group (13 persons)	394,486		18.33%

*	Represents less than 1% of the outstanding Emclaire common stock.
(1)	Based upon information provided by the respective beneficial owners and filings with the SEC made pursuant to the Exchange Act. For purposes of this table, pursuant to rules promulgated under the Exchange Act, a person or entity is considered to beneficially own shares of common stock if they directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares, or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a person or entity has sole voting power and sole investment power with respect to the indicated shares.
(2)	According to a Schedule 13G filed jointly by Banc Fund VI L.P. ("BF VI"), an Illinois Limited Partnership, Banc Fund VII L.P. ("BF VII"), an Illinois Limited Partnership, Banc Fund VIII L.P. (“BF VIII”), and Illinois Limited Partnership, Banc Fund IX L.P. ("BF IX"), an Illinois limited partnership. The general partner of BF VI is MidBanc VI L.P. (“MidBanc VI”), whose principal business is to be a general partner of BF VI. The general partner of BF VII is MidBanc VII L.P. (“MidBanc VII”), whose principal business is to be a general partner of BF VII. The general partner of BF VIII is MidBanc VIII L.P. (“MidBanc VIII”), whose principal business is to be a general partner of BF VIII. The general partner of BF IX is MidBanc IX L.P. (“MidBanc IX”), whose principal business is to be a general partner of BF IX. MidBanc VI, MidBanc VII, MidBanc VIII, and MidBanc IX are Illinois limited partnerships. The general partner of MidBanc VI, MidBanc VII, MidBanc VIII, and MidBanc IX is The Banc Funds Company, LLC, whose principal business is to be a general partner of MidBanc VI, MidBanc VII, MidBanc VIII, and MidBanc IX. The Banc Funds Company, LLC (“The Banc Funds”) is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore has been the manager of BF VI, BF VII, BF VIII, and BF IX, since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities held by each of those entities. As the controlling member of The Banc Funds, Mr. Moore controls The Banc Funds, and therefore each of the partnership entities directly and indirectly controlled by The Banc Funds.
(3)	Of the 89,292 shares beneficially owned by Mr. Hunter, 6,766 shares are owned individually by his spouse.
(4)	Of the 38,330 shares beneficially owned by Mr. Cox, 500 shares are owned individually by his spouse and 16,830 are owned jointly with his spouse.
(5)	Of the 42,568 shares beneficially owned by Mr. Freeman, 1,036 shares are owned individually by his spouse.

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(6)	Of the 27,326 shares beneficially owned by Mr. Crooks, 3,273 shares are owned jointly with his spouse and 135 shares are owned individually by his spouse.
(7)	Of the 24,486 shares beneficially owned by Ms. Bauer, 5,205 shares are owned jointly with her spouse and 8,850 shares are owned individually by her spouse.
(8)	Of the shares beneficially owned by directors Crooks, Hunter, Mason, Freemer and McCarrier, 2,000 shares are vested stock options exercisable within 60 days of March 1, 2017. Of the shares beneficially owned by Messrs. Cox and Marsh, 20,000 are vested stock options exercisable within 60 days of March 1, 2017.

EMCLAIRE’S MARKET PRICE AND DIVIDENDS

Stock Prices

Emclaire’s common stock is traded on NASDAQ Capital Market under the symbol “EMCF”. The listed market makers for Emclaire’s common stock include:

Boenning and Scattergood, Inc. 4 Tower Bridge 200 Barr Harbor Drive, Suite 300 West Conshohocken, PA 19428 Telephone: (800) 883-1212	Janney Montgomery Scott LLC 1717 Arch Street Philadelphia, PA 19103 Telephone: (215) 665-6000	Raymond James & Associates, Inc. 222 South Riverside Plaza Suite 2680 Chicago, IL 60606 Telephone: (312) 471-5100

The following table sets forth the high and low sale and quarter-end closing market prices of the Emclaire common stock as reported by the Nasdaq Capital Market as well as cash dividends paid for the quarterly periods presented.

	Market Price						Cash
	High		Low		Close		Dividend

2017:
Second quarter (through ___ __, 2017)	$		$		$		$
First Quarter		31.50		26.11		29.25	0.27

2016:
Fourth quarter		$30.00		$24.02		$29.25	$0.26
Third quarter		24.95		23.29		24.62	0.26
Second quarter		25.00		23.61		23.94	0.26
First quarter		25.00		22.73		25.00	0.26

2015:
Fourth quarter		$25.00		$22.90		$24.00	$0.24
Third quarter		24.96		22.85		22.90	0.24
Second quarter		25.96		22.52		23.94	0.24
First quarter		27.15		23.50		25.10	0.24

As of March 1, 2017, there were approximately 622 stockholders of record and 2,152,358 shares of Emclaire common stock entitled to vote, receive dividends and considered outstanding for financial reporting purposes. The number of stockholders of record does not include the number of persons or entities who hold their stock in nominee or “street” name.

Northern Hancock shareholders are advised to obtain current market quotations for Emclaire common stock. The market price of Emclaire common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Emclaire common stock before or after the effective date of the merger.

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On May 3, 2017, the last trading day prior to the public announcement of the merger, the closing sale price of shares of Emclaire common stock as reported on the NASDAQ Capital Market was $29.44. On _________ __, 2017, the last practicable trading day before the distribution of this proxy statement/prospectus the closing sale price of shares of Emclaire common stock as reported on the NASDAQ Capital Market was $____.

Dividends

Emclaire has traditionally paid regular quarterly cash dividends. Future dividends will be determined by the board of directors after giving consideration to Emclaire’s financial condition, results of operations, tax status, industry standards, economic conditions, regulatory requirements and other factors.

Whenever a dividend or other distribution is declared by Emclaire on Emclaire common stock, the record date for which is at or after the effective time of the merger, the declaration will include dividends or other distributions on all shares of Emclaire common stock issuable pursuant to the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered its Northern Hancock common stock certificates in accordance with the merger agreement.

DESCRIPTION OF Emclaire CAPITAL STOCK

As a result of the merger, Northern Hancock shareholders will receive shares of Emclaire common stock in the merger and become shareholders of Emclaire. Your rights as shareholders of Emclaire will be governed by Pennsylvania law and the articles of incorporation and bylaws of Emclaire. The following description of the material terms of Emclaire’s common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. Emclaire and Northern Hancock urge you to read the applicable provisions of Pennsylvania law, Emclaire’s articles of incorporation and bylaws, and federal law governing bank holding companies carefully and in their entirety. Copies of Emclaire’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

General

Emclaire is authorized to issue 12,000,000 shares of common stock, $1.25 par value per share, and 3,000,000 shares of serial preferred stock, $1.00 par value per share. Each share of Emclaire common stock has the same relative rights and is identical in all respects to each other share of Emclaire common stock.

The common stock of Emclaire represents nonwithdrawable capital, is not a deposit account of any type, and is not insured by the FDIC or any other government agency.

Common Stock

Voting Rights. The holders of shares of Emclaire common stock have exclusive voting rights in Emclaire. They elect Emclaire’s board of directors and act on other matters as are required to be presented to them under Pennsylvania law or as are otherwise presented to them by the board of directors. Except as discussed in "Anti-Takeover Effects of Certain Provisions of Emclaire’s Documents and Law," each holder of shares of Emclaire common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If we issue any shares of preferred stock, holders of the preferred stock may also possess voting rights.

Dividends. Emclaire may pay dividends if, as and when declared by its board of directors. The payment of dividends is limited by law and applicable regulation. See "Market for Common Stock and Dividend Policy —Dividend Policy." The holders of shares of Emclaire common stock will be entitled to receive and share equally in dividends declared by the board of directors. The holders of any preferred stock that Emclaire issues may have a priority over the holders of Emclaire common stock with respect to dividends.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of Farmers National, Emclaire, as the sole holder of Farmers National's capital stock, would be entitled to receive all of the assets of Farmers National available for distribution, after payment or provision for payment of all debts and liabilities of Farmers National, including all deposit accounts and accrued interest, and after distribution of the balance in the liquidation account to eligible account holders and supplemental eligible account holders.

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In the event of any liquidation, dissolution or winding up of Emclaire, the holders of shares of common stock would be entitled to receive all of the assets of Emclaire available for distribution, after payment or provision for payment of all debts and liabilities. The holders of any preferred stock that Emclaire issues may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights. Holders of shares of common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Transfer Agent and Registrar

The transfer agent and registrar for the Emclaire common stock is American Stock Transfer & Trust Company, LLC, Brooklyn, New York.

Anti-Takeover Effects of Certain Provisions of Emclaire’s Charter Documents and Law

The following discussion is a general summary of certain provisions of federal and Pennsylvania law and Emclaire’s articles of incorporation and bylaws that may be deemed to have an "anti-takeover" effect. For a complete description, we refer you to the applicable federal and Pennsylvania law and Emclaire’s amended and restated articles of incorporation and bylaws. For copies of Emclaire’s amended and restated articles of incorporation, see "Where You Can Find Additional Information."

Emclaire’s Amended and Restated Articles of Incorporation and Bylaws. Emclaire’s amended and restated articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might be deemed to have a potential anti-takeover effect. In addition, these provisions will also render the removal of Emclaire’s board of directors or management more difficult.

Directors. Emclaire’s board of directors is classified into three classes. The members of each class are elected for a term of three years, and only one class of directors is elected annually. Therefore, it takes at least two annual elections to replace a majority of the board.

Shareholder Nominations. Shareholders who would like to nominate candidates for election to Emclaire’s board of directors at an annual meeting of shareholders must give advance notice and provide certain information to Emclaire.

Special Meetings. Special meetings of our shareholders may only be called by the president of Emclaire, or the majority of the board of directors or the board's executive committee.

Cumulative Voting. Cumulative voting rights do not exist with respect to the election of directors.

Preferred Stock. Emclaire’s board of directors has the authority to issue shares of preferred stock, without shareholder approval, with voting, dividend, liquidation and conversion rights that rank higher to the rights of Emclaire common stock and that could impede an attempt to gain control of Emclaire.

Merger, Consolidation, Liquidation or Dissolution. A merger, consolidation, liquidation or dissolution of Emclaire, or any action that would result in the sale or other disposition of all or substantially all of our assets, must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares of common stock.

Amendment to Articles of Incorporation and Bylaws. Under Pennsylvania law, amendment of Emclaire’s amended and restated articles of incorporation, except for certain provisions, requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter. Amendment of Article 8 of Emclaire’s amended and restated articles of incorporation, which relates to the approval of any merger, consolidation, liquidation or dissolution of Emclaire, requires an affirmative vote of the holders of at least 80% of the outstanding shares of common stock.

Amendment of Emclaire’s bylaws requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock or a majority vote of the members of the board of directors. Any amendment of the bylaws by a majority vote of the board may be changed by the affirmative vote of the holders of two-thirds of the outstanding shares of common stock.

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Pennsylvania Business Corporation Law. The Pennsylvania Business Corporation Law (the “PBCL”) also contains certain applicable provisions that may have the effect of deterring or discouraging an attempt to take control of Emclaire. These provisions, among other things:

•	Require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation;

•	Prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets with a person or group beneficially owning 20% or more of a public corporation's voting power;

•	Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless "disinterested shareholders" approve such voting rights;

•	Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation's equity securities purchased over the prior 18 months;

•	Expand the factors and groups, including shareholders, which a corporation's board of directors can consider in determining whether an action is in the best interests of the corporation;

•	Provide that a corporation's board of directors need not consider the interests of any particular group as dominant or controlling;

•	Provide that a corporation's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•	Provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' fiduciary duty, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•	Provide that the fiduciary duty of a corporation's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

Pennsylvania-chartered corporations may exempt themselves from these anti-takeover provisions. Emclaire’s articles of incorporation do not provide for an exemption from any of these provisions.

Change in Control Regulations. Under applicable regulations of the Federal Reserve Board, any person, which includes an individual or an entity, acting directly or indirectly, or through or in concert with one or more persons, must give the Federal Reserve Board at least 60 days prior written notice before acquiring control of a bank or bank holding company. Control is considered to exist when a person, among other things, acquires ownership, control, or power to vote 25 percent or more of the outstanding shares of any class of voting securities of the financial institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, upon the acquisition of more than 10 percent of any class of voting stock, or of more than 25 percent of any class of stock, of a bank or bank holding company, where certain enumerated control factors are also present in the acquisition.

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Pennsylvania law has a similar statute except that control is considered to have been acquired when a person, among other things, has acquired more than 10 percent (or 5 percent in certain circumstances) of any class of the outstanding shares of an institution or corporation or the ability to control the election of a majority of the directors of an institution or corporation.

Preferred Stock

Emclaire is authorized to issue up to 3,000,000 shares of serial preferred stock. Emclaire’s board of directors has the authority to fix and determine the voting rights, designations, preferences and other special rights of the preferred stock. Emclaire’s board of directors can, without shareholder approval, authorize shares of preferred stock to be issued with voting, dividend, liquidation and conversion rights that rank higher to the rights of the common stock. The issuance of preferred stock, therefore, could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of Emclaire’s shareholders are currently governed by the PBCL and Emclaire’s articles of incorporation and bylaws, and will continue to be governed by the PBCL and Emclaire’s articles of incorporation and bylaws following completion of the merger.

The rights of Northern Hancock’s shareholders are currently governed by the West Virginia Banking Code, the WVBCA and Northern Hancock’s articles of incorporation and bylaws. The West Virginia Banking Code provides that the general corporation laws of West Virginia, including the WVBCA, shall govern banking institutions, except as otherwise provided or inconsistent with the Banking Code when banking institutions are chartered as business corporation like Northern Hancock. Following completion of the merger, the rights of Northern Hancock’s shareholders who receive shares of Emclaire common stock as merger consideration will be governed by the PBCL and Emclaire’s articles of incorporation and bylaws.

The following discussion summarizes the material differences between the rights of Northern Hancock’s shareholders and the rights of Emclaire’s shareholders. This summary is not intended to be a complete statement of all of such differences or a complete description of the specific provisions referred to therein, and is qualified in its entirety by reference to the PBCL, Emclaire’s articles of incorporation and bylaws, the WVBCA, Northern Hancock’s articles of incorporation and bylaws and the applicable provisions of federal law governing bank holding companies. Emclaire and Northern Hancock urge you to read those documents carefully and in their entirety.

Authorized Capital Stock

Emclaire. Emclaire’s authorized capital stock consists of 12,000,000 shares of common stock, par value $1.25 per share, and 3,000,000 shares of preferred stock, par value $1.00 per share. The number of Emclaire’s authorized shares of common stock is greater than what is currently outstanding and what it will issue in the merger. This provides Emclaire’s board of directors with greater flexibility to effect, among other things, financings, acquisitions, stock dividends, stock splits and employee stock options.

Emclaire’s articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences

Northern Hancock. The authorized capital stock of the Northern Hancock consists of 59,681 shares of common stock, par value $10.00 per share.

Neither the articles of incorporation and bylaws of both Emclaire and Northern Hancock provide for preemptive rights to shareholders in connection with the issuance of capital stock.

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Dividends

Emclaire. The PBCL generally provides that, unless otherwise restricted in a corporation’s bylaws, a corporation’s board of directors may authorize and a corporation may pay dividends to shareholders. However, a distribution may not be made if, after giving effect thereto:

•	the corporation would be unable to pay its debts as they become due in the usual course of its business; or

•	the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in its articles of incorporation) the amount that would be needed to satisfy the preferential rights upon dissolution of the corporation of shareholders whose preferential rights are superior to those receiving the distribution.

Under Emclaire’s bylaws, the board of directors may, from time to time, at any duly convened regular or special meeting or by unanimous consent in writing, declare and pay dividends upon the outstanding shares of capital stock of Emclaire in cash, property or shares of Emclaire, so long as any dividend shall not be in violation of laws and Emclaire’s articles of incorporation.

The ability of Farmers National to pay dividends on its capital stock is restricted by federal banking laws and regulations. Although Emclaire is not subject to these restrictions as a Pennsylvania corporation, such restrictions indirectly affect it because dividends from Farmers National will be a primary source of funds for the payment of dividends to shareholders in the future.

Northern Hancock. Under the West Virginia Banking Code, the directors of any West Virginia-chartered banking institution may declare a dividend of so much of the net profits of that banking institution as they shall judge expedient, except that until the surplus fund of such banking institution shall equal its common stock, no dividends shall be declared unless there has been carried to the surplus fund not less than one-tenth of that banking institution's net profits of the preceding half year in the case of quarterly or semiannual dividends, or not less than one-tenth of its net profits of the preceding two consecutive half-year periods in the case of annual dividends. Under the WVBCA, a West Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any shareholders who have rights superior to those receiving the dividend.

Board of Directors

Emclaire. The bylaws of Emclaire require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under Emclaire’s bylaws, any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by a majority vote of the remaining directors, whether or not a quorum is present, and any director so chosen shall hold office until the expiration of the class of directors to which he was appointed.

The bylaws of Emclaire provide that upon application of any shareholder or director, the court may remove from office any director in case of fraudulent or dishonest act, or gross abuse of authority or discretion with respect to Emclaire, or for any other proper cause, and may bar from office any director so removed for a period prescribed by the court.

Northern Hancock. The bylaws of Northern Hancock provide that the business and property of Northern Hancock shall be managed by its board of directors which shall consist of not less than six nor more than 25 members. No person shall be eligible for election to the board of directors of Northern Hancock after they have attained the age of 75 years old. Under the WVBCA, the shareholders may remove one or more directors with or without cause, but only at a meeting called for the purpose of removing the director(s) and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director(s). The director(s) may be removed by the shareholders only by the affirmative vote of a majority of all of the votes entitled to be cast. However, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against his or her removal. Northern Hancock’s bylaws provide that the shareholders, at any duly constituted meeting, may remove any elected director and fill the vacancy created. Any vacancy not caused by a shareholder removal may be filled by the remaining board members.

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Discharge of Duties.

Emclaire. The PBCL provides that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider the following:

•	the effects of any action upon any and all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located;

•	the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation;

•	the resources, intent and conduct (past, stated and potential) or any person seeking to acquire control of the corporation; and

•	all other pertinent factors.

The board of directors, committees of the board and individual directors shall not be required, in considering the best interests of the corporation or the effects of any such action, to regard any corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest or factor.

The bylaws of Emclaire that the business and affairs of the corporation shall be managed by its board of directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the articles of incorporation or bylaws directed or required to be exercised and done by the shareholders. Emclaire’s bylaws further provide that a director shall stand in a fiduciary relation to the corporation and shall perform his duties as a director, including his duties as a member of any committee of the board of directors upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports of statements, including financial statements and other financial data, in each case prepared or presented by any of the following: (a) one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented, (b) counsel, public accountants or other persons as to matters which the director reasonable believes to be within the professional or expert competence of such persons, (c) a committee of the board of directors upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Emclaire’s bylaws further provide that a director shall not be considered to be acting in good faith if he has knowledge concerning matter in question that would cause his reliance to be unwarranted. In discharging the duties of their respective positions, the board of directors, committees of the board of directors and individual directors may, in considering the best interests of the corporation, consider the effects of any action upon employees, upon suppliers and customers of the corporation and upon communities in which officers or other establishments of the corporation are located, and all other pertinent factors. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the corporation.

Northern Hancock. West Virginia law requires that a director of a West Virginia corporation discharge duties as a director in good faith, in a manner reasonably believed to be in the best interest of the corporation and with the care that a person in a like position would reasonably believe appropriate under similar circumstances.

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Cumulative Voting

Emclaire. The articles of incorporation of Emclaire prohibit cumulative voting by shareholders in elections of directors.

Northern Hancock. Neither the articles of incorporation or bylaws of Northern Hancock provide for cumulative voting in the election of directors.

Nomination of Director Candidates by Shareholders and Shareholder Proposals

Emclaire. The bylaws of Emclaire requires all nominations for election to the board of directors by a shareholder to be made pursuant to timely notice in writing to the secretary of Emclaire. To be timely, a shareholders’ notice must be received by Emclaire not later than 60 days prior to the annual meeting called for the election of directors. Each written notice of a shareholder nomination must set forth certain information specified in the bylaws. Any nomination of any person not made in compliance with the procedures set forth in the bylaws shall be disregarded by the presiding officer of the meeting and any votes for such nominee shall be disregarded.

Emclaire’s bylaws also provide that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting. Business proposal nominations for directors other than those to be included in Emclaire’s proxy materials following the procedures described in Rule 14a-8 under the Exchange Act, may be made by shareholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the bylaws. Nominations must be received no less than 60 days prior to the annual meeting.

Northern Hancock. Neither the articles or bylaws of Northern Hancock provide for the nomination of directors by shareholders or business proposals by shareholders at meetings.

Calling Special Meetings of Shareholders

Emclaire. The bylaws of Emclaire provide that special meetings of shareholders only may be called by the president of Emclaire, a majority of the board of directors or its executive committee.

Northern Hancock. The bylaws of Northern Hancock provide special meetings so shareholders may be called by the board of directors, the president and secretary, or any number of shareholders owning in the aggregate at least one-tenth of the number of shares outstanding.

Shareholder Action Without a Meeting

Emclaire. Emclaire’s bylaws provide that any action permitted to be taken by the shareholders at a meeting may be taken without a meeting if a written consent setting forth the action so taken is signed by all of the shareholders entitled to vote at a meeting for such purpose.

Northern Hancock. Unless otherwise set forth in the corporation’s articles of incorporation, West Virginia law provides that action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting, if a written consent that describes the action is signed by all of shareholders entitled to vote on the action, bears the date of each signature and is delivered for inclusion with the minutes or corporate records of the corporation. Northern Hancock’s articles of incorporation and bylaws do not address action by shareholders without a meeting.

Indemnification of Directors and Officers and Limitation of Liability

Emclaire. Under the PBCL, unless otherwise restricted in its bylaws, a corporation has the power to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Further, a corporation may pay expenses incurred in defending any action or proceeding in advance of the final disposition of action upon receipt of an undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that the representative is not entitled to indemnification from the corporation.

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Under the PBCL, the statutory provisions for indemnification and advancement of expenses are not deemed to be exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, or vote of shareholders or disinterested directors. A corporation may establish a fund to secure or insure in any manner its indemnification obligations. However, indemnification is prohibited in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Under the PBCL, unless otherwise restricted in its bylaws, a corporation may purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust, or other enterprise against any liability asserted against him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability.

Emclaire’s bylaws provide that Emclaire will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, including actions by or in the right of Emclaire, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Emclaire, or is or was serving at the request of Emclaire as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, excise taxes, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Emclaire’s bylaws also provide that advances of expenses may be paid to a director, officer, or employee or agent of Emclaire in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay the advance if it is ultimately determined that the person is not entitled to be indemnified by Emclaire.

Emclaire’s bylaws provide that Emclaire may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Emclaire, or is or was serving at the request of Emclaire as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Emclaire would have the power to indemnify such person against such liability.

The bylaws of Emclaire provide that a director shall not be personally liable for monetary damages for any action taken, or any failure to take action, unless: (a) the director has breached or failed to perform the duties of his office in accordance with the bylaws; and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness

Northern Hancock. Under the WVBCA, a corporation is generally permitted to indemnify a director if the director conducted himself or herself in good faith, he or she reasonably believed the conduct to be in the best interests of the corporation (or at least not opposed to the best interests of the corporation for all conduct that was not in his or her official capacity), and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. In addition, the WVBCA permits a corporation to include broader indemnification in its articles of incorporation so long as the provision does not limit the liability for (i) receipt of a financial benefit to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or its shareholders, (iii) certain unlawful distributions, or (iv) an intentional violation of criminal law. The articles of incorporation may also contain a provision (the “elimination provision”) eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director so long as the provision does not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of law, (iii) certain unlawful distributions, or (iv) any transaction from which the director derived an improper personal benefit. The elimination provision may not apply to conduct occurring prior to the provision’s adoption. The WVBCA requires a corporation to indemnify a director, who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation, against reasonable expenses incurred by him or her in connection with the proceeding.

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The WVBCA permits a corporation to advance funds to pay for or reimburse the reasonable expenses incurred by a director, prior to the final disposition of a proceeding, who is a party to a proceeding because he or she is a director, if he or she delivers to the corporation: a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in the first sentence of the preceding paragraph or that the proceeding involves conduct for which liability has been eliminated under the elimination provision; and a written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification and it is ultimately determined that he or she has not met the relevant standard of conduct.

The WVBCA provides that a corporation may indemnify its officers to the same extent as a director and, if the officer is not a director or if the officer is a party to the proceeding solely in his capacity as an officer, to a further extent as may be provided in the articles of incorporation, the bylaws, a resolution of the board of directors, or a contract, except that such additional indemnification may not be provided for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or liability arising out of conduct that constitutes (i) receipt by him or her of a financial benefit to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, or (iii) an intentional violation of criminal law. The WVBCA mandates indemnification of officers that are not directors to the same extent as directors.

Northern Hancock’s bylaws provide that each director and officer, whether or not then in office, shall be indemnified by Northern Hancock against all costs and expenses reasonable incurred by and imposed upon him in condition with or resulting from any action, suit or proceeding, to which he may be made a party by reason of his being or having been a director or officer of Northern Hancock, or of any other company which he served at the request of Norther Hancock, except in relation to matters as to which a recovery shall be had against him by reason of his having been finally adjudged derelict in such action, suit or proceeding, in the performance of his duties as such director or officer, and the foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law.

Amendments to Articles of Incorporation and Bylaws

Emclaire. The articles of incorporation of Emclaire may be amended in accordance with the PBCL which generally provides that and amendment of the articles of incorporation may be made if it is first approved by the board of directors and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof. However, the articles of incorporation of Emclaire provide that any amendment of Article 8 which requires a vote of 80% of the outstanding shares of common stock to approve a merger, consolidation or liquidation of the corporation must be approved by a vote of the holders of at least 80% of the outstanding common stock.

The bylaws of Emclaire may be amended by the majority vote of the board of directors at a regular or special meeting of the board of directors or the affirmative vote of two-thirds of the outstanding shares of common stock at a regular or special meeting of shareholders convened for such purpose.

Northern Hancock. Pursuant to the WVBCA, the Northern Hancock articles of incorporation and bylaws may generally be amended by the affirmative vote of a majority of all votes of shareholders entitled to be cast on the amendment and a majority of the outstanding stock of each class entitled to vote on the amendment, unless a greater number is specified in the articles of incorporation. The Northern Hancock bylaws provide that the bylaws may be amended, altered or repealed at any duly called constituted shareholders’ meeting on the affirmative vote of the majority of the stock represented at such meeting. The bylaws may also be amended, altered or supplemented at any meeting of the board of directors upon the affirmative vote of the majority of the whole board; provided, however, that each member of the board shall have been served with a written notice of the proposal to make such amendment, alteration or supplemental provision at least two days before such meeting. Any bylaws or amendments to the bylaws made by the directors may be amended, altered, or repealed by directors or by the shareholders.

98

Mergers, Consolidations and Sales of Assets

Emclaire. For a merger, consolidation, sale of assets or other similar transaction to occur, the PBCL generally requires the approval of the board of directors and the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote thereon. However, the articles of incorporation of Emclaire provide that any merger, consolidation, liquidation, or dissolution or any action that would result in the sale or other disposition of all or substantially all of the assets of the corporation shall require approval of the holders at least 80% of the outstanding shares of common stock. In addition, if any class or series of shares is entitled to vote thereon as a class, the PBCL requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation. The PBCL also provides that unless otherwise required by a corporation’s governing instruments, a plan of merger or consolidation shall not require the approval of the shareholders if:

•	whether or not the constituent corporation, in this case, Emclaire, is the surviving corporation (a) the surviving or new corporation is a Pennsylvania business corporation and the articles of the surviving or new corporation are identical to the articles of the constituent corporation, except for specified changes which may be adopted by a board of directors without shareholder action, (b) each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation is to continue as or to be converted into, except as may be otherwise agreed by the holder thereof, an identical share of the surviving or new corporation after the effective date of the merger or consolidation, and (c) the plan provides that the shareholders of the constituent corporation are to hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the plan entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors;

•	immediately prior to adoption of the plan and at all times prior to its effective date, another corporation that is a party to the merger or consolidation owns directly or indirectly 80% or more of the outstanding shares of each class of the constituent corporation; or

•	no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

Northern Hancock. Under the WVBCA, a merger or share exchange must be adopted by the Company’s board of directors and approved by shareholders. Unless the articles of incorporation provides for a greater vote, the plan of merger of share exchange requires the approval of a majority of the votes entitled to be cast at the meeting and, if any class or series of shares is entitled to vote as a separate group, the approval of each separate voting group by at least a majority of the votes entitled to be cast by that group.

Anti-Takeover Provisions

Pennsylvania Law. Under the PBCL, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies), including those related to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. Emclaire is a registered corporation under the PBCL.

Please see “Description of Emclaire Common Stock – Certain Anti-takeover Provisions” for a description of anti-takeover provisions applicable to Emclaire.

99

West Virginia Law. Northern Hancock’s articles of incorporation and bylaws do not contain any anti-takeover provision. In addition, the WVBCA does not contain statutory provisions concerning restrictions on business combinations.

LEGAL MATTERS

The validity of the shares of Emclaire common stock to be issued in connection with the merger has been passed upon for Emclaire by Silver, Freedman, Taff & Tiernan LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Emclaire by Silver, Freedman, Taff & Tiernan LLP and for Northern Hancock by Keevican, Weiss, Bauerle & Hirsh, LLC.

EXPERTS

The consolidated financial statements of Emclaire as of December 31, 2016 and 2015, and for each of the years in the two-year period ended December 31, 2016, have been included in this proxy statement/prospectus in reliance upon the report of Crowe Horwath LLP, Independent Registered Public Accounting Firm, and upon the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

As of the date of this proxy statement/prospectus, Northern Hancock’s board of directors does not know of any matters that will be presented for consideration at its special meeting other than those described in this proxy statement/prospectus. As discussed elsewhere herein, Northern Hancock’s shareholders may, however, be asked to vote on a proposal to adjourn its special meeting to allow more time to solicit votes for the approval and adoption of the merger proposal. If any other matters properly come before the Northern Hancock special meeting, or any adjournment or postponement of such meeting and such matters are voted upon, your returned proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by these proxies as to any of these matters, in their discretion. The individuals named as proxies on the Northern Hancock proxy card intend to vote or not to vote on any such matters in accordance with the recommendation of Northern Hancock’s board of directors.

SOLICITATION OF PROXIES

The cost of the solicitation of proxies for the Northern Hancock special meeting will be borne by Northern Hancock. Northern Hancock will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by it in sending the proxy materials to the beneficial owners of Northern Hancock’s common stock, if any.

WHERE YOU CAN FIND MORE INFORMATION

Emclaire has filed a registration statement with the SEC under the Securities Act that registers the issuance of the shares of Emclaire common stock to be issued in the merger to Northern Hancock shareholders. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Emclaire. The registration statement, including the proxy statement/prospectus and attached exhibits and schedules, contains additional relevant information about Emclaire and its common stock, Northern Hancock and the combined company.

In addition, Emclaire files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like Emclaire, that file electronically with the SEC. The address of that site is http://www.sec.gov. Emclaire’s internet address is http://www.emclairefinancial.com. The information on Emclaire’s internet site is not a part of this proxy statement/prospectus.

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You may also request copies of these documents at no cost by contacting Emclaire at the following address:

Emclaire Financial Corp 612 Main Street Emlenton, Pennsylvania 16373 (844) 767-2311 Attention: Amanda Engles, Corporate Secretary

You will not be charged for any of these documents that you request.

Except where the context otherwise indicates, Emclaire has supplied all information contained in this proxy statement/prospectus relating to Emclaire, and Northern Hancock has supplied all such information relating to Northern Hancock.

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Northern Hancock common stock, please contact Mark A. Mangano, President and Chief Executive Officer, or John Ash, Corporate Secretary, Northern Hancock Bank and Trust Co. at (304) 387-9900.

Neither Emclaire nor Northern Hancock has authorized anyone to give any information or make any representation about the merger or Emclaire or Northern Hancock that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

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F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Emclaire Financial Corp

Emlenton, Pennsylvania

We have audited the accompanying consolidated balance sheets of Emclaire Financial Corp as of December 31, 2016 and 2015, and the related consolidated statements of net income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Emclaire Financial Corp as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP
Cleveland, Ohio
March 24, 2017

F-2

Consolidated Balance Sheets
(Dollar amounts in thousands, except share and per share data)

	December 31,
	2016	2015
Assets
Cash and due from banks	$2,758	$2,359
Interest earning deposits with banks	14,810	9,187
Total cash and cash equivalents	17,568	11,546
Securities available for sale	101,560	112,981
Loans receivable, net of allowance for loan losses of $5,545 and $5,205	515,435	429,891
Loans held for sale	68	—
Federal bank stocks, at cost	4,861	4,240
Bank-owned life insurance	11,390	11,056
Accrued interest receivable	1,815	1,501
Premises and equipment, net	18,282	16,114
Goodwill	10,288	3,664
Core deposit intangible, net	560	554
Prepaid expenses and other assets	10,308	9,048
Total Assets	$692,135	$600,595

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$123,717	$119,790
Interest bearing	461,223	370,097
Total deposits	584,940	489,887
Borrowed funds	44,000	49,250
Accrued interest payable	239	179
Accrued expenses and other liabilities	8,883	8,440
Total Liabilities	638,062	547,756

Commitments and Contingent Liabilities (Note 13)

Stockholders' Equity
Common stock, $1.25 par value, 12,000,000 shares authorized; 2,254,375 and 2,246,825 shares issued; 2,152,358 and 2,144,808 shares outstanding	2,818	2,808
Additional paid-in capital	27,900	27,701
Treasury stock, at cost; 102,017 shares	(2,114)	(2,114)
Retained earnings	29,960	28,206
Accumulated other comprehensive loss	(4,491)	(3,762)
Total Stockholders' Equity	54,073	52,839
Total Liabilities and Stockholders' Equity	$692,135	$600,595

See accompanying notes to consolidated financial statements.

F-3

Consolidated Statements of Net Income
(Dollar amounts in thousands, except share and per share data)

	Year ended December 31,
	2016	2015
Interest and dividend income
Loans receivable, including fees	$20,814	$17,578
Securities:
Taxable	1,662	1,965
Exempt from federal income tax	628	807
Federal bank stocks	186	164
Deposits with banks	135	68
Total interest and dividend income	23,425	20,582
Interest expense
Deposits	2,791	2,144
Short-term borrowed funds	78	87
Long-term borrowed funds	1,076	604
Total interest expense	3,945	2,835
Net interest income	19,480	17,747
Provision for loan losses	464	381
Net interest income after provision for loan losses	19,016	17,366
Noninterest income
Fees and service charges	1,616	1,477
Net gain on sales of available for sale securities	82	854
Net gain on sales of loans	119	—
Earnings on bank-owned life insurance	406	396
Other	1,432	1,367
Total noninterest income	3,655	4,094
Noninterest expense
Compensation and employee benefits	8,630	8,223
Premises and equipment	2,849	2,651
Intangible asset amortization	226	195
Professional fees	876	816
Federal deposit insurance	416	376
Acquisition costs	401	134
Other	4,039	3,770
Total noninterest expense	17,437	16,165
Income before provision for income taxes	5,234	5,295
Provision for income taxes	1,248	1,141
Net income	3,986	4,154
Preferred stock dividends	—	75
Net income available to common stockholders	$3,986	$4,079

Earnings per common share
Basic	$1.86	$2.06
Diluted	$1.85	$2.05

See accompanying notes to consolidated financial statements.

F-4

Consolidated Statements of Comprehensive Income
(Dollar amounts in thousands)

	Year ended December 31,
	2016	2015
Net income	$3,986	$4,154

Other comprehensive loss

Unrealized gains/(losses) on securities:
Unrealized holding gain (loss) arising during the period	(571)	179
Reclassification adjustment for gains included in net income	(82)	(854)
	(653)	(675)
Tax effect	222	229

Net of tax	(431)	(446)

Defined benefit pension plans:
Net loss arising during the period	(671)	(657)
Reclassification adjustment for amortization of prior service benefit and net loss included in net periodic pension cost	220	174
	(451)	(483)
Tax effect	153	165

Net of tax	(298)	(318)

Total other comprehensive loss	(729)	(764)

Comprehensive income	$3,257	$3,390

See accompanying notes to consolidated financial statements.

F-5

Consolidated Statements of Changes in Stockholders’ Equity

(Dollar amounts in thousands, except share and per share data)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity
Balance at January 1, 2015	$5,000	$2,353	$19,740	$(2,114)	$26,009	$(2,998)	$47,990
Net income					4,154		4,154
Other comprehensive loss						(764)	(764)
Stock compensation expense			184				184
Exercise of stock options (3,750 shares), including tax benefit		5	60				65
Issuance of common stock (350,000 shares)		437	7,714				8,151
Issuance of common stock for restricted stock awards (10,400 shares), including tax benefit		13	3				16
Redemption of preferred stock, Series B	(5,000)						(5,000)
Preferred dividends					(75)		(75)
Cash dividends declared on common stock ($0.96 per share)					(1,882)		(1,882)
Balance at December 31, 2015	—	2,808	27,701	(2,114)	28,206	(3,762)	52,839
Net income					3,986		3,986
Other comprehensive loss						(729)	(729)
Stock compensation expense			205				205
Issuance of common stock for restricted stock awards (7,550 shares), including tax benefit		10	(6)				4
Cash dividends declared on common stock ($1.04 per share)					(2,232)		(2,232)
Balance at December 31, 2016	$—	$2,818	$27,900	$(2,114)	$29,960	$(4,491)	$54,073

See accompanying notes to consolidated financial statements.

F-6

Consolidated Statements of Cash Flows

(Dollar amounts in thousands, except share and per share data)

	Year ended December 31,
	2016	2015
Cash flows from operating activities
Net income	$3,986	$4,154
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	1,133	1,039
Provision for loan losses	464	381
Amortization/accretion of premiums, discounts and deferred costs and fees, net	434	362
Amortization of intangible assets and mortgage servicing rights	246	196
Realized gains on sales of available for sale securities, net	(82)	(854)
Net gains on sales of loans	(119)	—
Net gains on foreclosed real estate	(22)	(15)
Net loss on sales of bank premises and equipment	10	—
Loans originated for sale	(2,224)	—
Proceeds from the sale of loans originated for sale	2,198	—
Write-down of foreclosed real estate	—	13
Restricted stock and stock option compensation	205	184
Increase in bank-owned life insurance, net	(334)	(328)
(Increase) decrease in accrued interest receivable	(127)	42
(Increase) decrease in deferred taxes	203	1,146
(Increase) decrease in prepaid expenses and other assets	(141)	(3,619)
Increase (decrease) in accrued interest payable	31	(20)
Increase (decrease) in accrued expenses and other liabilities	(201)	738
Net cash provided by operating activities	5,660	3,419
Cash flows from investing activities
Loan originations and principal collections, net	(15,466)	(27,836)
Purchase of residential mortgage loans	(6,911)	(19,481)
Proceeds from sales of loans held for sale previously classified as portfolio loans	1,739	—
Settlement of syndicated national credits	—	(7,039)
Available for sale securities:
Sales	6,618	36,314
Maturities, repayments and calls	22,790	27,873
Purchases	(18,522)	(27,117)
Net cash paid for acquisition	(3,309)	—
Redemption (purchase) of federal bank stocks, net	357	(1,834)
Purchases of premises and equipment	(2,142)	(2,009)
Proceeds from the sale of foreclosed real estate	333	307
Net cash used in investing activities	(14,513)	(20,822)
Cash flows from financing activities
Net increase (decrease) in deposits	22,353	(11,932)
Proceeds from long-term debt	5,000	20,000
Repayments on long-term debt	(5,500)	—
Net change in short-term borrowings	(4,750)	7,750
Proceeds from issuance of common stock	4	8,151
Redemption of preferred stock (Series B)	—	(5,000)
Proceeds from exercise of stock options, including tax benefit	—	81
Dividends paid	(2,232)	(1,957)
Net cash provided by financing activities	14,875	17,093
Net increase (decrease) in cash and cash equivalents	6,022	(310)
Cash and cash equivalents at beginning of period	11,546	11,856
Cash and cash equivalents at end of period	$17,568	$11,546

Supplemental information:
Interest paid	$3,885	$2,855
Income taxes paid	600	525

Supplemental noncash disclosures:
Transfers from loans to foreclosed real estate	442	341
Transfers from portfolio loans to loans held for sale	1,662	—

See accompanying notes to consolidated financial statements.

F-7

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation. The consolidated financial statements include the accounts of Emclaire Financial Corp (the Corporation) and its wholly owned subsidiaries, The Farmers National Bank of Emlenton (the Bank) and Emclaire Settlement Services, LLC (the Title Company). All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of Operations. The Corporation provides a variety of financial services to individuals and businesses through its offices in Western Pennsylvania. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential and commercial mortgages, commercial business loans and consumer loans.

Use of Estimates and Classifications. In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts previously reported may have been reclassified to conform to the current year financial statement presentation. Such reclassifications did not affect net income or stockholders’ equity.

Significant Group Concentrations of Credit Risk. Most of the Corporation’s activities are with customers located within the Western Pennsylvania region of the country. Note 4 discusses the type of securities that the Corporation invests in. Note 5 discusses the types of lending the Corporation engages in. The Corporation does not have any significant concentrations to any one industry or customer.

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, cash items, interest-earning deposits with other financial institutions and federal funds sold and due from correspondent banks. Interest-earning deposits are generally short-term in nature and are carried at cost. Federal funds are generally sold or purchased for one day periods. Net cash flows are reported for loan and deposit transactions, short term borrowings and purchases and redemptions of federal bank stocks.

Dividend Restrictions. Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Corporation or by the Corporation to stockholders.

Securities Available for Sale. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income from securities includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized using the level yield method over the term of the securities. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (OTTI) at least on a quarterly basis, and more frequently when economic, market or other concerns warrant such evaluation. Consideration is given to: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions and (4) whether the Corporation has the intent to sell the security or more likely than not will be required to sell the security before the recovery of its amortized cost basis. If the Corporation intends to sell an impaired security, or if it is more likely than not the Corporation will be required to sell the security before its anticipated recovery, the Corporation records an other-than-temporary loss in an amount equal to the entire difference between fair value and amortized cost through earnings. Otherwise, only the credit portion of the estimated loss on debt securities is recognized in earnings, with the other portion of the loss recognized in other comprehensive income. For equity securities determined to be other-than-temporarily impaired, the entire amount of impairment is recognized through earnings.

Loans Receivable. The Corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans collateralized by real estate located throughout Western Pennsylvania. The ability of the Corporation’s debtors to honor their contracts is dependent upon real estate and general economic conditions in this area.

F-8

Notes to Consolidated Financial Statements

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans or premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, and premiums and discounts are deferred and recognized in interest income as an adjustment of the related loan yield using the interest method.

The accrual of interest on all classes of loans is typically discontinued at the time the loan is 90 days past due unless the credit is well secured and in the process of collection. Loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified as impaired loans. All interest accrued but not collected for loans that are placed on nonaccrual status or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for a return to accrual status. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses. The allowance for loan losses is established for probable incurred credit losses through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are typically credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of loans in light of historic experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other factors. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (TDR) and classified as impaired.

Factors considered by management in determining impairment on all loan classes include demonstrated ability to repay, payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loans effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of small balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential mortgage loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

TDR’s are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a TDR is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of collateral. For TDR’s that subsequently default, the Corporation determines the amount of reserves in accordance with accounting policies for the allowance for loan losses.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Corporation over the prior 12 quarters. Qualitative factors considered by management include national and local economic and business conditions, changes in the nature and volume of the loan portfolio, quality of loan review systems, and changes in trends, volume and severity of past due, nonaccrual and classified loans, and loss and recovery trends. The Corporation’s portfolio segments are as follows:

F-9

Notes to Consolidated Financial Statements

Residential mortgages: Residential mortgage loans are loans to consumers utilized for the purchase, refinance or construction of a residence. Changes in interest rates or market conditions may impact a borrower’s ability to meet contractual principal and interest payments.

Home equity loans and lines of credit: Home equity loans and lines of credit are credit facilities extended to homeowners who wish to utilize the equity in their property in order to borrow funds for almost any consumer purpose. Property values may fluctuate due to economic and other factors.

Commercial real estate: Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans. These loans are viewed primarily as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the property. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to real estate markets such as geographic location and property type.

Commercial business: Commercial credit is extended to business customers for use in normal operations to finance working capital needs, equipment purchases or other projects. The majority of these borrowers are customers doing business within our geographic region. These loans are generally underwritten individually and secured with the assets of the company and the personal guarantee of the business owners. Commercial loans are made based primarily on the historical and projected cash flow of the borrower and the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to economic or individual performance factors.

Consumer: Consumer loans are loans to an individual for non-business purposes such as automobile purchases or debt consolidation. These loans are originated based primarily on credit scores and debt-to-income ratios which may be adversely affected by economic or individual performance factors.

Loans Held for Sale. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Mortgage loans held for sale are generally sold with servicing retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgages are based on the difference between the selling price and the carrying value of the related loan sold.

Federal Bank Stocks. The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) and the Federal Reserve Bank of Cleveland (FRB). As a member of these federal banking systems, the Bank maintains an investment in the capital stock of the respective regional banks. These stocks are held at cost and classified as restricted stock. These stocks are purchased and redeemed at par as directed by the federal banks and levels maintained are based primarily on borrowing and other correspondent relationships. These stocks are periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Bank-Owned Life Insurance (BOLI). The Bank purchased life insurance policies on certain key officers and employees. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Premises and Equipment. Land is carried at cost. Premises, furniture and equipment, and leasehold improvements are carried at cost less accumulated depreciation or amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets, which are twenty-five years to forty years for buildings and three to ten years for furniture and equipment. Amortization of leasehold improvements is computed using the straight-line method over the shorter of their estimated useful life or the expected term of the leases. Expected terms include lease option periods to the extent that the exercise of such option is reasonably assured. Premises and equipment are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, assets are recorded at fair value.

F-10

Notes to Consolidated Financial Statements

Goodwill and Intangible Assets. Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired assets and liabilities. Core deposit intangible assets arise from whole bank or branch acquisitions and are measured at fair value and then are amortized over their estimated useful lives. Customer relationship intangible assets arise from the purchase of a customer list from another company or individual and then are amortized on a straight-line basis over two years. Goodwill is not amortized but is assessed at least annually for impairment. Any such impairment will be recognized in the period identified. The Corporation has selected November 30 as the date to perform the annual impairment test. Goodwill is the only intangible asset with an indefinite life on the Corporation’s balance sheet.

Servicing Assets. Servicing assets represent the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance, to the extent that fair value is less than the capitalized amount for a grouping.

Other Real Estate Acquired Through Foreclosure (OREO). Real estate properties acquired through foreclosure are initially recorded at fair value less cost to sell when acquired, thereby establishing a new cost basis for the asset. These assets are subsequently accounted for at the lower of carrying amount or fair value less cost to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Revenue and expenses from operations of the properties, gains and losses on sales and additions to the valuation allowance are included in operating results. Real estate acquired through foreclosure is classified in prepaid expenses and other assets and totaled $291,000 and $160,000 at December 31, 2016 and 2015, respectively. Loans secured by residential real estate properties for which formal foreclosure proceedings are in process totaled $1.5 million and $1.3 million at December 31, 2016 and 2015, respectively.

Treasury Stock. Common stock purchased for treasury is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the first-in, first-out basis.

Income Taxes. Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Corporation recognizes interest and/or penalties related to income tax matters in income tax expense.

Earnings Per Common Share (EPS). Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS includes the dilutive effect of additional potential common shares issuable under stock options and restricted stock awards.

Comprehensive Income. Comprehensive income includes net income and other comprehensive income. Other comprehensive income (loss) is comprised of unrealized holding gains and losses on securities available for sale and changes in the funded status of pension which are also recognized as separate components of equity.

Operating Segments. Operations are managed and financial performance is evaluated on a corporate-wide basis. Accordingly, all financial services operations are considered by management to be aggregated in one reportable operating segment.

Retirement Plans. The Corporation maintains a noncontributory defined benefit plan covering eligible employees and officers. Effective January 1, 2009 the plan was closed to new participants. The Corporation provided the requisite notice to plan participants on March 12, 2013 of the determination to freeze the plan (curtailment). While the freeze was not effective until April 30, 2013, the Corporation determined that participants would not satisfy, within the provisions of the plan, 2013 eligibility requirements based on minimum hours worked for 2013. Therefore, employees ceased to earn benefits as of January 1, 2013. This amendment to the plan will not affect benefits earned by the participant prior to the date of the freeze. The Corporation also maintains a 401(k) plan, which covers substantially all employees, and a supplemental executive retirement plan for key executive officers.

F-11

Notes to Consolidated Financial Statements

Stock Compensation Plans. Compensation expense is recognized for stock options and restricted stock awards issued based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Corporation’s common stock at the date of grant is used for restricted stock awards. Compensation expense is recognized over the required service period, generally defined as the vesting period. It is the Corporation’s policy to issue shares on the vesting date for restricted stock awards. Unvested restricted stock awards do not receive dividends declared by the Corporation.

Transfers of Financial Assets. Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Off-Balance Sheet Financial Instruments. In the ordinary course of business, the Corporation has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under line of credit lending arrangements and letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

Fair Value of Financial Instruments. Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Loss Contingencies. Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there currently are such matters that will have a material effect on the financial statements.

Newly Issued Not Yet Effective Accounting Standards. In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-9 “Revenue from Contracts with Customers”. ASU 2014-9 provides guidance that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of this standard to annual and interim periods beginning after December 15, 2017; however, early adoption is permitted for annual and interim reporting periods beginning after December 15, 2016. ASU 2014-9 is not expected to have a significant impact on the Corporation's financial statements.

In January 2016, the FASB issued ASU 2016-1 “Recognition and Measurement of Financial Assets and Financial Liabilities”. ASU 2016-1 revises the accounting for the classification and measurement of investments in equity securities and revises the presentation of certain fair value changes for financial liabilities measured at fair value. For equity securities, the guidance in ASU 2016-1 requires equity investments to be measured at fair value with changes in fair value recognized in net income. For financial liabilities that are measured at fair value in accordance with the fair value option, the guidance requires presenting in other comprehensive income the change in fair value that relates to a change in instrument-specific credit risk. ASU 2016-1 also eliminates the disclosure assumptions used to estimate fair value for financial instruments measured at amortized cost and requires disclosure of an exit price notion in determining the fair value of financial instruments measured at amortized cost. ASU 2016-1 is effective for interim and annual periods beginning after December 15, 2017. ASU 2016-1 is not expected to have a significant impact on the Corporation's financial statements.

In February 2016, the FASB issued ASU 2016-02 "Leases". This ASU requires lessees to record most leases on their balance sheet but recognize expenses in the income statement in a manner similar to current accounting treatment. This ASU changes the guidance on sale-leaseback transactions, initial direct costs and lease execution costs, and, for lessors, modifies the classification criteria and the accounting for sales-type and direct financing leases. ASU 2016-02 is effective for annual periods beginning after December 15, 2018, and interim periods therein. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. The Corporation is currently evaluating the impact of ASU 2016-02 on its financial statements.

F-12

Notes to Consolidated Financial Statements

In March 2016, the FASB issued ASU 2016-09 "Improvements to Employee Share-Based Payment Accounting". ASU 2016-09 simplifies certain aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classifications of awards either as equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods therein. The Corporation does not expect ASU 2016-09 to have a material impact on its financial statements and disclosures.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 significantly changes the way impairment of financial instruments is recognized by requiring immediate recognition of estimated credit losses expected to occur over the remaining life of the financial instruments. The main provisions of the guidance include (1) replacing the “incurred loss” approach under current GAAP with an “expected loss” model for instruments measured at amortized cost, (2) requiring entities to record an allowance for available-for-sale debt securities rather than reduce the carrying amount of the investments, as is required by the other-than-temporary impairment model under current GAAP, and (3) a simplified accounting model for purchased credit-impaired debt securities and loans. The ASU is effective for interim and annual reporting periods beginning after December 15, 2019, although early adoption is permitted. The Company is evaluating the impact of this ASU on its financial statements and disclosures.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the FASB Emerging Issues Task Force”. ASU 2016-15 clarifies the presentation of specific types of cash flow receipts and payments, including the payment of debt prepayment or debt extinguishment costs, contingent consideration cash payments paid subsequent to the acquisition date and proceeds from settlement of BOLI policies. This guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, and is to be applied under a retrospective approach, if practicable. The Company is evaluating the impact of ASU 2016-15 on its financial statements and disclosures.

2.	Issuance of Common Stock

On June 10, 2015, the Corporation sold 350,000 shares of common stock, par value $1.25 per share, in a private offering to accredited individual and institutional investors at $23.50 per share. The Corporation realized $8.2 million in proceeds from the offering, net of $63,000 of direct costs relating to the offering.

3.	Participation in the Small Business Lending Fund (SBLF) of the U.S. Treasury Department (U.S. Treasury)

On August 18, 2011, the Corporation entered into a Securities Purchase Agreement (the Agreement) with the U.S. Treasury Department, pursuant to which the Corporation issued and sold to the U.S. Treasury 10,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series B (Series B Preferred Stock), having a liquidation preference of $1,000 per share, for aggregate proceeds of $10.0 million, pursuant to the U.S. Treasury’s SBLF program. On September 17, 2013, with the approval of the Corporation’s primary federal banking regulator, the Corporation redeemed 5,000 shares, or 50%, of its Series B Preferred Stock held by the U.S. Treasury at an aggregate redemption price of $5.0 million, plus accrued but unpaid dividends. On September 30, 2015, the Corporation redeemed the remaining 5,000 shares of its Series B Preferred Stock held by the U.S. Treasury at an aggregate redemption price of $5.0 million, plus accrued but unpaid dividends. Following this redemption, the Corporation does not have any Series B Preferred Stock outstanding.

F-13

Notes to Consolidated Financial Statements

4.	Securities

The following table summarizes the Corporation’s securities as of December 31:

	Amortized	Gross Unrealized	Gross Unrealized	Fair
(Dollar amounts in thousands)	Cost	Gains	Losses	Value
Available for sale:
December 31, 2016:
U.S. Treasury and federal agency	$4,550	$—	$(50)	$4,500
U.S. government sponsored entities and agencies	9,186	—	(188)	8,998
U.S. agency mortgage-backed securities: residential	25,790	32	(196)	25,626
U.S. agency collateralized mortgage obligations: residential	25,367	23	(684)	24,706
State and political subdivision	27,853	17	(262)	27,608
Corporate debt securities	8,012	5	(85)	7,932
Equity securities	1,829	373	(12)	2,190
	$102,587	$450	$(1,477)	$101,560

December 31, 2015:
U.S. Treasury and federal agency	$1,493	$—	$(27)	$1,466
U.S. government sponsored entities and agencies	8,998	2	(47)	8,953
U.S. agency mortgage-backed securities: residential	32,947	256	(53)	33,150
U.S. agency collateralized mortgage obligations: residential	32,289	23	(872)	31,440
State and political subdivision	28,352	264	(25)	28,591
Corporate debt securities	7,507	1	(21)	7,487
Equity securities	1,769	188	(63)	1,894
	$113,355	$734	$(1,108)	$112,981

Securities with carrying values of $24.6 million and $75.0 million as of December 31, 2016 and 2015, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Gains on sales of available for sale securities for the years ended December 31 were as follows:

(Dollar amounts in thousands)	2016	2015
Proceeds	$6,618	$36,314
Gains	108	876
Losses	(26)	(22)
Tax provision related to gains	28	290

The following table summarizes scheduled maturities of the Corporation’s debt securities as of December 31, 2016. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities and collateralized mortgage obligations are not due at a single maturity and are shown separately.

	Available for sale
	Amortized	Fair
(Dollar amounts in thousands)	Cost	Value
Due in one year or less	$2,001	$2,001
Due after one year through five years	20,886	20,734
Due after five through ten years	25,702	25,327
Due after ten years	1,012	976
U.S. agency mortgage-backed securities: residential	25,790	25,626
U.S. agency collateralized mortgage obligations: residential	25,367	24,706
	$100,758	$99,370

F-14

Notes to Consolidated Financial Statements

Information pertaining to securities with gross unrealized losses at December 31, 2016 and 2015 aggregated by investment category and length of time that individual securities have been in a continuous loss position are included in the table below:

(Dollar amounts in thousands)	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
December 31, 2016:
U.S. Treasury and federal agency	$4,500	$(50)	$—	$—	$4,500	$(50)
U.S. government sponsored entities and agencies	8,998	(188)	—	—	8,998	(188)
U.S. agency mortgage-backed securities: residential	23,279	(196)	—	—	23,279	(196)
U.S. agency collateralized mortgage obligations: residential	13,568	(438)	9,317	(246)	22,885	(684)
State and political subdivision	21,924	(262)	—	—	21,924	(262)
Corporate debt securities	3,927	(85)	—	—	3,927	(85)
Equity securities	—	—	237	(12)	237	(12)
	$76,196	$(1,219)	$9,554	$(258)	$85,750	$(1,477)

December 31, 2015:
U.S. Treasury and federal agency	$—	$—	$1,466	$(27)	$1,466	$(27)
U.S. government sponsored entities and agencies	4,962	(36)	1,989	(11)	6,951	(47)
U.S. agency mortgage-backed securities: residential	6,710	(53)	—	—	6,710	(53)
U.S. agency collateralized mortgage obligations: residential	4,283	(41)	25,336	(831)	29,619	(872)
State and political subdivision	1,028	(2)	1,819	(23)	2,847	(25)
Corporate debt securities	3,484	(20)	500	(1)	3,984	(21)
Equity securities	1,137	(63)	—	—	1,137	(63)
	$21,604	$(215)	$31,110	$(893)	$52,714	$(1,108)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic, market or other conditions warrant such evaluation. Consideration is given to: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions and (4) whether the Corporation has the intent to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis. If the Corporation intends to sell an impaired security, or if it is more likely than not the Corporation will be required to sell the security before its anticipated recovery, the Corporation records an other-than-temporary loss in an amount equal to the entire difference between fair value and amortized cost. Otherwise, only the credit portion of the estimated loss on debt securities is recognized in earnings, with the other portion of the loss recognized in other comprehensive income. For equity securities determined to be other-than-temporarily impaired, the entire amount of impairment is recognized through earnings.

There was one equity security in an unrealized loss position for more than 12 months as of December 31, 2016. Equity securities owned by the Corporation consist of common stock of various financial service providers. This investment security is in unrealized loss positions as a result of the illiquid nature of the stock. The Corporation does not invest in these securities with the intent to sell them for a profit in the near term. For investments in equity securities, in addition to the general factors mentioned above for determining whether the decline in market value is other-than-temporary, the analysis of whether an equity security is other-than-temporarily impaired includes a review of the profitability, capital adequacy and other relevant information available to determine the financial position and near term prospects of each issuer. The results of analyzing the aforementioned metrics and financial fundamentals suggest recovery of amortized cost in the near future. Based on that evaluation, and given that the Corporation’s current intention is not to sell any impaired security and it is more likely than not it will not be required to sell this security before the recovery of its amortized cost basis, the Corporation does not consider the equity security with an unrealized loss as of December 31, 2016 to be other-than-temporarily impaired.

F-15

Notes to Consolidated Financial Statements

There were 128 debt securities in an unrealized loss position as of December 31, 2016, of which 13 were in an unrealized loss position for more than 12 months. Of these 128 securities, 66 were state and political subdivisions securities, 24 were collateralized mortgage obligations (issued by U.S. government sponsored entities), 17 were mortgage-backed securities, 8 were corporate securities, 8 were U.S. government sponsored entities and agencies securities and 5 were U.S. Treasury securities. The unrealized losses associated with these securities were not due to the deterioration in the credit quality of the issuer that is likely to result in the non-collection of contractual principal and interest, but rather have been caused by a rise in interest rates from the time the securities were purchased. Based on that evaluation and other general considerations, and given that the Corporation’s current intention is not to sell any impaired securities and it is more likely than not it will not be required to sell these securities before the recovery of its amortized cost basis, the Corporation does not consider the debt securities with unrealized losses as of December 31, 2016 to be other-than-temporarily impaired.

5.	Loans Receivable and Related Allowance for Loan Losses

The following table summarizes the Corporation’s loans receivable as of December 31:

(Dollar amounts in thousands)	2016	2015
Mortgage loans on real estate:
Residential first mortgages	$198,167	$139,305
Home equity loans and lines of credit	91,359	87,410
Commercial real estate	166,994	129,691
	456,520	356,406
Other loans:
Commercial business	57,788	71,948
Consumer	6,672	6,742
	64,460	78,690
Total loans, gross	520,980	435,096
Less allowance for loan losses	5,545	5,205
Total loans, net	$515,435	$429,891

During 2016, the Corporation purchased a pool of residential mortgage loans totaling $6.9 million. There were two pools of residential mortgage loans purchased during 2015 totaling $19.2 million.

Included in total loans above are net deferred costs of $1.3 million and $835,000 at December 31, 2016 and 2015, respectively.

An allowance for loan losses (ALL) is maintained to absorb probable incurred losses from the loan portfolio. The ALL is based on management’s continuing evaluation of the risk characteristics and credit quality of the loan portfolio, assessment of current economic conditions, diversification and size of the portfolio, adequacy of collateral, past and anticipated loss experience and the amount of nonperforming loans.

Management reviews the loan portfolio on a quarterly basis using a defined, consistently applied process in order to make appropriate and timely adjustments to the ALL. When information confirms all or part of specific loans to be uncollectible, these amounts are promptly charged off against the ALL.

Following is an analysis of the changes in the ALL for the years ended December 31:

(Dollar amounts in thousands)	2016	2015
Balance at the beginning of the year	$5,205	$5,224
Provision for loan losses	464	381
Charge-offs	(296)	(567)
Recoveries	172	167
Balance at the end of the year	$5,545	$5,205

F-16

Notes to Consolidated Financial Statements

The following table details activity in the ALL and the recorded investment by portfolio segment based on impairment method at December 31, 2016 and 2015:

	Residential	Home Equity & Lines	Commercial	Commercial
(Dollar amounts in thousands)	Mortgages	of Credit	Real Estate	Business	Consumer	Total
December 31, 2016:
Beginning Balance	$1,429	$586	$2,185	$960	$45	$5,205
Charge-offs	(101)	(118)	(18)	(11)	(48)	(296)
Recoveries	—	3	158	—	11	172
Provision	518	162	(11)	(249)	44	464
Ending Balance	$1,846	$633	$2,314	$700	$52	$5,545

Ending ALL balance attributable to loans:
Individually evaluated for impairment	$19	$—	$95	$6	$—	$120
Acquired loans	—	—	—	—	—	—
Collectively evaluated for impairment	1,827	633	2,219	694	52	5,425
Total	$1,846	$633	$2,314	$700	$52	$5,545

Total loans:
Individually evaluated for impairment	$135	$—	$1,014	$684	$—	$1,833
Acquired loans	25,024	5,225	27,492	1,182	13	58,936
Collectively evaluated for impairment	173,008	86,134	138,488	55,922	6,659	460,211
Total	$198,167	$91,359	$166,994	$57,788	$6,672	$520,980

December 31, 2015:
Beginning Balance	$955	$543	$2,338	$1,336	$52	$5,224
Charge-offs	(79)	(221)	(35)	(182)	(50)	(567)
Recoveries	—	30	88	31	18	167
Provision	553	234	(206)	(225)	25	381
Ending Balance	$1,429	$586	$2,185	$960	$45	$5,205

Ending ALL balance attributable to loans:
Individually evaluated for impairment	$29	$—	$5	$76	$—	$110
Collectively evaluated for impairment	1,400	586	2,180	884	45	5,095
Total	$1,429	$586	$2,185	$960	$45	$5,205

Total loans:
Individually evaluated for impairment	$169	$—	$839	$999	$—	$2,007
Collectively evaluated for impairment	139,136	87,410	128,852	70,949	6,742	433,089
Total	$139,305	$87,410	$129,691	$71,948	$6,742	$435,096

The allowance for loan losses is based on estimates, and actual losses will vary from current estimates. Management believes that the granularity of the homogeneous pools and the related historical loss ratios and other qualitative factors, as well as the consistency in the application of assumptions, result in an ALL that is representative of the risk found in the components of the portfolio at any given date.

At December 31, 2016, there was no allowance for loan losses allocated to loans acquired in the acquisition of United American Savings Bank in April 2016 (see Note 22).

F-17

Notes to Consolidated Financial Statements

The following tables present impaired loans by class, segregated by those for which a specific allowance was required and those for which a specific allowance was not necessary as of December 31:

	Impaired Loans with
	Specific Allowance
	As of December 31, 2016			For the year ended December 31, 2016
(Dollar amounts in thousands)	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	$168	$135	$19	$119	$6	$6
Home equity and lines of credit	—	—	—	—	—	—
Commercial real estate	557	557	95	130	23	—
Commercial business	588	588	6	428	—	—
Consumer	—	—	—	—	—	—
Total	$1,313	$1,280	$120	$677	$29	$6

	Impaired Loans with No Specific Allowance
			For the year ended
	As of December 31, 2016		December 31, 2016
(Dollar amounts in thousands)	Unpaid Principal Balance	Recorded Investment	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	$—	$—	$23	$—	$—
Home equity and lines of credit	—	—	—	—	—
Commercial real estate	631	457	735	3	3
Commercial business	96	96	322	2	2
Consumer	—	—	—	—	—
Total	$727	$553	$1,080	$5	$5

F-18

Notes to Consolidated Financial Statements

	Impaired Loans with Specific Allowance
				For the year ended
	As of December 31, 2015			December 31, 2015
(Dollar amounts in thousands)	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	$169	$169	$29	$170	$6	$6
Home equity and lines of credit	—	—	—	—	—	—
Commercial real estate	93	93	5	1,613	12	9
Commercial business	923	923	76	1,641	112	99
Consumer	—	—	—	—	—	—
Total	$1,185	$1,185	$110	$3,424	$130	$114

	Impaired Loans with No Specific Allowance
			For the year ended
	As of December 31, 2015		December 31, 2015
(Dollar amounts in thousands)	Unpaid Principal Balance	Recorded Investment	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	$—	$—	$45	$7	$7
Home equity and lines of credit	—	—	—	—	—
Commercial real estate	1,145	746	1,069	49	40
Commercial business	76	76	66	3	3
Consumer	—	—	—	—	—
Total	$1,221	$822	$1,180	$59	$50

Unpaid principal balance includes any loans that have been partially charged off but not forgiven. Accrued interest is not included in the recorded investment in loans presented above or in the tables that follow based on the amounts not being material.

Troubled debt restructurings (TDR). The Corporation has certain loans that have been modified in order to maximize collection of loan balances. If, for economic or legal reasons related to the customer’s financial difficulties, management grants a concession compared to the original terms and conditions of the loan that it would not have otherwise considered, the modified loan is classified as a TDR. Concessions related to TDRs generally do not include forgiveness of principal balances. The Corporation has no legal obligation to extend additional credit to borrowers with loans classified as TDRs.

At December 31, 2016 and 2015, the Corporation had $239,000 and $835,000, respectively, of loans classified as TDRs, which are included in impaired loans above. At December 31, 2016 and 2015, the Corporation had $19,000 and $63,000, respectively, of the allowance for loan losses allocated to these specific loans.

During the year ended December 31, 2016, the Corporation modified one home equity loan with a recorded investment of $10,000 due to a bankruptcy order. At December 31, 2016, the Corporation did not have any allowance for loan losses allocated to this specific loan. The modification did not have a material impact on the Corporation's income statement during the period.

F-19

Notes to Consolidated Financial Statements

During the year ended December 31, 2015, the Corporation did not modify any loans as TDRs.

A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms. During year ended December 31, 2016, there was a default on one $10,000 residential mortgage loan within 12 months following modification classified as a TDR. The default did not have a material impact on the Corporation's income statement during the period. During the year ended December 31, 2015, there was a default on one $91,000 residential mortgage loan within 12 months following modification. The default did not have a material impact on the Corporation's income statement during the period.

Credit Quality Indicators. Management categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors.

Commercial real estate and commercial business loans not identified as impaired are evaluated as risk rated pools of loans utilizing a risk rating practice that is supported by a quarterly special asset review. In this review process, strengths and weaknesses are identified, evaluated and documented for each criticized and classified loan and borrower, strategic action plans are developed, risk ratings are confirmed and the loan’s performance status reviewed.

Management has determined certain portions of the loan portfolio to be homogeneous in nature and assigns like reserve factors for the following loan pool types: residential real estate, home equity loans and lines of credit, and consumer installment and personal lines of credit. These homogeneous loans are not rated unless identified as impaired.

Management uses the following definitions for risk ratings:

Pass: Loans classified as pass typically exhibit good payment performance and have underlying borrowers with acceptable financial trends where repayment capacity is evident. These borrowers typically would have sufficient cash flow that would allow them to weather an economic downturn and the value of any underlying collateral could withstand a moderate degree of depreciation due to economic conditions.

Special Mention: Loans classified as special mention are characterized by potential weaknesses that could jeopardize repayment as contractually agreed. These loans may exhibit adverse trends such as increasing leverage, shrinking profit margins and/or deteriorating cash flows. These borrowers would inherently be more vulnerable to the application of economic pressures.

Substandard: Loans classified as substandard exhibit weaknesses that are well-defined to the point that repayment is jeopardized. Typically, the Corporation is no longer adequately protected by both the apparent net worth and repayment capacity of the borrower.

Doubtful: Loans classified as doubtful have advanced to the point that collection or liquidation in full, on the basis of currently ascertainable facts, conditions and value, is highly questionable or improbable.

F-20

Notes to Consolidated Financial Statements

The following table presents the classes of the loan portfolio summarized by the aggregate pass and the criticized categories of special mention, substandard and doubtful within the Corporation’s internal risk rating system as of December 31, 2016 and 2015:

			Special
(Dollar amounts in thousands)	Not Rated	Pass	Mention	Substandard	Doubtful	Total
December 31, 2016:
Residential first mortgages	$197,041	$—	$—	$1,126	$—	$198,167
Home equity and lines of credit	91,017	—	—	342	—	91,359
Commercial real estate	—	161,312	1,077	4,605	—	166,994
Commercial business	—	52,125	4,926	737	—	57,788
Consumer	6,659	—	—	13	—	6,672
Total	$294,717	$213,437	$6,003	$6,823	$—	$520,980

December 31, 2015:
Residential first mortgages	$138,096	$—	$—	$1,209	$—	$139,305
Home equity and lines of credit	87,015	—	—	395	—	87,410
Commercial real estate	—	125,539	88	4,064	—	129,691
Commercial business	—	69,740	942	1,266	—	71,948
Consumer	6,742	—	—	—	—	6,742
Total	$231,853	$195,279	$1,030	$6,934	$—	$435,096

F-21

Notes to Consolidated Financial Statements

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a required payment is past due. The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonperforming loans as of December 31, 2016 and 2015:

	Performing			Nonperforming
	Accruing Loans Not	Accruing 30-59 Days	Accruing 60-89 Days	Accruing 90 Days +		Total
(Dollar amounts in thousands)	Past Due	Past Due	Past Due	Past Due	Nonaccrual	Loans
December 31, 2016:
Residential first mortgages	$194,830	$1,916	$295	$—	$1,126	$198,167
Home equity and lines of credit	90,557	460	—	2	340	91,359
Commercial real estate	165,318	561	—	42	1,073	166,994
Commercial business	56,972	56	34	—	726	57,788
Consumer	6,602	28	29	—	13	6,672
Total loans	$514,279	$3,021	$358	$44	$3,278	$520,980

December 31, 2015:
Residential first mortgages	$136,924	$1,097	$75	$—	$1,209	$139,305
Home equity and lines of credit	86,691	308	16	—	395	87,410
Commercial real estate	128,945	—	—	—	746	129,691
Commercial business	71,229	—	—	—	719	71,948
Consumer	6,723	19	—	—	—	6,742
Total loans	$430,512	$1,424	$91	$—	$3,069	$435,096

The following table presents the Corporation’s nonaccrual loans by aging category as of December 31, 2016 and 2015:

	Not	30-59 Days	60-89 Days	90 Days +	Total
(Dollar amounts in thousands)	Past Due	Past Due	Past Due	Past Due	Loans
December 31, 2016:
Residential first mortgages	$72	$77	$—	$977	$1,126
Home equity and lines of credit	—	—	—	340	340
Commercial real estate	397	—	557	119	1,073
Commercial business	631	—	—	95	726
Consumer	—	—	—	13	13
Total loans	$1,100	$77	$557	$1,544	$3,278

December 31, 2015:
Residential first mortgages	$75	$—	$79	$1,055	$1,209
Home equity and lines of credit	14	—	—	381	395
Commercial real estate	623	—	—	123	746
Commercial business	690	—	—	29	719
Consumer	—	—	—	—	—
Total loans	$1,402	$—	$79	$1,588	$3,069

F-22

Notes to Consolidated Financial Statements

6.	Federal Bank Stocks

The Bank is a member of the FHLB and the FRB. As a member of these federal banking systems, the Bank maintains an investment in the capital stock of the respective regional banks, which are carried at cost. These stocks are purchased and redeemed at par as directed by the federal banks and levels maintained are based primarily on borrowing and other correspondent relationships. The Bank’s investment in FHLB and FRB stocks was $3.6 million and $1.3 million, respectively, at December 31, 2016, and $3.2 million and $1 million, respectively, at December 31, 2015.

7.	Premises and Equipment

Premises and equipment at December 31 are summarized by major classification as follows:

(Dollar amounts in thousands)	2016	2015
Land	$4,731	$3,719
Buildings and improvements	14,122	11,446
Leasehold improvements	1,226	1,224
Furniture, fixtures and equipment	8,332	7,576
Software	3,232	3,206
Construction in progress	520	1,692

	32,163	28,863
Less: accumulated depreciation and amortization	13,881	12,749
	$18,282	$16,114

Depreciation and amortization expense for the years ended December 31, 2016 and 2015 were $1.1 million and $1.0 million, respectively.

Rent expense under non-cancelable operating lease agreements for the years ended December 31, 2016 and 2015 was $281,000 and $226,000, respectively. Rent commitments under non-cancelable operating lease agreements for certain branch offices for the years ended December 31, are as follows, before considering renewal options that are generally present:

(Dollar amounts in thousands)	Amount
2017	$232
2018	200
2019	201
2020	185
2021	153
Thereafter	515
$1,486

F-23

Notes to Consolidated Financial Statements

8.	Goodwill and Intangible Assets

The following table summarizes the Corporation’s acquired goodwill and intangible assets as of December 31:

	2016		2015
(Dollar amounts in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Goodwill	$10,288	$—	$3,664	$—
Core deposit intangibles	4,259	3,699	4,027	3,473
Total	$14,547	$3,699	$7,691	$3,473

Goodwill resulted from four acquisitions. During 2016, the Corporation recorded $6.6 million of goodwill related to the acquisition of United American Savings Bank (see Note 22). Goodwill represents the excess of the total purchase price paid for the acquisitions over the fair value of the identifiable assets acquired, net of the fair value of the liabilities assumed. Goodwill is not amortized but is evaluated for impairment on an annual basis or whenever events or changes in circumstances indicate the carrying value may not be recoverable. Impairment exists when a reporting unit’s carrying amount exceeds its fair value. The Corporation has selected November 30 as the date to perform the annual impairment test. No goodwill impairment charges were recorded in 2016 or 2015. Goodwill is the only intangible asset with an indefinite life on the Corporation’s balance sheet.

The core deposit intangible asset, resulting from two acquisitions, is amortized using the double declining balance method over a weighted average estimated life of the related deposits and is not estimated to have a significant residual value. The Corporation recorded intangible amortization expense totaling $226,000 and $195,000 in 2016 and 2015, respectively.

The estimated amortization expense of the core deposit intangible for the years ending December 31, are as follows:

Amortization
(Dollar amounts in thousands)	Expense
2017	$235
2018	196
2019	26
2020	21
2021	16
Thereafter	66
$560

9.	Related Party Balances and Transactions

In the ordinary course of business, the Bank maintains loan and deposit relationships with employees, principal officers and directors and their affiliates. The Bank has granted loans to principal officers and directors and their affiliates amounting to $5.3 million and $2.2 million at December 31, 2016 and 2015, respectively. During 2016, total principal additions and total principal reductions associated with these loans were $4.0 million and $205,000, respectively. Deposits from principal officers and directors and their affiliates held by the Bank at December 31, 2016 and 2015 totaled $8.3 million and $4.0 million, respectively.

In addition, directors and their affiliates may provide certain professional and other services to the Corporation and the Bank in the ordinary course of business. During 2016 and 2015, the Corporation did not pay directors or their affiliates for any such services.

F-24

Notes to Consolidated Financial Statements

10.	Deposits

The following table summarizes the Corporation’s deposits as of December 31:

(Dollar amounts in thousands)	2016			2015
	Weighted			Weighted
Type of accounts	average rate	Amount	%	average rate	Amount	%
Non-interest bearing deposits	—	$123,717	21.2%	—	$119,790	24.4%
Interest bearing demand deposits	0.21%	304,265	52.0%	0.15%	256,620	52.4%
Time deposits	1.44%	156,958	26.8%	1.46%	113,477	23.2%
	0.50%	$584,940	100.0%	0.42%	$489,887	100.0%

Scheduled maturities of time deposits for the next five years and thereafter are as follows:

(Dollar amounts in thousands)	Amount	%
2017	$47,125	30.0%
2018	41,455	26.4%
2019	26,391	16.8%
2020	12,669	8.1%
2021	18,855	12.0%
Thereafter	10,463	6.7%
	$156,958	100.0%

The Corporation had a total of $29.4 million and $22.2 million in time deposits of $250,000 or more at December 31, 2016 and 2015, respectively. Scheduled maturities of time deposits of $250,000 or more at December 31, 2016 are as follows:

(Dollar amounts in thousands)	Amount
Three months or less	$541
Over three months to six months	769
Over six months to twelve months	2,822
Over twelve months	25,224
$29,356

F-25

Notes to Consolidated Financial Statements

11.	Borrowed Funds

The following table summarizes the Corporation’s borrowed funds as of and for the year ended December 31:

	2016			2015
		Average	Average		Average	Average
(Dollar amounts in thousands)	Balance	Balance	Rate	Balance	Balance	Rate
Short-term borrowed funds	$9,500	$2,341	3.34%	$14,250	$6,284	1.38%
Long-term borrowed funds	34,500	35,141	3.06%	35,000	15,205	3.97%
	$44,000	$37,482		$49,250	$21,489

Short-term borrowed funds at December 31, 2016 consisted of $7.0 million in FHLB overnight advances with a rate of 0.74% and $2.5 million outstanding on a $5.0 million unsecured line of credit with a correspondent bank with a rate of 4.25%, compared to $14.3 million in FHLB overnight advances with a rate of 0.43% at December 31, 2015.

Long-term borrowed funds at December 31, 2016 consisted of six $5.0 million FHLB term advances totaling $30.0 million, compared to seven $5.0 million FHLB advances totaling $35.0 million at December 31, 2015. All borrowings from the FHLB are secured by a blanket lien of qualified collateral. Qualified collateral at December 31, 2016 totaled $253.0 million. In addition, during the second quarter of 2016, the Corporation borrowed a $5.0 million, five year unsecured term advance with a correspondent bank. The term advance has a fixed rate of 4.75% and principal payments of $250,000 are due on the first day of each quarter until maturity. At December 31, 2016, the outstanding balance on this term advance was $4.5 million.

During the fourth quarter of 2015, the Corporation borrowed four $5.0 million FHLB term advances consisting of two advances with three year terms and fixed rates of 1.69% and 1.62%, respectively, one advance with a four year term and fixed rate of 1.94% and one advance with a five year term and fixed rate of 2.06%. During the second quarter of 2016, the Corporation prepaid the $5.0 million advance with a three year term and fixed rate of 1.62%. The Corporation recognized a $71,000 prepayment penalty associated with this early repayment.

The three remaining $5.0 million FHLB term advances each have a fixed rate of 0.93% and mature in November 2017. These three advances originally had rates of 4.98%, 4.83% and 4.68%, but were exchanged and modified in 2012 for advances with a rate of 0.93%. At the time of the exchange, prepayment penalties associated with the three advances totaled $2.3 million and were cash-settled with the FHLB at the time of modification. The Corporation is amortizing this prepayment penalty over the life of the new advances. At December 31, 2016, unamortized prepayment penalties totaled $414,000.

Before modification, the three advances totaling $15.0 million had a weighted average rate of 4.83%. After modification and including prepayment penalty amortization, the three advances have a weighted average rate of 3.98%.

Scheduled maturities of borrowed funds for the next five years are as follows:

(Dollar amounts in thousands)	Amount
2017	$25,000
2018	6,000
2019	6,000
2020	6,000
2021	1,000
Thereafter	—
$44,000

F-26

Notes to Consolidated Financial Statements

The Bank maintains a credit arrangement with the FHLB as a source of additional liquidity. The total maximum borrowing capacity with the FHLB, excluding loans outstanding of $37.0 million and irrevocable standby letters of credit issued to secure certain deposit accounts of $93.5 million at December 31, 2016 was $122.5 million. In addition, the Corporation has $2.5 million of funds available on a line of credit through a correspondent bank.

12.	Regulatory Matters

Restrictions on Dividends, Loans and Advances

The Bank is subject to a regulatory dividend restriction that generally limits the amount of dividends that can be paid by the Bank to the Corporation. Prior regulatory approval is required if the total of all dividends declared in any calendar year exceeds net profits (as defined in the regulations) for the year combined with net retained earnings (as defined) for the two preceding calendar years. In addition, dividends paid by the Bank to the Corporation would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements. As of December 31, 2016, $5.4 million of undistributed earnings of the Bank was available for distribution of dividends without prior regulatory approval.

Loans or advances from the Bank to the Corporation are limited to 10% of the Bank’s capital stock and surplus on a secured basis. Funds available for loans or advances by the Bank to the Corporation amounted to approximately $4.2 million. The Corporation has a $2.2 million commercial line of credit available at the Bank for the primary purpose of purchasing qualified equity investments. At December 31, 2016, the Corporation had an outstanding balance on this line of $1.0 million.

Minimum Regulatory Capital Requirements

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

In 2015, the Board of Governors of the Federal Reserve System amended its Small Bank Holding Company Policy Statement by increasing the policy’s consolidated assets threshold from $500 million to $1 billion. The primary benefit of being deemed a "small bank holding company" is the exemption from the requirement to maintain consolidated regulatory capital ratios; instead, regulatory capital ratios only apply at the subsidiary bank level.

The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (BASEL III rules) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the BASEL III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer for 2016 is 0.625%. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2016, the Bank meets all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2016 and 2015, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

F-27

Notes to Consolidated Financial Statements

The following table sets forth certain information concerning the Bank’s regulatory capital as of the dates presented. The capital adequacy ratios disclosed below are exclusive of the capital conservation buffer.

	December 31, 2016		December 31, 2015
(Dollar amounts in thousands)	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets:
Actual	$58,605	12.69%	$56,090	13.99%
For capital adequacy purposes	36,945	8.00%	32,070	8.00%
To be well capitalized	46,181	10.00%	40,087	10.00%
Tier 1 capital to risk-weighted assets:
Actual	$53,050	11.49%	$51,073	12.74%
For capital adequacy purposes	27,709	6.00%	24,052	6.00%
To be well capitalized	36,945	8.00%	32,070	8.00%
Common Equity Tier 1 capital to risk-weighted assets:
Actual	$53,050	11.49%	$51,073	12.74%
For capital adequacy purposes	20,781	4.50%	18,039	4.50%
To be well capitalized	30,018	6.50%	26,057	6.50%
Tier 1 capital to average assets:
Actual	$53,050	7.84%	$51,073	8.83%
For capital adequacy purposes	27,081	4.00%	23,131	4.00%
To be well capitalized	33,852	5.00%	28,914	5.00%

13.	Commitments and Legal Contingencies

In the ordinary course of business, the Corporation has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Corporation is involved in certain claims and legal actions arising in the ordinary course of business. The outcome of these claims and actions are not presently determinable; however, in the opinion of the Corporation’s management, after consulting legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial statements.

14.	Income Taxes

The Corporation and the Bank file a consolidated federal income tax return. The provision for income taxes for the years ended December 31 is comprised of the following:

(Dollar amounts in thousands)	2016	2015
Current	$1,045	$(5)
Deferred	203	1,146
	$1,248	$1,141

F-28

Notes to Consolidated Financial Statements

A reconciliation between the provision for income taxes and the amount computed by multiplying operating results before income taxes by the statutory federal income tax rate of 34% for the years ended December 31 is as follows:

	2016		2015
		% Pre-tax		% Pre-tax
(Dollar amounts in thousands)	Amount	Income	Amount	Income
Provision at statutory tax rate	$1,779	34.0%	$1,800	34.0%
Increase (decrease) resulting from:
Tax free interest, net of disallowance	(472)	(9.0)%	(542)	(10.2)%
Earnings on bank-owned life insurance	(113)	(2.2)%	(112)	(2.1)%
Other, net	54	1.0%	(5)	(0.1)%
Provision	$1,248	23.8%	$1,141	21.6%

The tax effects of temporary differences between the financial reporting basis and income tax basis of assets and liabilities that are included in the net deferred tax asset as of December 31 relate to the following:

(Dollar amounts in thousands)	2016	2015

Deferred tax assets:

Funded status of pension plan	$1,964	$1,810
Allowance for loan losses	1,885	1,805
Deferred compensation	414	406
Net unrealized loss on securities	349	127
Stock compensation	160	155
Accrued incentive compensation	158	220
Securities impairment	149	149
Net operating loss carryforward	106	—
Purchase accounting adjustments	89	—
Nonaccrual loan interest income	73	68
Other	29	52
Gross deferred tax assets	5,376	4,792

Deferred tax liabilities:

Accrued pension liability	1,525	1,702
Depreciation	1,006	908
Deferred loan fees	431	284
Intangible assets	324	317
Other	60	30
Gross deferred tax liabilities	3,346	3,241
Net deferred tax asset	$2,030	$1,551

The Bank has approximately $313,000 of federal net operating loss carryforward that expires in 2036. The net operating loss was acquired from UASB and is subject to limitations under the Internal Revenue Code Section 382. The entire loss carryforward is expected to be used before expiration. In addition, the company has approximately $21,000 of alternative minimum tax (AMT)credit carryforward acquired from UASB. The AMT credit is not subject to expiration.

F-29

Notes to Consolidated Financial Statements

In accordance with relevant accounting guidance, the Corporation determined that it was not required to establish a valuation allowance for deferred tax assets since it is more likely than not that the deferred tax asset will be realized through carry-back to taxable income in prior years, future reversals of existing taxable temporary differences, tax strategies and, to a lesser extent, future taxable income. The Corporation’s net deferred tax asset or liability is recorded in the consolidated financial statements as a component of other assets or other liabilities.

At December 31, 2016 and December 31, 2015, the Corporation had no unrecognized tax benefits. The Corporation does not expect the total amount of unrecognized tax benefits to significantly increase within the next twelve months. The Corporation recognizes interest and penalties on unrecognized tax benefits in income taxes expense in its Consolidated Statements of Income.

The Corporation and the Bank are subject to U.S. federal income tax as well as a capital-based franchise tax in the Commonwealth of Pennsylvania. The Corporation and the Bank are no longer subject to examination by taxing authorities for years before 2013.

15.	Employee Benefit Plans

Defined Benefit Plan

The Corporation provides pension benefits for eligible employees through a defined benefit pension plan. Substantially all employees participate in the retirement plan on a non-contributing basis, and are fully vested after three years of service. Effective January 1, 2009, the plan was closed to new participants. The Corporation provided the requisite notice to plan participants on March 12, 2013 of the determination to freeze the plan (curtailment). While the freeze was not effective until April 30, 2013, management determined that participants would not satisfy, within the provisions of the plan, 2013 eligibility requirements based on minimum hours worked for 2013. Therefore, employees ceased to earn benefits as of January 1, 2013. This amendment to the plan will not affect benefits earned by the participant prior to the date of the freeze. The Corporation measures the funded status of the plan as of December 31.

Information pertaining to changes in obligations and funded status of the defined benefit pension plan for the years ended December 31 is as follows:

(Dollar amounts in thousands)	2016	2015
Change in plan assets:
Fair value of plan assets at beginning of year	$9,368	$6,851
Actual return on plan assets	612	(120)
Employer contribution	—	3,000
Benefits paid	(649)	(363)
Fair value of plan assets at end of year	9,331	9,368

Change in benefit obligation:
Benefit obligation at beginning of year	10,174	10,249
Interest cost	465	403
Actuarial loss	483	254
Effect of change in assumptions	136	(369)
Benefits paid	(649)	(363)
Benefit obligation at end of year	10,609	10,174
Funded status (plan assets less benefit obligation)	$(1,278)	$(806)

Amounts recognized in accumulated other comprehensive loss, net of tax, consists of:
Accumulated net actuarial loss	$3,812	$3,529
Accumulated prior service benefit	—	(15)
Amount recognized, end of year	$3,812	$3,514

F-30

Notes to Consolidated Financial Statements

The following table presents the Corporation’s pension plan assets measured and recorded at estimated fair value on a recurring basis and their level within the estimated fair value hierarchy as described in Note 17:

(Dollar amounts in thousands)		(Level 1)	(Level 2)	(Level 3)
Description	Total	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

December 31, 2016:
Money markets	$870	$870	$—	$—
Mutual funds - debt	3,247	—	3,247	—
Mutual funds - equity	4,458	—	4,458	—
Emclaire Financial Corp stock	756	756	—	—
	$9,331	$1,626	$7,705	$—
December 31, 2015:
Money markets	$757	$757	$—	$—
Mutual funds - debt	4,127	—	4,127	—
Mutual funds - equity	3,812	—	3,812	—
Emclaire Financial Corp stock	672	672	—	—
	$9,368	$1,429	$7,939	$—

There were no significant transfers between Level 1 and Level 2 during 2016.

The accumulated benefit obligation for the defined benefit pension plan was $10.6 million and $10.2 million at December 31, 2016 and 2015, respectively.

The components of the periodic pension costs and other amounts recognized in other comprehensive income for the years ended December 31 are as follows:

(Dollar amounts in thousands)	2016	2015
Interest cost	$465	$403
Expected return on plan assets	(665)	(652)
Amortization of prior service benefit and net loss	220	174
Net periodic pension benefit	20	(75)

Amortization of prior service benefit and net loss	(220)	(174)
Net loss	671	657
Total recognized in other comprehensive loss	451	483

Total recognized in net periodic benefit and other comprehensive loss	$471	$408

The estimated net loss and prior service benefit for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $236,000 as of December 31, 2016.

F-31

Notes to Consolidated Financial Statements

Weighted-average actuarial assumptions for the years ended December 31 include the following:

	2016	2015
Discount rate for net periodic benefit cost	4.41%	3.91%
Discount rate for benefit obligations	4.19%	4.41%
Expected rate of return on plan assets	7.25%	7.75%

The Corporation’s pension plan asset allocation at December 31, 2016 and 2015, target allocation for 2017, and expected long-term rate of return by asset category are as follows:

	Target Allocation	Percentage of Plan Assets at Year End		Weighted-Average Expected Long-Term Rate of Return
Asset Category	2017	2016	2015	2016
Equity securities	55%	54%	44%	4.21%
Debt securities	37%	37%	48%	2.98%
Money markets	8%	9%	8%	0.06%
	100%	100%	100%	7.25%

Investment Strategy

The intent of the pension plan is to provide a range of investment options for building a diversified asset allocation strategy that will provide the highest likelihood of meeting the aggregate actuarial projections. In selecting the options and asset allocation strategy, the Corporation has determined that the benefits of reduced portfolio risk are best achieved through diversification. The following asset classes or investment categories are utilized to meet the Pension plan’s objectives: Small company stock, International stock, Mid-cap stock, Large company stock, Diversified bond, Money Market/Stable Value and Cash. The pension plan does not prohibit any certain investments.

The Corporation does currently not expect to make a contribution to its pension plan in 2017.

Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:

(Dollar amounts in thousands)	Pension
For year ended December 31,	Benefits

2017	$376
2018	365
2019	379
2020	426
2021	430
Following 5 years	2,457

F-32

Notes to Consolidated Financial Statements

Defined Contribution Plan

The Corporation maintains a defined contribution 401(k) Plan. Employees are eligible to participate by providing tax-deferred contributions up to 20% of qualified compensation. Employee contributions are vested at all times. The Corporation provides a matching contribution of up to 4% of the participant’s salary. For the years ended 2016 and 2015, matching contributions were $196,000 and $178,000, respectively. The Corporation may also make, at the sole discretion of its Board of Directors, a profit sharing contribution. For the years ended 2016 and 2015, the Corporation made profit sharing contributions of $105,000 and $108,000, respectively.

Supplemental Executive Retirement Plan

The Corporation maintains a Supplemental Executive Retirement Plan (SERP) to provide certain additional retirement benefits to participating officers. The SERP is subject to certain vesting provisions and provides that the officers shall receive a supplemental retirement benefit if the officer’s employment is terminated after reaching the normal retirement age of 65, with benefits also payable upon death, disability, a change of control or a termination of employment prior to normal retirement age. As of December 31, 2016 and 2015, the Corporation’s SERP liability was $1.1 million and $1.1 million, respectively. For the years ended December 31, 2016 and 2015, the Corporation recognized expense of $114,000 and $162,000, respectively, related to the SERP.

16.	Stock Compensation Plans

In April 2014, the Corporation adopted the 2014 Stock Incentive Plan (the 2014 Plan), which is shareholder approved and permits the grant of restricted stock awards and options to its directors, officers and employees for up to 176,866 shares of common stock, of which 65,783 shares of restricted stock and 88,433 stock options remain available for issuance under the plan.

In addition, the Corporation’s 2007 Stock Incentive Plan and Trust (the 2007 Plan), which is shareholder approved, permits the grant of restricted stock awards and options to its directors, officers and employees for up to 177,496 shares of common stock, of which 13 shares of restricted stock and 56,283 stock options remain available for issuance under the plan.

Incentive stock options, non-incentive or compensatory stock options and share awards may be granted under the Plans. The exercise price of each option shall at least equal the market price of a share of common stock on the date of grant and have a contractual term of ten years. Options shall vest and become exercisable at the rate, to the extent and subject to such limitations as may be specified by the Corporation. Compensation cost related to share-based payment transactions must be recognized in the financial statements with measurement based upon the fair value of the equity instruments issued.

During 2016 and 2015, the Corporation granted restricted stock awards of 11,000 and 9,650 shares, respectively, with a face value of $294,000 and $227,000, respectively, based on the weighted-average grant date stock prices of $26.74 and $23.53, respectively. These restricted stock awards are 100% vested on the third anniversary of the date of grant, except in the event of death, disability or retirement. It is the Corporation’s policy to issue shares on the vesting date for restricted stock awards. There were no stock options granted during 2016 or 2015. For the year ended December 31, 2016 and 2015 the Corporation recognized $205,000 and $184,000, respectively, in stock compensation expense.

A summary of the status of the Corporation’s nonvested restricted stock awards as of December 31, 2016, and changes during the period then ended is presented below:

	Shares	Weighted-Average Grant-date Fair Value
Nonvested at January 1, 2016	23,450	$24.38
Granted	11,000	26.74
Vested	(7,550)	25.30
Forfeited	—	—
Nonvested as of December 31, 2016	26,900	$25.09

F-33

Notes to Consolidated Financial Statements

A summary of option activity under the plans as of December 31, 2016, and changes during the period then ended is presented below:

	Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Weighted- Average Remaining Term (in years)
Outstanding as of January 1, 2016	73,000	$25.71	$9	1.6
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(11,000)	25.68	—	—
Outstanding as of December 31, 2016	62,000	$25.71	$219	0.6

Exercisable as of December 31, 2016	62,000	$25.71	$219	0.6

As of December 31, 2016, there was $479,000 of total unrecognized compensation expense related to nonvested share-based compensation arrangements granted under the plans. That expense is expected to be recognized over the next three years. Nonvested restricted stock is not included in common shares outstanding on the consolidated balance sheets. It is the Corporation's policy to issue shares on the vesting date for restricted stock awards. Unvested restricted stock awards do not receive dividends declared by the Corporation.

17.	Fair Values of Financial Instruments

Management uses its best judgment in estimating the fair value of the Corporation’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Corporation could have realized in a sale transaction or exit price on the date indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at year-end.

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value.

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Corporation has the ability to access at the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect the Corporation’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

An asset or liability’s level is based on the lowest level of input that is significant to the fair value measurement.

The Corporation used the following methods and significant assumptions to estimate the fair value of each type of financial instrument:

Cash and cash equivalents – The carrying value of cash, due from banks and interest bearing deposits approximates fair value and are classified as Level 1.

F-34

Notes to Consolidated Financial Statements

Securities available for sale – The fair value of all investment securities are based upon the assumptions market participants would use in pricing the security. If available, investment securities are determined by quoted market prices (Level 1). Level 1 includes U.S. Treasury, federal agency securities and certain equity securities. For investment securities where quoted market prices are not available, fair values are calculated based on market prices on similar securities (Level 2). Level 2 includes U.S. Government sponsored entities and agencies, mortgage-backed securities, collateralized mortgage obligations, state and political subdivision securities and corporate debt securities. For investment securities where quoted prices or market prices of similar securities are not available, fair values are calculated by using unobservable inputs (Level 3) and may include certain equity securities held by the Corporation. The Level 3 equity security valuations were supported by an analysis prepared by the Corporation which relies on inputs such as the security issuer’s publicly attainable financial information, multiples derived from prices in observed transactions involving comparable businesses and other market, financial and nonfinancial factors.

Loans – The fair value of loans receivable was estimated based on the discounted value of the future cash flows using the current rates being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification.

Impaired loans – At the time a loan is considered impaired, it is valued at the lower of cost or fair value. Impaired loans carried at fair value generally receive a specific allowance for loan losses. For collateral dependent loans, fair value is commonly based on real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly. As of December 31, 2016, the fair value of impaired loans consists of loan balances totaling $1.2 million, net of a valuation allowance of $120,000, compared to loan balances of $643,000, net of a valuation allowance of $47,000 at December 31, 2015. Additional provision for loan losses of $95,000 and $47,000 was recorded during the years ended December 31, 2016 and 2015, respectively, for these loans.

Other real estate owned (OREO) – Assets acquired through or instead of foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals. Management’s ongoing review of appraisal information may result in additional discounts or adjustments to the valuation based upon more recent market sales activity or more current appraisal information derived from properties of similar type and/or locale. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. As of December 31, 2016, the Corporation did not have any OREO measured at fair value. As of December 31, 2015, OREO measured at fair value less costs to sell had a net carrying amount of $13,000, which consisted of the outstanding balance of $22,000 less write-downs of $9,000.

Appraisals for both collateral-dependent impaired loans and OREO are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed by the Corporation. Once received, management reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. On an annual basis, the Corporation compares the actual selling price of OREO that has been sold to the most recent appraised value to determine what additional adjustment should be made to the appraisal value to arrive at fair value. The most recent analysis performed indicated that a discount of 10% should be applied.

Federal bank stock – It is not practical to determine the fair value of federal bank stocks due to restrictions place on its transferability.

Deposits – The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, checking with interest, savings and money market accounts, is equal to the amount payable on demand resulting in either a Level 1 or Level 2 classification. The fair values of time deposits are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar maturities resulting in a Level 2 classification.

F-35

Notes to Consolidated Financial Statements

Borrowings – The fair value of borrowings with the FHLB is estimated using discounted cash flows based on current incremental borrowing rates for similar types of borrowing arrangements resulting in a Level 2 classification.

Accrued interest receivable and payable – The carrying value of accrued interest receivable and payable approximates fair value. The fair value classification is consistent with the related financial instrument.

Estimates of the fair value of off-balance sheet items were not made because of the short-term nature of these arrangements and the credit standing of the counterparties. Also, unfunded loan commitments relate principally to variable rate commercial loans.

For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy are as follows:

(Dollar amounts in thousands)		(Level 1)	(Level 2)	(Level 3)
Description	Total	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
December 31, 2016:
U.S. Treasury and federal agency	$4,500	$4,500	$—	$—
U.S. government sponsored entities and agencies	8,998	—	8,998	—
U.S. agency mortgage-backed securities: residential	25,626	—	25,626	—
U.S. agency collateralized mortgage obligations: residential	24,706	—	24,706	—
State and political subdivision	27,608	—	27,608	—
Corporate debt securities	7,932	—	7,932	—
Equity securities	2,190	2,054	—	136
	$101,560	$6,554	$94,870	$136

December 31, 2015:
U.S. Treasury and federal agency	$1,466	$1,466	$—	$—
U.S. government sponsored entities and agencies	8,953	—	8,953	—
U.S. agency mortgage-backed securities: residential	33,150	—	33,150	—
U.S. agency collateralized mortgage obligations: residential	31,440	—	31,440	—
State and political subdivision	28,591	—	28,591	—
Corporate debt securities	7,487	—	7,487	—
Equity securities	1,894	1,820	—	74
	$112,981	$3,286	$109,621	$74

F-36

Notes to Consolidated Financial Statements

The Corporation’s policy is to transfer assets or liabilities from one level to another when the methodology to obtain the fair value changes such that there are more or fewer unobservable inputs as of the end of the reporting period. During 2016 and 2015, the Corporation had no transfers between levels. The following table presents changes in Level 3 assets measured on a recurring basis for the years ended December 31, 2016 and 2015:

(Dollar amounts in thousands)	2016	2015
Balance at the beginning of the period	$74	$898
Total gains or losses (realized/unrealized):
Included in earnings	—	(298)
Included in other comprehensive income	2	61
Issuances	—	—
Sales	—	(587)
Acquired	60	—
Transfers in and/or out of Level 3	—	—
Balance at the end of the period	$136	$74

For assets measured at fair value on a non-recurring basis, the fair value measurements by level within the fair value hierarchy are as follows:

(Dollar amounts in thousands)		(Level 1)	(Level 2)	(Level 3)
Description	Total	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

December 31, 2016:
Impaired residential mortgage loan	$58	$—	$—	$58
Impaired commercial real estate loan	463	—	—	463
Impaired commercial business loan	582	—	—	582
	$1,103	$—	$—	$1,103

December 31, 2015:
Impaired commercial business loans	$596	$—	$—	$596
Other real estate owned	13	—	—	13
	$609	$—	$—	$609

F-37

Notes to Consolidated Financial Statements

The following table presents quantitative information about Level 3 fair value measurements for assets measured at fair value on a non-recurring basis:

(Dollar amounts in thousands)		Valuation Technique(s)	Unobservable Input(s)	Range

December 31, 2016:

Impaired residential mortgage loan	$58	Sales comparison approach	Adjustment for differences between comparable business assets	10%
Impaired commercial real estate loan	463	Sales comparison approach	Adjustment for differences between comparable sales	37%
Impaired commercial business loan	582	Liquidation value of business assets	Adjustment for differences between comparable business assets	64%

December 31, 2015:

Impaired commercial business loans	$596	Liquidation value of business assets	Adjustment for differences between comparable business assets	65%
Other residential real estate owned	13	Sales comparison approach	Adjustment for differences between comparable sales	10%

The two tables above exclude a $58,000 impaired residential mortgage loan classified as a TDR which was measured using a discounted cash flow methodology at December 31, 2016.

F-38

Notes to Consolidated Financial Statements

The following table sets forth the carrying amount and fair value of the Corporation’s financial instruments included in the consolidated balance sheet as of December 31:

(Dollar amounts in thousands)
	Carrying	Fair Value Measurements Using:
Description	Amount	Total	Level 1	Level 2	Level 3
December 31, 2016:
Financial Assets:
Cash and cash equivalents	$17,568	$17,568	$17,568	$—	$—
Securities available for sale	101,560	101,560	6,554	94,870	136
Loans held for sale	68	68	—	68	—
Loans, net	515,435	519,573	—	—	519,573
Federal bank stock	4,861	N/A	N/A	N/A	N/A
Accrued interest receivable	1,815	1,815	37	365	1,413
	641,307	640,584	24,159	95,303	521,122
Financial Liabilities:
Deposits	584,940	582,458	423,693	158,765	—
FHLB advances	44,000	44,027	—	44,027	—
Accrued interest payable	239	239	7	232	—
	629,179	626,724	423,700	203,024	—

December 31, 2015:
Financial Assets:
Cash and cash equivalents	$11,546	$11,546	$11,546	$—	$—
Securities available for sale	112,981	112,981	3,286	109,621	74
Loans, net	429,891	436,009	—	—	436,009
Federal bank stock	4,240	N/A	N/A	N/A	N/A
Accrued interest receivable	1,501	1,501	64	299	1,138
	560,159	562,037	14,896	109,920	437,221
Financial Liabilities:
Deposits	489,887	491,781	376,409	115,372	—
FHLB advances	49,250	50,636	—	50,636	—
Accrued interest payable	179	179	5	174	—
	539,316	542,596	376,414	166,182	—

This information should not be interpreted as an estimate of the fair value of the entire Corporation since a fair value calculation is only provided for a limited portion of the Corporation’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation’s disclosures and those of other companies may not be meaningful.

F-39

Notes to Consolidated Financial Statements

Off-Balance Sheet Financial Instruments

The Corporation is party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and commercial letters of credit. Commitments to extend credit involve, to a varying degree, elements of credit and interest rate risk in excess of amounts recognized in the consolidated balance sheets. The Corporation’s exposure to credit loss in the event of non-performance by the other party for commitments to extend credit is represented by the contractual amount of these commitments, less any collateral value obtained. The Corporation uses the same credit policies in making commitments as for on-balance sheet instruments. The Corporation’s distribution of commitments to extend credit approximates the distribution of loans receivable outstanding.

The following table presents the notional amount of the Corporation’s off-balance sheet commitment financial instruments as of December 31:

(Dollar amounts in thousands)	2016		2015
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$11,940	$12,785	$1,197	$2,298
Unused lines of credit	5,207	62,594	6,502	48,674
	$17,147	$75,379	$7,699	$50,972

Commitments to make loans are generally made for periods of 30 days or less. Commitments to extend credit include agreements to lend to a customer as long as there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to extend credit also include unfunded commitments under commercial and consumer lines of credit, revolving credit lines and overdraft protection agreements. These lines of credit may be collateralized and usually do not contain a specified maturity date and may be drawn upon to the total extent to which the Corporation is committed.

Standby letters of credit are conditional commitments issued by the Corporation usually for commercial customers to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary. Standby letters of credit, net of collateral maintained by the Bank, were $76,000 and $146,000 at December 31, 2016 and 2015, respectively. The current amount of the liability as of December 31, 2016 and 2015 for guarantees under standby letters of credit issued is not material.

F-40

Notes to Consolidated Financial Statements

18.	Emclaire Financial Corp – Condensed Financial Statements, Parent Corporation Only

Following are condensed financial statements for the parent company as of and for the years ended December 31:

Condensed Balance Sheets
(Dollar amounts in thousands)	2016	2015

Assets:
Cash and cash equivalents	$20	$107
Securities available for sale	2,056	1,834
Equity in net assets of subsidiaries	59,078	51,209
Other assets	982	848
Total Assets	$62,136	$53,998

Liabilities and Stockholders' Equity:
Short-term borrowed funds with affiliated subsidiary bank	$1,000	$1,000
Other short-term borrowed funds	2,500	—
Long-term borrowed funds	4,500	—
Accrued expenses and other liabilities	63	159
Stockholders' equity	54,073	52,839
Total Liabilities and Stockholders' Equity	$62,136	$53,998

Condensed Statements of Income
(Dollar amounts in thousands)	2016	2015

Income:
Dividends from subsidiaries	$3,132	$2,731
Investment income	66	376
Total income	3,198	3,107
Expense:
Interest expense	265	111
Noninterest expense	392	667
Total expense	657	778
Income before income taxes and undistributed subsidiary income	2,541	2,329
Undistributed equity in net income of subsidiary	1,244	1,688
Net income before income taxes	3,785	4,017
Income tax benefit	201	137
Net income	$3,986	$4,154
Comprehensive income	$3,257	$3,390

F-41

Notes to Consolidated Financial Statements

Condensed Statements of Cash Flows
(Dollar amounts in thousands)	2016	2015

Operating activities:
Net income	$3,986	$4,154
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed equity in net income of subsidiary	(1,244)	(1,688)
Realized gains on sales of available for sale securities, net	—	(298)
Other, net	(101)	134
Net cash provided by operating activities	2,641	2,302

Investing activities:
Sales (purchases) of investment securities	—	885
Investment in subsidiaries	(7,500)	(1,000)
Net cash used in investing activities	(7,500)	(115)

Financing activities:
Net change in borrowings	7,000	(3,375)
Proceeds from issuance of common stock	4	8,151
Redemption of preferred stock (Series B)	—	(5,000)
Proceeds from exercise of stock options, including tax benefit	—	81
Dividends paid	(2,232)	(1,957)
Net cash provided by (used in) financing activities	4,772	(2,100)

Increase (decrease) in cash and cash equivalents	(87)	87
Cash and cash equivalents at beginning of period	107	20
Cash and cash equivalents at end of period	$20	$107

F-42

Notes to Consolidated Financial Statements

19.	Other Noninterest Income and Expense

Other noninterest income includes customer bank card processing fee income of $1.1 million and $1.0 million for 2016 and 2015, respectively.

The following summarizes the Corporation’s other noninterest expenses for the years ended December 31:

(Dollar amounts in thousands)	2016	2015
Customer bank card processing	$516	$543
Telephone and data communications	465	417
Subscriptions	422	318
Printing and supplies	362	299
Internet banking and bill pay	346	362
Travel, entertainment and conferences	330	325
Pennsylvania shares and use taxes	292	295
Marketing and advertising	291	244
Correspondent bank and courier fees	265	225
Charitable contributions	180	180
Regulatory examinations	177	159
Postage and freight	131	87
Memberships and dues	94	68
Penalty on prepayment of FHLB advance	71	—
Other	97	248
Total other noninterest expenses	$4,039	$3,770

20.	Earnings Per Share

The factors used in the Corporation’s earnings per share computation follow:

	For the year ended December 31,
(Dollar amounts in thousands, except for per share amounts)	2016	2015
Earnings per common share - basic
Net income	$3,986	$4,154
Less: Preferred stock dividends and discount accretion	—	75
Net income available to common stockholders	$3,986	$4,079
Average common shares outstanding	2,146,130	1,982,072
Basic earnings per common share	$1.86	$2.06
Earnings per common share - diluted
Net income available to common stockholders	$3,986	$4,079
Average common shares outstanding	2,146,130	1,982,072
Add: Dilutive effects of assumed exercises of restricted stock and stock options	5,971	6,551
Average shares and dilutive potential common shares	2,152,101	1,988,623
Diluted earnings per common share	$1.85	$2.05
Stock options and restricted stock awards not considered in computing diluted earnings per share because they were antidilutive	57,000	67,000

F-43

Notes to Consolidated Financial Statements

21.	Accumulated Other Comprehensive Income (Loss)

The following is changes in Accumulated Other Comprehensive Income (Loss) by component, net of tax for the year ending December 31, 2016:

(Dollar amounts in thousands)	Unrealized Gains and Losses on Available-for- Sale Securities	Defined Benefit Pension Items	Total
Accumulated Other Comprehensive Income at January 1, 2016	$(248)	$(3,514)	$(3,762)
Other comprehensive income before reclassification	(377)	(443)	(820)
Amounts reclassified from accumulated other comprehensive income	(54)	145	91
Net current period other comprehensive income	(431)	(298)	(729)
Accumulated Other Comprehensive Income at December 31, 2016	$(679)	$(3,812)	$(4,491)

The following is significant amounts reclassified out of each component of Accumulated Other Comprehensive Income (Loss) for the year ending December 31, 2016:

(Dollar amounts in thousands)
Details about Accumulated Other Comprehensive Income Components	Amount Reclassified From Accumulated Other Comprehensive Income	Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains and losses on available-for-sale securities	$82	Gain on sale of securities
	(28)	Tax effect
	54	Net of tax
Amortization of defined benefit pension items:
Prior service costs	$23	Compensation and employee benefits
Actuarial gains	(243)	Compensation and employee benefits
	(220)	Total before tax
	75	Tax effect
	(145)	Net of tax
Total reclassifications for the period	$(91)

The following is changes in Accumulated Other Comprehensive Income (Loss) by component, net of tax for the year ending December 31, 2015:

(Dollar amounts in thousands)	Unrealized Gains and Losses on Available-for- Sale Securities	Defined Benefit Pension Items	Total
Accumulated Other Comprehensive Income at January 1, 2015	$198	$(3,196)	$(2,998)
Other comprehensive income before reclassification	118	(433)	(315)
Amounts reclassified from accumulated other comprehensive income	(564)	115	(449)
Net current period other comprehensive income	(446)	(318)	(764)
Accumulated Other Comprehensive Income at December 31, 2015	$(248)	$(3,514)	$(3,762)

F-44

Notes to Consolidated Financial Statements

The following is significant amounts reclassified out of each component of Accumulated Other Comprehensive Income (Loss) for the year ending December 31, 2015:

(Dollar amounts in thousands)
Details about Accumulated Other Comprehensive Income Components	Amount Reclassified From Accumulated Other Comprehensive Income	Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains and losses on available-for-sale securities	$854	Gain on sale of securities
	(290)	Tax effect
	564	Net of tax
Amortization of defined benefit pension items:
Prior service costs	$31	Compensation and employee benefits
Actuarial gains	(205)	Compensation and employee benefits
	(174)	Total before tax
	59	Tax effect
	(115)	Net of tax
Total reclassifications for the period	$449

22.	Mergers and Acquisitions

On April 30, 2016, the Corporation completed its acquisition of United American Savings Bank (United American) in accordance with the terms of the Agreement and Plan of Merger, dated as of December 30, 2015, by and among the Corporation, the Bank and United American (the Merger Agreement). Pursuant to the Merger Agreement, the Corporation acquired United American through a reverse merger of a newly created, wholly-owned subsidiary of the Bank into United American. Immediately after the merger, United American merged with and into The Farmers National Bank of Emlenton, with The Farmers National Bank of Emlenton being the surviving bank. At December 31, 2015, United American had reported assets of $89.3 million. The Corporation acquired all of the outstanding shares of common stock of United American for cash consideration of $13.2 million ($42.67 per share).

The acquisition expanded the Corporation’s franchise into contiguous markets and increased the Corporation’s consolidated total assets, loans and deposits.

The assets and liabilities of United American were recorded on the Corporation’s consolidated balance sheet at their estimated fair value as of April 30, 2016, and their results of operations have been included in the consolidated income statement since such date.

Included in the purchase price was goodwill and a core deposit intangible of $6.6 million and $232,000, respectively. Goodwill is the excess of the purchase price over the fair value of the identifiable net assets acquired and is the result of expected operational synergies and other factors. This goodwill is not expected to be deductible for tax purposes. The goodwill will not be amortized, but will be measured annually for impairment or more frequently if circumstances require. The core deposit intangible will be amortized over a weighted average estimated life of ten years using the double declining balance method. Core deposit intangible expense projected for the succeeding five years beginning 2016 is estimated to be $31,000, $40,000, $32,000, $26,000 and $20,000 per year, respectively, and $83,000 in total for years after 2020.

While the Corporation believes that the accounting for the acquisition is complete, accounting guidance allows for adjustments to goodwill for a period of up to one year after the acquisition date for information that becomes available that reflects circumstances at the acquisition date.

F-45

Notes to Consolidated Financial Statements

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed:

(Dollar amounts in thousands)

Assets acquired:
Cash and cash equivalents	$9,899
Securities available for sale	60
Loans receivable	66,145
Federal bank stocks	978
Accrued interest receivable	187
Premises and equipment	1,169
Goodwill	6,624
Core deposit intangible	232
Prepaid expenses and other assets	989
Total assets acquired	86,283

Liabilities assumed:
Deposits	72,700
Accrued interest payable	29
Accrued expenses and other liabilities	346
Total liabilities assumed	73,075

Consideration paid	$13,208

The fair value of loans was determined using discounted cash flows. The book balance of the loans at the time of the acquisition was $66.1 million before considering United American’s allowance for loan losses, which was not carried over. The fair value disclosed above reflects a credit-related adjustment of ($927,000) and an adjustment for other factors of $982,000. Loans evidencing credit deterioration since origination (purchased credit impaired loans) included in loans receivable were immaterial.

Costs related to the acquisition for the year ended December 31, 2016, totaled $401,000 including legal fees, system conversion costs and other costs of $194,000, $132,000 and $75,000, respectively.

F-46

Emclaire Financial Corp

Consolidated Balance Sheets (Unaudited)

As of March 31, 2017 and December 31, 2016

(Dollar amounts in thousands, except share and per share data)

	March 31, 2017	December 31, 2016
Assets

Cash and due from banks	$2,489	$2,758
Interest earning deposits with banks	12,711	14,810
Cash and cash equivalents	15,200	17,568
Securities available for sale	99,096	101,560
Loans held for sale	—	68
Loans receivable, net of allowance for loan losses of $5,688 and $5,545	535,204	515,435
Federal bank stocks, at cost	4,626	4,861
Bank-owned life insurance	11,473	11,390
Accrued interest receivable	1,935	1,815
Premises and equipment, net	18,076	18,282
Goodwill	10,288	10,288
Core deposit intangible, net	500	560
Prepaid expenses and other assets	9,919	10,308

Total Assets	$706,317	$692,135

Liabilities and Stockholders' Equity

Liabilities:
Deposits:
Non-interest bearing	$132,635	$123,717
Interest bearing	473,471	461,223
Total deposits	606,106	584,940
Short-term borrowed funds	2,500	9,500
Long-term borrowed funds	34,250	34,500
Accrued interest payable	253	239
Accrued expenses and other liabilities	8,447	8,883

Total Liabilities	651,556	638,062

Commitments and Contingent Liabilities	—	—

Stockholders' Equity:
Common stock, $1.25 par value, 12,000,000 shares authorized; 2,254,375 shares issued; 2,152,358 shares outstanding	2,818	2,818
Additional paid-in capital	27,955	27,900
Treasury stock, at cost; 102,017 shares	(2,114)	(2,114)
Retained earnings	30,335	29,960
Accumulated other comprehensive loss	(4,233)	(4,491)

Total Stockholders' Equity	54,761	54,073

Total Liabilities and Stockholders' Equity	$706,317	$692,135

See accompanying notes to consolidated financial statements.

F-47

Emclaire Financial Corp

Consolidated Statements of Net Income (Unaudited)

For the three months ended March 31, 2017 and 2016

(Dollar amounts in thousands, except share and per share data)

	For the three months ended March 31,
	2017	2016
Interest and dividend income:
Loans receivable, including fees	$5,565	$4,702
Securities:
Taxable	395	434
Exempt from federal income tax	143	159
Federal bank stocks	53	34
Interest earning deposits with banks	16	20
Total interest and dividend income	6,172	5,349

Interest expense:
Deposits	703	588
Borrowed funds	313	244
Total interest expense	1,016	832

Net interest income	5,156	4,517
Provision for loan losses	162	181

Net interest income after provision for loan losses	4,994	4,336

Noninterest income:
Fees and service charges	408	345
Net gain on sales of available for sale securities	—	2
Net gain on sales of loans	6	—
Earnings on bank-owned life insurance	101	98
Other	341	335
Total noninterest income	856	780

Noninterest expense:
Compensation and employee benefits	2,323	2,048
Premises and equipment	758	685
Intangible asset amortization	60	49
Professional fees	202	183
Federal deposit insurance	108	93
Acquisition costs	—	309
Other	1,170	651
Total noninterest expense	4,621	4,018

Income before provision for income taxes	1,229	1,098
Provision for income taxes	273	296

Net income	$956	$802

Basic earnings per common share	$0.44	$0.37
Diluted earnings per common share	0.44	0.37

Average common shares outstanding - basic	2,152,358	2,144,808
Average common shares outstanding - diluted	2,168,014	2,153,625

See accompanying notes to consolidated financial statements.

F-48

Emclaire Financial Corp

Consolidated Statements of Comprehensive Income (Unaudited)

For the three months ended March 31, 2017 and 2016

(Dollar amounts in thousands)

	For the three months ended March 31,
	2017	2016
Net income	$956	$802

Other comprehensive income
Unrealized gains on securities:
Unrealized holding gain arising during the period	391	1,332
Reclassification adjustment for gains included in net income	—	(2)
	391	1,330
Tax effect	(133)	(452)

Net of tax	258	878

Comprehensive income	$1,214	$1,680

See accompanying notes to consolidated financial statements.

F-49

Emclaire Financial Corp

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the three months ended March 31, 2017 and 2016

(Dollar amounts in thousands)

	For the three months ended March 31,
	2017	2016
Cash flows from operating activities
Net income	$956	$802
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	292	273
Provision for loan losses	162	181
Amortization of premiums, net	158	74
Amortization of intangible assets and mortgage servicing rights	77	49
Realized gains on sales of available for sale securities, net	—	(2)
Net gains on sales of loans	(6)	—
Net gains on foreclosed real estate	—	(9)
Loans originated for sale	(1,791)	—
Proceeds from the sale of loans originated for sale	1,865	—
Stock compensation expense	55	46
Increase in bank-owned life insurance, net	(83)	(82)
Increase in accrued interest receivable	(120)	(211)
Decrease in prepaid expenses and other assets	168	180
Increase in accrued interest payable	14	41
Decrease in accrued expenses and other liabilities	(435)	(738)
Net cash provided by operating activities	1,312	604

Cash flows from investing activities
Loan originations and principal collections, net	(20,102)	2,641
Purchase of residential mortgage loans	—	(6,911)
Available for sale securities:
Sales	—	3,679
Maturities, repayments and calls	3,821	2,066
Purchases	(983)	(3,906)
Redemption of federal bank stocks	235	1,191
Proceeds from the sale of foreclosed real estate	100	91
Purchases of premises and equipment	(86)	(83)
Net cash used in investing activities	(17,015)	(1,232)

Cash flows from financing activities
Net increase in deposits	21,166	20,792
Net change in short-term borrowings	(7,250)	(14,250)
Dividends paid	(581)	(558)
Net cash provided by financing activities	13,335	5,984

Increase (decrease) in cash and cash equivalents	(2,368)	5,356
Cash and cash equivalents at beginning of period	17,568	11,546
Cash and cash equivalents at end of period	$15,200	$16,902

Supplemental information:
Interest paid	$1,002	$791

Supplemental noncash disclosure:
Transfers from loans to foreclosed real estate	29	86

See accompanying notes to consolidated financial statements.

F-50

Emclaire Financial Corp

Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)

For the three months ended March 31, 2017 and 2016

(Dollar amounts in thousands, except per share data)

	For the three months ended March 31,
	2017	2016

Balance at beginning of period	$54,073	$52,839

Net income	956	802

Other comprehensive income	258	878

Stock compensation expense	55	46

Dividends declared on common stock	(581)	(558)

Balance at end of period	$54,761	$54,007

Cash dividend per common share	$0.27	$0.26

See accompanying notes to consolidated financial statements.

F-51

Notes to Consolidated Financial Statements (Unaudited)

1.	Nature of Operations and Basis of Presentation

Emclaire Financial Corp (the Corporation) is a Pennsylvania corporation and the holding company of The Farmers National Bank of Emlenton (the Bank) and Emclaire Settlement Services, LLC (the Title Company). The Corporation provides a variety of financial services to individuals and businesses through its offices in Western Pennsylvania. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential and commercial mortgages, commercial business loans and consumer loans.

The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, the Bank and the Title Company. All significant intercompany transactions and balances have been eliminated in preparing the consolidated financial statements.

The accompanying unaudited consolidated financial statements for the interim periods include all adjustments, consisting of normal recurring accruals, which are necessary, in the opinion of management, to fairly reflect the Corporation’s consolidated financial position and results of operations. Additionally, these consolidated financial statements for the interim periods have been prepared in accordance with instructions for the Securities and Exchange Commission’s (SEC’s) Form 10-Q and Article 10 of Regulation S-X and therefore do not include all information or footnotes necessary for a complete presentation of financial condition, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America (GAAP). For further information, refer to the audited consolidated financial statements and footnotes thereto for the year ended December 31, 2016, as contained in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

The balance sheet at December 31, 2016 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by GAAP for complete financial statements.

The preparation of financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The results of operations for interim quarterly or year-to-date periods are not necessarily indicative of the results that may be expected for the entire year or any other period. Certain amounts previously reported may have been reclassified to conform to the current year’s financial statement presentation.

2.	Mergers and Acquisitions

On April 30, 2016, the Corporation completed its acquisition of United American Savings Bank (United American) in accordance with the terms of the Agreement and Plan of Merger, dated as of December 30, 2015, by and among the Corporation, the Bank and United American (the Merger Agreement). Pursuant to the Merger Agreement, the Corporation acquired United American through a reverse merger of a newly created, wholly-owned subsidiary of the Bank into United American. Immediately after the merger, United American merged with and into The Farmers National Bank of Emlenton, with The Farmers National Bank of Emlenton being the surviving bank. At December 31, 2015, United American had reported assets of $89.3 million. The Corporation acquired all of the outstanding shares of common stock of United American for cash consideration of $13.2 million ($42.67 per share).

The acquisition expanded the Corporation’s franchise into contiguous markets and increased the Corporation’s consolidated total assets, loans and deposits.

The assets and liabilities of United American were recorded on the Corporation’s consolidated balance sheet at their estimated fair value as of April 30, 2016, and their results of operations have been included in the consolidated income statement since such date.

Included in the purchase price was goodwill and a core deposit intangible of $6.6 million and $232,000, respectively. Goodwill is the excess of the purchase price over the fair value of the identifiable net assets acquired and is the result of expected operational synergies and other factors. This goodwill is not expected to be deductible for tax purposes. The goodwill will not be amortized, but will be measured annually for impairment or more frequently if circumstances require. The core deposit intangible will be amortized over a weighted average estimated life of ten years using the double declining balance method. Core deposit intangible expense for 2016 was $31,000 and is projected for the succeeding four years beginning 2017 to be $40,000, $32,000, $26,000 and $20,000 per year, respectively, and $83,000 in total for years after 2020.

F-52

Notes to Consolidated Financial Statements (Unaudited)

While the Corporation believes that the accounting for the acquisition is complete, accounting guidance allows for adjustments to goodwill for a period of up to one year after the acquisition date for information that becomes available that reflects circumstances at the acquisition date.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed:

(Dollar amounts in thousands)

Assets acquired:
Cash and cash equivalents	$9,899
Securities available for sale	60
Loans receivable	66,145
Federal bank stocks	978
Accrued interest receivable	187
Premises and equipment	1,169
Goodwill	6,624
Core deposit intangible	232
Prepaid expenses and other assets	989
Total assets acquired	86,283

Liabilities assumed:
Deposits	72,700
Accrued interest payable	29
Accrued expenses and other liabilities	346
Total liabilities assumed	73,075

Consideration paid	$13,208

The fair value of loans was determined using discounted cash flows. The book balance of the loans at the time of the acquisition was $66.1 million before considering United American’s allowance for loan losses, which was not carried over. The fair value disclosed above reflects a credit-related adjustment of $(927,000) and an adjustment for other factors of $982,000. Loans evidencing credit deterioration since origination (purchased credit impaired loans) included in loans receivable were immaterial.

For the three months ended March 31, 2016, costs related to the acquisition totaled $309,000 including legal fees, system conversion costs and other costs of $144,000, $100,000 and $65,000, respectively.

3.	Earnings per Common Share

Basic earnings per common share (EPS) excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS includes the dilutive effect of additional potential common shares for assumed issuance of restricted stock and shares issued under stock options.

F-53

Notes to Consolidated Financial Statements (Unaudited)

The factors used in the Corporation’s earnings per common share computation follow:

	For the three months ended March 31,
(Dollar amounts in thousands, except for per share amounts)	2017	2016
Earnings per common share - basic

Net income	$956	$802

Average common shares outstanding	2,152,358	2,144,808

Basic earnings per common share	$0.44	$0.37

Earnings per common share - diluted

Net income	$956	$802

Average common shares outstanding	2,152,358	2,144,808
Add: Dilutive effects of assumed issuance of restricted stock and exercise of stock options	15,656	8,817

Average shares and dilutive potential common shares	2,168,014	2,153,625

Diluted earnings per common share	$0.44	$0.37

Stock options not considered in computing earnings per share because they were antidilutive	—	67,000

F-54

Notes to Consolidated Financial Statements (Unaudited)

4.	Securities

The following table summarizes the Corporation’s securities as of March 31, 2017 and December 31, 2016:

(Dollar amounts in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for sale:
March 31, 2017:
U.S. Treasury and federal agency	$4,547	$—	$(40)	$4,507
U.S. government sponsored entities and agencies	9,176	—	(156)	9,020
U.S. agency mortgage-backed securities: residential	24,841	99	(192)	24,748
U.S. agency collateralized mortgage obligations: residential	25,423	19	(656)	24,786
State and political subdivisions	26,406	107	(76)	26,437
Corporate debt securities	7,511	23	(79)	7,455
Equity securities	1,829	337	(23)	2,143
	$99,733	$585	$(1,222)	$99,096
December 31, 2016:
U.S. Treasury and federal agency	4,550	—	(50)	4,500
U.S. government sponsored entities and agencies	9,186	—	(188)	8,998
U.S. agency mortgage-backed securities: residential	25,790	32	(196)	25,626
U.S. agency collateralized mortgage obligations: residential	25,367	23	(684)	24,706
State and political subdivisions	27,853	17	(262)	27,608
Corporate debt securities	8,012	5	(85)	7,932
Equity securities	1,829	373	(12)	2,190
	$102,587	$450	$(1,477)	$101,560

The following table summarizes scheduled maturities of the Corporation’s debt securities as of March 31, 2017. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities and collateralized mortgage obligations are not due at a single maturity and are shown separately.

	Available for sale
(Dollar amounts in thousands)	Amortized Cost	Fair Value
Due in one year or less	$2,002	$1,999
Due after one year through five years	23,925	23,864
Due after five through ten years	20,701	20,568
Due after ten years	1,012	988
Mortgage-backed securities: residential	24,841	24,748
Collateralized mortgage obligations: residential	25,423	24,786
	$97,904	$96,953

F-55

Notes to Consolidated Financial Statements (Unaudited)

Information pertaining to securities with gross unrealized losses at March 31, 2017 and December 31, 2016, aggregated by investment category and length of time that individual securities have been in a continuous loss position are included in the table below:

(Dollar amounts in thousands)	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
March 31, 2017:
U.S. Treasury and federal agency	$4,507	$(40)	$—	$—	$4,507	$(40)
U.S. government sponsored entities and agencies	9,020	(156)	—	—	9,020	(156)
U.S. agency mortgage-backed securities: residential	13,386	(192)	—	—	13,386	(192)
U.S. agency collateralized mortgage obligations: residential	9,888	(225)	13,080	(431)	22,968	(656)
State and political subdivisions	7,815	(76)	—	—	7,815	(76)
Corporate debt securities	3,932	(79)	—	—	3,932	(79)
Equity securities	—	—	227	(23)	227	(23)
	$48,548	$(768)	$13,307	$(454)	$61,855	$(1,222)

December 31, 2016:
U.S. Treasury and federal agency	$4,500	$(50)	$—	$—	$4,500	$(50)
U.S. government sponsored entities and agencies	8,998	(188)	—	—	8,998	(188)
U.S. agency mortgage-backed securities: residential	23,279	(196)	—	—	23,279	(196)
U.S. agency collateralized mortgage obligations: residential	13,568	(438)	9,317	(246)	22,885	(684)
State and political subdivisions	21,924	(262)	—	—	21,924	(262)
Corporate debt securities	3,927	(85)	—	—	3,927	(85)
Equity securities	—	—	237	(12)	237	(12)
	$76,196	$(1,219)	$9,554	$(258)	$85,750	$(1,477)

Gains on sales of available for sale securities for the three months ended March 31 were as follows:

	For the three months ended March 31,
(Dollar amounts in thousands)	2017	2016
Proceeds	$—	$3,679
Gains	—	2
Tax provision related to gains	—	1

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic, market or other conditions warrant such evaluation. Consideration is given to: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions and (4) whether the Corporation has the intent to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis. If the Corporation intends to sell an impaired security, or if it is more likely than not the Corporation will be required to sell the security before its anticipated recovery, the Corporation records an other-than-temporary loss in an amount equal to the entire difference between fair value and amortized cost. Otherwise, only the credit portion of the estimated loss on debt securities is recognized in earnings, with the other portion of the loss recognized in other comprehensive income. For equity securities determined to be other-than-temporarily impaired, the entire amount of impairment is recognized through earnings.

F-56

Notes to Consolidated Financial Statements (Unaudited)

There was one equity security in an unrealized loss position for more than 12 months as of March 31, 2017. Equity securities owned by the Corporation consist of common stock of various financial service providers. This investment security is in an unrealized loss position as a result of the illiquid nature of the stock. The Corporation does not invest in these securities with the intent to sell them for a profit in the near term. For investments in equity securities, in addition to the general factors mentioned above for determining whether the decline in market value is other-than-temporary, the analysis of whether an equity security is other-than-temporarily impaired includes a review of the profitability, capital adequacy and other relevant information available to determine the financial position and near term prospects of each issuer. The results of analyzing the aforementioned metrics and financial fundamentals suggest recovery of amortized cost in the near future. Based on that evaluation, and given that the Corporation’s current intention is not to sell any impaired security and it is more likely than not it will not be required to sell this security before the recovery of its amortized cost basis, the Corporation does not consider the equity security with an unrealized loss as of March 31, 2017 to be other-than-temporarily impaired.

There were 81 debt securities in an unrealized loss position as of March 31, 2017, of which 13 were in an unrealized loss position for more than 12 months. Of these 81 securities, 25 were government-backed collateralized mortgage obligations, 25 were state and political subdivision securities, 11 were mortgage-backed securities, 8 were U.S. government sponsored entity and agency securities, 7 were corporate securities, and 5 were U.S. Treasury securities. The unrealized losses associated with these securities were not due to the deterioration in the credit quality of the issuer that would likely result in the non-collection of contractual principal and interest, but rather have been caused by a rise in interest rates from the time the securities were purchased. Based on that evaluation and other general considerations, and given that the Corporation’s current intention is not to sell any impaired securities and it is more likely than not it will not be required to sell these securities before the recovery of its amortized cost basis, the Corporation does not consider these debt securities with unrealized losses as of March 31, 2017 to be other-than-temporarily impaired. In addition, there was one corporate debt security which on May 1, 2017, the Corporation identified as other-than temporarily impaired due to deterioration in the credit quality of the issuer that would likely result in the non-collection of contractual principal and interest. The difference between the fair value and amortized cost at March 31, 2017 was immaterial. The Corporation will record an other-than-temporary charge during the second quarter of 2017 related to this security (see Note 12).

5.	Loans Receivable and Related Allowance for Loan Losses

The Corporation’s loans receivable as of the respective dates are summarized as follows:

(Dollar amounts in thousands)	March 31, 2017	December 31, 2016
Mortgage loans on real estate:
Residential first mortgages	$209,694	$198,167
Home equity loans and lines of credit	90,648	91,359
Commercial real estate	178,024	166,994
	478,366	456,520
Other loans:
Commercial business	55,753	57,788
Consumer	6,773	6,672
	62,526	64,460

Total loans, gross	540,892	520,980

Less allowance for loan losses	5,688	5,545

Total loans, net	$535,204	$515,435

Included in total loans above are net deferred costs of $1.4 million and $1.3 million at March 31, 2017 and December 31, 2016, respectively.

F-57

Notes to Consolidated Financial Statements (Unaudited)

An allowance for loan losses (ALL) is maintained to absorb probable incurred losses from the loan portfolio. The ALL is based on management’s continuing evaluation of the risk characteristics and credit quality of the loan portfolio, assessment of current economic conditions, diversification and size of the portfolio, adequacy of collateral, past and anticipated loss experience and the amount of nonperforming loans.

Management reviews the loan portfolio on a quarterly basis using a defined, consistently applied process in order to make appropriate and timely adjustments to the ALL. When information confirms all or part of specific loans to be uncollectible, these amounts are promptly charged off against the ALL.

The following table details activity in the ALL and the recorded investment by portfolio segment based on impairment method:

F-58

Notes to Consolidated Financial Statements (Unaudited)

(Dollar amounts in thousands)	Residential Mortgages	Home Equity & Lines of Credit	Commercial Real Estate	Commercial Business	Consumer	Total

Three months ended March 31, 2017:
Allowance for loan losses:
Beginning Balance	$1,846	$633	$2,314	$700	$52	$5,545
Charge-offs	(26)	(1)	—	—	(19)	(46)
Recoveries	—	19	2	—	6	27
Provision	136	(3)	133	(117)	13	162

Ending Balance	$1,956	$648	$2,449	$583	$52	$5,688

Three months ended March 31, 2016:
Allowance for loan losses:
Beginning Balance	$1,429	$586	$2,185	$960	$45	$5,205
Charge-offs	(33)	—	—	—	(9)	(42)
Recoveries	—	1	4	—	3	8
Provision	181	49	(263)	202	12	181

Ending Balance	$1,577	$636	$1,926	$1,162	$51	$5,352

At March 31, 2017:
Ending ALL balance attributable to loans:
Individually evaluated for impairment	$10	$—	$—	$—	$—	$10
Acquired loans collectively evaluated for impairment	—	—	—	—	—	—
Originated loans collectively evaluated for impairment	1,946	648	2,449	583	52	5,678

Total	$1,956	$648	$2,449	$583	$52	$5,688

Total loans:
Individually evaluated for impairment	$449	$—	$991	$641	$—	$2,081
Acquired loans collectively evaluated for impairment	23,574	4,760	26,559	1,043	—	55,936
Originated loans collectively evaluated for impairment	185,671	85,888	150,474	54,069	6,773	482,875

Total	$209,694	$90,648	$178,024	$55,753	$6,773	$540,892

At December 31, 2016:
Ending ALL balance attributable to loans:
Individually evaluated for impairment	$19	$—	$95	$6	$—	$120
Acquired loans collectively evaluated for impairment	—	—	—	—	—	—
Originated loans collectively evaluated for impairment	1,827	633	2,219	694	52	5,425

Total	$1,846	$633	$2,314	$700	$52	$5,545

Total loans:
Individually evaluated for impairment	$135	$—	$1,014	$684	$—	$1,833
Acquired loans collectively evaluated for impairment	25,024	5,225	27,492	1,182	13	58,936
Originated loans collectively evaluated for impairment	173,008	86,134	138,488	55,922	6,659	460,211

Total	$198,167	$91,359	$166,994	$57,788	$6,672	$520,980

The allowance for loan losses is based on estimates and actual losses may vary from current estimates. Management believes that the granularity of the homogeneous pools and the related historical loss ratios and other qualitative factors, as well as the consistency in the application of assumptions, result in an ALL that is representative of the risk found in the components of the portfolio at any given date.

At March 31, 2017, there was no allowance for loan losses allocated to loans acquired in the April 2016 merger with United American (See Note 2).

F-59

Notes to Consolidated Financial Statements (Unaudited)

The following table presents impaired loans by class, segregated by those for which a specific allowance was required and those for which a specific allowance was not necessary as of March 31, 2017:

(Dollar amounts in thousands)
	Impaired Loans with Specific Allowance
	As of March 31, 2017			For the three months ended March 31, 2017
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	$77	$77	$10	$106	$1	$1
Home equity and lines of credit	—	—	—	—	—	—
Commercial real estate	—	—	—	279	—	—
Commercial business	—	—	—	294	—	—
Consumer	—	—	—	—	—	—

Total	$77	$77	$10	$679	$1	$1

	Impaired Loans with No Specific Allowance
	As of March 31, 2017		March 31, 2017
	Unpaid Principal Balance	Recorded Investment	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	$409	$372	$186	$7	$7
Home equity and lines of credit	—	—	—	—	—
Commercial real estate	1,165	991	724	1	1
Commercial business	641	641	369	—	—
Consumer	—	—	—	—	—

Total	$2,215	$2,004	$1,279	$8	$8

F-60

Notes to Consolidated Financial Statements (Unaudited)

The following table presents impaired loans by class, segregated by those for which a specific allowance was required and those for which a specific allowance was not necessary as of December 31, 2016:

(Dollar amounts in thousands)
	Impaired Loans with Specific Allowance
	As of December 31, 2016			For the year ended December 31, 2016
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	$168	$135	$19	$119	$6	$6
Home equity and lines of credit	—	—	—	—	—	—
Commercial real estate	557	557	95	130	23	—
Commercial business	588	588	6	428	—	—
Consumer	—	—	—	—	—	—

Total	$1,313	$1,280	$120	$677	$29	$6

	Impaired Loans with No Specific Allowance
	As of December 31, 2016		December 31, 2016
	Unpaid Principal Balance	Recorded Investment	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	—	—	23	—	—
Home equity and lines of credit	—	—	—	—	—
Commercial real estate	631	457	735	3	3
Commercial business	96	96	322	2	2
Consumer	—	—	—	—	—

Total	727	553	1,080	5	5

F-61

Notes to Consolidated Financial Statements (Unaudited)

The following table presents impaired loans by class, segregated by those for which a specific allowance was required and those for which a specific allowance was not necessary as of March 31, 2016:

(Dollar amounts in thousands)
	Impaired Loans with Specific Allowance
	As of March 31, 2016			For the three months ended March 31, 2016
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	$78	$78	$19	$124	$1	$1
Home equity and lines of credit	—	—	—	—	—	—
Commercial real estate	—	—	—	47	—	—
Commercial business	629	629	78	776	—	—
Consumer	—	—	—	—	—	—

Total	$707	$707	$97	$947	$1	$1

	Impaired Loans with No Specific Allowance
	As of March 31, 2016		For the three months ended March 31, 2016
	Unpaid Principal Balance	Recorded Investment	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period

Residential first mortgages	$91	$58	$29	$2	$2
Home equity and lines of credit	—	—	—	—	—
Commercial real estate	1,256	857	801	1	1
Commercial business	75	75	76	—	—
Consumer	—	—	—	—	—

Total	$1,422	$990	$906	$3	$3

Unpaid principal balance includes any loans that have been partially charged off but not forgiven. Accrued interest is not included in the recorded investment in loans presented above or in the tables that follow based on the amounts not being material.

Troubled debt restructurings (TDR). The Corporation has certain loans that have been modified in order to maximize collection of loan balances. If, for economic or legal reasons related to the customer’s financial difficulties, management grants a concession compared to the original terms and conditions of the loan that it would not have otherwise considered, the modified loan is classified as a TDR. Concessions related to TDRs generally do not include forgiveness of principal balances. The Corporation generally does not extend additional credit to borrowers with loans classified as TDRs.

At March 31, 2017 and December 31, 2016, the Corporation had $549,000 and $239,000, respectively, of loans classified as TDRs, which are included in impaired loans above. The Corporation had allocated $10,000 and $19,000 of specific allowance for these loans at March 31, 2017 and December 31, 2016, respectively.

F-62

Notes to Consolidated Financial Statements (Unaudited)

During the three month period ended March 31, 2017, the Corporation modified one residential mortgage loan with a recorded investment of $323,000 due to a bankruptcy order. At March 31, 2017, the Corporation did not have any allowance for loan losses allocated to this specific loan. The modification did not have a material impact on the Corporation’s income statement during the periods. During the three month period ended March 31, 2016, the Corporation did not modify any loans as TDRs.

A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms. During the three month periods ended March 31, 2017 and 2016, the Corporation did not have any loans which were modified as TDRs for which there was a payment default within twelve months following the modification.

Credit Quality Indicators. Management categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors.

Commercial real estate and commercial business loans not identified as impaired are evaluated as risk rated pools of loans utilizing a risk rating practice that is supported by a quarterly special asset review. In this review process, strengths and weaknesses are identified, evaluated and documented for each criticized and classified loan and borrower, strategic action plans are developed, risk ratings are confirmed and the loan’s performance status is reviewed.

Management has determined certain portions of the loan portfolio to be homogeneous in nature and assigns like reserve factors for the following loan pool types: residential real estate, home equity loans and lines of credit, and consumer installment and personal lines of credit.

The reserve allocation for risk rated loan pools is developed by applying the following factors:

Historic: Management utilizes a computer model to develop the historical net charge-off experience which is used to formulate the assumptions employed in the migration analysis applied to estimate losses in the portfolio. Outstanding balance and charge-off information are input into the model and historical loss migration rate assumptions are developed to apply to pass, special mention, substandard and doubtful risk rated loans. A twelve-quarter rolling weighted-average is utilized to estimate probable incurred losses in the portfolios.

Qualitative: Qualitative adjustment factors for pass, special mention, substandard and doubtful ratings are developed and applied to risk rated loans to allow for: quality of lending policies and procedures; national and local economic and business conditions; changes in the nature and volume of the portfolio; experiences, ability and depth of lending management; changes in trends, volume and severity of past due, nonaccrual and classified loans and loss and recovery trends; quality of loan review systems; concentrations of credit and other external factors.

Management uses the following definitions for risk ratings:

Pass: Loans classified as pass typically exhibit good payment performance and have underlying borrowers with acceptable financial trends where repayment capacity is evident. These borrowers typically would have a sufficient cash flow that would allow them to weather an economic downturn and the value of any underlying collateral could withstand a moderate degree of depreciation due to economic conditions.

Special Mention: Loans classified as special mention are characterized by potential weaknesses that could jeopardize repayment as contractually agreed. These loans may exhibit adverse trends such as increasing leverage, shrinking profit margins and/or deteriorating cash flows. These borrowers would inherently be more vulnerable to the application of economic pressures.

Substandard: Loans classified as substandard exhibit weaknesses that are well-defined to the point that repayment is jeopardized. Typically, the Corporation is no longer adequately protected by both the apparent net worth and repayment capacity of the borrower.

Doubtful: Loans classified as doubtful have advanced to the point that collection or liquidation in full, on the basis of currently ascertainable facts, conditions and value, is highly questionable or improbable.

F-63

Notes to Consolidated Financial Statements (Unaudited)

The following table presents the classes of the loan portfolio summarized by the aggregate pass and the criticized categories of special mention, substandard and doubtful within the Corporation’s internal risk rating system as of March 31, 2017 and December 31, 2016:

(Dollar amounts in thousands)
	Not Rated	Pass	Special Mention	Substandard	Doubtful	Total
March 31, 2017:
Residential first mortgages	$208,905	$—	$—	$789	$—	$209,694
Home equity and lines of credit	89,997	—	—	651	—	90,648
Commercial real estate	—	171,228	1,505	5,291	—	178,024
Commercial business	—	54,105	472	1,176	—	55,753
Consumer	6,773	—	—	—	—	6,773

Total	$305,675	$225,333	$1,977	$7,907	$—	$540,892

December 31, 2016:
Residential first mortgages	$197,041	$—	$—	$1,126	$—	$198,167
Home equity and lines of credit	91,017	—	—	342	—	91,359
Commercial real estate	—	161,312	1,077	4,605	—	166,994
Commercial business	—	52,125	4,926	737	—	57,788
Consumer	6,659	—	—	13	—	6,672

Total	$294,717	$213,437	$6,003	$6,823	$—	$520,980

F-64

Notes to Consolidated Financial Statements (Unaudited)

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonperforming loans as of March 31, 2017 and December 31, 2016:

(Dollar amounts in thousands)
	Performing			Nonperforming
	Accruing Loans Not Past Due	Accruing 30-59 Days Past Due	Accruing 60-89 Days Past Due	Accruing 90+ Days Past Due	Nonaccrual	Total
March 31, 2017:
Residential first mortgages	$207,189	$1,756	$7	$—	$742	$209,694
Home equity and lines of credit	89,722	265	10	123	528	90,648
Commercial real estate	176,115	835	—	47	1,027	178,024
Commercial business	54,980	32	100	—	641	55,753
Consumer	6,754	17	2	—	—	6,773

Total loans	$534,760	$2,905	$119	$170	$2,938	$540,892

December 31, 2016:
Residential first mortgages	$194,830	$1,916	$295	$—	$1,126	$198,167
Home equity and lines of credit	90,557	460	—	2	340	91,359
Commercial real estate	165,318	561	—	42	1,073	166,994
Commercial business	56,972	56	34	—	726	57,788
Consumer	6,602	28	29	—	13	6,672

Total loans	$514,279	$3,021	$358	$44	$3,278	$520,980

F-65

Notes to Consolidated Financial Statements (Unaudited)

The following table presents the Corporation’s nonaccrual loans by aging category as of March 31, 2017 and December 31, 2016:

(Dollar amounts in thousands)
	Not Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days + Past Due	Total
March 31, 2017:
Residential first mortgages	$71	$394	$—	$277	$742
Home equity and lines of credit	—	—	—	528	528
Commercial real estate	384	—	—	643	1,027
Commercial business	578	39	—	24	641
Consumer	—	—	—	—	—

Total loans	$1,033	$433	$—	$1,472	$2,938

December 31, 2016:
Residential first mortgages	72	77	—	977	1,126
Home equity and lines of credit	—	—	—	340	340
Commercial real estate	397	—	557	119	1,073
Commercial business	631	—	—	95	726
Consumer	—	—	—	13	13

Total loans	$1,100	$77	$557	$1,544	$3,278

6.	Goodwill and Intangible Assets

The following table summarizes the Corporation’s acquired goodwill and intangible assets as of March 31, 2017 and December 31, 2016:

	March 31, 2017		December 31, 2016
(Dollar amounts in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Goodwill	$10,288	$—	$10,288	$—
Core deposit intangibles	4,259	3,759	4,259	3,699

Total	$14,547	$3,759	$14,547	$3,699

Goodwill resulted from four acquisitions. During 2016, the Corporation recorded $6.6 million of goodwill related to the acquisition of United American (see Note 2). Goodwill represents the excess of the total purchase price paid for the acquisitions over the fair value of the identifiable assets acquired, net of the fair value of the liabilities assumed. Goodwill is not amortized but is evaluated for impairment on an annual basis or whenever events or changes in circumstances indicate the carrying value may not be recoverable. Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value. The Corporation has selected November 30 as the date to perform the annual impairment test. No goodwill impairment charges were recorded during 2016 or in the first three months of 2017.

The core deposit intangible asset, resulting from two acquisitions, is amortized using the double declining balance method over a weighted average estimated life of the related deposits and is not estimated to have a significant residual value. During the three month periods ending March 31, 2017 and 2016, the Corporation recorded intangible amortization expense totaling $60,000 and $49,000, respectively.

F-66

Notes to Consolidated Financial Statements (Unaudited)

7.	Stock Compensation Plan

In April 2014, the Corporation adopted the 2014 Stock Incentive Plan (the 2014 Plan), which is shareholder approved and permits the grant of restricted stock awards and options to its directors, officers and employees for up to 176,866 shares of common stock. As of March 31, 2017, 65,783 shares of restricted stock and 88,433 stock options remain available for issuance under the plan.

In addition, the Corporation’s 2007 Stock Incentive Plan and Trust (the 2007 Plan), which is shareholder approved, permits the grant of restricted stock awards and options to its directors, officers and employees for up to 177,496 shares of common stock. As of March 31, 2017, 13 shares of restricted stock and 56,283 stock options remain available for issuance under the plan.

Incentive stock options, non-incentive or compensatory stock options and share awards may be granted under the Plans. The exercise price of each option shall at least equal the market price of a share of common stock on the date of grant and have a contractual term of ten years. Options shall vest and become exercisable at the rate, to the extent and subject to such limitations as may be specified by the Corporation. Compensation cost related to share-based payment transactions must be recognized in the financial statements with measurement based upon the fair value of the equity instruments issued.

A summary of option activity under the Plans as of March 31, 2017, and changes during the period then ended is presented below:

	Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted- Average Remaining Term (in years)
Outstanding as of January 1, 2017	62,000	$25.71	$219	0.6
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Outstanding as of March 31, 2017	62,000	$25.71	$219	0.3

Exercisable as of March 31, 2017	62,000	$25.71	$219	0.3

A summary of the status of the Corporation’s nonvested restricted stock awards as of March 31, 2017, and changes during the period then ended is presented below:

	Shares	Weighted- Average Grant-date Fair Value
Nonvested at January 1, 2017	26,900	$25.09
Granted	—	—
Vested	—	—
Forfeited	—	—
Nonvested as of March 31, 2017	26,900	$25.09

For the three month periods ended March 31, 2017 and 2016, the Corporation recognized $55,000 and $46,000, respectively, in stock compensation expense. As of March 31, 2017, there was $425,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plans. That cost is expected to be recognized over a weighted-average period of 1.8 years. It is the Corporation’s policy to issue shares on the vesting date for restricted stock awards. Unvested restricted stock awards do not receive dividends declared by the Corporation.

F-67

Notes to Consolidated Financial Statements (Unaudited)

8.	Fair Value

Management uses its best judgment in estimating the fair value of the Corporation’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Corporation could have realized in a sale transaction or exit price on the date indicated. The estimated fair value amounts have been measured as of their respective dates and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported.

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value.

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Corporation has the ability to access at the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect the Corporation’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

An asset or liability’s level is based on the lowest level of input that is significant to the fair value measurement.

The Corporation used the following methods and significant assumptions to estimate the fair value of each type of financial instrument:

Cash and cash equivalents – The carrying value of cash, due from banks and interest bearing deposits approximates fair value and are classified as Level 1.

Securities available for sale – The fair value of all investment securities are based upon the assumptions market participants would use in pricing the security. If available, investment securities are determined by quoted market prices (Level 1). Level 1 includes U.S. Treasury, federal agency securities and certain equity securities. For investment securities where quoted market prices are not available, fair values are calculated based on market prices on similar securities (Level 2). Level 2 includes U.S. Government sponsored entities and agencies, mortgage-backed securities, collateralized mortgage obligations, state and political subdivision securities and corporate debt securities. For investment securities where quoted prices or market prices of similar securities are not available, fair values are calculated by using unobservable inputs (Level 3) and may include certain equity securities held by the Corporation. The Level 3 equity security valuations were supported by an analysis prepared by the Corporation which relies on inputs such as the security issuer’s publicly attainable financial information, multiples derived from prices in observed transactions involving comparable businesses and other market, financial and nonfinancial factors.

Loans – The fair value of loans receivable was estimated based on the discounted value of the future cash flows using the current rates being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification.

Impaired loans – At the time a loan is considered impaired, it is valued at the lower of cost or fair value. Impaired loans carried at fair value generally receive a specific allowance for loan losses. For collateral dependent loans, fair value is commonly based on real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly. As of March 31, 2017, the Corporation did not have any impaired loans carried at fair value measured using the fair value of collateral, compared to loan balances of $1.2 million, net of a valuation allowance of $120,000, at December 31, 2016. There was no additional provision for loan losses recorded for impaired loans during the three month periods ended March 31, 2017 and 2016.

F-68

Notes to Consolidated Financial Statements (Unaudited)

Other real estate owned (OREO) – Assets acquired through or instead of foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals. Management’s ongoing review of appraisal information may result in additional discounts or adjustments to the valuation based upon more recent market sales activity or more current appraisal information derived from properties of similar type and/or locale. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. As of March 31, 2017 and December 31, 2016, the Corporation had no OREO measured at fair value. There was no expense recorded during the three month periods ended March 31, 2017 and 2016 associated with the write-down of OREO.

Appraisals for both collateral-dependent impaired loans and OREO are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed by the Corporation. Once received, management reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. On an annual basis, the Corporation compares the actual selling price of OREO that has been sold to the most recent appraisal to determine what additional adjustment should be made to the appraisal value to arrive at fair value. The most recent analysis performed indicated that a discount of 10% should be applied.

Federal bank stock – It is not practical to determine the fair value of federal bank stocks due to restrictions placed on its transferability.

Deposits – The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, checking with interest, savings and money market accounts, is equal to the amount payable on demand resulting in either a Level 1 or Level 2 classification. The fair values of time deposits are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar maturities resulting in a Level 2 classification.

Borrowings – The fair value of borrowings with the FHLB is estimated using discounted cash flows based on current incremental borrowing rates for similar types of borrowing arrangements resulting in a Level 2 classification.

Accrued interest receivable and payable – The carrying value of accrued interest receivable and payable approximates fair value. The fair value classification is consistent with the related financial instrument.

F-69

Notes to Consolidated Financial Statements (Unaudited)

For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy are as follows:

(Dollar amounts in thousands)		(Level 1)	(Level 2)	(Level 3)
Description	Total	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
March 31, 2017:
U.S. Treasury and federal agency	$4,507	$4,507	$—	$—
U.S. government sponsored entities and agencies	9,020	—	9,020	—
U.S. agency mortgage-backed securities: residential	24,748	—	24,748	—
U.S. agency collateralized mortgage obligations: residential	24,786	—	24,786	—
State and political subdivision	26,437	—	26,437	—
Corporate debt securities	7,455	—	7,455	—
Equity securities	2,143	2,007	—	136
	$99,096	$6,514	$92,446	$136

December 31, 2016:
U.S. Treasury and federal agency	4,500	4,500	—	—
U.S. government sponsored entities and agencies	8,998	—	8,998	—
U.S. agency mortgage-backed securities: residential	25,626	—	25,626	—
U.S. agency collateralized mortgage obligations: residential	24,706	—	24,706	—
State and political subdivisions	27,608	—	27,608	—
Corporate debt securities	7,932	—	7,932	—
Equity securities	2,190	2,054	—	136
	$101,560	$6,554	$94,870	$136

The Corporation’s policy is to transfer assets or liabilities from one level to another when the methodology to obtain the fair value changes such that there are more or fewer unobservable inputs as of the end of the reporting period. During the three month periods ended March 31, 2017 and 2016, the Corporation had no transfers between levels. The following table presents changes in Level 3 assets measured on a recurring basis for the three month periods ended March 31, 2017 and 2016:

	Three months ended March 31,
(Dollar amounts in thousands)	2017	2016
Balance at the beginning of the period	$136	$74
Total gains or losses (realized/unrealized):	—	—
Included in earnings	—	—
Included in other comprehensive income	—	—
Acquired	—	—
Transfers in and/or out of Level 3	—	—
Balance at the end of the period	$136	$74

F-70

Notes to Consolidated Financial Statements (Unaudited)

The Corporation had no assets measured at fair value on a non-recurring basis at March 31, 2017. For assets measured at fair value on a non-recurring basis at December 31, 2016, the fair value measurements by level within the fair value hierarchy are as follows:

(Dollar amounts in thousands)		(Level 1)	(Level 2)	(Level 3)
Description	Total	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
December 31, 2016:
Impaired residential mortgage loan	$58	$—	$—	$58
Impaired commercial real estate loan	463			463
Impaired commercial business loan	582	—	—	582

	$1,103	$—	$—	$1,103

The following table presents quantitative information about Level 3 fair value measurements for assets measured at fair value on a non-recurring basis:

(Dollar amounts in thousands)		Valuation Technique(s)	Unobservable Input(s)	Weighted Average
December 31, 2016:

Impaired residential mortgage loan	$58	Sales comparison approach	Adjustment for differences between comparable sales	10%

Impaired commercial real estate loan	463	Sales comparison approach	Adjustment for differences between comparable sales	37%

Impaired commercial business loan	582	Liquidation value of business assets	Adjustment for differences between comparable business assets	64%

The two tables above exclude an impaired residential mortgage loan totaling $77,000 classified as a TDR which was measured using a discounted cash flow methodology at March 31, 2017. Excluded at December 31, 2016 was an impaired residential mortgage loan totaling $58,000 classified as a TDR which was measured using a discounted cash flow methodology.

F-71

Notes to Consolidated Financial Statements (Unaudited)

The following table sets forth the carrying amount and estimated fair values of the Corporation’s financial instruments included in the consolidated balance sheet as of March 31, 2017 and December 31, 2016:

(Dollar amounts in thousands)
	Carrying	Fair Value Measurements using:
Description	Amount	Total	Level 1	Level 2	Level 3
March 31, 2017:
Financial Assets:
Cash and cash equivalents	$15,200	$15,200	$15,200	$—	$—
Securities available for sale	99,096	99,096	6,514	92,446	136
Loans held for sale	—	—	—	—	—
Loans, net	535,204	537,243	—	—	537,243
Federal bank stock	4,626	—	N/A	N/A	N/A
Accrued interest receivable	1,935	1,935	76	364	1,495
	$656,061	$653,474	$21,790	$92,810	$538,874
Financial Liabilities:
Deposits	606,106	607,796	443,440	164,356	—
Borrowed funds	36,750	36,902	—	36,902	—
Accrued interest payable	253	253	5	248	—
	$643,109	$644,951	$443,445	$201,506	$—

	Carrying	Fair Value Measurements using:
	Amount	Total	Level 1	Level 2	Level 3
December 31, 2016:
Financial Assets:
Cash and cash equivalents	$17,568	$17,568	$17,568	$—	$—
Securities available for sale	101,560	101,560	6,554	94,870	136
Loans held for sale	68	68	—	68	—
Loans, net	515,435	519,573	—	—	519,573
Federal bank stock	4,861	—	N/A	N/A	N/A
Accrued interest receivable	1,815	1,815	37	365	1,413
	$641,307	$640,584	$24,159	$95,303	$521,122
Financial Liabilities:
Deposits	584,940	582,458	423,693	158,765	—
Borrowed funds	44,000	44,027	—	44,027	—
Accrued interest payable	239	239	7	232	—
	$629,179	$626,724	$423,700	$203,024	$—

F-72

Notes to Consolidated Financial Statements (Unaudited)

9.	Regulatory Matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

In 2015, the Board of Governors of the Federal Reserve System amended its Small Bank Holding Company Policy Statement by increasing the policy’s consolidated assets threshold from $500 million to $1 billion. The primary benefit of being deemed a "small bank holding company" is the exemption from the requirement to maintain consolidated regulatory capital ratios; instead, regulatory capital ratios only apply at the subsidiary bank level.

The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (BASEL III rules) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the BASEL III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer for 2017 is 1.25% and was 0.625% for 2016. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of March 31, 2017, the Bank meets all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At March 31, 2017, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

The following table sets forth certain information concerning the Bank’s regulatory capital as of the dates presented. The capital adequacy ratios disclosed below are exclusive of the capital conservation buffer.

	March 31, 2017		December 31, 2016
(Dollar amounts in thousands)	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets:
Actual	$58,878	12.39%	$58,605	12.69%
For capital adequacy purposes	38,019	8.00%	36,945	8.00%
To be well capitalized	47,524	10.00%	46,181	10.00%
Tier 1 capital to risk-weighted assets:
Actual	$53,184	11.19%	$53,050	11.49%
For capital adequacy purposes	28,514	6.00%	27,709	6.00%
To be well capitalized	38,019	8.00%	36,945	8.00%
Common Equity Tier 1 capital to risk-weighted assets:
Actual	$53,184	11.19%	$53,050	11.49%
For capital adequacy purposes	21,386	4.50%	20,781	4.50%
To be well capitalized	30,890	6.50%	30,018	6.50%
Tier 1 capital to average assets:
Actual	$53,184	7.75%	$53,050	7.84%
For capital adequacy purposes	27,445	4.00%	27,081	4.00%
To be well capitalized	34,306	5.00%	33,852	5.00%

F-73

Notes to Consolidated Financial Statements (Unaudited)

10.	Accumulated Other Comprehensive Income (Loss)

The following tables summarize the changes within each classification of accumulated other comprehensive income (loss), net of tax, for the three months ended March 31, 2017 and 2016 and summarizes the significant amounts reclassified out of each component of accumulated other comprehensive income:

(Dollar amounts in thousands)	Unrealized Gains and Losses on Available-for- Sale Securities	Defined Benefit Pension Items	Totals
Accumulated Other Comprehensive Income (Loss) at January 1, 2017	$(679)	$(3,812)	$(4,491)

Other comprehensive income before reclassification	258	—	258
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—
Net current period other comprehensive income	258	—	258

Accumulated Other Comprehensive Income (Loss) at March 31, 2017	$(421)	$(3,812)	$(4,233)

There were no amounts reclassified out of accumulated other comprehensive income for the three months ended March 31, 2017.

(Dollar amounts in thousands)	Unrealized Gains and Losses on Available-for- Sale Securities	Defined Benefit Pension Items	Totals
Accumulated Other Comprehensive Income (Loss) at January 1, 2016	$(248)	$(3,514)	$(3,762)

Other comprehensive income before reclassification	879	—	879
Amounts reclassified from accumulated other comprehensive income (loss)	(1)	—	(1)
Net current period other comprehensive income	878	—	878

Accumulated Other Comprehensive Income (Loss) at March 31, 2016	$630	$(3,514)	$(2,884)

(Dollar amounts in thousands)
Details about Accumulated Other Comprehensive Loss Components	Amount Reclassified from Accumulated Other Comprehensive Income For the three months ended March 31, 2016	Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains and losses on available-for-sale securities	$2	Net gain on sale of available-for-sale securities
	(1)	Provision for income taxes
Total reclassifications for the period	$1	Net of tax

F-74

Notes to Consolidated Financial Statements (Unaudited)

11.	Recent Accounting Pronouncements

Newly Issued Not Yet Effective Accounting Standards

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-9 “Revenue from Contracts with Customers”. ASU 2014-9 provides guidance that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of this standard to annual and interim periods beginning after December 15, 2017; however, early adoption is permitted for annual and interim reporting periods beginning after December 15, 2016. ASU 2014-9 is not expected to have a significant impact on the Corporation's interest income, as our financial instruments are not within the scope of this standard, or fee-based income. We will continue to evaluate the impact of this standard.

In January 2016, the FASB issued ASU 2016-1 “Recognition and Measurement of Financial Assets and Financial Liabilities”. ASU 2016-1 revises the accounting for the classification and measurement of investments in equity securities and revises the presentation of certain fair value changes for financial liabilities measured at fair value. For equity securities, the guidance in ASU 2016-1 requires equity investments to be measured at fair value with changes in fair value recognized in net income. For financial liabilities that are measured at fair value in accordance with the fair value option, the guidance requires presenting in other comprehensive income the change in fair value that relates to a change in instrument-specific credit risk. ASU 2016-1 also eliminates the disclosure assumptions used to estimate fair value for financial instruments measured at amortized cost and requires disclosure of an exit price notion in determining the fair value of financial instruments measured at amortized cost. ASU 2016-1 is effective for interim and annual periods beginning after December 15, 2017. ASU 2016-1 is not expected to have a significant impact on the Corporation's financial statements.

In February 2016, the FASB issued ASU 2016-02 "Leases". This ASU requires lessees to record most leases on their balance sheet but recognize expenses in the income statement in a manner similar to current accounting treatment. This ASU changes the guidance on sale-leaseback transactions, initial direct costs and lease execution costs, and, for lessors, modifies the classification criteria and the accounting for sales-type and direct financing leases. ASU 2016-02 is effective for annual periods beginning after December 15, 2018, and interim periods therein. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. The Corporation is currently evaluating the impact of ASU 2016-02 on its financial statements.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 significantly changes the way impairment of financial instruments is recognized by requiring immediate recognition of estimated credit losses expected to occur over the remaining life of the financial instruments. The main provisions of the guidance include (1) replacing the “incurred loss” approach under current GAAP with an “expected loss” model for instruments measured at amortized cost, (2) requiring entities to record an allowance for available-for-sale debt securities rather than reduce the carrying amount of the investments, as is required by the other-than-temporary impairment model under current GAAP, and (3) a simplified accounting model for purchased credit-impaired debt securities and loans. The ASU is effective for interim and annual reporting periods beginning after December 15, 2019, although early adoption is permitted. The Corporation is evaluating the impact of this ASU on its financial statements and disclosures.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the FASB Emerging Issues Task Force”. ASU 2016-15 clarifies the presentation of specific types of cash flow receipts and payments, including the payment of debt prepayment or debt extinguishment costs, contingent consideration cash payments paid subsequent to the acquisition date and proceeds from settlement of BOLI policies. This guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, and is to be applied under a retrospective approach, if practicable. The Corporation is evaluating the impact of ASU 2016-15 on its financial statements and disclosures.

F-75

Notes to Consolidated Financial Statements (Unaudited)

In January 2017, FASB ASU 2017-04, "Simplifying the Test for Goodwill Impairment". This ASU simplifies the measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Instead, under this amendment, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss should not exceed the total amount of goodwill allocated to that reporting unit. The amendments are effective for public business entities for the first interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Corporation has goodwill from prior business combinations and performs an annual impairment test or more frequently if changes or circumstances occur that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Corporation's most recent annual impairment assessment determined that the Corporation's goodwill was not impaired. Although the Corporation cannot anticipate future goodwill impairment assessments, based on the most recent assessment it is unlikely that an impairment amount would need to be calculated and, therefore, does not anticipate a material impact from these amendments to the Corporation's financial position and results of operations. The current accounting policies and processes are not anticipated to change, except for the elimination of the Step 2 analysis.

In March 2017, the FASB issued ASU 2017-08, “Receivable - Nonrefundable Fees and Other Costs (Subtopic 310-20) Premium Amortization on Purchased Callable Debt Securities.” ASU 2017-08 amends guidance on the amortization period of premiums on certain purchased callable debt securities to shorten the amortization period of premiums on certain purchased callable debt securities to the earliest call date. The amendments are effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, including adoption in an interim period. The Corporation is currently evaluating the potential impact of ASU 2016-02 on its financial statements and disclosures.

Adoption of New Accounting Policies

In the first quarter of 2017, the Corporation adopted ASU 2016-09, "Improvements to Employee Share-Based Payment Accounting". ASU 2016-09 simplifies certain aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classifications of awards either as equity or liabilities, and classifications on the statement of cash flows. This ASU did not have a material impact on the Corporation's financial statements and disclosures.

12.	Subsequent Events

On May 1, 2017, the Corporation concluded that a $508,000 investment in subordinated debt issued by First NBC Bank Holding Company was other-than-temporarily impaired. On April 28, 2017, the Louisiana Office of Financial Institutions shut down First NBC Bank, the wholly owned banking subsidiary of First NBC Bank Holding Company, and named the FDIC as receiver for the bank. The Corporation expects to record a pre-tax impairment charge on this investment in an amount up to $508,000 during the second quarter of 2017.

On May 4, 2017, the Corporation and Northern Hancock Bank & Trust Co. (Northern Hancock) announced that they have entered into an Agreement and Plan of Merger providing for the acquisition of Northern Hancock by the Corporation. Northern Hancock is a West Virginia bank headquartered in Newall, West Virginia and operates two offices located in Hancock County, West Virginia.

Under the terms of the merger agreement, Northern Hancock will merge into the Bank and shareholders of Northern Hancock will receive 0.9793 of a share of the Corporation's common stock and $3.35 in cash for each share of common stock of Northern Hancock upon completion of the merger or approximately $1.9 million in the aggregate. The merger is expected to be completed in the third or fourth quarter of 2017, subject to the satisfaction of customary closing conditions, including regulatory approval and the approval of the shareholders of Northern Hancock.

F-76

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

EMCLAIRE FINANCIAL CORP

AND

NORTHERN HANCOCK BANK AND TRUST cO.

A-1

A-2

A-3

A-4

A-5

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 4, 2017, by and between Emclaire Financial Corp, a Pennsylvania corporation (“the “Company”), and Northern Hancock Bank and Trust Co., a West Virginia chartered bank (“NHBT”).

WHEREAS, the Board of Directors of each of the Company and NHBT (a) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective institutions, (b) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (c) has adopted a resolution approving this Agreement and declaring its advisability;

WHEREAS, in accordance with the terms of this Agreement, NHBT will merge with and into The Farmers National Bank of Emlenton, a wholly owned subsidiary of the Company (“Farmers National”) (the “Merger”), pursuant to the terms hereof and the Agreement of Merger substantially in the form attached hereto as Exhibit A (which shall be executed by each of Farmers National and NHBT subsequent to the execution of this Agreement);

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1.        Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“ACA” shall have the meaning set forth in Section 4.12.2.

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.1.

“Acquisition Transaction” shall have the meaning set forth in Section 6.10.1.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

A-6

“Agreement” shall mean this agreement, together with any amendment hereto.

“Applications” shall mean the applications and/or notices for regulatory approval and/or non-objection that are required by the transactions contemplated hereby.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the OCC, the FRB, the FDIC and the West Virginia Board, which regulates Farmers National or NHBT, or any of their respective holding companies or subsidiaries, as the case may be.

“Banking Code” shall mean the Banking Code of West Virginia.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings associations in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

“Certificates” shall mean certificates evidencing shares of NHBT Common Stock.

“Claim” shall have the meaning set forth in Section 7.9.1.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall have the meaning assigned in the recitals of this Agreement.

“Company” shall mean Emclaire Financial Corp, a Pennsylvania corporation, with its principal executive office located at 612 Main Street, Emlenton, Pennsylvania 16373.

“Company Audit Committee” shall have the meaning set forth in Section 5.5.3.

“Company Common Stock” shall mean the common stock, par value $1.25 per share, of the Company.

“Company Compensation and Benefit Plans” shall mean all existing bonus, incentive, pension, retirement, profit-sharing, employee stock ownership, restricted stock, stock option, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and employment and change in control agreements and all other benefit practices, policies and arrangements maintained by the Company or any Company Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of the Company or any Company Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.

“Company Disclosure Schedule” shall mean a written disclosure schedule delivered by the Company to NHBT specifically referring to the appropriate section of this Agreement.

A-7

“Company Financial Statements” shall mean the (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2016 and 2015 and the consolidated statements of net income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of the Company and the Company Subsidiaries for each of the two years ended December 31, 2016 and 2015, as set forth in the Company’s Annual Report for the year ended December 31, 2016, and (b) the unaudited interim consolidated financial statements of the Company and its Subsidiaries as of the end of each calendar quarter following December 31, 2016, and for the periods then ended, as filed by the Company in the Company’s Securities Documents.

“Company MAE Rep” shall mean each of the representations and warranties set forth in the following sections and subsections:  5.1.1 (other than the first sentence thereof), 5.1.2 (other than the first sentence thereof), 5.3.2 (beginning at clause (c)(ii) thereof), 5.4, 5.6, 5.7, 5.8, 5.9.1 (other than the first sentence thereof), 5.9.2, 5.9.4 and 5.10.

“Company Regulatory Agreement” shall have the meaning set forth in Section 5.9.3.

“Company Securities Documents” shall mean all reports, prospectuses, proxy or information statements, registration statements and all other documents filed, or required to be filed, by the Company with the SEC pursuant to the Securities Laws.

“Company Stock Benefit Plans” shall mean the Company (i) 2014 Stock Incentive Plan and (ii) 2007 Stock Incentive Plan and Trust.

“Company Subsidiary” shall mean a Subsidiary of the Company.

“Continuing Employees” shall have the meaning set forth in Section 7.8.1.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.2.9.

“Dissenting Shares” shall have the meaning set forth in Section 3.2.9.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

A-8

“Exchange Agent” shall mean American Stock Transfer& Trust Company, LLC, or such other bank or trust company or other agent designated by the Company and reasonably acceptable to NHBT.

“Exchange Fund” shall have the meaning set forth in Section 3.2.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“Farmers National” shall mean The Farmers National Bank of Emlenton, a national bank and wholly owned subsidiary of the Company.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall have the meaning set forth in Section 4.12.2.

“Indemnified Parties” shall have the meaning set forth in Section 7.9.1.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter), shall mean those facts that are known or should have been known after due inquiry by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other written notice received by that Person.

“Material Adverse Effect” shall mean, with respect to the Company or NHBT, respectively, any effect that (a) is material and adverse to the financial condition, results of operations or business of the Company and the Company Subsidiaries taken as a whole, or NHBT and the NHBT Subsidiaries taken as a whole, respectively, or (b) does or would materially impair the ability of either the Company, on the one hand, or NHBT, on the other hand, to perform its obligations under this Agreement on a timely basis or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (i) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities, (ii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (iii) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (iv) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vi) economic, financial market, or geographic conditions in general, including changes in economic or financial markets or changes in interest rates; (vii) any legal action asserted or other actions initiated by any holder of shares of NHBT Common Stock or the holder of any shares of Company Common Stock arising out of or related to this Agreement; or (viii) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings projections (it being understood that the facts giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect); except, with respect to clauses (i), (ii), (v) and (vi), to the extent that the effects of such changes or conditions disproportionately affect NHBT and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, as the case may be, as compared to similarly situated community banks and their holding companies located in the United States.

A-9

“Material Contracts” shall have the meaning set forth in Section 4.8.3.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.9.3.

“Merger” shall have the meaning set forth in the recitals of this Agreement.

“Merger Consideration” shall mean the Per Share Stock Consideration together with the Per Share Cash Consideration to be paid pursuant to the provisions of Article III hereof, subject to adjustment as provided herein.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of the Company Common Stock to be offered to holders of NHBT Common Stock in connection with the Merger.

“Nasdaq” shall mean the NASDAQ Global Market of the NASDAQ Stock Market.

“NBA” shall mean the National Bank Act.

“NHBT” shall mean Northern Hancock Bank and Trust Co., a West Virginia chartered bank, with its principal executive office located at 226 Washington Street, Newell, West Virginia 26050.

“NHBT 401(k) Plan” shall have the meaning set forth in Section 6.12.3.

“NHBT Audit Committee” shall have the meaning set forth in Section 4.5.4.

“NHBT Common Stock” shall mean the common stock, $10.00 par value per share, of NHBT.

A-10

“NHBT Compensation and Benefit Plans” shall mean all existing bonus, incentive, pension, retirement, profit-sharing, employee stock ownership, restricted stock, stock option, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and employment and change in control agreements and all other benefit practices, policies and arrangements maintained by NHBT or any NHBT Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of NHBT or any NHBT Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.

“NHBT Disclosure Schedule” shall mean a written disclosure schedule delivered by NHBT to the Company specifically referring to the appropriate section of this Agreement.

“NHBT ERISA Affiliate” shall have the meaning set forth in Section 4.12.3.

“NHBT Financial Statements” shall mean (a) the audited consolidated balance sheets of NHBT and its Subsidiaries as of December 31, 2016 and 2015 and the consolidated statements of income, comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) of NHBT and the NHBT Subsidiaries for each of the three years ended December 31, 2016, 2015 and 2014, and (b) the unaudited interim consolidated financial statements of NHBT and Subsidiaries as of the end of each calendar quarter following December 31, 2016 and for the periods then ended.

“NHBT MAE Rep” shall mean each of the representations and warranties set forth in the following sections and subsections: 4.1.1 (other than the first sentence thereof), 4.2.3, 4.2.4, 4.3.2 (beginning at clause (c)(ii) thereof), 4.4, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11.1 (other than the first sentence thereof), 4.11.2, 4.12, 4.13, 4.14, 4.15, 4.17, 4.19, 4.20, 4.21, 4.23 and 4.25.

“NHBT Real Property” shall mean a parcel of real estate owned or leased by NHBT or a NHBT Subsidiary.

“NHBT Recommendation” shall have the meaning set forth in Section 8.1.

“NHBT Regulatory Agreement” shall have the meaning set forth in Section 4.11.3.

“NHBT Regulatory Reports” shall mean the Consolidated Report of Condition and Income of NHBT and accompanying schedules, as filed with the FDIC, for the six month periods then ended beginning with the six month period ended December 31, 2015 through the Closing Date.

“NHBT Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“NHBT Subsequent Determination” shall have the meaning set forth in Section 6.10.5.

“NHBT Subsidiary” shall mean a Subsidiary of NHBT.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10.5.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Participation Facility” shall have the meaning set forth in Section 4.14.1.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“PBCL” means the Pennsylvania Business Corporation Law.

“Pension Plan” shall have the meaning set forth in Section 4.12.2.

A-11

“Per Share Stock Consideration” shall mean such number of shares or fraction of a share, as the case may be, of the Company Common Stock as is equal to the Exchange Ratio, subject to adjustment as provided in Sections 3.1.5.

“Per Share Cash Consideration” shall mean $3.35, subject to adjustment as provided in Section 3.1.5.

“Per Share Merger Consideration” shall mean, collectively, the Per Share Cash Consideration together with the Per Share Stock Consideration.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Plan Termination Date” shall have the meaning set forth in Section 6.12.3.

“Policies, Practices and Procedures” shall have the meaning set forth in Section 4.23.2.

“Pre-Closing” shall have the meaning set forth in Section 10.1.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Approvals” shall mean the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“REO” shall mean real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments (including rights to earned dividends or dividend equivalents thereon) which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Subsidiary” shall mean a corporation, limited liability company, partnership, trust, joint venture or other entity in which a Person owns, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” shall have the meaning set forth in Section 6.10.2.

“Surviving Bank” shall have the meaning set forth in Section 2.1 hereof.

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“Tax” shall mean any tax, including any fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign Taxing Authority, including: (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real, personal or intangible property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, estimated, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, recording, transfer and gains taxes; (b) interest, penalties, additional taxes and additions to tax imposed; and (c) any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, estimates, elections, agreements, statements, declarations of estimated tax, information returns or other documents of any nature or kind, relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto and amendments thereof, and including any information returns or reports with respect to backup withholding and other payments to third parties.

“Taxing Authority” shall mean any Governmental Entity responsible for the imposition or collection of any Taxes, whether domestic or foreign.

“Termination Date” shall mean February 28, 2018.

“Termination Fee” shall have the meaning set forth in Section 11.2.2.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring” (ASC 310-40), or any successor thereto.

“West Virginia Board” shall mean the West Virginia Board of Banking and Financial Institutions.

Other terms used herein are defined in the recitals and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1.        Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) NHBT shall merge with and into Farmers National under the laws of the United States, with Farmers National as the resulting or surviving institution (the “Surviving Bank”); and (b) in addition to the effects set forth in the NBA, the applicable provisions of the regulations of the OCC and other applicable law, the separate existence of NHBT shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of NHBT shall be vested in and assumed by Farmers National. As part of the Merger, each share of NHBT Common Stock (other than Dissenting Shares) will be converted into the right to receive the Per Share Merger Consideration pursuant to the terms of Article III hereof.

2.2.        Effective Time.

The closing (“Closing”) shall occur no later than the close of business on the twentieth calendar day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to by the parties.

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The Merger shall be effected at and as of such date and time as mutually agreed upon by Farmers National and NHBT in accordance with the terms of this Agreement and as evidenced by a certification filed by Farmers National with the OCC on the date of Closing (the “Closing Date”). The “Effective Time” shall mean the date and time upon which the Merger shall be effective as specified by the OCC.

2.3.        Articles of Association and Bylaws.

The articles of association and bylaws of Famers National in effect immediately prior to the Effective Time shall be the articles of association and bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

2.4.        Directors and Officers of Farmers National and the Surviving Bank.

The directors of Farmers National immediately prior to the Effective Time shall be the directors of the Surviving Bank, each to hold office in accordance with the articles of association and bylaws of Farmers National. The officers of Farmers National immediately prior to the Effective Time shall be the officers of the Surviving Bank, in each case until their respective successors are duly elected or appointed and qualified.

2.5.        Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in this Agreement, the NBA and the regulations of the OCC.

2.6.        Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. The Company and NHBT each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.5, which certificates shall be effective as of the date of such opinion.

2.7.        Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time the Company shall be entitled to revise the structure of the Merger, including, without limitation, by merging NHBT into a newly created wholly-owned Subsidiary of the Company; provided that (a) any such Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (b) there are no adverse federal or state income tax or other adverse tax consequences to NHBT shareholders as a result of the modification; (c) the consideration to be paid to the holders of NHBT Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (d) such modification will not materially delay or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger, otherwise materially delay or jeopardize the satisfaction of any condition to Closing set forth in Article IX or otherwise adversely affect NHBT or the holders of NHBT Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

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2.8.        Absence of Control.

Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that neither the Company nor Farmers National by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, NHBT or to exercise, directly or indirectly, a controlling influence over the management or policies of NHBT.

ARTICLE III
CONVERSION OF SHARES

3.1.        Conversion of NHBT Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, NHBT or the holders of any of the shares of NHBT Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1.        The Company Shares. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2.        Canceled NHBT Shares. Any shares of NHBT Common Stock held in the treasury of NHBT (“Treasury Stock”) and any share of NHBT Common Stock owned by the Company immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3.        Except for Dissenting Shares, each outstanding share of NHBT Common Stock shall be converted into the right to receive (i) 0.9793 (the “Exchange Ratio”) of a share of Company Common Stock, subject to adjustment as provided in Section 3.1.5 (the “Per Share Stock Consideration”), and (ii) a cash payment, without interest, equal to $3.35 (the “Per Share Cash Consideration”).

3.1.4.        Rights of NHBT Shares Post-Effective Time. After the Effective Time, shares of NHBT Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist and shall thereafter by operation of this section represent only the right to receive the Merger Consideration, other than Dissenting Shares, and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by NHBT on such shares of NHBT Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. Dissenting Shares shall have such rights as provided therefor under applicable law.

3.1.5.        Stock Splits, Etc. In the event the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided that no such adjustment shall be made with regard to Company Common Stock if the Company issues additional shares of Company Common Stock and receives fair market value consideration for such shares.

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3.1.6.        No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Company Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Company. In lieu of the issuance of any such fractional share, the Company shall pay to each former shareholder of NHBT who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest cent), determined by multiplying (a) the fraction of a share (after taking into account all shares of NHBT Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Company Common Stock to which such holder would otherwise have been entitled to receive pursuant to Section 3.1, and (b) the quotient obtained by dividing the Exchange Ratio (subject to adjustment as provided in Section 3.1.5). For purposes of determining any fractional share interest, all shares of NHBT Common Stock owned by a NHBT shareholder shall be combined so as to calculate the maximum number of whole shares of Company Common Stock issuable to such NHBT shareholder.

3.2.        Procedures for Exchange of NHBT Common Stock.

3.2.1.        Deposit of Merger Consideration. At or prior to the Effective Time, the Company shall deposit, or shall cause to be deposited, with the Exchange Agent (a) certificates representing the number of shares of Company Common Stock sufficient to deliver the aggregate Per Share Stock Consideration and (b) immediately available funds equal to the aggregate Per Share Cash Consideration (collectively, the “Exchange Fund”), and the Company shall instruct the Exchange Agent to timely pay the aggregate Merger Consideration (including cash in lieu of fractional shares) in accordance with this Agreement.

3.2.2.        Exchange of Certificates. The Company shall cause the Exchange Agent, as soon as practicable but in no event more than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates, a letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration (including cash in lieu of fractional shares), if any, into which the NHBT Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal shall be subject to the approval of NHBT (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, the Merger Consideration into which such holder of NHBT Common Stock shall have become entitled pursuant to the provisions of this Article III and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

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3.2.3.        Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding NHBT Common Stock shall have no rights, after the Effective Time, with respect to such NHBT Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement or to exercise his or her rights as a Dissenting Shareholder to the extent such rights are perfected. No dividends or other distributions with respect to Company Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article III. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Company Common Stock represented by such Certificate and not paid and/or (b) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Company Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Company Common Stock issuable with respect to such Certificate.

3.2.4.        Surrender by Persons Other than Record Holders. In the event of a transfer of ownership of a Certificate representing NHBT Common Stock that is not registered in the stock transfer records of NHBT, the proper amount of cash and/or shares of Company Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such NHBT Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of the Company that the Tax has been paid or is not applicable.

3.2.5.        Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of NHBT of the shares of NHBT Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of NHBT Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration (including cash in lieu of fractional shares) to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 3.2.

3.2.6.        Return of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of NHBT as of the six month anniversary of the Effective Time may, to the extent permitted by applicable law, be returned to the Company. In such event, any former shareholders of NHBT who have not theretofore complied with this Section 3.2 shall thereafter look only to the Company with respect to the Merger Consideration (including cash in lieu of any fractional shares) and any unpaid dividends and distributions on Company Common Stock deliverable in respect of each share of NHBT Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Company, NHBT, the Exchange Agent or any other person shall be liable to any former holder of shares of NHBT Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.2.7.        Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Company or the Exchange Agent, the posting by such person of a bond in such amount as the Company may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration for each share of NHBT Common Stock represented by such Certificate deliverable in respect thereof pursuant to this Agreement.

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3.2.8.        Withholding Rights. The Company or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of NHBT Common Stock such amounts as the Company (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Company or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the NHBT Common Stock in respect of whom such deduction and withholding were made by the Company or the Exchange Agent.

3.2.9.        Dissenters’ Rights.

(A)        Each outstanding share of NHBT Common Stock, the holder of which has provided notice of his or her intent to dissent under and in accordance with applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law.  NHBT shall give the Company prompt notice upon receipt by NHBT of any such demands for payment of the fair value of such shares of NHBT Common Stock and of withdrawals of such notice and any other related communications served pursuant to the applicable provisions of applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and the Company shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands.  NHBT shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law.  Any payments made in respect of Dissenting Shares shall be made by the Company.

(B)        If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, each share of NHBT Common Stock of such holder shall be entitled to receive the Merger Consideration.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NHBT

Subject to the disclosures set forth in the NHBT Disclosure Schedules delivered by NHBT to the Company prior to the execution of this Agreement (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article IV, or to one or more of NHBT’s covenants contained in Article VI (and making specific reference to the Section of this Agreement to which they relate); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the NHBT Disclosure Schedules as an exception to a NHBT MAE Rep shall not be deemed an admission by NHBT that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect and (iii) disclosure in any paragraph of the NHBT Disclosure Schedules shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the NHBT Disclosure Schedules or another Section of this Agreement), NHBT represents and warrants to the Company as follows:

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4.1.        Organization.

4.1.1.        NHBT is a West Virginia chartered bank duly organized and validly existing and in good standing under the laws of the State of West Virginia. NHBT has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on NHBT. The deposits of NHBT are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by NHBT when due. NHBT is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.1.2.        NHBT Disclosure Schedule 4.1.2 sets forth each NHBT Subsidiary. Each NHBT Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each NHBT Subsidiary has the requisite corporate or other entity power and authority to carry on its business as now conducted. Each NHBT Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on NHBT.

4.1.3.        The respective minute books of NHBT and each NHBT Subsidiary accurately record all material corporate or other entity actions of their respective shareholders and boards of directors, or their other entity equivalents (including committees).

4.1.4.        Prior to the date of this Agreement, NHBT has made available to the Company true and correct copies of the articles of incorporation, charter and bylaws, or their other entity equivalents, of NHBT and the NHBT Subsidiaries, each as in effect as of the date hereof.

4.2.        Capitalization.

4.2.1.        The authorized capital stock of NHBT consists of 59,681 shares of common stock, $10.00 par value per share, of which as of the date hereof, 59,681 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of NHBT Common Stock held by NHBT as Treasury Stock. Neither NHBT nor any NHBT Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of NHBT Common Stock, or any other security of NHBT or a NHBT Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of NHBT Common Stock or any other security of NHBT or any NHBT Subsidiary, or pursuant to which NHBT or any NHBT Subsidiary is or could be required to register shares of NHBT capital stock or other securities under the Securities Act.

4.2.2.        Except for the NHBT Subsidiaries, NHBT does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of NHBT Subsidiaries, equity interests held by NHBT Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of NHBT Subsidiaries, including stock in the FHLB. Except as disclosed in NHBT Disclosure Schedule 4.2.2, NHBT, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each NHBT Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

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4.2.3.        Except as set forth on NHBT Disclosure Schedule 4.2.3, to the Knowledge of NHBT, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of NHBT Common Stock.

4.2.4.        NHBT Disclosure Schedule 4.2.4 sets forth NHBT’s and all NHBT Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any Person other than a NHBT Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.

4.3.        Authority; No Violation.

4.3.1.        NHBT has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by NHBT’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by NHBT and the consummation by NHBT of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of NHBT, and no other corporate proceedings on the part of NHBT, except for the approval of the NHBT shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by NHBT, and subject to due and valid execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of NHBT, enforceable against NHBT in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.3.2.        Subject to receipt of Regulatory Approvals and NHBT’s and the Company’s compliance with any conditions contained therein, and to the receipt of the requisite approval of the shareholders of NHBT, (a) the execution and delivery of this Agreement by NHBT, (b) the consummation of the transactions contemplated hereby, and (c) compliance by NHBT with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws, or other similar organizational or governing document of NHBT or any NHBT Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NHBT or any NHBT Subsidiary or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of NHBT or any NHBT Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; or (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by NHBT or any NHBT Subsidiary.

4.3.3.        The NHBT Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of NHBT and its shareholders, that it will recommend that NHBT’s shareholders vote in favor of the Merger, subject to Section 6.10.5 of this Agreement, on the terms and conditions set forth in this Agreement, and has directed that the Merger, on the terms and conditions set forth in this Agreement, be submitted to NHBT’s shareholders for consideration at a duly held meeting of such shareholders and, except for the approval of this Agreement by a vote of a majority of the shares of represented and entitled to vote at the NHBT Shareholders Meeting, no other proceedings on the part of NHBT are necessary to approve this Agreement or to consummate the transactions contemplated hereby.

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4.4.        Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of the Merger Registration Statement, (c) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Company Common Stock pursuant to this Agreement, and (d) the approval of this Agreement by the requisite vote of the shareholders of NHBT, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by NHBT, and (y) the completion of the Merger by NHBT and the other transactions contemplated by this Agreement. NHBT has no Knowledge of any fact or circumstance pertaining to NHBT that would cause it to reasonably believe that any Regulatory Approvals or other required consents or approvals will not be received.

4.5.        Reports, Regulatory Matters, Financial Statements.

4.5.1.        The NHBT Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements. NHBT has previously made available to the Company the NHBT Regulatory Reports.

4.5.2.        NHBT has previously made available to the Company the NHBT Financial Statements. The NHBT Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects, the consolidated financial position, results of operations and cash flows of NHBT and the NHBT Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the period involved, except as indicated in the notes thereto, or in the case of unaudited statements for periods subsequent to December 31, 2016.

4.5.3.        At the date of each balance sheet included in the NHBT Financial Statements or the NHBT Regulatory Reports, NHBT did not have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such NHBT Financial Statements or NHBT Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes. The NHBT Financial Statements reflect only actual transactions and all other books and records, including the NHBT Financial Statements, of NHBT and the NHBT Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

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4.5.4.        The records, systems, controls, data and information of NHBT and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of NHBT or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.5.4. NHBT (a) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, and (b)  has disclosed, based on its most recent evaluation prior to the date hereof, to NHBT’s outside auditors and the audit committee of NHBT’s Board of Directors (the “NHBT Audit Committee”) and as set forth in NHBT Disclosure Schedule 4.5.4 (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect NHBT’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in NHBT’s internal control over financial reporting. These disclosures (if any) were made in writing to NHBT’s auditors and the NHBT Audit Committee and a copy has previously been made available to the Company.

4.5.5.        Except as otherwise set forth in NHBT Disclosure Schedule 4.5.5, since December 31, 2015, (a) neither NHBT nor any of its Subsidiaries nor any director or executive officer of NHBT or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of NHBT or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that NHBT or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing NHBT or any of its Subsidiaries, whether or not employed by NHBT or any of its Subsidiaries, has reported evidence of a breach of fiduciary duty or similar violation by NHBT or any of its officers, directors, employees or agents to the Board of Directors of NHBT or any committee thereof or to any director or executive officer of NHBT.

4.6.        Taxes.

4.6.1.        NHBT and the NHBT Subsidiaries are collectively a single pass-through entity for federal income tax purposes, with NHBT at all times since its incorporation being an “S” corporation under Section 1361 of the Code and with each NHBT Subsidiary at all times during its ownership by NHBT being a Qualified Subchapter S Subsidiary under the Code. No event has ever occurred that could prior to the Effective Time adversely affect the “S” corporation status of NHBT or the Qualified Subchapter S Subsidiary status of any NHBT Subsidiary for federal income tax purposes. NHBT and each NHBT Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to NHBT and every NHBT Subsidiary, either separately or as a member of a group of corporations, on or prior to the date hereof and will timely and duly file all Tax Returns required to be filed by or with respect to NHBT and every NHBT Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects and prepared in substantial compliance with all applicable laws and regulations) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from NHBT and any NHBT Subsidiary by any Taxing Authority on or prior to the date hereof other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the NHBT Financial Statements, or (c) have not yet been fully determined. Except as set forth in NHBT Disclosure Schedule 4.6.1, neither NHBT nor any NHBT Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Except as set forth in NHBT Disclosure Schedule 4.6.1, as of the date of this Agreement, there is no audit examination, deficiency assessment, Tax investigation, administrative or judicial proceedings or refund litigation with respect to any Taxes of NHBT or any NHBT Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where NHBT or any NHBT Subsidiary does not file Tax Returns that NHBT or any NHBT Subsidiary is subject to Tax in that jurisdiction. NHBT and the NHBT Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. NHBT and each NHBT Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and NHBT and each NHBT Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. The United States federal and state income Tax Returns of NHBT and each NHBT Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2012.

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4.6.2.        The unpaid Taxes of NHBT and the NHBT Subsidiaries (a) do not exceed the reserve for Tax liability set forth on the balance sheet of the NHBT Financial Statements and (b) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of NHBT in filing its Tax Returns. Since December 31, 2016, neither NHBT nor any NHBT Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP.

4.6.3.        No audit by the IRS has commenced or been completed pursuant to the Code regarding Subchapter S items of NHBT, and no agreement, consent or waiver to extend the statute of limitations of Subchapter S items of NHBT has been given. To the knowledge of NHBT, each NHBT shareholder’s treatment of Subchapter S items with respect to NHBT is consistent with the manner in which NHBT has filed its Tax Returns, and no audit by the IRS of any NHBT shareholder has occurred with respect to such shareholder’s treatment of Subchapter S items of NHBT.

4.6.4.        No dividend or other distribution declared or paid by NHBT to its shareholders has exceeded the portion of NHBT’s “accumulated adjustments account” (within the meaning of Treasury Regulation Section 1.1368-2) properly allocated to such dividend or distribution in accordance with that regulation, and no dividend or distribution declared or paid by NHBT before the Effective Time will exceed the portion of NHBT’s accumulated adjustments account properly allocated to such dividend or distribution in accordance with that regulation.

4.6.5.        None of NHBT, any NHBT Subsidiary or any director or executive officer (or employee responsible for Tax matters) of NHBT or any NHBT Subsidiary expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Neither NHBT nor any NHBT Subsidiary has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where NHBT or any NHBT Subsidiary have not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against NHBT or any NHBT Subsidiary. Neither NHBT nor any NHBT Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither NHBT nor any NHBT Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return and neither NHBT nor any NHBT Subsidiary has any liability for the Taxes of any Person (other than NHBT or any NHBT Subsidiary) under Section 1.1502-6 of the income tax regulations promulgated under the Code (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. There has not been an ownership change, as defined in Section 382(g) of the Code, of NHBT or any NHBT Subsidiary that occurred during or after any taxable period in which NHBT or such NHBT Subsidiary incurred an operating loss that carries over to any taxable period ending after the fiscal year of NHBT or any NHBT Subsidiary immediately preceding the date of this Agreement.

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4.6.6.        Neither NHBT nor any NHBT Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither NHBT nor any NHBT Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither NHBT nor any NHBT Subsidiary is or has been a party to any ‘‘reportable transaction,’’ as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the income tax regulations promulgated under the Code. Neither NHBT nor any NHBT Subsidiary is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Neither NHBT nor any NHBT Subsidiary owns an interest in any (a) single member limited liability company or other entity that is treated as a disregarded entity, (b) controlled foreign corporation (as defined in Section 957 of the Code), (c) passive foreign investment company (as defined in Section 1297 of the Code) or (d) other entity the income of which is or could be required to be included in the income of the NHBT or any NHBT Subsidiary. Neither NHBT nor any NHBT Subsidiary is or ever has been a “personal holding Company” as defined in Section 542 of the Code.

4.6.7.        Neither NHBT nor any NHBT Subsidiary has disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code. None of the assets of NHBT or any NHBT Subsidiary is property which NHBT or any NHBT Subsidiary is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of NHBT or any NHBT Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. Neither NHBT nor any NHBT Subsidiary presently hold assets for which an election under Section 108(b)(5) of the Code was made. None of the assets of NHBT or any NHBT Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code. No excess loss account exists with respect to any NHBT Subsidiary. NHBT and each NHBT Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and NHBT has no Knowledge that the IRS has proposed such adjustment in accounting method. The acquisition of the NHBT Common Stock and the other transactions contemplated by this Agreement will not be a factor causing any payments to be made by NHBT and each NHBT Subsidiary not to be deductible (in whole or in part) pursuant to Sections 280G, 404 or 162(m) of the Code (or any corresponding provisions of state, local, or non-U.S. Tax law). There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by NHBT or a NHBT Subsidiary, which could affect their respective Taxes for any period after the Closing. All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to NHBT and each NHBT Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no liens for Taxes upon any property or assets of NHBT and each NHBT Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.

4.6.8.        Each of NHBT and the NHBT Subsidiaries operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the income tax regulations promulgated under the Code.

4.6.9.        No portion of the Merger Consideration (or any other amount payable pursuant to the transactions contemplated by this Agreement) is payable on account of or attributable to accrued but unpaid dividends on any class of stock of NHBT.

4.6.10.        Neither NHBT nor any NHBT Subsidiary has engaged (or will engage) in any transaction wherein the financial statement effects of the tax position related thereto are not recognized pursuant to Financial Accounting Standards Board Accounting Standards Codification 740 (FASB ASC 740) because, based on the technical merits, it is not more likely than not that the position will be sustained upon examination.

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4.7.        No Material Adverse Effect.

NHBT has not suffered any Material Adverse Effect since December 31, 2016 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NHBT.

4.8.        Material Contracts; Leases; Defaults.

4.8.1.        Except as set forth in NHBT Disclosure Schedule 4.8.1, neither NHBT nor any NHBT Subsidiary is a party to or subject to: (a) any employment, consulting or severance contract, “change in control” or termination contract or arrangement with any past or present officer, director, employee or independent contractor of NHBT or any NHBT Subsidiary, including those which would provide such individual with employment or a contractual relationship for any specified period or with a payment upon the occurrence of an event (such as termination or change in control) except for “at will” arrangements; (b) any agreement containing provisions relating to non-competition, employee non-solicitation, customer or client non-solicitation or no-piracy, confidentiality or any other such restrictive covenants applicable to NHBT or any past or present NHBT director or employee; (c) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or independent contractors of NHBT or any NHBT Subsidiary; (d) any collective bargaining agreement with any labor union relating to employees of NHBT or any NHBT Subsidiary; (e) any agreement which by its terms limits the payment of dividends by NHBT or any NHBT Subsidiary; (f) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which NHBT or any NHBT Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to the Company or any Company Subsidiary; (g) any other agreement, written or oral, that obligates NHBT or any NHBT Subsidiary for the payment of more than $10,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), (h) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits the conduct of business by NHBT or any NHBT Subsidiary; (i) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, would reasonably be likely to render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code; (j) any agreement or arrangement that is subject to the provisions of 12 C.F.R. Part 359, (k) any lease for real property; (l) any contract or arrangement with any broker-dealer or investment adviser; (m) any investment advisory contract with any investment company registered under the Investment Company Act of 1940; (n) any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization; or (o) any other contract which is material to the business, operations or financial condition of NHBT or a NHBT Subsidiary.

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4.8.2.        Each real estate lease that requires the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in NHBT Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither NHBT nor any NHBT Subsidiary is in default in any respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except where default would not, individually or in the aggregate, have a Material Adverse Effect on NHBT.

4.8.3.        True and correct copies of the agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 (“Material Contracts”) have been made available to the Company on or before the date hereof, and are valid, binding and in full force and effect on the date hereof and neither NHBT nor any NHBT Subsidiary (nor, to the Knowledge of NHBT, any other party to any such contract, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any Material Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of NHBT or any of the NHBT Subsidiaries under any Material Contract. Except as listed on NHBT Disclosure Schedule 4.8.3, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

4.8.4.        Except as listed on NHBT Disclosure Schedule 4.8.4, since December 31, 2016, through and including the date of this Agreement, neither NHBT nor any NHBT Subsidiary has (a) except for (i) normal increases for employees made in the ordinary course of business consistent with past practice, or (ii) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2016, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (b) granted any options to purchase shares of NHBT Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee, (c) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (d) made any election for federal or state income tax purposes, (e) made any change in the credit policies or procedures of NHBT or any of the NHBT Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (f) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (g) entered into any lease of real or personal property requiring annual payments in excess of $5,000, (h) except as required by GAAP or a Governmental Entity, changed any accounting methods, principles or practices of NHBT or of the NHBT Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (i) suffered any strike, work stoppage, slow-down, or other labor disturbance.

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4.9.        Ownership of Property; Insurance Coverage.

4.9.1.        NHBT and each NHBT Subsidiary has good and, as to real property, marketable title to all assets and properties owned by NHBT or each NHBT Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the NHBT Regulatory Reports and in the NHBT Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a NHBT Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the NHBT Financial Statements. NHBT and the NHBT Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by NHBT and the NHBT Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. NHBT is not a party to any agreement pursuant to which it has securitized any of its assets.

4.9.2.        With respect to all agreements pursuant to which NHBT or any NHBT Subsidiary has purchased securities subject to an agreement to resell, if any, NHBT or such NHBT Subsidiary, as the case may be, has a valid, perfected, first priority lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.9.3.        NHBT and each NHBT Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither NHBT nor any NHBT Subsidiary, except as disclosed in NHBT Disclosure Schedule 4.9.3, has received notice from any insurance carrier during the past five years that (a) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (b) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as set forth on NHBT Disclosure Schedule 4.9.3, there are presently no claims pending under such policies of insurance and no notices have been given by NHBT or any NHBT Subsidiary under such policies (other than with respect to health or disability insurance). NHBT and all NHBT Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations. All such insurance is valid and enforceable and in full force and effect, and within the last three years NHBT and each NHBT Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. NHBT Disclosure Schedule 4.9.3 identifies all policies of insurance maintained by NHBT and each NHBT Subsidiary.

4.9.4.        All real property owned by NHBT or a NHBT Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the Knowledge of NHBT, threatened condemnation proceedings against such real property. NHBT and the applicable NHBT Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970. Insurance is currently maintained on all property, including all owned real property, in amounts, scope and coverage reasonably necessary for its operations. Neither NHBT nor any NHBT Subsidiary has received any written notice of termination, nonrenewal or premium adjustment for such policies.

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4.10.      Legal Proceedings.

Except as set forth on NHBT Disclosure Schedule 4.10, neither NHBT nor any NHBT Subsidiary is a party to any, and there are no pending or, to NHBT’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against NHBT or any NHBT Subsidiary, (b) to which NHBT or any NHBT Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, (d) which could adversely affect the ability of NHBT to perform under this Agreement, or (e) which would be reasonably likely to materially impair NHBT’s or any NHBT Subsidiary’s ability to operate its business as currently conducted or proposed to be conducted post-Merger.

4.11.      Compliance With Applicable Law.

4.11.1.        Each of NHBT and each NHBT Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Banking Code, the FDIA, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither NHBT nor any NHBT Subsidiary has received any written notice to the contrary.

4.11.2.        Each of NHBT and each NHBT Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of NHBT, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.11.3.        Other than those listed on NHBT Disclosure Schedule 4.11.3, for the period beginning January 1, 2014, neither NHBT nor any NHBT Subsidiary has received any written notification or other communication from any Bank Regulator (a) asserting that NHBT or any NHBT Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring, or threatening to require, NHBT or any NHBT Subsidiary, or indicating that NHBT or any NHBT Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of NHBT or any NHBT Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of NHBT or any NHBT Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “NHBT Regulatory Agreement”). Except as disclosed on NHBT Disclosure Schedule 4.11.3, neither NHBT nor any NHBT Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it. The most recent regulatory rating given to NHBT as to compliance with the CRA is “satisfactory” or better. To the Knowledge of NHBT, there are no unresolved violations, criticisms, or exceptions by any Regulatory Authority with respect to any NHBT Regulatory Agreement. There is no injunction, order, judgment or decree imposed upon NHBT or any NHBT Subsidiary or the assets of NHBT or any NHBT Subsidiary.

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4.11.4.        NHBT Disclosure Schedule 4.11.4 sets forth, as of March 31, 2017, a schedule of all executive officers and directors of NHBT who have outstanding loans from NHBT, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.11.5.        To NHBT’s Knowledge, none of NHBT’s or any NHBT Subsidiary’s officers, directors, managers, members, employees, or partners has at any time made or received any bribe, kickback or other illegal payment or engaged in any other illegal or improper conduct that has led to any fine, penalty, sanction or liability. NHBT has no Knowledge of any actual, possible or proposed disciplinary action by any Governmental Entity against any of NHBT’s or any NHBT Subsidiary’s officers, directors, managers, members, partners or employees.

4.12.      Employee Benefit Plans.

4.12.1.        NHBT Disclosure Schedule 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other benefit practices, policies and arrangements maintained by NHBT or any NHBT Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of NHBT or any NHBT Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “NHBT Compensation and Benefit Plans”). Neither NHBT nor any NHBT Subsidiary has any commitment to create any additional NHBT Compensation and Benefit Plan or to modify, change or renew any existing NHBT Compensation and Benefit Plan, except as required to maintain the qualified status thereof. NHBT has made available to the Company true and correct copies of the agreements or other documents establishing and evidencing the NHBT Compensation and Benefit Plans.

4.12.2.        Except as disclosed in NHBT Disclosure Schedule 4.12.2, each NHBT Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act of 1967, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”), the Affordable Care Act (“ACA”) and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Except as disclosed in NHBT Disclosure Schedule 4.12.2, each NHBT Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS on which NHBT is entitled to rely, and NHBT is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter or opinion letter. There is no pending or, to the Knowledge of NHBT, threatened action, suit or claim relating to any of the NHBT Compensation and Benefit Plans (other than routine claims for benefits). Neither NHBT nor any NHBT Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any NHBT Compensation and Benefit Plan that would reasonably be expected to subject NHBT or any NHBT Subsidiary to an unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.

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4.12.3.        Neither NHBT nor any entity with which it is or was ever considered one employer under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “NHBT ERISA Affiliate”) since the effective date of ERISA maintains or ever maintained or participated in a plan subject to Title IV of ERISA, or contributes to, contributed to, is obligated to contribute to or was ever obligated to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither NHBT, nor any NHBT ERISA Affiliate, nor any NHBT Compensation and Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which NHBT, any NHBT ERISA Affiliate, and any NHBT Compensation and Benefit Plan, or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

4.12.4.        All contributions required to be made under the terms of any NHBT Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are or will be accrued on NHBT’s consolidated financial statements to the extent required by GAAP. NHBT and each NHBT Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable NHBT Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.12.5.        Neither NHBT nor any NHBT Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, except as set forth in NHBT Disclosure Schedule 4.12.5, under any NHBT Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in NHBT Disclosure Schedule 4.12.5, there has been no communication to employees by NHBT or any NHBT Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

4.12.6.        NHBT and its Subsidiaries do not maintain any NHBT Compensation and Benefit Plans covering employees who are not United States residents.

4.12.7.        With respect to each NHBT Compensation and Benefit Plan, if applicable, NHBT has provided or made available to the Company copies of the: (a) trust instruments and insurance contracts; (b) three most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c) three most recent financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.12.8.        Except as provided in NHBT Disclosure Schedule 4.12.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b)  result in any increase in benefits payable under any NHBT Compensation and Benefit Plan, or (c)  entitle any current or former employee, director or independent contractor of NHBT or any NHBT Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.12.9.        Neither NHBT nor any NHBT Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

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4.12.10.        Except as disclosed in NHBT Disclosure Schedule 4.12.10, all deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.

4.12.11.        Except as set forth in NHBT Disclosure Schedule 4.12.11, (i) each NHBT Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan (A) was in effect at least one year prior to October 21, 2014 and (B) was not amended during the one-year period immediately preceding October 21, 2014 to increase the benefits payable thereunder, (ii) the benefits payable under each NHBT Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan are accrued each period only for current or prior service rendered to NHBT, (iii) any payments made pursuant to a NHBT Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan are not based on any discretionary acceleration of vesting or accrual of benefits which occurs at any time later than one year prior to October 21, 2014, (iv) NHBT has previously recognized compensation expense and accrued a liability for the benefit payments under each NHBT Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan according to GAAP, and (v) since October 21, 2014, payments under each NHBT Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan have not been in excess of the accrued liability computed in accordance with GAAP.

4.13.      Brokers, Finders and Financial Advisors.

Neither NHBT nor any NHBT Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Renaissance Partners, LLC (“Renaissance Partners”) by NHBT and the fee payable pursuant thereto. NHBT has provided or made available to the Company a true and correct copy of the engagement agreement with Renaissance Partners, setting forth the fee payable to Renaissance Partners for its services rendered to NHBT in connection with the Merger and transactions contemplated by this Agreement.

4.14.      Environmental Matters.

4.14.1.     Except as may be set forth in NHBT Disclosure Schedule 4.14, with respect to NHBT and each NHBT Subsidiary:

(A)        To NHBT’s Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it during the period of such ownership or operation by NHBT or any NHBT Subsidiary, or to NHBT’s Knowledge at any other time, (including Participation Facilities, as hereinafter defined) including, without limitation, in a fiduciary or agency capacity, or, to NHBT’s Knowledge, any property on which it holds a lien, results or resulted in a violation of or gives rise to any potential liability under, any Environmental Laws that is reasonably likely to impose a liability (including a remediation obligation) upon NHBT or any NHBT Subsidiary. To the Knowledge of NHBT, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any liability to NHBT or any NHBT Subsidiary by reason of any Environmental Laws. Neither NHBT nor any NHBT Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that NHBT or any NHBT Subsidiary or the operation or condition of any property ever owned, operated (including Participation Facilities), or held as collateral or in a fiduciary capacity by any of them, is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon NHBT or any NHBT Subsidiary;

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(B)        There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to NHBT’s Knowledge, threatened, before any court, governmental agency or other forum against NHBT or any NHBT Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by NHBT or any NHBT Subsidiary;

(C)        To NHBT’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by NHBT or any of the NHBT Subsidiaries, and to NHBT’s Knowledge no underground storage tanks have been closed or removed from any properties owned or operated by NHBT or any of the NHBT Subsidiaries or any Participation Facility except in compliance with Environmental Laws; and

(D)        “Participation Facility” shall mean any facility in which NHBT or any of the NHBT Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility, owner or operator.

4.15.      Loan Portfolio.

4.15.1.      The allowance for loan losses reflected in NHBT’s audited consolidated balance sheet at December 31, 2016 was, and the allowance for loan losses shown on the balance sheets in NHBT’s Financial Statements for periods ending after December 31, 2016 will be, adequate, as of the dates thereof, under GAAP.

4.15.2.      NHBT Disclosure Schedule 4.15.2 sets forth a listing, as of March 31, 2017, by name and account, of: (a) all loans (including loan participations) of NHBT or any NHBT Subsidiary that have had their respective terms to maturity accelerated during the past twelve months; (b) all loan commitments or lines of credit of NHBT or any NHBT Subsidiary which have been terminated by NHBT or any NHBT Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (c) each borrower, customer or other party which has notified NHBT or any NHBT Subsidiary during the past twelve months of, or has asserted against NHBT or any NHBT Subsidiary, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party which has given NHBT or any NHBT Subsidiary any oral notification of, or orally asserted to or against NHBT or any NHBT Subsidiary, any such claim; (d) all loans, (i) that are contractually past due 60 days or more in the payment of principal and/or interest, (ii) that are on non-accrual status, (iii) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (iv) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (v) that qualify as Troubled Debt Restructurings, (vi) where a specific reserve allocation exists in connection therewith, and (e) all assets classified by NHBT or any NHBT Subsidiary as REO, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

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4.15.3.        All loans receivable (including discounts) and accrued interest entered on the books of NHBT and the NHBT Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of NHBT’s or the appropriate NHBT Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be. To NHBT’s Knowledge, the loans, discounts and the accrued interest reflected on the books of NHBT and the NHBT Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are being transferred with good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.

4.16.      Related Party Transactions.

Except as set forth in NHBT Disclosure Schedule 4.16, neither NHBT nor any NHBT Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of NHBT or any NHBT Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB). No loan or credit accommodation to any Affiliate of NHBT or any NHBT Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither NHBT nor any NHBT Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by NHBT is inappropriate.

4.17.      Deposits.

Except as set forth in NHBT Disclosure Schedule 4.17, as of the date of this Agreement, none of the deposits of NHBT or any NHBT Subsidiary is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.18.      Required Vote.

The affirmative vote by a majority of the shares represented and entitled to vote at the NHBT Special Meeting is required to approve this Agreement and the Merger under NHBT’s articles of incorporation and applicable law.

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4.19.      Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for NHBT’s own account, or for the account of one or more of NHBT’s Subsidiaries or their customers (all of which are set forth in NHBT Disclosure Schedule 4.19), were entered into in the ordinary course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisors) and to bear the risks of such transactions; and each of them constitutes the valid and legally binding obligation of NHBT or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither NHBT nor any NHBT Subsidiary, nor to the Knowledge of NHBT any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any respect and there are no allegations or assertions of such by any party thereunder.

4.20.      Intellectual Property.

NHBT and each NHBT Subsidiary (a) owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their respective terms) to use any and all patents, copyrights, trade secrets, trade names, service marks and trademarks, and (b) is a party to valid and binding licenses for any software, which are required for NHBT and each NHBT Subsidiary to conduct their respective businesses as currently conducted. Neither NHBT nor any NHBT Subsidiary has received any notice or has any Knowledge of any actual or threatened conflict with respect any patents, copyrights, trade secrets, trade names, service marks, trademarks, or licensed software used by NHBT or any NHBT Subsidiary in their respective businesses as currently conducted. NHBT and each NHBT Subsidiary has performed all of the obligations required to be performed as of the date of this Agreement, and is not in default in any material respect, under any license, contract, agreement, arrangement or commitment relating to any of the foregoing. Neither NHBT nor any NHBT Subsidiary has received any charge, complaint, claim, demand or notice alleging that it has infringed upon, diluted, misappropriated or otherwise violated any intellectual property owned or controlled by any third party, and no third party has infringed, diluted, misappropriated or otherwise violated any intellectual property rights of NHBT or any NHBT Subsidiary. NHBT and each NHBT Subsidiary (a) owns or possesses confidential information, including, but not limited to, customer lists and customer data, (b) has taken reasonable steps to protect such confidential information from unintended disclosure, and (c) represents and warrants that, to its Knowledge, such confidential information has not been disclosed to any third parties other than their Affiliates, third parties with which they have contractual nondisclosure agreements or the Company and its Affiliates.

4.21.      Labor Matters.

There are no labor or collective bargaining agreements to which NHBT or any NHBT Subsidiary is a party. There is no union organizing effort pending or to the Knowledge of NHBT, threatened against NHBT or any NHBT Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of NHBT, threatened against NHBT or any NHBT Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of NHBT, threatened against NHBT or any NHBT Subsidiary (other than routine employee grievances that are not related to union employees). NHBT and each NHBT Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Immigration and Nationality Act, and the National Labor Relations Act, and are not engaged in any unfair labor practice. NHBT and each NHBT Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing. There are no pending or, to the Knowledge of NHBT, threatened claims or suits against NHBT or any NHBT Subsidiary, or for which any of them might be legally responsible, under any labor or employment law or brought or made by a current or former employee or applicant. Neither NHBT nor any NHBT Subsidiary is delinquent in any material respect in payments to any of its current or former officers, directors, managers, members, partners, employees or independent contractors for any wages, salaries, commissions, bonuses, benefits, expenses, or other compensation for any services performed or amounts required to be reimbursed, or has, to its Knowledge, any liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

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4.22.      NHBT Information Supplied.

4.22.1.        The information relating to NHBT and any NHBT Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.22.2.        The information supplied by NHBT and any NHBT Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.23.      Investment Securities and Commodities

4.23.1.        NHBT and all NHBT Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of NHBT or NHBT Subsidiaries. Such securities and commodities are valued on the books of NHBT in accordance with GAAP.

4.23.2.        NHBT and all NHBT Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that NHBT believes are prudent and reasonable in the context of such businesses. NHBT has previously made available to the Company in writing its material Policies, Practices and Procedures.

4.24.      Trust Accounts.

NHBT and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. None of NHBT, any other NHBT Subsidiary, or any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

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4.25.      No Other Representations or Warranties.

4.25.1         Except for the representations and warranties made by NHBT in this Article IV and for the disclosures contained in the NHBT Disclosure Schedules, neither NHBT nor any other person makes any express or implied representation or warranty with respect to NHBT, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and NHBT hereby disclaims any such other representations or warranties.

4.25.2         NHBT acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article V and in the Company Disclosure Schedules.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the Company Disclosure Schedules delivered by the Company to NHBT prior to the execution of this Agreement (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article V, or to one or more of the Company’s covenants contained in Article VII (and making specific reference to the Section of this Agreement to which they relate); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedules as an exception to a Company MAE Rep shall not be deemed an admission by the Company that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect and (iii) disclosure in any paragraph of the Company Disclosure Schedules shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Company Disclosure Schedules or another Section of this Agreement), the Company represents and warrants to NHBT as follows:

5.1.       Organization.

5.1.1.        The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company has the requisite corporate power and authority to carry on its business as now conducted. The Company is duly licensed or qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

5.1.2.        Farmers National is a national bank duly organized and validly existing and in good standing under the laws of the United States. Farmers National and each other Company Subsidiary has the requisite corporate power and authority to carry on its business as now conducted. Farmers National and each other Company Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The deposits of Farmers National are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Farmers National is a member in good standing of the FHLB and owns the requisite amount of stock therein.

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5.2.        Capitalization.

5.2.1.        The authorized capital stock of the Company consists of 12,000,000 shares of common stock, $1.25 par value per share, of which as of the date hereof, 2,152,358 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 3,000,000 shares of preferred stock, $1.00 par value per share, of which zero shares are outstanding. As of the date hereof, there are 102,017 shares of Company Common Stock held by the Company as treasury stock. Except as set forth in Company Disclosure Schedule 5.2.1, neither the Company nor any Company Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Company Common Stock, or any other security of the Company or any securities representing the right to vote, purchase or otherwise receive any shares of Company Common Stock or any other security of the Company or any Company Subsidiary, or pursuant to which the Company or any Company Subsidiary is or could be required to register shares of Company capital stock or other securities under the Securities Act, other than shares issuable under the Company Stock Benefit Plans.

5.2.2.        The Company owns all of the capital stock of Farmers National free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Company Subsidiaries, the Company does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of Company Subsidiaries, equity interests held by Company Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Company Subsidiaries, including stock in the FHLB. Except as set forth in the Company’s Securities Documents, neither the Company or Farmers National, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each Company Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.3.        Authority; No Violation.

5.3.1.        The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by the Company, and subject to due and valid execution and delivery of this Agreement by NHBT, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.3.2.        Subject to receipt of Regulatory Approvals and NHBT’s and the Company’s compliance with any conditions contained therein, (a) the execution and delivery of this Agreement by the Company, (b) the consummation of the transactions contemplated hereby, and (c) compliance by the Company with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws or other similar organizational or governing document of the Company or any Company Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any Company Subsidiary or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; or (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by the Company or any Company Subsidiary.

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5.3.3.        The Company Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of the Company and its shareholders and no other proceedings on the part of the Company are necessary to approve the issuance of shares of Company Common Stock or to consummate the transactions contemplated hereby.

5.4.        Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of (i) the Merger Registration Statement, and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (c) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Company Common Stock pursuant to this Agreement, and (d) the approval of this Agreement by the requisite vote of the shareholders of NHBT, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (i) the execution and delivery of this Agreement by the Company, and (ii) the completion of the Merger by the Company and the other transactions contemplated by this Agreement. The Company has no knowledge of any fact or circumstance pertaining to the Company that would cause it to reasonably believe that any Regulatory Approvals or other required consents or approvals will not be received.

5.5.        Financial Statements.

5.5.1.        The Company has previously made available to NHBT the Company Financial Statements. The Company Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in conformity with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.5.2.        At the date of each balance sheet included in the Company Financial Statements, the Company did not have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Company Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes. The Company Financial Statements reflect only actual transactions and all other books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

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5.5.3.        The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5.3. The Company (a) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (b) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (c) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (the “Company Audit Committee”) (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. These disclosures (if any) were made in writing to the Company’s auditors and the Company Audit Committee and a copy has previously been made available to NHBT. As of the date hereof, to the Knowledge of the Company’s chief executive officer and chief financial officer, each of them will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

5.5.4.        The allowance for loan losses reflected in the Company’s audited consolidated balance sheet at December 31, 2016 was, and the allowance for loan losses shown on the balance sheets in the Company’s Securities Documents for periods ending after December 31, 2016 will be, adequate, as of the dates thereof, under GAAP.

5.5.5.        Since December 31, 2016, (a) neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

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5.6.        Taxes.

5.6.1.        The Company and the Company Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). The Company and each Company Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to the Company and each Company Subsidiary, either separately or as a member of a group of corporations, on or prior to the date hereof and will timely and duly file all Tax Returns required to be filed by or with respect to the Company and each Company Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from the Company and any Company Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the date hereof other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Company Financial Statements, or (c) have not yet been fully determined. As of the date of this Agreement, the Company has received no written notice of, and except as disclosed in Company Disclosure Schedule 5.6.1 there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of the Company or any Company Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is subject to Tax in that jurisdiction. The Company and the Company Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Company and each Company Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. The United States federal and state income Tax Returns the Company and each Company Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2012.

5.6.2.        The unpaid Taxes of the Company and the Company Subsidiaries (a) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet of the Company Financial Statements and (b) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of the Company in filing its Tax Returns. Since December 31, 2016, neither the Company nor any Company Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP.

5.6.3.        The Company and each Company Subsidiary has not disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code. No excess loss account exists with respect to any Company Subsidiary. The Company and each Company Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and the Company has no Knowledge that the IRS has proposed such adjustment in accounting method. There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by the Company or a Company Subsidiary, which could affect their respective Taxes for any period after the Closing. All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to the Company and each Company Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no liens for Taxes upon any property or assets of the Company and each Company Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.

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5.7.        No Material Adverse Effect.

The Company has not suffered any Material Adverse Effect since December 31, 2016 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

5.8.        Legal Proceedings.

Except as set forth on Company Disclosure Schedule Section 5.8, neither the Company nor any Company Subsidiary is a party to any, and there are no pending or, to the Knowledge of the Company, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against the Company or any Company Subsidiary that could reasonably be expected to have a Material Adverse Effect, (b) to which the Company or any Company Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) which could adversely affect the ability of the Company to perform under this Agreement.

5.9.        Compliance With Applicable Law.

5.9.1.        Each of the Company and each Company Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Federal Reserve Act, the NBA, the Federal Deposit Insurance Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither the Company nor any Company Subsidiary has received any written notice to the contrary. The Board of Directors of Farmers National has adopted and Farmers National has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

5.9.2.        Each of the Company and each Company Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of the Company, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.9.3.        Since January 1, 2016, neither the Company nor any Company Subsidiary has received any written notification or any other communication from any Bank Regulator (a) asserting that the Company or any Company Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring or threatening to require the Company or any Company Subsidiary, or indicating that the Company or any Company Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of the Company or any Company Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of the Company or any Company Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Company Regulatory Agreement”). Neither the Company nor any Company Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it. The most recent regulatory rating given to Farmers National as to compliance with the CRA is satisfactory or better. There are no unresolved violations, criticisms or exceptions by any Regulatory Authority with respect to any Company Regulatory Agreement. There is no injunction, order, judgment or decree imposed upon the Company or any Company Subsidiary or the assets of the Company or any Company Subsidiary.

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5.9.4.        Since the enactment of the Sarbanes-Oxley Act, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

5.10.      Securities Documents

The Company has made available to NHBT copies of its (a) annual reports on Form 10-K for the years ended December 31, 2016, 2015 and 2014, and (b) proxy materials used or for use in connection with its meetings of shareholders held or to be held in 2017, 2016 and 2015. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.11.      Brokers, Finders and Financial Advisors.

Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

5.12.      Company Common Stock.

The shares of Company Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.13.      Company Information Supplied.

5.13.1.        The information relating to the Company and any Company Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.13.2.        The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by NHBT specifically for inclusion or incorporation by reference in the Merger Registration Statement.

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5.13.3.        The information supplied by the Company and any Company Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

5.14.      No Other Representations or Warranties.

5.20.1.        Except for the representations and warranties made by the Company in this Article V and for the disclosures contained in the Company Disclosure Schedule, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

5.20.2.        The Company acknowledges and agrees that neither NHBT nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV and in the NHBT Disclosure Schedule.

ARTICLE VI
COVENANTS OF NHBT

6.1.        Conduct of Business.

6.1.1.        Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, required by law or as consented to in writing by the Company, which consent will not be unreasonably withheld, conditioned or delayed, NHBT will, and it will cause each NHBT Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (a) adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or increase the period of time necessary to obtain such approvals, or (b) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2.        Negative Covenants. NHBT agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in NHBT Disclosure Schedule 6.1.2, required by law or regulation or any Governmental Entity or consented to by the Company in writing, it will not, and it will cause each NHBT Subsidiary not to:

(A)        change or waive any provision of its articles of incorporation, or bylaws, or appoint a new director to its board of directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its articles of incorporation or bylaws);

(B)        change the number of authorized or issued shares of its capital stock, issue shares of NHBT Common Stock or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or securities convertible into shares of such stock, make any grant or award under any equity compensation plan or arrangement, or split, combine or reclassify shares of its capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of its capital stock other than a security interest or as a result of the enforcement of a security interest;

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(C)        enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(T)), or waive, release, grant or transfer material rights of value except in the ordinary course of business;

(D)        make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E)        grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except as may be required by law or promote any employee to a rank having a title of vice president or other more, or senior rank or hire any new employee at an annual rate of compensation in excess of $20,000, other than the hiring of at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F)        enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G)        merge or consolidate NHBT with any other institution; sell or lease all or any substantial portion of the assets or business of NHBT; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between NHBT and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender any certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H)        sell or otherwise dispose of the capital stock of any NHBT Subsidiary; or sell or otherwise dispose of any material asset of NHBT; except for transactions with the FHLB, subject any asset of NHBT to a lien, pledge, security interest or other encumbrance other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I)        materially change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating NHBT;

(J)        except for foreclosure and collection matters, waive, release, grant or transfer material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which NHBT is a party, other than in the ordinary course of business, consistent with past practice;

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(K)        purchase any equity securities, or purchase any securities other than securities issued by a U.S. government and U.S. government agency with final maturities of less than one (1) year;

(L)        except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the NHBT Disclosure Schedule 6.1.2 (L), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $200,000 for a commercial loan, or in excess of $417,000 for a non-conforming residential loan. In addition, the prior approval of the Company is required with respect to the following: (i) any new loan or credit facility commitment in an amount of $100,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with NHBT, in the aggregate, exceeds $500,000 prior thereto or as a result thereof; (ii) any new loan or credit facility commitment in excess of $417,000 with respect to a non-conforming residential mortgage loan or $150,000 with respect to a home equity line of credit, in either case to any person residing, or any property located, outside of the State of West Virginia; (iii) any new unsecured loan in excess of $25,000; and (iv) any new loan or loan commitment to any director or executive officer (it being understood and agreed that the Company will use its reasonable best efforts to respond within five business days to a request by NHBT for Company’s written consent to extend credit in amounts exceeding the thresholds described herein);

(M)        enter into, renew, extend or modify any transaction (other than a deposit transaction) with any Affiliate;

(N)        enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(O)        make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable laws, regulations or GAAP or by a Regulatory Authority;

(P)        except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any NHBT compensation and benefit plan;

(Q)        make any capital expenditure in excess of $5,000 individually or $10,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

(R)        purchase or otherwise acquire any material asset or incur any material liability other than in the ordinary course of business consistent with past practices and policies;

(S)        undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving a payment by NHBT of more than $5,000 annually, or containing any financial commitment in excess of $15,000 in the aggregate and extending beyond 24 months from the date hereof;

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(T)        except with respect to foreclosures or other collection actions (which are set forth in NHBT Bank Disclosure Schedule 6.1.2(T)), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment (except to the extent paid or reimbursed by insurance), discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $10,000 individually or, for each fiscal quarter, $25,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or waive or release any material rights or claims, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations, it being understood and agreed that the Company will use its reasonable best efforts to respond within five business days to a request by NHBT for the Company’s written consent to pay, discharge, settle or compromise a claim in amounts exceeding the thresholds described herein;

(U)        foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(V)        purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(W)        sell any participation interest in any loan other than in the ordinary course of business consistent with past practice or sell any Real Estate Owned (other than sales that generate a net book loss of not more than $10,000 for any particular property) it being understood and agreed that the Company will use its reasonable best efforts to respond within five business days to a request by NHBT for the Company’s written consent to sell Real Estate Owned for a loss exceeding the threshold described herein;

(X)        issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with the Company and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of the Company (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of the Company (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(Y)        take any voluntary action that is intended or is reasonably likely to result in any of the representations and warranties of NHBT set forth in this Agreement becoming untrue as of any date after the date hereof or in any of any of the conditions to the Merger not being satisfied.

6.2.        Current Information and Cooperation.

6.2.1.        Subject to compliance with applicable law, regulation and policy, during the period from the date of this Agreement to the Effective Time, NHBT will cause one or more of its representatives to confer with representatives of the Company and report the general status of its ongoing operations at such times as the Company may reasonably request. NHBT will promptly notify the Company of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving NHBT or any NHBT Subsidiary. Without limiting the foregoing, senior officers of the Company and NHBT shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial, credit and operational affairs, and the like, of NHBT and its Subsidiaries, subject to relevant provisions of applicable law.

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6.2.2.        NHBT and Farmers National shall meet on a regular basis to discuss and plan for the conversion of NHBT’s data processing and related electronic informational systems to those used by Farmers National, which planning shall include, but not be limited to, discussion of the possible termination by NHBT of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by NHBT in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that NHBT shall not be obligated to take any such action prior to the Effective Time and, unless NHBT otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that NHBT takes, at the request of Farmers National, any action relative to third parties to facilitate the conversion that results in the imposition of any fees or charges, Farmers National shall indemnify NHBT for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by the Company.

6.2.3.        Each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, and advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement including, without limitation, any actions, assistance or cooperation necessary in preparation for the conversion and integration of NHBT’s operations into Farmers National’s operations. Notwithstanding any other provision contained in this Agreement, (a) neither the Company nor Farmers National shall under any circumstance be permitted to exercise control of NHBT or any NHBT Subsidiaries prior to the Effective Time.

6.2.4.        On a monthly basis, NHBT shall provide the Company with a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (a) loans that are Troubled Debt Restructurings, (b) loans on nonaccrual or non-performing status, (c) REO, (d) all loans thirty (30) days or more past due as to principal or interest and still accruing) as of the end of such month and (e) and impaired loans. Within seven (7) days of the end of each month, NHBT shall provide the Company with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. On a monthly basis, NHBT shall provide the Company with the following reports: (a) watch list report, (b) classified asset report, (c) net charge-offs, (d) loan loss reserve analysis, (e) individual asset quality write ups, and (f) pipeline report.

6.2.5.        NHBT shall promptly inform the Company upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any federal, state or local commission, agency or board relating to the alleged liability of NHBT or any NHBT Subsidiary under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant.

6.3.        Access to Properties and Records.

Subject to Section 12.1 hereof, NHBT shall permit the Company reasonable access during normal business hours upon reasonable written notice to its properties and those of the NHBT Subsidiaries, and shall disclose and make available to the Company during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter NHBT determines based on the advice of legal counsel should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, plans affecting employees, and any other business activities or prospects in which the Company may have a reasonable interest; provided, however, that NHBT shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by law or contractual agreement. The Company shall use commercially reasonable efforts to minimize any interference with NHBT’s regular business operations during any such access to NHBT’s property, books and records.

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6.4.        Financial and Other Statements.

6.4.1.        Promptly upon receipt thereof, NHBT will furnish to the Company copies of each annual, interim or special audit of the books of NHBT and the NHBT Subsidiaries made by its independent auditors and copies of all internal control reports submitted to NHBT by such auditors in connection with each annual, interim or special audit of the books of NHBT and the NHBT Subsidiaries made by such auditors.

6.4.2.        As soon as reasonably available, NHBT will furnish to the Company copies of all documents, statements and reports that it or any NHBT Subsidiary shall send to its shareholders or, to the extent legally permitted to do so, any Bank Regulator. Within seven (7) days after the end of each month, NHBT will deliver to the Company a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3         To the extent legally permitted to so, NHBT will advise the Company promptly of the receipt of any written communication of any Bank Regulator with respect to the condition or activities of NHBT or any of the NHBT Subsidiaries.

6.4.4.        With reasonable promptness, NHBT will furnish to the Company such additional financial data that NHBT possesses and as the Company may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5.        Maintenance of Insurance.

NHBT shall maintain, and cause each NHBT Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, but in no event shall such coverage be less than coverage by the policies in place as of the date of this Agreement.

6.6.        Disclosure Supplements.

From time to time as necessary, NHBT will supplement or amend the NHBT Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such NHBT Disclosure Schedule or which is necessary to correct any information in such NHBT Disclosure Schedule which has been rendered inaccurate thereby. Notwithstanding the foregoing, NHBT shall promptly notify the Company if any representation or warranty of NHBT becomes materially inaccurate but in no event more than five (5) Business Days after NHBT has Knowledge of such material inaccuracy. No supplement or amendment to such NHBT Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

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6.7.        Consents and Approvals of Third Parties.

NHBT shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement prior to the Effective Time.

6.8.        Failure to Fulfill Conditions.

In the event that NHBT determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the Company.

6.9.        Reasonable Best Efforts.

Subject to the terms and conditions herein provided, NHBT agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.10.      No Solicitation.

6.10.1.        From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, NHBT shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (a) initiate, solicit or knowingly encourage, or take any other action to knowingly facilitate the making of any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than the Company) any information or data with respect to NHBT or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (c)  release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which NHBT is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by NHBT or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of NHBT or otherwise, shall be deemed to be a breach of this Agreement by NHBT. NHBT and its Subsidiaries shall, and shall cause each of NHBT Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from the Company), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving NHBT or any of its Subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of NHBT or any of its Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of NHBT and its Subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of NHBT or any of its Subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of NHBT or any of its Subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

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6.10.2.        Notwithstanding Section 6.10.1, NHBT may take any of the actions described in clause (b) of the first paragraph of Section 6.10.1 if, but only if, (a) NHBT has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (b) the Board of Directors of NHBT determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (c) prior to furnishing or affording access to any information or data with respect to NHBT or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, NHBT receives from such Person a confidentiality agreement with terms no less favorable to NHBT than those contained in the Confidentiality and Nondisclosure Agreement, dated as of January 31, 2017, by and between the Company and Renaissance Partners, and (d) the Board of Directors of NHBT determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws. NHBT shall promptly provide to the Company any non-public information regarding NHBT or its subsidiaries provided to any other Person that was not previously provided to the Company, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any unsolicited bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Board of Directors of NHBT reasonably determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor, (a) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of NHBT Common Stock or all, or substantially all, of the assets of NHBT and its Subsidiaries on a consolidated basis; (b) would result in a transaction that (i) involves consideration to the holders of the shares of NHBT Common Stock that is more favorable than the Merger Consideration to be paid to NHBT’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, any regulatory approvals or other risks associated with the timing and consummation of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (ii) is, in light of the other terms of such proposal, more favorable to NHBT than the Merger and the transactions contemplated by this Agreement; and (c) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3.        NHBT shall promptly (and in any event within forty-eight (48) hours) notify the Company in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, NHBT or any NHBT Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)) unless (a) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (b) disclosure of such materials jeopardizes the attorney-client privilege or (c) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. NHBT agrees that it shall keep the Company informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

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6.10.4.        Neither the Board of Directors of NHBT nor any committee thereof shall (a) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to the Company in connection with the transactions contemplated by this Agreement (including the Merger), the NHBT Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the NHBT Shareholders Meeting or otherwise, inconsistent with the NHBT Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the NHBT Recommendation); or (b) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal.

6.10.5.        Notwithstanding Section 6.10.4, prior to the date of NHBT Shareholders Meeting, the Board of Directors of NHBT may approve or recommend to the shareholders of NHBT a Superior Proposal and withdraw, qualify or modify the NHBT Recommendation in connection therewith (a “NHBT Subsequent Determination”) after the third (3rd) Business Day following the Company’s receipt of a notice (the “Notice of Superior Proposal”) from NHBT advising the Company that the Board of Directors of NHBT, after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, such Board of Directors may (but shall not be required to) submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors may not take any actions under this sentence unless (i) it gives the Company at least three (3) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of NHBT in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by the Company (provided, however, that the Company shall not be obligated to propose any such adjustments, modifications to the terms and condition of this Agreement) and after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.10.5 and will require a new notice period as referred to in this Section 6.10.5. Notwithstanding the foregoing, the changing, qualifying or modifying of the NHBT Recommendation or the making of a NHBT Subsequent Determination by the Board of Directors of NHBT shall not change the approval of the Board of Directors of NHBT for purposes of causing any applicable federal or state anti-takeover laws or regulations to be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger.

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6.10.6.        Nothing contained in Section 6.10 shall prohibit NHBT or the Board of Directors of NHBT from complying with NHBT’s obligations under Rules 14d-9 and 14e-2(a) (as if such rules were applicable to NHBT) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the NHBT Recommendation unless the Board of Directors of NHBT reaffirms the NHBT Recommendation in such disclosure.

6.11.      Merger-Related Costs.

NHBT agrees to consult with the Company with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications); provided, however, that neither the Company nor Farmers National shall under any circumstance be permitted to exercise control of NHBT, NHBT Bank or any other NHBT Subsidiaries prior to the Effective Time. The Company and NHBT shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as the Company shall reasonably request and which are not inconsistent with GAAP; provided that no such actions shall be effected (i) until the Company shall have irrevocably certified to NHBT that all conditions set forth in Article IX to the obligation of the Company to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived and (ii) more than five (5) Business Days prior to the Closing Date.

6.12.      401(k) Plan; Other Benefit Plans.

6.12.1.        NHBT shall take all necessary action to cause the NHBT 401(k) Plan to be terminated effective no later than the day immediately prior to the Effective Time (the “Plan Termination Date”). The accounts of all participants and beneficiaries in the NHBT 401(k) Plan shall become fully vested as of the Plan Termination Date. As soon as practicable after the Plan Termination Date, the account balances in the NHBT 401(k) Plan shall be distributed as a participant or beneficiary may direct, consistent with applicable laws and regulations. Any Continuing Employee who elects to participate in the Company’s 401(k) Plan and who remains employed by the Company or any Company Subsidiary at the time his or her account balance in the NHBT 401(k) Plan is distributed may elect to have such account balance rolled over into the Company’s 401(k) Plan, provided that no outstanding loans under the NHBT 401(k) Plan may be rolled over into the Company’s 401(k) Plan. NHBT shall, or shall direct the fiduciaries of the NHBT 401(k) Plan to (to the extent permitted by law), provide the Company and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the NHBT 401(k) Plan at least five (5) Business Days before such document is adopted or distributed, and no such document shall be adopted or distributed without the Company’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, NHBT shall provide the Company with the final documentation evidencing that the actions contemplated herein have been effectuated.

6.12.2.        To the extent requested by the Company prior to the Closing Date, NHBT and the NHBT Subsidiaries shall cooperate in good faith with the Company to amend, freeze, terminate or modify any NHBT Compensation and Benefit Plan not covered elsewhere in this Section 6.12 in accordance with the terms of such plan or agreement, to be effective as of or immediately prior to the Effective Time (or at such different time mutually agreed to by the parties), except that the winding up of any such plan or agreement may be completed following the Effective Time. NHBT shall provide the Company and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the foregoing at least five (5) business days before such document is adopted or distributed, and no such document shall be adopted or distributed without the Company’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, NHBT shall provide the Company with the final documentation evidencing that the actions contemplated herein have been effectuated.

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6.13.      Anti-takeover Provisions.

NHBT and the NHBT Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt NHBT, the Merger, the Agreement and the transactions contemplated hereby from any provisions of an anti-takeover nature contained in NHBT’s or its Subsidiaries’ organizational documents, and the provisions of any applicable federal or state anti-takeover laws and regulations.

ARTICLE VII
COVENANTS OF THE cOMPANY

7.1.        Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of NHBT, which consent will not be unreasonably withheld, the Company will, and it will cause each Company Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would, or would be reasonably likely to: (a) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby, or increase the period of time necessary to obtain such approvals; (b) adversely affect its ability to perform its covenants and agreements under this Agreement; or (c) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2.        Current Information.

During the period from the date of this Agreement to the Effective Time as necessary, the Company will cause one or more of its representatives to confer with representatives of NHBT and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as NHBT may reasonably request. The Company will promptly notify NHBT, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or increase the period of time necessary to obtain such approvals; or the institution of material litigation involving the Company and any Company Subsidiary. The Company shall be reasonably responsive to requests by NHBT for access to such information and personnel regarding the Company and its Subsidiaries as may be reasonably necessary for NHBT to confirm that the representations and warranties of the Company contained herein are true and correct and that the covenants of the Company contained herein have been performed in all material respects; provided, however, that the Company shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in the Company’s reasonable judgment, would interfere with the normal conduct of the Company’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

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7.3.        Financial and Other Statements.

The Company will make available to NHBT the Securities Documents filed by it with the SEC under the Securities Laws. The Company will furnish to NHBT copies of all documents, statements and reports that it or Farmers National intends to file with any Bank Regulator with respect to the Merger. The Company will furnish to NHBT copies of all documents, statements and reports that it sends to the shareholders of the Company.

7.4.        Disclosure Supplements.

From time to time prior to the Effective Time as necessary, the Company will supplement or amend the Company Disclosure Schedules delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Company Disclosure Schedule or which is necessary to correct any information in such Company Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5.        Consents and Approvals of Third Parties.

The Company shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of third parties, necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.6.        Reasonable Best Efforts.

Subject to the terms and conditions herein provided, the Company agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.7.        Failure to Fulfill Conditions.

In the event that the Company determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify NHBT.

7.8.        Employee Benefits.

7.8.1.        Prior to the Effective Time, the Company shall take all reasonable action so that employees of NHBT who become employees of the Company or a Company Subsidiary (“Continuing Employees”) shall be eligible to participate, effective as soon as each Company employee benefit plan permits (but not sooner than is administratively practicable following the Effective Time), in each of the Company’s employee benefit plans in which similarly situated employees of the Company or a Company Subsidiary participate; provided, however, that, in the case of all benefits to be provided to the Continuing Employees, until the first anniversary of the Effective Time, the Company may instead provide such employees with participation in the employee benefit plans of NHBT in which they participated immediately prior to the Effective Time, provided that the result is the provision of benefits to each Continuing Employee that are substantially similar in the aggregate to the benefits provided to similarly-situated employees of the Company and its Subsidiaries (it being understood that inclusion of Continuing Employees in the Company’s employee benefit plans may occur at different times with respect to different plans). This Agreement shall not be construed to limit the ability of the Company or any Company Subsidiary to terminate the employment of any employee or to amend or terminate any employee benefit plans in accordance with their respective terms and conditions after the Effective Time.

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7.8.2.        With respect to each Company employee benefit plan for which length of service is taken into account for any purpose, service with NHBT (or predecessor employers to the extent NHBT provides past service credit) shall be treated as service with the Company and its Subsidiaries for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such prior service shall not be recognized to the extent that such recognition would result in a duplication of benefits; and provided further, as of and during the one-year period following the Effective Time, the severance rights of persons who were employees of NHBT immediately prior to the Effective Time shall be governed solely by Section 7.8.3 below. Such prior service credit also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, if permitted by the Company employee benefit plan. In the event of a termination or consolidation of any group medical plan sponsored by NHBT, at or following the Effective Time, any employee of NHBT that is not a Continuing Employee and any “qualified beneficiaries” (within the meaning of Section 4980B(g) of the Code) of such individuals shall be entitled to continuation coverage under the group medical plan(s) sponsored or maintained by the Company at the expense of such terminated employees and qualified beneficiaries, except as otherwise provided.

7.8.3.        Each employee of NHBT immediately prior to the Effective Time and whose employment is terminated as of the Effective Time or whose employment continues with the Company or any Company Subsidiary as of the Effective Time and whose employment thereafter is terminated involuntarily other than for “cause,” during the one-year period following the Effective Time shall be entitled to receive a lump sum severance payment from the Company equal in amount to two weeks’ base pay with respect to any salaried employee (one week in the case of non-salaried employees) (with such amount to be calculated based upon such employee’s base pay as of the Effective Time or, if higher, the base pay as of the date of termination) for each full year such employee was employed by NHBT, provided such terminated employee had at least one year of credited service and subject to a maximum of 20 weeks’ severance, and, provided further, that such terminated employee enters into a release of claims against the Company and the Company Subsidiaries. For purposes of this Section 7.8.3 (c), “cause” shall mean termination because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar violations), “base pay” shall mean an employee’s annual salary or annual compensation computed on an hourly basis, excluding bonuses, commissions, perquisites, benefits or similar payments, and “year of credited service” shall mean each full 12-month period of service from the date of hire.

7.8.4.        The Company and NHBT have agreed that it is advisable to pay retention bonuses to selected employees of NHBT who become Continuing Employees and remain employees through a specified date, which retention bonuses shall not exceed $20,000 in the aggregate. Such retention bonuses will be payable to such persons and in such amounts as may be mutually agreed upon by NHBT and the Company.

7.8.5.        Concurrently with the execution of this Agreement, Farmers National shall enter into an Agreement with Mark A. Mangano in the form of Company Disclosure Schedule 7.8.5, which agreement shall become effective as of the Effective Time.

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7.9.        Directors and Officers Indemnification and Insurance.

7.9.1.        The Company shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of NHBT (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of the Company, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of NHBT if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by NHBT under West Virginia law and under NHBT’s Articles of Incorporation and Bylaws. The Company shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by NHBT under West Virginia law and under NHBT’s Articles of Incorporation and Bylaws, upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.9 upon learning of any Claim, shall notify the Company (but the failure so to notify the Company shall not relieve it from any liability which it may have under this Section 7.9, except to the extent such failure materially prejudices the Company) and shall deliver to the Company the undertaking referred to in the previous sentence.

7.9.2.        In the event that either the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 7.9.

7.9.3.        The Company shall maintain, or shall cause Farmers National to maintain, in effect for up to three years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of NHBT (provided, that the Company may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable to the officers and directors of NHBT) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall the Company be required to expend pursuant to this Section 7.9 an aggregate amount to exceed $18,000 with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, NHBT agrees in order for the Company to fulfill its agreement to provide directors and officers liability insurance policies for up to three years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.10.      Stock and Cash Reserve.

The Company agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock to fulfill its obligations under this Agreement.

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7.11.      Adverse Actions.

Neither the Company nor any Company Subsidiary shall: (a) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1.        Shareholder Meeting.

NHBT will (a) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “NHBT Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in NHBT’s reasonable judgment, necessary or desirable, and (b) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the NHBT shareholders (the “NHBT Recommendation”). Subject to Section 6.10.5, the Board of Directors of NHBT shall use its commercially reasonable best efforts to obtain from the shareholders of NHBT the required vote to approve the Merger, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement-Prospectus) that they adopt and approve this Agreement and the transactions contemplated hereby.

8.2.        Proxy Statement-Prospectus.

8.2.1.        For the purposes (x) of registering Company Common Stock to be offered to holders of NHBT Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the NHBT Shareholders Meeting, the Company shall draft and prepare, and NHBT shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement of NHBT, and a prospectus of the Company satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the NHBT shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). The Company shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of the Company and NHBT shall use their commercially reasonable efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of NHBT and the Company shall thereafter promptly mail the Proxy Statement-Prospectus to the NHBT shareholders. The Company shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and NHBT shall furnish all information concerning NHBT and the holders of NHBT Common Stock as may be reasonably requested in connection with any such action.

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8.2.2.        NHBT shall provide the Company with any information concerning itself that the Company may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and the Company shall notify NHBT promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to NHBT promptly copies of all correspondence between the Company or any of their representatives and the SEC. The Company shall give NHBT and its counsel reasonable opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give NHBT and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and NHBT agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of NHBT Common Stock entitled to vote at their respective NHBT Shareholders Meeting at the earliest practicable time.

8.2.3.        NHBT and the Company shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, NHBT shall cooperate with the Company in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and the Company shall file an amended Merger Registration Statement with the SEC, and each party shall mail an amended Proxy Statement-Prospectus to its respective shareholders.

8.3.        Regulatory Approvals.

Each of NHBT and the Company will cooperate with the other and use all reasonable efforts to promptly prepare and file all necessary documentation and all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. NHBT and the Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of NHBT or the Company to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. Each party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body.

ARTICLE IX
CLOSING CONDITIONS

9.1.        Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1.        Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of NHBT.

9.1.2.        Orders and Prohibitions. None of NHBT, the Company or any of their respective Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

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9.1.3.        Regulatory Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of the Company, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of NHBT and the Company or materially impair the value of NHBT to the Company.

9.1.4.        Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Company Common Stock in the Merger is subject to the “Blue Sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5.        Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, the Company shall have received an opinion of Silver, Freedman, Taff & Tiernan LLP, and NHBT shall have received an opinion of Keevican, Weiss, Bauerle & Hirsch, LLC, each reasonably acceptable in form and substance to the Company and NHBT, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 9.1.6, the law firms may require and rely upon customary representations contained in certificates of officers of the Company and NHBT and their respective Subsidiaries.

9.2.        Conditions to the Obligations of the Company under this Agreement.

The obligations of the Company under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.2 at or prior to the Closing Date:

9.2.1.        Representations and Warranties. Each of the representations and warranties of NHBT set forth in this Agreement shall be true and correct as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (except to the extent such representations and warranties speak as of a specified date); provided, however, that the representations and warranties in Sections 4.11.4 and 4.16 shall be true and correct in all material respects and provided, further, none of the NHBT MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.2.1, and NHBT shall not be deemed to have breached any NHBT MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty). NHBT shall have delivered to the Company a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of NHBT as of the Effective Time.

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9.2.2.        Agreements and Covenants. NHBT shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of NHBT by the Chief Executive Officer and Chief Financial Officer of NHBT to such effect dated as of the Effective Time.

9.2.3.        Dissenters’ Rights. Holders of no more than one percent (1.0%) of the issued and outstanding shares of NHBT shall have exercised their statutory appraisal or dissenters’ rights pursuant to Section 3.3.10 hereof prior to the Closing Date.

9.2.4.        No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to NHBT.

NHBT will furnish the Company with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as the Company may reasonably request.

9.3.        Conditions to the Obligations of NHBT under this Agreement.

The obligations of NHBT under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.3 at or prior to the Closing Date:

9.3.1.        Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (except to the extent such representations and warranties speak as of a specified date); provided, however, that none of the Company MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.3.1, and the Company shall not be deemed to have breached any Company MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty). The Company shall have delivered to NHBT a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company as of the Effective Time.

9.3.2.        Agreements and Covenants. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and NHBT shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3.        Payment of Merger Consideration. The Company shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date.

9.3.4.        No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to the Company or Farmers National.

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The Company will furnish NHBT with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as NHBT may reasonably request.

ARTICLE X
THE CLOSING

10.1.      Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Silver, Freedman, Taff & Tiernan LLP, 3299 K Street, NW, Suite 100, Washington, DC at 10:00 a.m. on the Closing Date, or at such other place or time upon which the Company and NHBT mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Silver, Freedman, Taff & Tiernan LLP, 3299 K Street, NW, Suite 100, Washington, DC at 1:00 p.m. on the Business Day prior to the Closing Date.

10.2.      Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to the Company and NHBT the opinions, certificates, and other documents and instruments required to be delivered under Article IX hereof. At or prior to the Closing, the Company shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1.      Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of NHBT:

11.1.1.        At any time by the mutual written agreement of the Company and NHBT;

11.1.2.        By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by NHBT) or Section 9.3.1 (in the case of a breach of a representation or warranty by the Company);

11.1.3.        By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by NHBT) or Section 9.3.2 (in the case of a breach of covenant by the Company);

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11.1.4.      At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by the Company and NHBT; provided that no party may terminate this Agreement pursuant to this Section 11.1.4 in the event that any action or failure to act by such party has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

11.1.5.      By the Board of Directors of either party if the shareholders of NHBT shall have voted at the NHBT Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6.      By the Board of Directors of either party if (a) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby, or (b) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7.      By the Board of Directors of the Company if NHBT has received a Superior Proposal and the Board of Directors of NHBT has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdrawn the NHBT Recommendation, failed to make the NHBT Recommendation or modified or qualified the NHBT Recommendation in a manner adverse to the Company;

11.1.8.      By the Board of Directors of NHBT if NHBT has received a Superior Proposal and the Board of Directors of NHBT has made a determination to accept such Superior Proposal.

11.2.      Effect of Termination.

11.2.1.      In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2.      If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)        Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)        In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

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(C)         As a condition of the Company’s willingness, and in order to induce the Company, to enter into this Agreement, and to reimburse the Company for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, NHBT hereby agrees to pay the Company, and the Company shall be entitled to payment of an amount equal to $250,000 (the “Termination Fee”). The Termination Fee shall be paid within three (3) Business Days after written demand for payment is made by the Company, following the occurrence of any of the events set forth below:

(i)        NHBT terminates this Agreement pursuant to Section 11.1.8 or the Company terminates this Agreement pursuant to Section 11.1.7; or

(ii)       The entering into a definitive agreement by NHBT relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving NHBT within twelve (12) months after the termination of the Agreement by the Company pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful breach by NHBT; or

(iii)      The failure of the shareholders of NHBT to approve this Agreement by the requisite vote at the NHBT Shareholders Meeting.

(D)        The right to receive the Termination Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of the Company against NHBT and its Subsidiaries and their respective officers and directors with respect to a termination under such Section 11.2.2(C) above. NHBT acknowledges that the agreements contained in Section 11.2.2(C) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if NHBT fails to pay in a timely manner the amounts due under Section 11.2.2(C), and, in order to obtain such payment, the Company makes a claim that results in a judgment against NHBT for the amounts set forth in Section 11.2.2(C), NHBT shall pay to the Company the reasonable costs and expenses of the Company (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 11.2.2(C) at the prime rate published by The Wall Street Journal (Eastern Edition) and in effect on the date such payment was required to be made.

11.3.      Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of NHBT), the parties hereto by action of their respective boards of directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of NHBT, no amendment to this Agreement may be made which under applicable law further approval by the shareholders of NHBT is required, unless such further shareholder approval is so obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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ARTICLE XII
MISCELLANEOUS

12.1.        Confidentiality.

Each party shall, and shall cause its representatives, advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other party.

12.2.        Public Announcements.

NHBT and the Company shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law or the applicable listing and corporate governance rules and regulations of NASDAQ, neither NHBT nor the Company shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been approved by the other party (which approval shall not be unreasonably withheld, conditioned or delayed).

12.3.        Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4.        Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by prepaid United States registered or certified mail, return receipt requested, sent by a nationally recognized overnight courier or given by email, addressed as follows:

If to the Company, to:	William C. Marsh Chairman, President and Chief Executive Officer Emclaire Financial Corp 612 Main Street Emlenton, Pennsylvania 16373 Fax: (724) 867-1007

With required copies (which shall not constitute notice) to:	Raymond A. Tiernan, Esquire Hugh T. Wilkinson, Esquire Silver, Freedman, Taff & Tiernan LLP 3299 K Street, NW, Suite 100 Washington, DC 20007 Fax: (202) 337-5502

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If to NHBT, to:	Mark A. Mangano President Northern Hancock Bank & Trust Co. 226 Washington Street Newell, West Virginia 26050 Fax: (304) 387-2781

With required copies (which shall not constitute notice) to:	James F. Bauerle Keevican, Weiss, Bauerle & Hirsch, LLC Three Gateway Center 401 Liberty Avenue, 3rd Floor Pittsburgh, Pennsylvania 15222 Fax: (412) 355-2609

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier if next Business Day delivery is requested by the sender.

12.5.        Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.9, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6.        Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

12.7.        Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8.        Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

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12.9.      Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its principles of conflicts of laws.

12.10.    Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All documents and information set forth in the Company’s Securities Documents shall be deemed to have been “made available” or “provided” to NHBT.

12.11.    Specific Performance; Jurisdiction.

12.11.1.        The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the Western District of Pennsylvania or in any state court located in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive any defense that a remedy at law would be adequate and any requirement under any applicable law to post a bond or other security as a prerequisite to obtaining specific performance relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Western District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Western District of Pennsylvania or any state court located in the Commonwealth of Pennsylvania.

12.11.2.        EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL JURY IN RESPECT OF ANY CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (iii) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.2.

[Signature page follows]

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IN WITNESS WHEREOF, the Company and NHBT have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

Emclaire Financial Corp

By:	/s/ William C. Marsh
Name:	William C. Marsh
Title:	President and Chief Executive Officer

Northern Hancock Bank and Trust Co.

By:	/s/ Mark A. Mangano
Name:	Mark A. Mangano
Title:	President and Chief Executive Officer

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Exhibit A

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (“Merger Agreement”) dated as of _____ __, 2017 is made by and between The Farmers National Bank of Emlenton, a national bank (“Farmers National”), and Northern Hancock Bank & Trust Co., a West Virginia bank (“NHBT”).

RECITALS:

WHEREAS, NHBT and Emclaire Financial Corp, the parent bank holding company for Farmers National (the “Company”), previously have entered into an Agreement and Plan of Merger, dated as of May 4, 2017 (the “Plan”), providing for the merger of NHBT with and into Farmers National (the “Merger”).

WHEREAS, the Plan and this Agreement have been approved by (i) more than a majority of the boards of directors of each of NHBT and Farmers National, (ii) the shareholders of NHBT by more than a majority of the shares represented or present at a meeting of shareholders held to vote on the Merger, and (iii) the Company, as the sole shareholder of Farmers National; and

WHEREAS, the parties hereto desire to provide herein for the terms of the Merger of NHBT with and into Farmers National in accordance with the terms of the Plan and this Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises and mutual agreements contained herein, the parties hereto agree as follows:

Merger. Subject to the terms and conditions of this Merger Agreement, at the Effective Time (as defined below), NHBT shall merge with and into Farmers National pursuant to the provisions of 12 U.S.C. §215a-1, 12 U.S.C. §1831u and the regulations of the Office of the Comptroller of the Currency (the “OCC”). Upon consummation of the Merger, the separate corporate existence of NHBT shall cease and Farmers National shall survive and continue to exist as a national banking association incorporated under the laws of the United States (Farmers National and NHBT, collectively, are sometimes referred to herein as the “Merging Institutions” and Farmers National, as the surviving institution in the Merger, is sometimes referred to herein as the “Surviving Bank”).

Effective Time. The Merger shall become effective on _________ __, 2017 at ___:___ _.m., subject to (i) the satisfaction or, to the extent permitted by applicable law, the waiver of the closing conditions set forth in Article IX of the Plan, and (ii) receipt of all necessary approvals or non-objections from the OCC and all other necessary Regulatory Approvals from any Bank Regulator. The time that the Merger shall become effective is hereinafter referred to as the “Effective Time.”

Conversion of NHBT Common Stock and Farmers National Common Stock. As provided in Section 3.1.3 of the Plan, as of the Effective Time, each share of common stock, par value $10.00 per share, of NHBT (“NHBT Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares (i) as to which dissenters’ rights have been asserted and duly perfected in accordance with applicable law (“Dissenting Shares”) and (ii) held by NHBT (including treasury shares) or Farmers National or the Company other than in a fiduciary capacity, which shares shall be cancelled) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and by operation of law be converted into and represent the right to receive (i) 0.9793 of a share of common stock, par value $1.25 per share of the Company (“Company Common Stock”), subject to adjustment as provided in the Plan, and (ii) a cash payment, without interest, equal to $3.35.

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Articles of Association and Bylaws. The Articles of Association and Bylaws of Farmers National shall be the Articles of Association and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

Name; Offices. The name of the Surviving Bank shall be “The Farmers National Bank of Emlenton.” The main office of the Surviving Bank shall be the main office of Farmers National immediately prior to the Effective Time. All offices of NHBT and Farmers National which are in lawful operation as of the Effective Time shall be the offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices of Farmers National or NHBT which may be authorized by the OCC after the date hereof.

Directors and Executive Officers. Upon consummation of the Merger, the persons serving as directors and executive officers of Farmers National immediately prior to the Effective Time shall be the directors and executive officers of the Surviving Bank. Directors and officers of the Surviving Bank shall serve for such terms as are specified in the Articles of Association and Bylaws of the Surviving Bank.

Representations and Warranties. Each of NHBT and Farmers National represents and warrants that this Agreement of Merger has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Effects of the Merger. Upon consummation of the Merger, and in addition to the effects under applicable law, all assets, rights interests, privileges, powers, franchises and property (real, personal and mixed) of NHBT and Farmers National shall be automatically transferred to and vested in the Surviving Bank by virtue of such Merger without any deed or other document of transfer. The Surviving Bank, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the extent as such rights, interests and powers were held or enjoyed by NHBT and Farmers National, respectively. The Surviving Bank shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both NHBT and Farmers National, immediately prior to the Merger, including, without limitation, liabilities for all deposits, debts, obligations and contracts of NHBT and Farmers National, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of either NHBT or Farmers National. Deposit accounts shall be deemed issued in the name of the Surviving Bank in accordance with applicable FDIC regulations. All rights of creditors and other obligees and all liens on property of either NHBT or Farmers National shall be preserved, shall be assumed by the Surviving Bank and shall not be released or impaired. The Company, as the sole shareholder of the Surviving Bank, shall possess all the voting rights with respect to the shares of stock of the Surviving Bank.

Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of NHBT acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Merger Agreement, NHBT and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Merger Agreement; and the proper officers and directors of the Surviving Bank are fully authorized in the name of NHBT or otherwise to take any and all such action.

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Counterparts. This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

Governing Law. This Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the Commonwealth of Pennsylvania, except as otherwise provided by the laws of the United States.

Amendment. This Merger Agreement may be amended, modified or supplemented only by written agreement of Farmers National and NHBT at any time prior to the Effective Time.

Waiver. Subject to applicable law, any of the terms or conditions of this Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such party.

Successors and Assigns. This Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party. Subject to the foregoing, this Merger Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Termination. This Merger Agreement shall terminate upon the termination of the Plan in accordance with its terms. This Merger Agreement also may be terminated at any time prior to the Effective Time by mutual consent of Farmers National and NHBT in a written instrument, if and to the extent authorized by the respective Boards of Directors of Farmers National and NHBT. In the event of the termination of this Merger Agreement as provided in this Section 15, this Merger Agreement shall forthwith become null and void and of no further force or effect and there shall be no liability or obligation under this Merger Agreement on the part of any of the parties hereto or any of their respective directors, officers or affiliates, except that no party shall be relieved or released from any damages or liabilities arising out of any willful breach of this Merger Agreement.

Other Terms. All terms used in this Merger Agreement shall, unless defined herein, have the meanings set forth in the Plan. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Merger Agreement and the Merger.

[Signature page follows]

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IN WITNESS WHEREOF, each of Farmers National and NHBT has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers as of the date first above written.

THE FARMERS NATIONAL BANK OF EMLENTON
Attest:

By:
Name:	Amanda L. Engles		Name:	William C. Marsh
Title:	Secretary		Title:	Chairman, President and Chief Executive Officer

NORTHERN HANCOCK BANK & TRUST CO.
Attest:

By:
Name:	John Ash		Name:	Mark A. Mangano
Title:	Secretary		Title:	President and Chief Executive Officer

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ANNEX B

west virginia STATUTORY PROVISIONS RELATED TO DISSENTERS’ RIGHTS

SECTIONS 31D-13-1301 THROUGH 31D-13-1331 OF THE WEST VIRGINIA BUSINESS CORPORATION ACT

§ W. Va. Code, § 31D-13-1301

§ 31D-13-1301. Definitions

In this article:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with another person or is a senior executive. For purposes of subdivision (4), subsection (b), section one thousand three hundred two of this article, a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections one thousand three hundred twenty-two, one thousand three hundred twenty-three, one thousand three hundred twenty-four, one thousand three hundred twenty-five, one thousand three hundred twenty-six, one thousand three hundred thirty and one thousand three hundred thirty-one of this article, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(A) Immediately before the effectuation of the corporate action to which the shareholder objects;

(B) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

(C) Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision (5), subsection (a), section one thousand three hundred two of this article.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

§ 31D-13-1302. Right to appraisal

(a) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

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(1) Consummation of a merger to which the corporation is a party: (A) If shareholder approval is required for the merger by section one thousand one hundred four, article eleven of this chapter and the shareholder is entitled to vote on the merger, except that appraisal rights may not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or (B) if the corporation is a subsidiary and the merger is governed by section one thousand one hundred five, article eleven of this chapter;

(2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights may not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(3) Consummation of a disposition of assets pursuant to section one thousand two hundred two, article twelve of this chapter if the shareholder is entitled to vote on the disposition;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

(5) Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3) and (4), subsection (a) of this section are limited in accordance with the following provisions:

(1) Appraisal rights may not be available for the holders of shares of any class or series of shares which is:

(A) Listed on the New York stock exchange or the American stock exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(B) Not so listed or designated, but has at least two thousand shareholders and the outstanding shares of a class or series has a market value of at least twenty million dollars, exclusive of the value of the shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten percent of the shares.

(2) The applicability of subdivision (1), subsection (b) of this section is to be determined as of:

(A) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

(B) The day before the effective date of the corporate action if there is no meeting of shareholders.

(3) Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for the shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1), subsection (b) of this section at the time the corporate action becomes effective.

(4) Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares where any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who: (A) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or (B) for purpose of voting their shares of the corporation, each member of the group formed is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

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(c) Notwithstanding any other provision of section one thousand three hundred two of this article, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, but any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of the shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell pursuant to any conversion, exchange or other right existing immediately before the effective date of the amendment does not apply to any corporate action that becomes effective within one year of that date if the action would otherwise afford appraisal rights.

(d) A shareholder entitled to appraisal rights under this article may not challenge a completed corporate action for which appraisal rights are available unless the corporate action:

(1) Was not effectuated in accordance with the applicable provisions of article ten, eleven or twelve of this chapter or the corporation’s articles of incorporation, bylaws or board of directors’ resolution authorizing the corporate action; or

(2) Was procured as a result of fraud or material misrepresentation.

§ 31D-13-1303. Assertion of rights by nominees and beneficial owners

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection are to be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the assertion of the rights no later than the date referred to in paragraph (D), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(2) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 31D-13-1320. Notice of appraisal rights

(a) If proposed corporate action described in subsection (a), section one thousand three hundred two of this article is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article. If the corporation concludes that appraisal rights are or may be available, a copy of this article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section one thousand one hundred five, article eleven of this chapter, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. The notice must be sent within ten days after the corporate action became effective and include the materials described in section one thousand three hundred twenty-two of this article.

§ 31D-13-1321. Notice of intent to demand payment

(a) If proposed corporate action requiring appraisal rights under section one thousand three hundred two of this article is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

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(2) Must not vote, or cause or permit to be voted, any shares of the class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment under this article.

§ 31D-13-1322. Appraisal notice and form

(a) If proposed corporate action requiring appraisal rights under subsection (a), section one thousand three hundred two of this article becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (1), subsection (b) of this section to all shareholders who satisfied the requirements of section one thousand three hundred twenty-one of this article. In the case of a merger under section one thousand one hundred five, article eleven of this chapter, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten days after that date and must:

(1) Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify: (A) Whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and (B) that the shareholder did not vote for the transaction;

(2) State:

(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under this subdivision;

(B) A date by which the corporation must receive the form which date may not be fewer than forty nor more than sixty days after the date the appraisal notice and form required by subsection (a) of this section are sent and state that the shareholder is deemed to have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date;

(C) The corporation’s estimate of the fair value of the shares;

(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in paragraph (B) of this subdivision the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E) The date by which the notice to withdraw under section one thousand three hundred twenty-three of this article must be received, which date must be within twenty days after the date specified in paragraph (B) of this subdivision; and

(3) Be accompanied by a copy of this article.

§ 31D-13-1323. Perfection of rights; right to withdraw

(a) A shareholder who receives notice pursuant to section one thousand three hundred twenty-two of this article and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section one thousand three hundred twenty-five of this article. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. Once a shareholder deposits the shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder unless the shareholder withdraws pursuant to subsection (b) of this section.

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(b) A shareholder who has complied with subsection (a) of this section may decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to paragraph (E), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. A shareholder who fails to withdraw from the appraisal process by that date may not withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b), section one thousand three hundred twenty-two of this article, is not entitled to payment under this article.

§ 31D-13-1324. Payment

(a) Except as provided in section one thousand three hundred twenty-five of this article, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, the corporation shall pay in cash to those shareholders who complied with subsection (a), section one thousand three hundred twenty-three of this article the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) of this article must be accompanied by:

(1) Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to paragraph (C), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(3) A statement that shareholders described in subsection (a) of this section have the right to demand further payment under section one thousand three hundred twenty-six of this article and that if any shareholder does not make a demand for further payment within the time period specified, shareholder is deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this article.

§ 31D-13-1325. After-acquired shares

(a) A corporation may elect to withhold payment required by section one thousand three hundred twenty-four of this article from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article.

(b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, notify all shareholders who are described in subsection (a) of this section:

(1) Of the information required by subdivision (1), subsection (b), section one thousand three hundred twenty-four of this article;

(2) Of the corporation’s estimate of fair value pursuant to subdivision (2), subsection (b), section one thousand three hundred twenty-four of this article;

(3) That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section one thousand three hundred twenty-six of this article;

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(4) That those shareholders who wish to accept the offer must notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer; and

(5) That those shareholders who do not satisfy the requirements for demanding appraisal under section one thousand three hundred twenty-six of this article are deemed to have accepted the corporation’s offer.

(c) Within ten days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (2), subsection (b) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within forty days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (2), subsection (b) of this section to each shareholder described in subdivision (5), subsection (b) of this section.

§ 31D-13-1326. Procedure if shareholder dissatisfied with payment or offer

(a) A shareholder paid pursuant to section one thousand three hundred twenty-four of this article who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest and less any payment due under section one thousand three hundred twenty-four of this article. A shareholder offered payment under section one thousand three hundred twenty-five of this article who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) of this section within thirty days after receiving the corporation’s payment or offer of payment under sections one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article, respectively, waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those respective sections.

§ 31D-13-1330. Court action

(a) If a shareholder makes demand for payment under section one thousand three hundred twenty-six of this article which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section one thousand three hundred twenty-six of this article plus interest.

(b) The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(c) The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a jury trial.

(d) Each shareholder made a party to the proceeding is entitled to judgment: (1) For the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shares; or (2) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section one thousand three hundred twenty-five of this article.

§ 31D-13-1331. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under section one thousand three hundred thirty of this article shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

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(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section one thousand three hundred twenty, one thousand three hundred twenty-two, one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article; or

(2) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefitted.

(d) To the extent the corporation fails to make a required payment pursuant to section one thousand three hundred twenty-four, one thousand three hundred twenty-five, or one thousand three hundred twenty-six of this article, the shareholder may sue directly for the amount owed and, to the extent successful, are to be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Limitation of Liability of Directors.    Section 1713 of the Pennsylvania Business Corporation Law ("PBCL") permits a corporation to provide in its bylaws that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director unless (a) the director has breached or failed to perform the duties of his office under Pennsylvania law, and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Such provision shall not apply to (i) the responsibility or liability of a director pursuant to a criminal statute, or (ii) the liability of a director for the payment of taxes pursuant to Federal, State or local law.

Emclaire's bylaws provide for such limitation of liability to the fullest extent permitted by the PBCL. Section 12.5 of the bylaws states that directors shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of his office under Article 12 of the bylaws; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Indemnification of Directors and Officers.  Article 24 of Emclaire's bylaws provides, in accordance with Sections 1741 and 1742 of the PBCL, that Emclaire shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, including actions by or in the right of Emclaire, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Emclaire, or is or was serving at Emclaire's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding to the fullest extent permitted under PBCL. In order to be eligible for indemnification, the director, officer, employee or agent must have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Emclaire and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Pursuant to Section 1745 of the PBCL and Article 24 of Emclaire's bylaws, Emclaire may pay in advance any expenses (including attorneys' fees) which may become subject to indemnification if the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he or she is not entitled to indemnification by Emclaire. Section 1746 of the PBCL and Article 24 of Emclaire's bylaws also provide that the rights to indemnification and advancement of expenses are not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

Insurance.  Pursuant to Section 1747 of the PBCL and Article 24 of Emclaire's bylaws, Emclaire may purchase and maintain insurance on behalf of any person who is eligible for indemnification, against any liability incurred by him or her in any such position, or arising out of his or her status as such, whether or not Emclaire would have power to indemnify him or her against such liability under the indemnification provisions contained in the PBCL or Emclaire's bylaws. Emclaire's directors and officers are insured against losses arising from any claim against them such as wrongful acts or omissions, subject to certain limitations.

The Federal Deposit Insurance Act (the “FDI Act”) provides that the FDIC may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees from any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

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Item 21.	Exhibits and Financial Statement Schedules.

The exhibits listed on the Exhibit Index of this Registration Statement are filed herewith or are incorporated herein by reference.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” board of directors in the effective registration statement.

(3)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)           For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)           That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

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(f)           That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h)           To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i)           To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(j)           To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Emlenton, Pennsylvania, on June 8, 2017.

EMCLAIRE FINANCIAL CORP

By:	/s/ William C. Marsh
William C. Marsh
Chairman of the Board, President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint William C. Marsh and Matthew J. Lucco, and each one of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William C. Marsh	Chairman of the Board, President and Chief	June 8, 2017
William C. Marsh	Executive Officer (principal executive officer)

/s/ Matthew J. Lucco	Treasurer and Chief Financial Officer	June 8, 2017
Matthew J. Lucco	(principal financial officer)

/s/ Amanda L. Engles	Secretary	June 8, 2017
Amanda L. Engles	(principal accounting officer)

/s/ Milissa S. Bauer	Director	June 8, 2017
Milissa S. Bauer

/s/ David L. Cox	Director	June 8, 2017
David L. Cox

/s/ James M. Crooks	Director	June 8, 2017
James M. Crooks

/s/ Robert W. Freeman	Director	June 8, 2017
Robert W. Freeman

/s/ Mark A. Freemer	Director	June 8, 2017
Mark A. Freemer

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Signature	Title	Date

/s/ Robert L. Hunter	Director	June 8, 2017
Robert L. Hunter

/s/ John B. Mason	Director	June 8, 2017
John B. Mason

/s/ Deanna K. McCarrier	Director	June 8, 2017
Deanna K. McCarrier

/s/ Nicholas D. Varischetti	Director	June 8, 2017
Nicholas D. Varischetti

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EXHIBIT INDEX

Exhibit No.	Document

2.1	Agreement and Plan of Merger dated as of May 4, 2017, by and between Emclaire Financial Corp and Northern Hancock Bank and Trust Co. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).

3.1	Articles of Incorporation of Emclaire Financial Corp (1)

3.2	Bylaws of Emclaire Financial Corp (1)

4.0	Form of Stock Certificate of Emclaire Financial Corp (2)

5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP, filed herewith

8.1	Tax opinion of Silver, Freedman, Taff & Tiernan LLP, filed herewith

8.2	Tax opinion of Keevican, Weiss, Bauerle & Hirsh, LLC, filed herewith

23.1	Consent of Crowe Horwath LLP, filed herewith.

23.3	Consent of Silver, Freedman, Taff & Tiernan LLP (included in Exhibits 5.1 and 8.1)

23.4	Consent of Keevican, Weiss, Bauerle & Hirsh, LLC (included in Exhibit 8.2)

24.1	Power of Attorney (contained on the signature page of the registration statement)

99.1	Form of Proxy Card for Special Meeting of Shareholders of Northern Hancock Bank and Trust Co., filed herewith

(1)	Incorporated by reference to Emclaire’s Registration Statement on Form SB-2 (File No. 333-11773) filed with the SEC on September 11, 1996, as amended.
(2)	Incorporated by reference to Emclaire’s Annual Report on Form 10-K for the year ended December 31, 1997 filed with the SEC on March 31, 1998.

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